Filed Pursuant to Rule 424(b)(4)
Registration Statement No. 333-212396

PROSPECTUS

3,750,000 Shares

FOTV MEDIA NETWORKS INC.

Common Stock

This is an initial public offering of shares of our common stock. We are offering on a best efforts basis up to 3,750,000 shares of our common stock, with a minimum offering amount of 2,500,000 shares of our common stock.

Prior to this offering, there has been no public market for our common stock. The initial public offering price is $8.00 per share. We have reserved the symbol “FOTV” for purposes of listing our common stock for trading on the Nasdaq Capital Market and have applied to list our common stock on such exchange. If the application is approved, trading of our common stock on the Nasdaq Capital Market is expected to begin upon the closing of this offering.

Investing in our common stock may be considered speculative and involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 21 to read about the risks you should consider before buying shares of our common stock.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 14 of this prospectus for more information.

	Public Offering Price	Underwriting Commissions(1)	Proceeds to Us, Before Expenses(2)
Per share	$8.00	$0.56	$7.44
Total minimum offering(2)	$20,000,000	$1,400,000	$18,600,000
Total maximum offering(2)	$30,000,000	$2,100,000	$27,900,000

(1)	For the purpose of estimating the underwriting commissions, we have assumed that the underwriters will receive their maximum commission on all sales made in this offering. The underwriters will also be entitled to reimbursement of out-of-pocket expenses incurred in connection with this offering, including fees and expenses of their counsel.
(2)	We estimate the total expenses of this offering, excluding the underwriting commissions, will be $575,000 if the minimum number of shares is sold in this offering and $625,000 if the maximum number of shares is sold in this offering. Because this is a best efforts offering, the actual public offering amount, underwriting commissions and proceeds to us are not presently determinable and may be substantially less than the total maximum offering set forth above. See “Underwriting” beginning on page 103 of this prospectus for more information on this offering and the underwriting arrangements.

Monarch Bay Securities, LLC is acting as the sole representative of the underwriters and, together with Network 1 Financial Securities, Inc., is acting as co-manager for this offering. The underwriters are selling shares of our common stock in this offering on a best efforts basis and are not required to sell any specific number or dollar amount of the shares offered by this prospectus, but will use their best efforts to sell such shares. We do not intend to close this offering unless we sell at least a minimum number of 2,500,000 shares of common stock, at the price per share set forth in the table above. This offering will terminate on October 11, 2016 (60 days after the date of this prospectus), unless we sell the maximum number of shares of common stock set forth above before that date or we decide to terminate this offering prior to that date. The gross proceeds of this offering will be deposited at UMB Bank, Denver, Colorado, in an escrow account established by us, until we have sold a minimum of 2,500,000 shares of common stock. Once we satisfy the minimum stock sale condition, the funds will be released to us. In the event we do not sell a minimum of 2,500,000 shares of common stock and raise minimum gross proceeds of $20,000,000 by October 11, 2016, all funds received will be promptly returned to investors without interest or offset. See “Prospectus Summary – The Offering” on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Underwriters and Co-Managers

Monarch Bay Securities, LLC	Network 1 Financial Securities, Inc.

The date of this prospectus is August 12, 2016

HOLOGRAMS
LIVE TV
YouTube
facebook
Class15
vimeo
g+
SOCIAL MEDIA
MARTIAN
CRISIS
PARANORMAL ACTIVITY
THE GHOST DIMENSION
BRADLEY COOPER
BURNT
THE LAST WITCH HUNTER
STUDIO MOVIES

About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus, before investing in our common stock. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to FOTV Media Networks Inc. and its wholly-owned consolidated subsidiaries, FilmOn.TV Networks Inc., Reliance Majestic Holdings, LLC, CinemaNow, LLC, OVGuide Inc., FilmOn.TV Inc., FilmOn.TV UK Ltd, FilmOn TV Ltd., FilmOn Line Marketing Ltd., FilmOn Media Holdings Inc. and FilmOn Media Licensing Inc.

Our Company

FOTV Media Networks Inc. is a fast growing over-the-top (“OTT”) provider of streaming video, audio and other digital media content. We offer live and on-demand video streams, including our live programming, linear channels, on-demand movies and television shows, documentaries, music videos, podcasts and original social television programming, to a global audience of more than 75 million viewers. Our current operations are conducted through our four primary operating subsidiaries.

•	CinemaNow – CinemaNow, LLC, which we acquired in December 2015, is an OTT provider of on-demand movies and television shows in the United States, Canada and the United Kingdom through its site cinemanow.com, which allows users to purchase or rent movies and television shows directly from CinemaNow on internet-enabled devices. CinemaNow was founded in 1999 as one of the first OTT platforms and has long standing arrangements with major television and film studios and a library of over 65,000 titles.

•	Hologram – Hologram USA FOTV Productions Inc. holds the exclusive global broadcast and streaming distribution rights for all media for original holographic shows in which the holograms of famous deceased singers such as Whitney Houston, Liberace, Tammy Wynette, Nat King Cole and Roy Orbison and comedians such as Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” These shows are developed for Hologram USA Productions Inc. in cooperation with HUSA Development Inc. (a company affiliated with Alkiviades (Alki) David, our Chairman and Chief Executive Officer), and distributed pursuant to a license from Hologram USA Inc., the exclusive patent license holder in the United States and Canada of the projection system technology for presenting holographic shows.

•	FilmOn – FilmOn.TV Networks Inc.’s FilmOn.com and its related television broadcast network FilmOnTV offer live and on demand video streams, including live events, linear channels, on-demand movies, documentaries, music videos, podcasts and original social television programming. FilmOn.com, which was launched in 2007, has been our core operating business since our inception and is available worldwide and FilmOnTV is available in the United States and Europe.

•	OVGuide – OVGuide Inc., which we acquired in March 2016, is an online portal that allows users to search and discover videos online through its website OVGuide.com. The site offers OTT viewing of all types of videos including free full-length movies, television shows, trending viral videos and short video clips. If free streaming content is not available on OVGuide.com for a movie or television title, OVGuide.com also directs users to the right platform, subscription service or video on demand site to access the desired content. OVGuide began operations in 2006 and is accessible worldwide in mobile web format and as an app for Android, iOS and Roku.

All of our OTT platforms, which contain multiple interactive features and are highly customizable, are available through any internet-connected device including computers, smart phones (iPhone or Android), tablets and iPads, and internet-enabled set-top boxes and devices. Through these various portals, we monetize our platform through advertising, premium subscriptions, transactional video on demand, and other video and audio offerings such as pay-per-view events and licensing of our digital media. In addition to our vast digital media content offerings, we offer our proprietary FilmOn.com Affiliate System platform to verified partners for interest-specific programming, which can be managed through a user-friendly, web-based control panel. We also carry a number of interactive online communities such as BattleCam, a popular social television channel that incorporates user chats and user-generated live video and audio streams into our BattleCam broadcast channel. Since August 2012, under a partnership agreement with a subsidiary of Lenovo Group Ltd., the world’s largest personal computer vendor by unit sales according to Gartner, Inc., an independent information technology research and advisory company, our FilmOn app has been preloaded as the default OTT app on more than 19 million personal and tablet computers manufactured by Lenovo, according to Lenovo’s data, as well as offered for download in its app store, providing direct access to our platform to millions more Lenovo users. With the net proceeds of this public offering, we plan to further expand our content offerings to become one of the major OTT platforms in the world. We were founded by media entrepreneur Alkiviades (Alki) David in 2007 and launched our streaming video site in the United Kingdom in 2009 and in the United States in 2010. We manage our worldwide business from our two central offices located in Beverly Hills, California and London, England.

Our FilmOnTV programming reaches satellite-television audiences by Dish Network in the United States pursuant to written channel programming arrangements with each satellite provider. These television broadcasts highlight our full complement of online offerings. We distinguish our FilmOn OTT platform from our competitors by offering interactive television services and hologram projection programs as part of our original branded content through strategic relationships with Alki David Productions Inc. and HUSA Development Inc. These offerings are increasingly popular among a large cross section of audiences worldwide, particularly younger viewers, brand sponsors and advertisers.

We currently have the capacity to deliver over 2.5 billion pre-roll and mid-roll video ads and display banners per month to our existing global audience of more than 75 million monthly unique visitors, approximately 50% of whom are located in the United States, that watch our live television offerings of over 800 specialized linear channels available through our online platform, 90,000 on-demand movies, documentaries, music videos, podcasts and original social television programming. We work with many of the world’s largest advertising networks and agencies and major brand sponsors to monetize our platform’s advertising-funded business model. Based on the analysis of third-party measurement tools, including Google’s Interactive Media Ads server technology, we currently monetize approximately 10% of our advertising capacity and have the potential to significantly increase our advertising revenue by expanding our internal advertising and sponsorship teams to deliver more advertisements to our growing global audience.

Since our inception, we have been an innovator in the OTT business. Our significant experience and unwavering commitment to this space has resulted in the creation of a sophisticated back-end system to support our multilayered online video entertainment technology. This technology includes licensed data transmission systems technology that is used for tracking aggregation and billing through a central hub and has wide applicability in the video on-demand and internet streaming markets. Our technology succeeds at connecting the next generation of content consumers with online content streaming, social networking and video sharing experiences. Our affiliate partnerships and internet solutions services are growing with over 9,500 affiliate partner websites that have been enabled to host our FilmOn platform. Our content aggregation and ownership of content are key assets and we believe that we are the largest single content portal of professionally-made videos in the world.

We also develop, acquire and manage our own proprietary digital media content. Our video and audio library presently consists of more than 27,000 owned titles in addition to our over 340,000 licensed video and audio offerings. The library contains titles across virtually all genres including romantic comedies, horror, science fiction, musicals, westerns, martial arts, war themes, animation, documentaries, biographies and classic television, as well as over 3,500 licensed podcasts including many from well-known brands and celebrities. Our digital media is delivered in dozens of languages from countries around the world. Thousands of our titles are available in high definition and we are constantly upgrading the streaming quality of our content.

The digital distribution of our content to any internet-connected device offers not only a wide variety of ad-supported, subscription-based and transactional modes of access for viewers to stream video content, but also creates multiple avenues for revenue through the use of the latest mobile technology. Viewers that interact with our FilmOn, CinemaNow and OVGuide platforms through personal devices such as tablets, smart phones and laptops can access video on demand (“VOD”) content via subscription VOD, advertising-supported VOD and transactional VOD (pay-per-view). As used in this prospectus, “OTT” refers to the distribution of digital content over the internet, “unique visitors” are individuals that visit our online platforms on a monthly basis, and a “visit” is a series of page views that a single visitor makes during a period of activity, with a visit ending after the visitor closes the browser, clears cookies or is inactive for 30 minutes. “Page views” refer to an instance of an individual visiting or looking at a particular page on our website. “Linear channels” refers to video content that is delivered in a pre-determined, schedule mode.

Our core strategy is to grow our ad-based, subscription and transactional VOD business domestically and internationally by expanding our unique and exclusive video content library, broadening our subscriber and user bases, increasing streaming advertising revenue opportunities, enhancing our user interface and extending our direct-to-consumer streaming service continually to the most advanced internet-connected devices. We intend to grow both organically and through acquisitions. We seek to acquire and operate companies that could augment or complement our current offerings through the addition of content licensing and pay-per-view arrangements, content distribution agreements, platform white label service arrangements and production services. We currently have no commitments or agreements with respect to any such acquisitions, and there can be no assurance that we will complete any acquisitions in the future.

We recorded consolidated revenues of $13.1 million and $13.5 million and net losses of $8.7 million and $5.3 million for the years ended December 31, 2015 and 2014, respectively. CinemaNow recorded revenues of $10.2 million and a net loss of $6.9 million for the year ended December 31, 2015. OVGuide recorded revenues of $2.1 million and a net loss of $0.8 million for the year ended December 31, 2015. On a pro forma basis to reflect the acquisitions of CinemaNow on December 28, 2015 and OVGuide on February 29, 2016 as if they each occurred on January 1, 2015, our total revenue and net loss were $25.4 million and $18.8 million, respectively, for the year ended December 31, 2015. Following these acquisitions, we recorded revenues and net losses for the three months ended March 31, 2016 of $3.5 million and $6.0 million, respectively (which include the results of CinemaNow and the full month of March 2016 for OVGuide) and, on a pro forma basis to reflect the OVGuide acquisition during the full three-month period, $3.8 million and $6.2 million, respectively.

Our Industry

As increasingly reported by the media, traditional distribution and viewing of video content on terrestrial bands, satellite and cable is rapidly shifting to distribution and viewing of streaming digital media via the internet, commonly referred to as “cord-cutting.” At the same time, streaming of digital media via the internet is shifting from computers to video-capable mobile devices. According to Adobe Digital Index’s U.S. Digital Video 2014 Inaugural Report, in a sample of 191 billion total online video starts (the number of times that actual non-ad video content starts playing) in the United States, 26% of the video starts were on a mobile device in 2014, compared to 16% in 2013, representing a year-on-year share increase of 63%. Increasingly, people are augmenting their use of, or replacing broadcast television and turning to, streaming video services to watch their favorite content. We believe we are well positioned to take advantage of this trend.

According to a September 2015 TV and Media Ericsson Consumer Insight Report, in 2015, global consumers ages 16 to 34 spent 53% of all their video viewing time on a smartphone or tablet device. In addition, there has been a 71% increase in streaming content accessed via smartphones since 2012. These devices which engage consumers because of the tailored content, create a higher frequency of viewing and longer engagement with users. Additionally, the increase in the number of cord-cutters disinterested in channel surfing and the constraints of limited programming are making the transition from linear television. 50% of consumers have reported to be unable to find video content to watch on a daily basis from linear television. As a result, there is a significant opportunity for sophisticated media production and distribution platforms to seize market share. Our diverse array of content that caters to live-streaming, VOD and pay-per-view streaming, and social media audiences establishes loyalty among viewers who prefer their content customized, engaging and relevant.

As the demand for diverse, engaging streaming content grows, the ripple effect of tailored content marketing solutions from companies and agencies multiplies the revenue opportunities for companies like ours. According to a 2013 report by the Custom Content Council, content marketing represents a $44 billion industry that is driven by brands’ need to reach target audiences with high quality content. According to the Custom Content Council, 39% of marketing, advertising and communications budgets were spent on content marketing in 2013. The existing traffic to all of our sites can serve as an attraction to brands and agencies that want to strategically place their products in front of viewers, increasing revenue potential for us and the advertising agencies. Content discovery for linear television is a challenge for consumers as numerous consumers who use their television guide are dissatisfied with their television guide. Our OVGuide business helps drive consumers searching for video content to our platforms, and our model of incorporating social media relevant content into our platform separates us as a leader in this space because, according to Gartner Inc.’s U.S. Digital Marketing Spending Survey, 2013, social marketing and content creation are the top two drivers of digital marketing success. With many consumers desiring to influence advertisements to show products that they are specifically interested in, we believe our advertising revenue stream is well-placed to penetrate this market.

According to an Ericsson Mobility Report for November 2014, by 2020, 90% of the world’s population over 6 years old will have a smartphone. As global mobile subscriptions exceeded 7 billion in 2014, the traffic for mobile data usage and applications empowers companies such as ours to supply the demand that will be created from this surplus of consumers. The expansion of mobile traffic will be driven by the demand for video content, accounting for 55% of all of mobile traffic by 2020, according to Ericsson’s November 2014 Mobility Report. With OTT providers representing the majority of this content, FilmOn’s “freemium” platform, which offers subscription VOD, television shows, movies and user generated content, CinemaNow’s transactional VOD platform and OVGuide’s advertising supported video and facilitation of access to third-party streaming platforms, caters specifically to the demographic of consumers ages 16 to 34 who are consuming content at the highest frequency and volume, according to the September 2015 TV and Media Ericsson Consumer Insight Report. Mobile traffic generated from mobile phones is close to twice the traffic generated from mobile PCs, tablets and routers, according to the Ericsson Mobility Report.

In recent years, television networks in the United States and elsewhere have sued OTT website operators, including FilmOn, for copyright infringement for the unlicensed retransmission of their programs by OTT site operators who streamed the networks’ programs on their own sites. Some of these lawsuits, such as the lawsuit against Aereo, Inc., which digitized airborne television signals and streamed network programming on the internet, have been successful in ultimately discontinuing the carrying of local network programs by OTT operators. While FilmOn does not presently carry the programs of the four major broadcast networks – CBS, NBC, ABC and Fox – on FilmOn.com, they have successfully negotiated to carry the programming of over 50 cable network channels on FilmOn.com.

We believe that OTT operators should be permitted, like cable networks, to retransmit licensed television network programming via the internet because we provide an analogous service to cable networks using internet and wireless technology. However, in July 2014, the Southern District of New York, during litigation involving a former FilmOn competitor, relied on existing Second Circuit precedent in holding that internet retransmission services do not constitute cable systems under Section 111 of the Copyright Act. Similarly, in November 2015, the District Court for the District of Columbia held that OTT operators are not entitled to compulsory licenses to show broadcast networks’ content under Section 111 of the Copyright Act. In contrast, in July 2015, a United States District Court Judge in California, interpreting the Copyright Act in Fox Television Stations, Inc., et al., v. FilmOn X, LLC, et. al., held to the contrary and agreed with us, concluding that we should be treated the same as cable operators for purposes of Section 111 of the Copyright Act. The California District Court specifically considered the New York Court’s prior decision and found it unpersuasive. The California District Court also authorized an immediate appeal of its decision. The difference in opinions between the California District Court and the District Court for the District of Columbia has created a split in legal authority, which will be decided when appeals will be heard on both cases. FilmOn X, LLC is a related party to us and our subsidiaries, as well as our majority stockholder.

The cases of Fox Television Stations, Inc., et al. v. FilmOn X, LLC, et al. in California and the District of Columbia are each currently being appealed to the United States Court of Appeals for the Ninth Circuit and the Circuit Court of Appeals for the District of Columbia, respectively. If the Ninth Circuit upholds the California District Court’s decision on appeal, such a decision would create conflicting authority between the Ninth Circuit and the 2nd and District of Columbia Circuits regarding whether a company that streams broadcast television over the internet can qualify as a cable system under Section 111 of the Copyright Act and thereby rebroadcast television networks’ broadcast content at set, predetermined rates. If this were to occur, we would be entitled to a compulsory license in the Ninth Circuit, but not in the 2nd Circuit or the District of Columbia, and we would be subject to suit on this issue in the remainder of the United States. Under these circumstances, we may seek a final determination of whether we may qualify as a cable system under the Copyright Act by the Supreme Court of the United States. If the California District Court decision is overturned on appeal, we would not be entitled to a compulsory performance license to rebroadcast television networks’ broadcast content at set, predetermined rates pursuant to the Copyright Act.

Separately, the FCC, which regulates interstate communications by radio, television, wire, satellite and cable in the United States, has proposed rules – due in part to our advocating for them – to create regulatory parity between OTT operators and cable operators. The proposed rules, if adopted, would treat OTT operators as multichannel video programming distributors (“MVPDs”), giving OTT operators the legal right to retransmit local television broadcast stations to authenticated users in local markets in accordance with FCC rules. In turn, television network broadcasters would be required to negotiate in good faith with OTT operators to act as licensees for the retransmission of television network programs for negotiated licensing fees. The proposal that OTT operators be treated as MVPDs, if adopted, would allow us to provide our viewers with more viewing options in addition to our already comprehensive video entertainment platform. We submitted our reply comments to the FCC in support of the proposed rulemaking on March 18, 2015. At this time, we are not aware of when these proposed rules will become effective or whether the content of such rules will change during the adoption process.

In view of increasing consolidation in the network and cable television industry, we believe consumers need alternative providers of video programming. We believe the treatment of OTT operators as MVPDs would increase investment in the OTT industry and allow OTT operators to provide network programs and new, independent and specialty video programming services, bringing more video content and access to new markets and a broader viewing public. We believe that within the next two years, there will be a significant change in the regulations to allow us to carry broadcast and cable network programs on our OTT platforms, which will likely result in more viewers using our platforms to stream network programs. Although we do not anticipate the addition of local television and cable broadcasts to our platform to significantly increase our revenue and we do not believe our business depends on the licensing of broadcast programming, the addition of broadcast programming to our platform will solidify the quality of our brand as one of the major OTT platforms.

Our Digital Media Offerings

We are uniquely positioned to license, create, aggregate and distribute our blend of high-quality, original and exclusive content in a cost-effective manner to a global audience that increasingly demands interactive content that is available across social networks and delivered through various electronic devices. We offer our digital media to audiences through our four primary platforms:

•	CinemaNow, a transactional video on demand site on which users pay for each title they choose to view at the time they choose to watch it, without a requirement for a regular subscription. Transactional VOD viewing generates revenues from purchases or time-limited rentals of content by viewers. CinemaNow, like FilmOn.com, also licenses its platform and technology, as well as the licenses it holds with film and television studios, to companies that are interested in entering the digital movie space, such as retailers and computer hardware manufacturers.

•	Hologram USA FOTV Productions Inc. holds the exclusive global broadcast and streaming distribution rights for all media for original holographic shows in which the holograms of famous deceased singers such as Whitney Houston, Liberace, Tammy Wynette, Nat King Cole and Roy Orbison and comedians such as Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” These shows are developed for Hologram USA Productions Inc. in cooperation with HUSA Development Inc. (a company affiliated with Alkiviades (Alki) David, our Chairman and Chief Executive Officer), and distributed pursuant to a license from Hologram USA Inc., the exclusive patent license holder in the United States and Canada of the projection system technology for presenting holographic shows.

•	FilmOn, which reaches users through a linear streaming television channel, FilmOnTV, included in certain satellite channel packages and our video on demand site, and FilmOn.com, which offers advertising supported free media and subscriptions for unlimited access to a wide range of content for a monthly flat rate. Users have full control over their subscriptions and are able to access content at any time as there is no programming schedule.

•	OVGuide is one of the largest independent digital video guidance sites. OVGuide directs users to digital video content, including advertising supported free content, subscription-based content, and VOD transactional content, on third party platforms or displayable through players embedded on OVGuide. OVGuide also has over 10,000 advertising supported full length movies and TV shows that users can access across multiple platforms.

Below is a breakdown of our digital media offerings.

Licensed and Redistributed Digital Content. We aggregate our digital content offerings primarily from third-party content providers from the film and television industry. We acquired and own over 58 film and television libraries including the catalogs of Allied, Cannon, Cinebx and Hemdale. We have entered into more than 400 content licensing arrangements with these third parties through which we license their content for a fixed fee, on a revenue-sharing basis or for free or in exchange for bartered distribution. We also license content from our library to third parties. Our platforms are highly configurable in that we can enable and restrict access to each individual media segment as mandated by the geographic, sales, rental, subscription or advertising restrictions that are contained in our content licenses. The digital media we offer through FilmOn.com includes over 800 linear live television channels, which deliver video content in a pre-determined, scheduled mode, in true “TV everywhere” fashion on a global basis, featuring premium content from the United States, Europe, Middle

East and Asia, 50 digital audio channels, traditional network and cable channels, exclusive channels such as our own tennis and football channels, and a VOD portal that includes more than 90,000 movies, documentaries, special interest shows and original interactive social television programming. Our recent content highlights include the launch of our exclusive global live streaming of all 115 live matches of the 2015 Arena Football League including the Arena Bowl, live matches of Premier League football from the United Kingdom, the addition of major European and international television stations and the addition of bespoke international television channels in partnership with broadcasters Zee TV in India and France 24.

Dedicated Television Channels. Through our FilmOn.TV Networks subsidiary, we offer the linear streaming television channel FilmOnTV. FilmOnTV, which targets the 18 to 40 year-old male demographic, offers a diverse mix of programming that includes classic and pop culture content spanning cars, live sports, gaming and interactive television. FilmOnTV also features FilmOn branding and FilmOn commercials throughout its programming schedule. We operate FilmOnTV under FCC public broadcast standards. FilmOnTV is a satellite channel that is offered to various satellite television distributors. In the Los Angeles, California television market, FilmOnTV is available on Dish Network (channel 6). Our long-term strategy for FilmOnTV is to exploit our significant content holdings, create unique content, acquire attractive shows and sports, and distribute the channel as widely as possible on all platforms to further monetize the channel. In addition, we are seeking to develop our interactive television system, which draws upon our online social streaming community by televising viewers who share their own live video streams. Users publish their video streams through FilmOn.com and our FilmOn social video streaming app, which is available in most major app stores, including iTunes App Store and Google Play. FilmOnTV in Los Angeles is an affiliate of Sinclair’s American Sports Network, which carries exclusively to this market live college football, soccer, hockey, basketball and minor league baseball games. Based on publicly available data, we estimate that FilmOnTV currently reaches 4.5 million homes in the Los Angeles television market and over 10 million homes throughout the United States via FilmOn.com. We are currently in discussions to secure national cable carriage and OTT arrangements throughout the United States, and we intend to launch FilmOnTV on additional cable platforms in 2016, with the goal of reaching an additional 1.7 million homes within the next 16 months.

Film Library. Through our subsidiary FilmOn Media Licensing, Inc., we seek to monetize our collection of more than 58 film libraries including the Allied, Cannon, Cinebx and Hemdale catalogs. This collection includes 65,000 hours of historical television footage (including extremely rare footage of President John F. Kennedy, Elvis Presley, Michael Jackson and the Beatles) and thousands of feature films (including classic films directed by Stanley Kubrick, Ingmar Bergman, Federico Fellini, Sydney Lumet, Otto Preminger and Alfred Hitchcock). More than 250 Academy Award nominees and 1,200 Emmy Award nominees are represented. FilmOn Media operates an advanced digital facility in Irvine, California to restore, archive and digitize the over 35,000 film negatives from the film libraries we have acquired. The content is then made available to our global audience and for licensing on other streaming platforms (such as Amazon, Apple TV and Google Play) and to broadcasters around the world. Our substantial and constantly expanding content offerings reinforce our strategy of providing unique quality programming to our global audience.

Original Content. Our offerings of original branded content and licensed holographic content distinguish us from other OTT platforms. We create and carry original films and content programming including digital feature films, television shows and social network-oriented content from over 30 internet celebrities, such as YouTube’s PewDiePie and Shane Dawson. The key feature of these productions is the integration of brand sponsorship generating an essential revenue stream to all of our properties. Original feature films released on FilmOn.com include Guido, Bob Thunder Internet Assassin, Lord of the Freaks, The Freediver, Fishtales, Opa!, Killing the Cheeky Girls and Killing Brigitte Nielsen. These original films are designed to appeal to our target audience of younger viewers and to consistently feature well-known actors, musicians and celebrities.

Holographic Content Distribution. In addition to creating innovative, original pop culture-oriented content targeted to our viewers, we hold the exclusive global broadcast and streaming distribution rights for all media for original holographic shows in which the holograms of famous deceased singers such as Whitney Houston, Liberace, Tammy Wynette, Nat King Cole and Roy Orbison and comedians such as Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” These shows are developed for Hologram USA Productions Inc. in cooperation with HUSA Development Inc. (a company affiliated with Alkiviades (Alki) David, our Chairman and Chief Executive Officer), and distributed pursuant to a license from Hologram USA Inc., the exclusive patent license holder in the United States and Canada of the projection system technology for presenting holographic shows. We have partnerships with BASE Entertainment for the management and exploitation of hologram presentation venues and tours and work with companies such as Dick Clark Productions on promotional and advertising projects. Additionally, we have created an exclusive “resurrection show” partnership with Endemol, a major global distributor of reality television programming. To date, no payments have been made to or by us pursuant our distribution agreement with HUSA Development Inc.

Advertising Services. We offer companies and their advertising agencies the ability to engage in all-inclusive digital ad campaigns encompassing pre-roll and display ads on our platform (targeting desired demographic clusters), viral video campaigns to reinforce their brands, cross-channel marketing, real-time social influencer traffic and the ability to showcase our original programming on their own branded leased channels. We also have the capability of running multiple advertising campaigns including campaigns with large geographic scopes for brand awareness and campaigns with local targeting for direct sales aimed at particular consumers. We believe that we offer advertisers a unique value proposition by giving advertisers access to a large publishing platform and enabling advertisers to authentically connect with their desired customer bases and those customers that consume most of their content across multiple devices.

Direct Response Marketing. Ancillary to our advertising services, we offer brand direct-to-consumer response services via our internal and external media distribution network (digital, broadcast, cable, syndication and satellite). These services are designed to evoke an immediate response from branded video advertisements, produced by and exclusive to FilmOn TV, which invite prospects to take a specific action, such as opting into an email list, calling for more information, placing an order or being directed to a custom-designed website. We believe our brand direct-to-consumer response services offer advertisers an additional value proposition by giving them instantly measurable returns on investment via access to our internal platform, affiliates and distribution network and enabling advertisers to authentically convert their desired customers in real-time into purchaser revenue. This benefits us as advertisers will be exclusive to our company to participate, will pay a premium for these services and we believe many will come to rely on our proven performance matrix delivered by demand to generate long-standing relationships.

Our Revenue Model

Currently, the majority of our content is free, and our business model can presently be characterized as “freemium,” meaning that our content is largely advertising supported and is available to be watched at no cost. We also offer premium subscription-based video content. For a fee ranging from $9.99 to $19.99 per month (depending on the amount of digital video recording storage space selected), premium subscribers have access to our premium channels, pay-per-view specials, special live events (e.g., boxing and music concerts), a high definition (“HD”) quality signal for all channels (where available), no advertising and the ability to record a set number of hours of programs. Free viewers are entitled to only a standard definition (“SD”) quality signal. In addition, we offer transactional VOD (pay-per-view, as well as digital video purchases) viewing that allows users to purchase or rent only the digital video content that they wish to own or view for a limited time. Of our current revenues, 92%, 6% and 2% are generated by advertising, premium subscription fees, and transactional VOD viewing fees, respectively, with the remainder of our revenue related to sponsored videos, sales and syndication of proprietary FilmOn video content, affiliate partner deals and sales of software and network engineering solutions.

Our FilmOn and CinemaNow platforms are customizable for affiliate partner video services and white label opportunities, and we have a team of platform developers who are constantly upgrading and customizing our video service platforms. These platforms may be licensed to third parties at market rates. Additionally, in August 2012, we entered into a strategic alliance with a subsidiary of Lenovo Group Ltd., the world’s largest personal computer vendor by unit sales, to preload the FilmOn app on Lenovo products.

To date, our operations have been financed by Anakando Ltd., directly and through equity investments and loans made by its sole shareholder Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and affiliated companies and from the net proceeds of our recent private placement of convertible preferred stock. As of the initial closing of this offering, all related party notes payable and stockholder advances reflected in our consolidated financial statements will be converted to equity as additional paid-in capital and we will have no outstanding indebtedness. We have entered into non-exclusive distribution agreements with each of Alki David Productions Inc. and HUSA Development Inc., which are owned by Anakando, to distribute their BattleCam and hologram content, respectively, on our platforms. To date, no payments have been made to or by us pursuant to our distribution agreements with Alki David Productions Inc. and HUSA Development Inc. See “Certain Relationships and Related Party Transactions.”

Our Growth and Expansion Strategy

Our core strategy is to grow our ad-based and subscription business domestically and internationally by expanding our unique and exclusive video content library, broadening our subscriber and user bases, increasing streaming advertising revenue opportunities, enhancing our user interface and extending our direct-to-consumer streaming service continually to the most advanced internet-connected devices. Key elements of this strategy include:

Continue to Aggressively Acquire or Invest in Streaming Content. We intend to continue to aggressively invest in quality streaming online content, which we believe will correspondingly result in increased subscriber and user levels. Any such added streaming traffic by viewers would, in turn, fuel our advertising revenue potential. We intend to primarily acquire or invest in licensed content that has already been produced and has a brand name that we can incorporate into the FilmOn, CinemaNow and OVGuide platforms. We also intend to consider content acquisition to complement our mobile app, which has had more than 50 million downloads to date, on iOS and Android operating systems.

Enhance Subscriber and User Satisfaction and Retention with Service Improvements. We have found that incremental improvements in our service and quality have enhanced subscriber and user satisfaction and retention, and we believe such improvements will lead directly to the migration from wired cable services to internet delivery. We continue to refine our technology, user interfaces and delivery infrastructure to improve a viewer’s experience. For example, using our licensed “adaptive streaming” technology, we automatically and constantly optimize the streaming bit-rate to each user’s internet bandwidth. This minimizes loading and buffering times, delivering an optimum click-and-watch experience. We believe quality viewing will accelerate the cord-cutting process and ultimately the adoption of OTT as a true alternative to traditional television.

Accelerate our Ad Sales Execution. With a portion of the net proceeds of this offering, we intend to increase our spending on sales, marketing and promotion to significantly improve our sell-through percentage rate of ad impressions over our vast content inventory with advertisers and to improve our brand awareness in the United States and elsewhere.

Complete Selected Complementary Acquisitions. We intend to pursue selected acquisitions of complementary businesses in the United States and internationally that extend each of our platform’s capabilities as well as our overall digital media offerings. Potential acquisition targets include OTT hardware distribution companies, 360° panoramic video camera solutions, video streaming support device manufacturers, specialized advertising networks and live performance venues for the staging of hologram projection programs and sales of related merchandise to live audiences. We currently have no commitments or agreements with respect to any such acquisitions, and there can be no assurance that we will complete any acquisitions in the future. In December 2015, we acquired CinemaNow, which provides on-demand movies and television shows over the internet to viewers in the United States, Canada and the United Kingdom, and in March 2016, we acquired OVGuide, which operates OVGuide.com, a popular digital video guidance site. We believe the recent additions of CinemaNow and OVGuide provide exceptional synergy to our digital media offerings in the United States and abroad and drive additional viewers to our platforms.

Enter into Strategic Partnerships with Third-Party Master Content Licensors. We intend to identify and partner with third-party master content licensors and other companies across the OTT video ecosystem to expand our access to first run major motion picture studio films and network television content when it becomes deliverable in a digital format. We believe that, upon entering into strategic partnerships with such third parties on a revenue-sharing basis, we will be able to carry film and television re-runs that will put us on par with Netflix, Hulu, Amazon, Apple TV and similar companies.

Obtain Network Television Programming When Available. We are currently waiting for a decision on our claim in Fox Television Stations, Inc., et al. v. FilmOn X, LLC, et al., which is currently being appealed to the United States Court of Appeals for the Ninth Circuit, that we should be treated the same as cable operators for purposes of Section 111 of the Copyright Act. If the Ninth Circuit decides in our favor, we would be entitled to a compulsory license in certain portions of the western United States, although we would be subject to suit on this issue in the remainder of the United States. Separately, we are awaiting the FCC’s decision whether to adopt proposed rules that, if adopted, would give us the legal right to retransmit local television broadcast stations to authenticated users in local markets in accordance with FCC rules. The proposed rules, if adopted, would treat OTT operators as MVPDs, giving OTT operators the legal right to retransmit local television broadcast stations to authenticated users in local markets in accordance with FCC rules. In turn, television network broadcasters would be required to negotiate in good faith with OTT operators to act as licensees for the retransmission of television network programs for negotiated licensing fees. Either decision would provide us the opportunity to broadcast local network programs and draw additional viewers to our site. If network television programming becomes available to us, we will be able to offer market-by-market programming in addition to our vast library of digital video content, allowing viewers to access every type of streaming media through FilmOn.com. While more than 75 million monthly unique viewers already use our platform monthly to experience our vast digital media content, we believe providing access to network television programming, including local and national news and sports carried by these networks, will rapidly accelerate the growth of our viewer base.

Capitalize on the Overall Adoption and Growth of Internet Television. Domestically, the number of cable television subscribers has been declining, while data from Adobe Digital Index’s U.S. Digital Video 2014 Inaugural Report indicates that the number of online video starts in the United States is increasing. We believe these changes stem from the desire of consumers for more control and freedom in their ability to “watch what they want, when they want, where they want and how they want.” We believe we provide this control and freedom demanded by the market today.

Always be Accessible in the Consumer Electronics Ecosystem. FilmOn.com, CinemaNow.com and OVGuide are currently accessible on a broad array of devices. Through this accessibility, we believe that we enhance the value of our service to subscribers and users, as well as position ourselves for continued growth, as internet and mobile delivery of content becomes universal. We have also developed FilmOn HDi Streaming TV, a unique streaming OTT device that is similar to Apple TV and Roku but which offers broader content offerings and advanced technology features including a built-in HD video camera and wireless mouse with a clamshell keyboard. FilmOn HDi Streaming TV will be available for purchase by consumers online and through traditional retail stores in 2017. Additionally, OVGuide owns a proprietary, cloud based system that transcodes, hosts and streams video directly to users globally. OVGuide currently powers and monetizes a network of 19 Roku movie channels, of which eight are owned and operated by OVGuide and the remaining eleven channels are owned by two of its major content partners. While most of the OVGuide audience on Roku is in the United States, reflecting Roku’s current footprint, OVGuide believes it will grow along with Roku as it expands into new international territories while increasing its penetration in U.S. households.

Expand our Market Opportunities Internationally. Our FilmOn.com and OVGuide platforms are globally available and configurable to provide local content in certain geographical areas. Content hosted by CinemaNow is available in the United States, Canada and the United Kingdom. We intend to form strategic alliances and partnerships to bring content from local non-United States networks to audiences around the world. We believe the international streaming segment represents a significant long-term growth opportunity for us as emerging markets expand access to broadband and mobile technology.

Our Competitive Advantages

We believe that we differentiate ourselves from our competition and have been able to grow our business as a result of the following competitive strengths:

Extensive and Exclusive Content. We have amassed an extensive library of content in which we hold exclusive worldwide streaming distribution rights and have established exclusive relationships with key talent and content providers. Our extensive and exclusive content distinguishes us from a former competitor, now defunct Aereo, Inc., which offered only the retransmission of network television broadcast signals in local markets and did not offer the breadth of video on demand, movies or specialty linear channels that we offer. All of our digital content is available through FilmOn.com, CinemaNow.com and OVGuide.com.

Universal Access. Our titles can be streamed by all of our viewers through FilmOn.com, CinemaNow.com and OVGuide.com using virtually any internet-connected device (e.g., tablets, smart phones and laptops) or from our mobile app. Our FilmOn mobile app has had more than 50 million downloads to date.

Proprietary and Carefully Selected Content. Our proprietary content and carefully selected media library lie at the core of our business model. Our exclusive original content represents approximately 20% of the viewing time of our subscribers and we are continuously expanding our proprietary content to appeal to more viewers. With the growth in demand for digital rights, we expect that our large library of licensed and originally produced content will also be a key driver in our ability to grow efficiently and will act as a hedge against the rising costs of new digital rights. We believe the significant volume of titles we offer in the VOD category and the breadth of our over 800 linear programming channels differentiate us from Netflix and similar OTT platforms, which primarily provide proprietarily-produced serialized content and selected VOD titles.

International Distribution Rights. The strength of our proprietary content library developed through our focus on original content acquisitions and licensing has provided us with a library of specialty content for which we hold exclusive worldwide distribution rights. We believe rights to such distinctive content offerings would be difficult to acquire in today’s market. By obtaining these rights, we have created a barrier to entry for competitors into our content specialties giving us the potential to reach a worldwide subscriber and user base with no additional licensing costs. Substantially all our content library is available worldwide, with certain exceptions due to geographic, sales, rental, subscription or advertising restrictions that are contained in our content licenses.

Recent Transactions

Business Acquisitions

We have recently acquired three businesses, CinemaNow, OVGuide and Hologram. We intend to make additional acquisitions following this offering and, in the ordinary course of business, we frequently engage in discussions with potential acquisition candidates and/or their representatives. We currently have no commitments or agreements with respect to any such acquisitions. Information concerning our recent acquisitions is set forth below.

CinemaNow. On December 28, 2015, we acquired 100% of the membership interests of Reliance Majestic Holdings, LLC, a Los Angeles-based provider of OTT video storefronts, through the acquisition of its parent holding company Reliance Majestic Holdings, LLC. Pursuant to the terms of an LLC Membership Interest Purchase Agreement, we made an initial cash payment of $5.0 million to RMH Holdings Parent, LLC (“RMH”), the prior owner of CinemaNow, subject to a purchase price adjustment based on the level of CinemaNow’s indebtedness on the closing date. The initial cash payment was funded by Alkiviades (Alki) David, our Chairman and Chief Executive Officer, on our behalf and the payment by Mr. David has been recorded as a capital contribution to our company. We also agreed to make a second payment to RMH, consisting of either: (a) shares of our common stock with an opening market value of $3.0 million issuable upon the completion of an underwritten initial public offering of our stock on or before June 28, 2016, or (b) $2.0 million in cash payable on June 28, 2016 if we do not complete an initial public offering on or before such date. As the settlement date has passed, we and CinemaNow are in discussions to settle the purchase price adjustment amount and the second cash payment owed to RMH on a net basis. The assets and liabilities of CinemaNow are included in our audited consolidated balance sheet as of December 31, 2015.

OVGuide. On March 8, 2016, we acquired 100% ownership of OVGuide Inc., a Los Angeles-based provider of a popular guidance site for online video, through the merger of our newly-formed, wholly-owned subsidiary with and into OVGuide. Pursuant to the terms of an Agreement and Plan of Merger and Reorganization, we issued an aggregate of 1,007,816 shares of our common stock to the OVGuide stockholders, including 610,206 shares to Baroda Ventures LLC, an early-stage venture capital firm. We hold 100,781 shares of the common stock merger consideration in a holdback fund to satisfy any indemnification claims related to undisclosed commercial or tax liabilities or litigation, with 50% of such stock being released from the holdback fund, net of claims, on each of September 8, 2016 and March 8, 2017. Based on the terms of the merger agreement, we were in control of OVGuide’s operations on February 29, 2016 and, accordingly, OVGuide’s full March 2016 results are included in our consolidated statements of operations for the three months ended March 31, 2016.

At the closing of the merger, we issued stock options to purchase an aggregate of 191,894 shares of our common stock in substitution for all in-the-money options held by OVGuide employees not exercised prior to the merger, which newly-issued options vest as to 50% of the underlying shares on September 8, 2016 and as to the remaining 50% of such shares in equal monthly installments thereafter through March 8, 2017. All out-of-the-money options were cancelled. As a sign-on bonus to a number of key continuing OVGuide employees, we also issued restricted stock units to receive up to an aggregate of 100,000 shares of our common stock, which vest on March 8, 2017, provided the recipient remains employed by us at that time.

Additionally, we agreed to issue a number of “true-up” shares of common stock, stock options and restricted stock units, on a pro rata basis and for no additional consideration, in the event the initial public offering price per share of this offering was below a stated level. As a result of the terms of this offering, no additional securities are required to be issued pursuant to the terms of the OVGuide merger agreement. A substantial percentage of the stock issued to OVGuide stockholders, including Baroda Ventures, is subject to lock-up agreements under which they have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the completion of this offering.

Hologram. In April 2016, we formed a wholly owned subsidiary, Hologram USA FOTV Productions Inc. (“Hologram”), as a vehicle to enter into a transaction with HUSA Development Inc. (“HUSA”), a company affiliated with Mr. David, our Chairman and Chief Executive Officer. Hologram acquired the net assets and liabilities of HUSA’s holographic projection system installation business, which constitutes a business, as defined by U.S. generally accepted accounting principles, or GAAP. The acquired business relates to the use of technology for projecting hologram images. The business installs the projection equipment, on a permanent basis, in facilities that desire the ability to project hologram content. The purchase price was equal to the net book value of the acquired business, as defined by GAAP. The net book value has been estimated to be approximately $1,150,000, subject to final audited financial statements for the business. The purchase price is due and payable within 36 months following May 11, 2016.

In conjunction with the acquisition, Hologram and HUSA entered into an exclusive distribution agreement for Hologram to control the sales, licensing, distribution and other commercial exploitation of holograms owned by HUSA. The term of the distribution agreement is five years, with successive one-year extensions unless written notice of termination is given by either party. The parties will share, in equal proportion, the net revenues from the exploitation of the holograms.

2016 Private Placements

On May 2, 2016, we received gross proceeds of $2,214,394 from a private placement of our series A preferred stock (the “2016 Private Placement”), convertible into 345,997 shares of our common stock, and warrants to purchase 51,894 shares of common stock, pursuant to the terms of a Securities Purchase Agreement with a small number of accredited investors. We subsequently received on June 24, 2016, an additional $225,600 in gross proceeds from the sale of our series A preferred stock, convertible into 35,250 shares of our common stock, and warrants to purchase 5,287 shares of common stock, in a second closing of the 2016 Private Placement. The series A preferred stock is convertible into shares of common stock automatically upon the initial closing of this offering. The conversion price of the series A preferred stock is $6.40 per share, representing a 20% discount to the initial public offering price per share in this offering. The conversion price is subject to adjustment if at any time during the period commencing on the closing date of this offering and ending on the first anniversary of that date, we issue in a financing additional shares of common stock or other equity or equity-linked securities that exceed an aggregate of 10,000 shares at a purchase, conversion or exercise price less than $6.40 per share. In any such case, we have agreed to issue additional shares of common stock to the investors so that the effective purchase price per share in the 2016 Private Placement is the same per share purchase, conversion or exercise price of such additional shares. No adjustment will be made, however, in respect of shares of common stock or stock options issued to employees, directors or consultants at the then fair market value, or in connection with acquisitions of other entities, not to exceed 10% of the shares then outstanding on a fully-diluted basis, or that would require us to take any action that violates the rules of The Nasdaq Stock Market LLC. Each investor was issued, for no additional consideration, a three-year warrant to purchase a number of shares of our common stock as was equal to 15% of the number of shares into which the series A preferred stock purchased is convertible. The warrants are exercisable commencing upon the closing date of this offering. The warrants have an exercise price equal to $8.00 per share, the initial public offering price per share in this offering.

Selected Risks Associated with Our Business

Despite our growth and expansion strategy and the competitive advantages we describe above, our business and prospects may be limited by a number of risks and uncertainties that we currently face, including:

•	We operate in an intensely competitive market for subscription-based content delivered over the internet, as well as for traditional television and online entertainment generally, against a number of large, well-known content providers.

•	We currently do not offer network television programming and the quality of our original content is not publicized as extensively by the media as the content of other providers such as Netflix, Hulu, Amazon and Apple TV.

•	Many of our competitors charge viewers recurring monthly subscription fees to view their video content. The majority of our content is currently free to view and, as a result, our business model relies primarily on advertising.

•	We had a net loss of $8.7 million for the year ended December 31, 2015 and $6.0 million for the three months ended March 31, 2016, and there can be no assurance we will have net income for 2016 or in future periods. Our newly-acquired subsidiaries also experienced significant net losses during those periods. Our independent registered public accounting firm, in their report dated July 1, 2016, expressed doubt about our ability to continue as a going concern. There can be no assurance we will have significant levels of total revenue or net income in future periods.

•	As part of our growth strategy, we intend to acquire other businesses; however, there is no assurance that we will be able to identify appropriate acquisition targets, successfully acquire identified targets or successfully integrate the businesses of acquired companies (such as CinemaNow and OVGuide) to realize their full benefits.

•	Our business depends on the availability to us of Alkiviades (Alki) David, our Chairman and Chief Executive Officer, who has financed our operations to date, has knowledge regarding the internet streaming video market and business contacts that would be extremely difficult to replace, and our business would be materially and adversely affected if his services were to become unavailable to us.

•	We are a defendant in a number of ongoing lawsuits, some of which are on appeal, brought by major television broadcasters alleging that we violated copyright laws in 2013 and 2014 by redistributing broadcast content without paying cable retransmission fees.

•	In light of the potential for regulatory change to increase opportunities for OTT operators, companies like ours must continue to expend significant funds to validate their rights in the courts. Such efforts are expensive and the opposing parties are generally large well-funded companies, many times being the four major broadcast companies.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.0 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A;

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

•	will not be required to conduct an evaluation of our internal control over financial reporting for two years.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act. Please see “Risk Factors,” page 35 (“We are an ‘emerging growth company’. . . .”).

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under Securities and Exchange Commission (“SEC”) rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

Organizational Background and Corporate Information

In 2007, Alkiviades (Alki) David, the Chairman and Chief Executive Officer of our company, formed FilmOn TV UK Ltd. (formerly known as FilmOn.com Plc) in the United Kingdom. Through FilmOn TV UK Ltd., he began amassing digital video content and streaming it over the internet. In September 2010, Mr. David brought the FilmOn concept to the United States, establishing multiple FilmOn entities for the creation, collection and distribution of digital video content. He also established operations in Beverly Hills, California. In September 2011, Mr. David formed FilmOn.TV Networks Inc. in Delaware. He used FilmOn.TV Networks Inc. as the United States holding company for the United States-based FilmOn entities and operations he had established. In August 2012, as part of a reorganization of the FilmOn group of companies, FilmOn.TV Networks Inc. acquired FilmOn TV UK Ltd. in a stock-for-stock exchange in which FilmOn.TV Networks Inc. became the holding company for all the United Kingdom-based FilmOn operations. In August 2015, pursuant to a further reorganization, all of the other United States FilmOn entities consolidated under FilmOn.TV Networks Inc.

Expanding thereafter in the United States, in December 2015, we acquired 100% of the membership interests of CinemaNow, LLC through our acquisition of its parent holding company Reliance Majestic

Holdings, LLC and, in February 2016, we acquired 100% ownership of OVGuide Inc. through the merger of our newly-formed, wholly-owned subsidiary with and into OVGuide. Following the acquisitions, we changed our corporate name to FOTV Media Networks Inc. from FilmOn.TV Networks Inc. to reflect our broader media focus and transferred all of our contracts, assets and properties relating to our historical FilmOn.TV Networks operations to a separate newly-formed subsidiary that we named FilmOn.TV Networks Inc. In April 2016, we formed a wholly owned subsidiary, Hologram USA FOTV Productions Inc., as a vehicle to acquire the holographic projection system installation business of HUSA, a company affiliated with Mr. David. The following chart reflects the current corporate structure of our key operating units:

Our executive offices are located at 338 N. Canon Drive, 3rd Floor, Beverly Hills, California 90210 and our telephone number is (877) 733-1830. We maintain a corporate website at http://corp.filmon.com. Information on our website, and any downloadable files found there, is not part of this prospectus and should not be relied upon with respect to this offering.

Investors and others should note that we use social media to communicate with all of our viewers and the public about our company, our services, new product developments and other matters. Any information that we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov, and may also be disseminated using our investor relations website, http://corp.filmon.com, and press releases. However, we encourage investors, the media and others interested in our company to also review our social media channels @FilmOnTV, @CinemaNowUS and @OVGuide on Twitter and FilmOn.TV, CinemaNowUS and OVGuide on Facebook.

Recent Developments

Preliminary Results for the Six Months ended June 30, 2016. Based on preliminary unaudited information, our management expects to report revenue and net loss for the six months ended June 30, 2016, and our current cash position, as follows:

•	revenue of approximately $6.5 million, which remained relatively flat from our revenue of $6.8 million for the six months ended June 30, 2015; and

•	a net loss, after factoring in non-cash charges related to depreciation and amortization, and derivative losses.

As of June 30, 2016, our cash and cash equivalents totaled approximately $475,000, as compared to $1.5 million at March 31, 2016. The decrease was due to acquisition-related integration expenses from the acquisitions that we completed during the first quarter of 2016, including the acquisition of OVGuide.

THE OFFERING

Common stock offered by us	2,500,000 shares (minimum) to 3,750,000 shares (maximum)

Common stock outstanding prior to this offering	39,150,162 shares(1)

Best efforts offering	The underwriters are selling the shares of our common stock offered in this prospectus on a “best efforts” basis and are not required to sell any specific number or dollar amount of the shares offered by this prospectus, but will use their best efforts to sell such shares. We do not intend to close this offering unless we sell a minimum of 2,500,000 shares of common stock.

Common stock to be outstanding after this offering	42,031,409 shares (if the minimum number of shares is sold)(2) and 43,281,409 shares (if the maximum number of shares is sold)(3)

Use of proceeds after expenses	Based on an initial public offering price of $8.00 per share, we estimate that the net proceeds to us from this offering, assuming we sell a minimum of 2,500,000 shares, will be $18,025,000 and, assuming we sell all 3,750,000 shares, will be $27,275,000, after payment of underwriting commissions and our estimated offering expenses. However, this is a best efforts offering, and there is no assurance that we will sell any shares or receive any proceeds.

We intend to use the net proceeds of this offering (i) to finance acquisitions of, or investments in, internet video content, (ii) to buy and aggregate complementary businesses, (iii) to accelerate sales, marketing and promotion activities to improve our advertising sales and brand awareness, and (iv) for general corporate purposes. See “Use of Proceeds” for more information.

Escrow	The gross proceeds of this offering will be deposited at UMB Bank, Denver, Colorado, in an escrow account established by us. The funds will be held in escrow until we receive a minimum of $20,000,000, at which time the funds will be released to us. Any funds received in excess of $20,000,000 and up to $30,000,000 will immediately be available to us. If we do not receive the minimum amount of $20,000,000 by October 11, 2016 (60 days after the date of this prospectus), all funds will be returned to purchasers in this offering on the next business day after the offering’s termination, without charge, deduction or interest. Prior to October 11, 2016, in no event will funds be returned to you. You will only be entitled to receive a refund of your subscription if we do not raise a minimum of $20,000,000 by October 11, 2016.

Ownership after this offering

Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and our other directors, director nominees and executive officers will beneficially own 90.3% if the minimum number of shares is sold and

87.7% if the maximum number of shares is sold, of our outstanding common stock after the completion of this offering.

Risk factors	Investing in our common stock involves a high degree of risk. You should read the “Risk Factors” section of this prospectus beginning on page 21 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq Capital Market symbol	FOTV(4)

(1)	Excludes (a) outstanding stock options to purchase an aggregate of 191,894 shares of our common stock at a weighted average exercise price of $2.07 per share, (b) restricted stock units to receive up to an aggregate of 100,000 shares of our common stock vesting on March 8, 2017, (c) 1,415,920 shares of our common stock reserved for future grants pursuant to the exercise of options or other equity awards under the FilmOn.TV Networks Inc. 2012 Stock Plan (the “2012 Stock Plan”), (d) 83,862 shares of our common stock issuable upon the exercise of warrants sold in the 2016 Private Placement (inclusive of warrants issued to the placement agent), and (e) 381,247 shares of our common stock issuable upon the automatic conversion of our series A preferred stock sold in the 2016 Private Placement.
(2)	Includes 381,247 shares of our common stock issuable upon the automatic conversion of our series A preferred stock sold in the 2016 Private Placement. Excludes (a) 175,000 shares (if the minimum number of shares is sold) of our common stock issuable upon the exercise of warrants we expect to grant to the underwriters in this offering, (b) 83,862 shares of our common stock issuable upon the exercise of warrants sold in the 2016 Private Placement, (c) outstanding stock options to purchase an aggregate of 191,894 shares of our common stock at a weighted average exercise price of $2.07 per share, (d) restricted stock units to receive up to an aggregate of 100,000 shares of our common stock vesting on March 8, 2017, and (e) 1,415,920 shares of our common stock reserved for future grants pursuant to the exercise of options or other equity awards under the 2012 Stock Plan.
(3)	Includes 381,247 shares of our common stock issuable upon the automatic conversion of our series A preferred stock sold in the 2016 Private Placement. Excludes (a) 262,500 shares (if the maximum number of shares is sold) of our common stock issuable upon the exercise of warrants we expect to grant to the underwriters in this offering, (b) 83,862 shares of our common stock issuable upon the exercise of warrants sold in the 2016 Private Placement, (c) outstanding stock options to purchase an aggregate of 191,894 shares of our common stock at a weighted average exercise price of $2.07 per share, (d) restricted stock units to receive up to an aggregate of 100,000 shares of our common stock vesting on March 8, 2017, and (e) 1,415,920 shares of our common stock reserved for future grants pursuant to the exercise of options or other equity awards under the 2012 Stock Plan.
(4)	We have reserved the trading symbol “FOTV” in connection with our application to have our common stock listed for trading on the Nasdaq Capital Market.

In February 2016, we amended our certificate of incorporation to effect a 0.375-for-1 reverse stock split of our outstanding shares of common stock. All share information contained in this prospectus reflects the 0.375-for-one reverse stock split of our outstanding shares of common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

We derived the selected consolidated statements of operations data for 2015 and 2014 and the selected consolidated balance sheet data as of December 31, 2015 from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations for the three months ended March 31, 2016 and 2015 and the selected consolidated balance sheet data as of March 31, 2016 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated financial statements on the same basis as the audited consolidated financial statements and have included, in our opinion, all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair statement of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. This summary of historical financial data should be read together with the financial statements and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in the prospectus.

	Three Months Ended March 31,		Years Ended December 31,
	2016	2015	2015	2014
	(unaudited)
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenues	$3,489	$2,236	$13,132	$13,539
Cost of revenues	3,864	2,628	11,670	8,678
Loss from operations	(6,086)	(3,603)	(12,727)	(5,079)
Net loss	$(6,030)	$(3,603)	$(8,669)	$(5,266)
Loss per share – basic and diluted	$(0.16)	$(0.08)	$(0.23)	$(0.13)
Weighted average common shares outstanding – basic and diluted	37,784,441	37,312,500	37,312,500	37,288,903

The pro forma financial information below reflects our acquisitions of CinemaNow on December 28, 2015 and OVGuide on March 8, 2016 as if they had each occurred on January 1, 2015. The pro forma operating data are not necessarily indicative of the actual results of our company had the acquisitions occurred as of the beginning of 2015 or of our future operations.

	Pro Forma
	Three Months Ended March 31, 2016	Year Ended December 31, 2015
	(unaudited)
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenues	$3,847	$25,386
Cost of revenues	4,105	19,614
Loss from operations	(6,303)	(19,747)
Net loss	$(6,194)	$(18,824)
Loss per share – basic and diluted	$(0.16)	$(0.49)
Weighted average common shares outstanding – basic and diluted	38,534,703	38,320,314

The following table summarizes our consolidated balance sheet data as of March 31, 2016, on an actual basis (inclusive of the acquisition of CinemaNow as of December 31, 2015) and on a pro forma basis, as adjusted to give effect to (i) the automatic conversion of our series A preferred stock into 381,247 shares of our common stock upon the initial closing of this offering and (ii) the net proceeds of the sale of a minimum of 2,500,000 shares and a maximum of 3,750,000 shares of our common stock in this offering at an initial public offering price of $8.00 per share.

	As of March 31, 2016
	Actual (unaudited)	Pro Forma, As Adjusted – Minimum (unaudited)	Pro Forma, As Adjusted – Maximum (unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,488	$19,513	$28,763
Working capital (deficit)	(5,134)	12,891	22,141
Total assets	35,528	53,553	62,803
Total indebtedness	100	100	100
Total liabilities	15,545	15,545	15,545
Total stockholders’ equity	$19,983	$38,008	$47,258

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes, and in any free writing prospectus that we have authorized for use in connection with this offering. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Relating to Our Business and Industry

We operate in a highly competitive market. If we do not compete effectively, our prospects, operating results and financial condition could be adversely affected.

We have operated in a highly competitive market since our United Kingdom-entity, FilmOn TV Ltd., began operations in 2010. We face significant competition from numerous online digital media platforms such as Netflix, Hulu, Amazon and Apple TV, all of which are substantially larger, have significantly greater technical and financial resources than we do and are better positioned to continue investment in competitive technologies. These companies, as well as traditional cable and satellite channels, also have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we do.

In order to be successful in this market, we must meet many competitive challenges, including:

•	offering services and products that support multiple hardware platforms, operating systems, applications and application development frameworks;

•	establishing and maintaining broad market acceptance of our services and converting that acceptance into direct and indirect sources of revenue;

•	establishing and maintaining adoption of our services on a wide variety of platforms and devices;

•	developing services and products that result in high degrees of subscriber and user satisfaction and high levels of subscriber and user usage and retention;

•	successfully responding to competition, including competition from new and existing digital media providers; and

•	identifying, attracting and retaining talented technical and creative services staff at reasonable market compensation rates in the markets in which we employ.

Existing and future competitors may introduce products and services in the same markets we serve or intend to serve, and competing products or services may have better performance, lower prices, better functionality and broader acceptance than our products. Our competitors may also add features to their products or services similar to features that presently differentiate our product and service offerings from theirs. This competition could result in increased sales and marketing expenses, thereby materially reducing our operating margins, and could harm our ability to increase, or cause us to lose, market share. Some of our competitors and potential competitors supply a wide variety of services and products to, and have well-established relationships with, our current and prospective subscribers and users.

Our independent registered public accounting firm have expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm, in their report dated July 1, 2016, expressed substantial doubt about our ability to continue as a going concern. As of December 31, 2015, our current liabilities exceeded our current assets by $4.7 million. In addition, during the year ended December 31, 2015, we had a consolidated net loss of $8.7 million and net cash used from operating activities of $7.9 million. These losses were primarily due to our continued strategic emphasis on growing our business including a focus on sales, marketing, brand awareness and expanding our employee base. As of December 31, 2015, the current implementation of our strategic plan had been entirely funded by Alkiviades (Alki) David, our Chairman, Chief Executive Officer and majority stockholder, through advances and capital contributions. At regular intervals, we have secured fresh working capital from our majority stockholder, but to meet our future strategic objectives, we continue to significantly invest in platform technology and development, which requires us to continue to explore alternative sources of capital to meet our ongoing cash needs. We made strategic acquisitions of businesses in December 2015 and February 2016 in order to increase our ability to generate future cash flows and enhance product offerings. Additionally, in May and June 2016, we completed a private placement to investors of shares of our series A convertible preferred stock for an aggregate purchase price of $2,439,994. Our future viability is dependent on our ability to generate cash from operating activities or to raise additional capital to finance our operations from external sources or from our majority stockholder. Our failure to raise capital as and when needed could have a negative impact on our financial condition and ability to pursue our business strategies. We are taking steps to grow revenues through enhanced sales effectiveness, additional sales coverage and new product offerings. Our actual results indicate the existence of a material uncertainty that may cast significant doubt about our ability to continue as a going concern.

Most of our revenue has come from advertising and subscription fees. Decreases in demand for our services could adversely affect our results of operations and financial condition.

To date, our revenue has been derived primarily from advertising and subscription fees. Although we expect that our digital video services will achieve broad market acceptance, our ability to create demand for our FilmOn.com platform could be materially and adversely affected by a number of factors, including:

•	improved digital media offerings from competitors in our markets;

•	competitive pricing pressures;

•	failure to release new or enhanced versions of our digital viewing services;

•	technological change that we are unable to address with our website; and

•	general economic conditions.

We have one operating and reportable business segment and, therefore, our business, financial condition, results of operations and cash flows would be adversely affected by a decline in demand for our digital media viewing services. Our business and business prospects would be materially and adversely affected if the market for these services does not expand as we expect.

We have a history of annual net losses which may continue and which may negatively impact our ability to compete and achieve our business strategy.

We have experienced significant net losses. For the three months ended March 31, 2016, we had a net loss of $6.0 million and for the years ended December 31, 2015 and 2014, we had net losses of $8.7 million and $5.3 million, respectively. Our business strategy may be unsuccessful and no assurance can be given that we will ever have net income. Accordingly, our prospects must be considered in light of the competition, risks, expenses and difficulties frequently encountered by an emerging online media company. Our inability to effectively meet our competition could have an adverse effect on our prospects, operating results and financial condition.

We face many risks in connection with the general conditions and trends of our internet streaming video market. If our efforts to attract and retain subscribers and users are not successful, our business will be adversely affected.

We have experienced subscriber and user growth since our United Kingdom entity, FilmOn TV Ltd., began operations in 2010. Our ability to continue to attract subscribers and users will depend in part on our ability to consistently provide our subscribers and users with a valuable and quality streaming experience. Furthermore, the relative service levels, content offerings, pricing and related features of competitors to our service may adversely impact our ability to attract and retain subscribers and users. We are competing for screen viewing time with many competing offerings, including multichannel video programming distributors providing free, on demand content through authenticated internet applications, internet-based movie and television content providers, including both those that provide legal and illegal (or pirated) streaming video content, and streaming video retail stores. If consumers do not perceive our service offering to be of value, or if we introduce new or adjust existing features or change the mix of content in a manner that is not favorably received by them, we may not be able to attract and retain subscribers and users. In addition, many of our subscribers are rejoining our service or originate from word-of-mouth advertising from existing subscribers. If our efforts to satisfy our existing subscribers and users are not successful, we may not be able to attract subscribers and users, and as a result, our ability to maintain and/or grow our business will be adversely affected. Subscribers and users may stop using our service for many reasons, including a perception that they do not use the service sufficiently, the availability of content is unsatisfactory, competitive services provide a better value or experience and customer service issues are not satisfactorily resolved. We must continually add new subscribers and users both to replace subscribers and users who stop using our service and to grow our business beyond our current subscriber and user bases. If too many of our subscribers and users stop using our service, or if we are unable to attract new subscribers and users in numbers sufficient to grow our business, our operating results will be adversely affected. If we are unable to successfully compete with current and new competitors in both retaining our existing subscribers and users and attracting new subscribers and users, our business will be adversely affected. Further, if excessive numbers of subscribers and users stop using our service, we may be required to incur significantly higher marketing expenditures than we currently anticipate in order to replace these subscribers and users with new subscribers and users.

If we are not able to manage change and growth, our business could be adversely affected.

We are expanding our operations internationally, scaling our streaming service to effectively and reliably handle anticipated growth in both subscribers and users and features related to our service. As we expand internationally, we are managing our business to address varied content offerings, consumer customs and practices, in particular those dealing with e-commerce and internet video, as well as differing legal and regulatory environments. As we scale our streaming service, we are developing technology and utilizing third-party internet-based or “cloud” computing services. If we are not able to manage the growing complexity of our business, including improving, refining or revising our systems and operational practices related to our streaming operations, our business may be adversely affected.

We identified material weaknesses in connection with our internal control over financial reporting. Although we are taking steps to remediate these material weaknesses, we may not be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

In connection with the audits of our consolidated financial statements for the years ended December 31, 2015 and 2014, and the preparation of our unaudited interim financial statements for the three months ended March 31, 2016 and 2015, our management and independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. The material weaknesses related to (i) our lack of a sufficient number of personnel with an appropriate level of knowledge and experience in the application of U.S. generally accepted accounting principles, or U.S. GAAP, commensurate with our financial reporting requirements and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not designed and in place or not operating effectively. As a result, numerous adjustments to our consolidated financial statements were identified and made during the course of the audits and review.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent registered public accounting firm has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses. In an effort to remediate the material weaknesses, we plan to increase the number of our finance and accounting personnel and hire a full-time global corporate controller.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

We may not successfully integrate the businesses of our recent acquisitions of CinemaNow and OVGuide to realize their full benefits.

Our recent acquisitions of CinemaNow and OVGuide involve the integration of businesses that have previously operated separately. The difficulties of combining the operations of these businesses include the challenge of effecting technical integration while carrying on our ongoing business. The process of completing the integration of these businesses could cause an interruption of, or loss of momentum in, the activities of our company and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisition and the integration of each of CinemaNow’s and OVGuide’s operations could have an adverse effect on our business, financial condition or results of operations.

Following the acquisitions of CinemaNow and OVGuide, we may be required to take writedowns or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price.

Although we conducted due diligence on CinemaNow and OVGuide, we cannot assure you that this diligence revealed all material issues that may be present in CinemaNow and OVGuide’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our and CinemaNow or OVGuide’s control will not later arise. As a result, we may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the combined company or its securities. In addition, charges of this nature may cause us to be unable to obtain future financing on favorable terms or at all.

In recognition of potential charges that could arise following the OVGuide acquisition, pursuant to the terms of the OVGuide Agreement and Plan of Merger and Reorganization, we have held back 100,781 shares of the common stock merger consideration in a holdback fund to satisfy any indemnification claims related to undisclosed commercial or tax liabilities or litigation, with 50% of such stock being released from the holdback fund, net of claims, on each of September 8, 2016 and March 8, 2017. No assurance can be given that this indemnification will prove to be sufficient.

Our growth strategy depends, in part, on our acquiring internet video content as well as complementary businesses and expanding those operations, which we may be unable to do.

Our growth and expansion strategy is based, in part, on our ability to acquire or invest in internet video content as well as complementary businesses. The success of this acquisition strategy will depend, in part, on our ability to accomplish the following:

•	identify suitable content and businesses to buy;

•	complete the purchase of such content and businesses on terms acceptable to us;

•	complete the acquisition(s) in the time frame and within the budget we expect; and

•	improve the results of operations of the content and businesses that we buy and successfully integrate those operations on an accretive basis.

There can be no assurance that we will be successful in any or all of the steps above. Our failure to successfully implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general. We may not be able to find appropriate acquisition candidates, accretively acquire those candidates that we identify or integrate acquired businesses effectively and profitably.

We may require additional financing, which may not be available, as it historically has been, for the continued operation of our business.

Even if we raise the maximum amount in this offering, the continued acquisition, management and distribution of digital video content that is the core of our business is very expensive and we may require additional funds to continue operations of our business once the net proceeds of this offering have been used. In the past, we were able to rely on Alkiviades (Alki) David, our Chairman and Chief Executive Officer, to provide our company with financing for the acquisition of video content and ongoing operations; however, in the future, Mr. David may be unable to continue to provide our company with such financial assistance and we may not be able to access alternative sources of financing. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could seriously harm our business and operating results. If we incur debt, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations.

If our efforts to build unique identity and improve subscriber and user satisfaction and loyalty are not successful, we may not be able to attract or retain subscribers or users, and our operating results may be adversely affected.

We must continue to build and maintain a unique identity. We believe that a unique identity will be important in attracting and retaining subscribers and users who have a number of choices from which to obtain streaming content. To build a unique identity we believe we must continue to offer content and service features that our subscribers and users value and enjoy. We also believe that these must be coupled with effective consumer communications, such as marketing, customer service and public relations. If our efforts to promote and maintain our identity are not successful, our ability to attract and retain subscribers or users may be adversely affected. Such a result may adversely affect our operating results.

With respect to our expansion into international markets, we will also need to establish our identity and, to the extent we are not successful in doing so, our business in new markets may be adversely impacted.

Changes in our subscriber acquisition sources could adversely affect our marketing expenses and subscriber levels may be adversely affected.

We utilize a broad mix of marketing and public relations programs, including social media websites such as Facebook and Twitter, to promote our service to potential new subscribers. We may limit or discontinue use or support of certain marketing sources or activities if advertising rates increase or if we become concerned that subscribers or potential subscribers deem certain marketing practices intrusive or damaging to our brand. If the available marketing channels are curtailed, our ability to attract new subscribers may be adversely affected.

If companies that currently promote our service decide that we are negatively impacting their business, that they want to compete more directly with our business or enter a similar business or decide to exclusively support our competitors, we may no longer be given access to such marketing channels. We also acquired a number of subscribers who return to our service having previously stopped using our service. If we are unable to maintain or replace our sources of subscribers with similarly effective sources, or if the cost of our existing sources increases, our subscribers levels and marketing expenses may be adversely affected.

We depend on several large video advertising networks to resell our available screen space, and the discontinuance of any such arrangements could result in a significant loss of revenue.

A significant portion of our revenue is earned in connection with arrangements with several large video advertising networks which resell our available video advertising screen space to individual advertisers and brands. During the three months ended March 31, 2016, we had one video advertising network customer that accounted for 12% of our revenue. During the year ended December 31, 2015, we had one video advertising network customer that accounted for 39% of our revenue, and during the year ended December 31, 2014, we had two video advertising network customers that accounted for 20% and 10% of our revenue. A decision by any of these video advertising network customers to discontinue or limit their relationship with us could result in a significant loss of revenue to us.

We face risks, such as unforeseen costs and potential liability, in connection with content we acquire, license and/or distribute through our service.

As a distributor of digital media content, including digital video, we face potential liability for negligence, copyright, or trademark infringement or other claims based on the nature and content of materials that we acquire, license and/or distribute. We also may face potential liability for content used in promoting our service, including marketing materials and features on our website such as subscriber and user reviews. We are responsible for production costs and other expenses related to our original content. We also take on risks associated with this production, such as completion and key talent risk. To the extent we do not accurately anticipate costs or mitigate risks, or if we become liable for content we acquire, license and/or distribute, our business may suffer. Litigation to defend these claims could be costly and the expenses and damages arising from any liability or unforeseen production risks could harm our results of operations. We cannot assure you that we are indemnified to cover claims or costs of these types and we may not have insurance coverage for these types of claims.

We rely upon a number of strategic partners to offer instant streaming of content to various devices.

We currently offer all our viewers the ability to receive streaming content through a host of internet-connected devices, including internet-enabled televisions, digital video players, game consoles and mobile devices. We intend to continue to broaden our capability to instantly stream content to other platforms and partners over time. If we are not successful in maintaining existing and creating new relationships, or if we encounter technological, content licensing or other impediments to our streaming content, our ability to grow our business could be adversely impacted. We have entered into agreements with certain consumer electronics partners, pursuant to which each makes available an “app” for viewing our content on its hardware platform. Our agreements with our consumer electronics partners are typically between one and three years in duration and our business could be adversely affected if, upon expiration, a number of our partners do not continue to provide access to our service or are unwilling to do so on terms acceptable to us, which terms may include the degree of accessibility and prominence of our service. In addition, technology changes to our streaming functionality may require that partners update their devices. If partners do not update or otherwise modify their devices, our service and our viewers’ use and enjoyment could be negatively impacted.

Any significant disruption in our computer systems or those of third parties that we utilize in our operations could result in a loss or degradation of service and could adversely impact our business.

Our reputation and ability to attract, retain and serve our subscribers and users is dependent upon the reliable performance of our computer systems and those of third parties that we utilize in our operations. These systems may be subject to damage or interruption from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm these systems. Interruptions in these systems, or to the internet in general, could make our service unavailable or impair our ability to deliver content to our subscribers and users. Service interruptions, errors in our software or the unavailability of computer systems used in our operations could diminish the overall attractiveness of our service to existing and potential subscribers and users.

FilmOn.com experienced a significant service interruption in 2009, when a third-party data host faced a cyber attack by an intruder, and we experienced a significant service interruption in 2013, when we were the target of denial of service attacks for two weeks. The FilmOn.com website remained operational during the 2009 interruption, however most FilmOn.com channels went offline for two to three days while servers were reinstalled. The 2013 attack was resolved with the services of Neustar Site Protect.

Our servers and those of third parties we use in our operations are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions and periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempt by hackers to disrupt our service or otherwise access our systems, if successful, could harm our business, be expensive to remedy and damage our reputation. We have implemented certain systems and processes to thwart hackers and, to date, hackers have not had a material impact on our service or systems. However, this is no assurance that hackers may not be successful in the future. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to implement and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of subscribers and users and adversely affect our business and results of operation.

We utilize our own communications and computer hardware systems located either in our facilities or in that of a third-party data centers. In addition, we utilize third-party internet-based or “cloud” computing services in connection with our business operations. We also utilize third-party content delivery networks to help us stream content in high volume to our subscribers and users over the internet. Problems faced by us or our service providers, including technological or business-related disruptions, could adversely impact the experience of our subscribers and users.

Our reputation and relationships with subscribers and users would be harmed if our subscribers or users’ data, particularly personally identifying data, were to be subject to a cyber-attack or otherwise accessed by unauthorized persons.

We maintain personal data regarding our subscribers and users, including their names and other information. With respect to personally identifying data, we rely on licensed encryption and authentication technology to secure such information. We also take measures to protect against unauthorized intrusion into our subscribers and users’ data. In addition, in the future, we anticipate employing private network lines between core and streaming data centers to enhance the quality of public internet connections, which can be unstable at times, and to prevent situations where all or any of our internet connections are overloaded by a potential cyber attack.

Despite these measures, we could experience a cyber attack or other unauthorized intrusion into our subscribers and users’ data. Our security measures could also be breached due to employee error, malfeasance, system errors or vulnerabilities, or otherwise. In the event our security measures are breached, or if our services are subject to attacks that impair or deny the ability of subscribers or users to access our products and services, current and potential subscribers or users may become unwilling to provide us the information necessary for them to become subscribers or users or may curtail or stop using our products and services. In addition, we could face legal claims for such a breach. The costs relating to any data breach could be material, and we currently do not carry insurance against the risk of a data breach. For these reasons, should an unauthorized intrusion into our subscribers or users’ data occur, our business could be adversely affected. Changes to operating rules could increase our operating expenses and adversely affect our business and results of operations.

We rely on our proprietary technology to stream content and to manage other aspects of our operations, and the failure of this technology to operate effectively could adversely affect our business.

We continually enhance or modify the technology used for our operations. We cannot be sure that any enhancements or other modifications we make to our operations will achieve the intended results or otherwise be of value to our subscribers and users. Future enhancements and modifications to our technology could consume considerable resources. If we are unable to maintain and enhance our technology to manage the streaming of content to our subscribers and users in a timely and efficient manner, our ability to retain existing subscribers and users and to add new subscribers and users may be impaired. In addition, if our technology or that of third parties we utilize in our operations fails or otherwise operates improperly, our ability to retain existing subscribers and users and to add new subscribers and users may be impaired. Also, any harm to our subscribers or users’ personal computers or other devices caused by software used in our operations could have an adverse effect on our business, results of operations and financial condition.

Changes in how network operators handle and charge for access to data that travel across their networks could adversely impact our business.

We rely upon the ability of consumers to access our service through the internet. To the extent that network operators implement usage based pricing, including meaningful bandwidth caps, or otherwise try to monetize access to their networks by data providers, we could incur greater operating expenses and our acquisition and retention of subscribers and users could be negatively impacted. Further, to the extent network operators were to create tiers of internet access service and either charge us for or prohibit us from being available through these tiers, our business could be negatively impacted.

If our patents, trademarks, intellectual property and other proprietary rights are not adequately protected to prevent use or appropriation by our competitors, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

We rely on and expect to continue to rely on a combination of confidentiality and license agreements with our employees, consultants and third parties with whom we have relationships, as well as patent, trademark, copyright and trade secret protection laws, to protect our intellectual property and proprietary rights.

When necessary, we enforce our proprietary rights through court proceedings. We may file, from time to time, patent and trademark applications. Nevertheless, these applications may not be approved, third parties may challenge patents and trademarks issued to or held by us, third parties may knowingly or unknowingly infringe our intellectual property and other proprietary rights, and we may not be able to prevent infringement or misappropriation without substantial expense to us.

We currently hold various domain names, including FilmOn.com. Failure to protect our domain names could adversely affect our reputation and make it more difficult for our customers to find our website and our service. We may be unable, without significant cost or at all, to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our intellectual property and other proprietary rights.

We may be subject to litigation which, if adversely determined, could cause us to incur substantial losses. In particular, pending intellectual property lawsuits against us could be costly and impose a significant burden on our management and employees. If such lawsuits result in judgments against us, our business, prospects and competitive position may be adversely affected.

From time to time, during the normal course of our businesses, we are subject to various litigation claims and legal disputes most significantly in the areas of intellectual property (e.g., trademarks, copyrights and patents). Our intellectual property rights extend to our technology, business processes and the content on our website. We use the intellectual property of third parties in marketing and providing our service through contractual and other rights. Despite our efforts, from time to time, third parties have alleged, and may in the future allege, that we have violated their intellectual property rights.

We are currently parties to multiple lawsuits related to our products and services, including copyright infringement lawsuits brought by content broadcasters and intellectual property rights-holders, and we may in the future be subject to additional such lawsuits and disputes. We are vigorously defending claims in federal court in New York, Los Angeles and Washington, D.C. brought by television networks for streaming their broadcast programming over the internet without a license and we have asserted our own counterclaim against the networks that we are entitled to a compulsory performance license to retransmit the networks’ broadcast content pursuant to Section 111 of the 1976 Copyright Act. The claims against us and our counterclaims against the networks remain pending. For more information, see “Business – Legal Proceedings.”

Defending and prosecuting these claims is costly and can and may impose a significant burden on our management and employees. In addition, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained. If we are unable to obtain an outcome which sufficiently protects our rights, successfully defend our use of intellectual property, or allows us time to develop non-infringing technology and content or to otherwise alter our business practices on a timely basis in response to the claims against us, our business, prospects and competitive position may be adversely affected.

Some of these claims may not be covered under our insurance policies, or our insurance carriers may seek to deny coverage, and, as a result, we are, at times, required to incur significant unreimbursed legal fees in defending such claims. Because we cannot accurately predict the outcome of any action, as a result of current and/or future litigation, we could be subject to adverse judgments or settlements that could significantly reduce our earnings or result in losses.

Recently, a United States District Court Judge in California, interpreting the Copyright Act, agreed with us in not believing there to be a policy argument for treating traditional cable services differently from internet services. This case is being appealed to the United States Court of Appeals for the Ninth Circuit. Separately, the Federal Communications Commission has proposed rules to create regulatory parity between OTT operators and cable operators that would benefit us if adopted. If the above-referenced case is ultimately overturned by an appellate court and/or the FCC fails to adopt its proposed rules, our business, prospects and competitive position may be negatively affected.

We believe that OTT operators should be permitted, like cable networks, to retransmit licensed television network programming via the internet because we provide an analogous service to cable networks using internet and wireless technology. However, in July 2014, the Southern District of New York, during litigation involving a former FilmOn competitor, relied on existing Second Circuit precedent in holding that internet retransmission services do not constitute cable systems under Section 111 of the Copyright Act. In contrast, in July 2015, a United States District Court Judge in California, interpreting the Copyright Act in Fox Television Stations, Inc., et al., v. FilmOn X, LLC, et al., recently held to the contrary and agreed with us, concluding that we should be treated the same as cable operators for purposes of Section 111 of the Copyright Act. The California District Court specifically considered the New York Court’s prior decision and found it unpersuasive. The California District Court also authorized an immediate appeal of its decision.

Fox Television Stations, Inc., et al. v. FilmOn X, LLC, et al., is currently being appealed to the United States Court of Appeals for the Ninth Circuit. If the Ninth Circuit upholds the California District Court’s decision on appeal, such a decision would create conflicting authority between the 9th and 2nd Circuit regarding whether a company that streams broadcast television over the internet can qualify as a cable system under Section 111 of the Copyright Act and thereby rebroadcast television networks’ broadcast content at set, predetermined rates. If this were to occur, we would be entitled to a compulsory license in the 9th Circuit, but not in the 2nd Circuit, and we would be subject to suit on this issue in the remainder of the United States. Under these circumstances, we may seek a final determination of whether we may qualify as a cable system under the Copyright Act by the Supreme Court of the United States. If the California District Court decision is overturned on appeal, we would not be entitled to a compulsory performance license to rebroadcast television networks’ broadcast content at set, predetermined rates pursuant to the Copyright Act.

Separately, the FCC, which regulates interstate communications by radio, television, wire, satellite and cable in the United States, has proposed rules–due in part to our advocating for them–to create regulatory parity between OTT operators and cable operators. The proposed rules, if adopted, would treat OTT operators as MVPDs, giving OTT operators the legal right to retransmit local television broadcast stations to authenticated users in local markets in accordance with FCC rules. In turn, television network broadcasters would be required to negotiate in good faith with OTT operators to act as licensees for the retransmission of television network programs for negotiated licensing fees. We believe the proposal that OTT operators be treated as MVPDs, if adopted, would allow us to provide a comprehensive video entertainment platform and would spur investment in our company and the OTT industry generally. We submitted our reply comments to the FCC in support of the proposed rulemaking on March 18, 2015. At this time, we are not aware of when or whether these proposed rules will become effective or whether the content of such rules will change during the adoption process. Further, if the FCC’s proposed rules are not adopted, or if they are adopted with modifications that are adverse to us, we may not be entitled to negotiate content licenses with television networks.

If either the FCC rulemaking or the above-referenced litigation is not decided in our favor, our business, prospects and competitive position may be negatively affected. If neither of these matters is decided in our favor, it is possible that the network broadcasters will refuse to grant us a license to rebroadcast their content to our subscribers and users, thereby negatively affecting our potential expansion, prospects and competitive position.

Piracy of video, including digital and internet piracy, may reduce viewers of our website or lead to infringement claims against us.

Video piracy is extensive in many parts of the world and is made easier by technological advances and the conversion of video into digital formats. This trend facilitates the creation, transmission and sharing of high quality unauthorized copies of content on DVDs, Blu-ray discs, and the internet. We may have to implement elaborate and costly security and anti-piracy measures, which could result in significant expenses and losses of revenue. We cannot assure you that security and anti-piracy measures will prevent the piracy of our content. The proliferation of unauthorized copies of these products could have an adverse effect on our business, because these products could reduce the number of viewers who use our service or could lead to infringement claims against us if such products wind up on our websites.

Our online activities are subject to a variety of laws and regulations relating to privacy which, if violated, could subject us to an increased risk of litigation and regulatory actions.

In addition to our websites and applications, we use third-party applications, websites, and social media platforms to promote our service and engage consumers, as well as monitor and collect certain information about users of our service. There are a variety of laws and regulations governing individual privacy and the protection and use of information collected from such individuals, particularly in relation to an individual’s personally identifiable information. Many foreign countries have adopted similar laws governing individual privacy, some of which are more restrictive than similar United States laws. If our online activities were to violate any applicable current or future laws and regulations, we could be subject to litigation and regulatory actions, including fines and other penalties.

If government regulations relating to the internet or other areas of our business change, we may need to alter the manner in which we conduct our business or incur greater operating expenses.

The adoption or modification of laws or regulations relating to the internet or other areas of our business could limit or otherwise adversely affect the manner in which we currently conduct our business. In addition, the continued growth and development of the market for online commerce may lead to more stringent consumer protection laws, which may impose additional burdens on us. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses or alter our business model.

The adoption of any laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting internet neutrality, could decrease the demand for our service and increase our cost of doing business. For example, in late 2010, the FCC adopted so-called net neutrality rules intended, in part, to prevent network operators from discriminating against legal traffic that transverse their networks. On April 13, 2015, the FCC published final rules protecting net neutrality; however, those rules are currently being challenged by the telecommunications industry in the United States Court of Appeals for the District of Columbia Circuit. To the extent network operators attempt to use the April 2015 rules, or intermediate rulings relating to the appeal thereof, to extract fees from us to deliver our traffic or otherwise engage in discriminatory practices, our business could be adversely impacted. As we expand internationally, government regulation concerning the internet, and in particular, network neutrality, may be nascent or non-existent. Within such a regulatory environment, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

We could be subject to economic, political, regulatory and other risks arising from international operations.

Operating in international markets requires significant resources and management attention and will subject us to regulatory, economic and political risks that may be different from and incremental to those in the United States. In addition to the risks that we face in the United States, our international operations may involve risks that could adversely affect our business, including:

•	the need to adapt our content and user interfaces for specific cultural and language differences, including licensing a certain portion of our content library before we have developed a full appreciation for its performance within a given territory;

•	difficulties and costs associated with staffing and managing foreign operations;

•	management distraction;

•	political or social unrest and economic instability;

•	compliance with United States laws, such as the Foreign Corrupt Practices Act, export controls and economic sanctions, and local laws prohibiting corrupt payments to government officials;

•	unexpected changes in regulatory requirements;

•	less favorable foreign intellectual property laws;

•	adverse tax consequences such as those related to repatriation of cash from foreign jurisdictions into the United States, non-income related taxes such as value-added tax or other indirect taxes, changes in tax laws or their interpretations, or the application of judgment in determining our global provision for income taxes and other tax liabilities given inter-company transactions and calculations where the ultimate tax determination is uncertain;

•	fluctuations in currency exchange rates, which could impact revenues and expenses of our international operations and expose us to foreign currency exchange rate risk;

•	profit repatriation and other restrictions on the transfer of funds;

•	differing payment processing systems as well as consumer use and acceptance of electronic payment methods, such as payment cards;

•	new and different sources of competition;

•	different and more stringent user protection, data protection, privacy and other laws; and

•	availability of reliable broadband connectivity and wide area networks in targeted areas for expansion.

Our failure to manage any of these risks successfully could harm our international operations and our overall business, and results of our operations.

Our business is subject to reporting requirements that continue to evolve and change, which could continue to require significant compliance effort and resources.

Because our common stock will be publicly traded, we will be subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board (PCAOB), the SEC and the Nasdaq Capital Market (assuming our common stock has been approved for listing), periodically issue new requirements and regulations and legislative bodies also review and revise applicable laws. As interpretation and implementation of these laws and rules and promulgation of new regulations continues, we will continue to be required to commit significant financial and managerial resources and incur additional expenses to address such laws, rules and regulations, which could in turn reduce our financial flexibility and create distractions for management.

Any of these events, in combination or individually, could disrupt our business and adversely affect our business, financial condition, results of operations and cash flows.

The loss of the services of Alkiviades (Alki) David or Peter van Pruissen for any reason would materially and adversely affect our business operations and prospects.

Our financial success is dependent to a significant degree upon the efforts of Alkiviades (Alki) David, our Chairman and Chief Executive Officer and Peter van Pruissen, our Chief Financial Officer. Mr. David, who has financed our operations to date, has knowledge regarding the internet streaming video market and business contacts that would be extremely difficult to replace. Mr. van Pruissen possesses historical financial and accounting experience concerning our company that our other officers do not have. Although we have entered into employment arrangements with each of them, there can be no assurance that Messrs. David and van Pruissen will continue to provide services to us. It is expected that Messrs. David and van Pruissen will devote a significant amount of their working time to our company (not less than an average of 35 hours per week for Mr. David and not less than an average of 24 hours per week for Mr. van Pruissen) and that the balance of Messrs. David and van Pruissen’s working time may be devoted to other business and investment activities. A voluntary or involuntary departure by Mr. David and/or Mr. van Pruissen could have a materially adverse effect on our business operations if we were not able to attract a qualified replacement for them in a timely manner. We are in the process of obtaining a $10 million key-man life insurance policy for our benefit on the life of Mr. David, but not on the lives of any of our other officers.

There may be potential conflicts of interest involving the time spent by our Chairman and Chief Executive Officer as between our company and other companies he controls.

Alkiviades (Alki) David, our Chairman and Chief Executive Officer, also serves as a director and officer of several other companies that he controls including Anakando Ltd. and HUSA Development Inc. and devotes a portion of his business and professional time and efforts to the respective businesses of those companies. While we believe that our business, technologies and strategic objectives are distinguishable from those other companies he controls, and which we do not compete with, Mr. David may have potential conflicts of interest with respect to, among other things, potential corporate opportunities, business combinations, joint ventures and/or other business opportunities that may become available to him, us, Anakando, HUSA Development and the other companies he controls. Moreover, while Mr. David has agreed to devote not less than an average of 35 hours per week of his business and professional time and efforts to us, potential conflicts of interest also include the amount of time and efforts devoted by him to the affairs of Anakando, HUSA Development and other companies he controls. We may be materially affected if Mr. David chooses to place the interests of Anakando,

HUSA Development and other companies he controls before those of our company. Our Board of Directors has adopted a policy whereby any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) must be approved solely by a majority of the disinterested independent directors serving on the Board. Mr. David also owes fiduciary duties of care and loyalty to us under Delaware law. However, the failure of our management to resolve any conflicts of interest in our favor could materially adversely affect our business, financial condition and results of operation.

We may not be able to attract and retain the highly skilled employees we need to support our planned growth, and our compensation expenses may increase.

To execute on our strategy, we must continue to attract and retain highly qualified personnel. Competition for these personnel is intense, especially for senior sales executives and engineers with high levels of experience in designing and developing software. We may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we do. Technical personnel are also aggressively recruited by other startup and emerging growth companies, which are especially active in many of the technical areas and geographic regions in which we operate. In addition, in making employment decisions, particularly in the high-technology industry, job candidates often consider the value of the stock-based compensation they are to receive in connection with their employment. Declines in the value of our common stock could adversely affect our ability to attract or retain key employees and result in increased employee compensation expenses.

We may face quarterly and seasonal fluctuations that could harm our business.

Our revenues and results of operations have fluctuated in the past, and will likely continue to fluctuate, on a quarterly basis. Such fluctuations are the result of a seasonal pattern that reflects variations in consumer purchasing habits. When consumers buy internet-connected devices, they tend to increase their viewership of digital media, including general video streaming services. Our subscriber growth is generally greatest during the fourth and first quarters (October through March), and slowest during the second and third quarters (May through August).

Changes in accounting principles or guidance, or in their interpretations, could result in unfavorable accounting charges or effects, including changes to our previously filed consolidated financial statements, which could cause our stock price to decline.

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. These principles are subject to interpretation by the SEC and various bodies formed to interpret and create appropriate accounting principles and guidance. A change in these principles or guidance, or in their interpretations, may have a significant negative effect on our reported results and retroactively affect previously reported results, which, in turn, could cause our stock price to decline.

We will incur increased costs as a result of being a public company and our management expects to devote substantial time to public company compliance programs.

As a public company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Nasdaq Capital Market listing requirements and other applicable securities rules and regulations impose various requirements on public companies. Our management and administrative staff will need to devote a substantial amount of time to compliance with these requirements. For example, in anticipation of becoming a public company, we will need to adopt additional internal controls and disclosure controls and procedures and bear all of the internal and external costs of preparing periodic and current public reports in compliance with our obligations under the securities laws. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention away from product development activities. If for any reason our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

In connection with this offering, we intend to obtain directors’ and officers’ liability insurance coverage, which will increase our insurance cost. In the future, it may be more expensive for us to obtain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified executive officers and qualified members of our board of directors, particularly to serve on our audit committee and compensation committee.

In addition, in order to comply with the requirements of being a public company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is accumulated and communicated to our principal executive and financial officers. Any failure to develop or maintain effective controls could adversely affect the results of our periodic management evaluations. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate consolidated financial statements, investors may lose confidence in our operating results and the price of our common stock could decline. In addition, if we are unable to continue to meet these requirements, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, and we may not be able to remain listed on the Nasdaq Capital Market.

We are not currently required to comply with the SEC’s rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report. This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a costly and challenging process to document and evaluate our internal control over financial reporting. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting. We will also need to continue to improve our control processes as appropriate, validate through testing that our controls are functioning as documented and implement a continuous reporting and improvement process for our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404.

As discussed above, we have identified material weaknesses in connection with our 2015 and 2014 consolidated financial statements and our interim March 31, 2016 condensed consolidated financial statements. Material weaknesses could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company” as defined in the JOBS Act. We cannot assure you that there will not be additional material weaknesses or significant deficiencies in our internal controls in the future.

We are an “emerging growth company” and our election to delay adoption of new or revised accounting standards applicable to public companies may result in our consolidated financial statements not being comparable to those of some other public companies. As a result of this and other reduced disclosure requirements applicable to emerging growth companies, our securities may be less attractive to investors.

As a company with less than $1.0 billion in revenue during our last completed fiscal year, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our consolidated financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting, are not required to provide a compensation discussion and analysis, are not required to provide a pay-for-performance graph or CEO pay ratio disclosure, and may present only two years of audited financial statements and related MD&A disclosure.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1.0 billion in principal amount of non-convertible debt over a three-year period. Under current SEC rules, however, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.

We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our securities less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this offering.

If we fail to forecast our revenue accurately due to lengthy sales cycles, or if we fail to match our expenditures with corresponding revenue, our operating results could be adversely affected.

We have a very limited history upon which to base forecasts of future revenue. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as anticipated. As a result, our operating results in future reporting periods may be significantly below the expectations of the public market, equity research analysts or investors, which could harm the price of our common stock.

The United Kingdom’s vote to leave the European Union will have uncertain effects and could adversely affect us.

A majority of United Kingdom (U.K.) voters recently voted for the U.K. to exit the E.U. (“Brexit”). Negotiations are expected to shortly commence to determine the future terms of the U.K.’s relationship with the E.U., including the terms of trade between the U.K. and the E.U. and the rest of the world. The effects of Brexit will depend on any agreements the U.K. makes to retain access to E.U. markets either during a transitional period or more permanently. Brexit could impair our ability to transact business in E.U. countries and the basis on which we can operate in the E.U. could be limited or cease. We currently transact business in the U.K., where we also have an office, and in key European markets. In 2015, 8.2% of our total revenues were generated in the U.K. and 32.9% of our total revenues were generated in Central Europe. During the three months ended March 31, 2016, 8.4% and 12.4% of our total revenues were generated in the U.K. and Central Europe, respectively.

Further, Brexit could adversely affect European and worldwide economic or market conditions and could contribute to instability in global financial markets. Brexit is likely to lead to legal uncertainty and potentially divergent national laws and regulations as the U.K. determines which E.U. laws to replace or replicate. Any of these effects of Brexit, and others we cannot anticipate, could adversely affect our business, business opportunities, results of operations, financial condition and cash flows.

Risks Related to our Shares and this Offering

The best efforts structure of this offering may yield insufficient gross proceeds to fully execute on our business plan.

The underwriters are offering shares of our common stock in this offering on a best efforts basis. The underwriters are not required to sell any specific number or dollar amount of common stock, but will use their best efforts to sell the shares offered by us. It is a condition of this offering that we raise the minimum amount of $20,000,000 by October 11, 2016 (60 days after the date of this prospectus). As a “best efforts” offering, there can be no assurance that we will successfully raise this minimum amount or that the offering contemplated by this prospectus will ultimately be completed or will result in any proceeds being made available to us.

The success of this offering will impact, in large part, our ability to cover expenses and finance operations over the next 12 to 24 months. If we sell only the minimum number of shares yielding insufficient gross proceeds, we may be unable to sufficiently fund operations or fully execute on our business plan. This could potentially result in a material adverse effect on our business, prospects, financial condition and results of operations.

Since our common stock has not been publicly traded before this offering, the price of our common stock may be subject to wide fluctuations.

Before this offering, there was no public market for our common stock. Even though we have applied to list our shares for trading on the Nasdaq Capital Market, we cannot be certain that our common stock will be so listed. Even if our common stock is listed on the Nasdaq Capital Market, an active trading market for our common stock may not develop following this offering. You may not be able to sell your shares quickly or at the current market price if trading in our stock is not active. You may lose all or a part of your investment. The initial public offering price of our shares was arbitrarily determined based on negotiations between us and the underwriters. The market price of our common stock after the offering will likely vary from the initial offering price and is likely to be highly volatile and subject to wide fluctuations in response to a variety of factors and risks, many of which are beyond our control. See “Underwriting.” In addition to the risks noted elsewhere in this prospectus, some of the other factors affecting our stock price may include:

•	variations in our operating results;

•	the level and quality of securities analysts’ coverage for our common stock;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	announcements by third parties of significant claims or proceedings against us; and

•	future sales of our common stock.

For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been instituted against the public company. Regardless of its outcome, this type of litigation could result in substantial costs to us and a diversion of our management’s attention. You may not receive a positive return on your investment when you sell your shares and you may lose the entire amount of your investment.

The concentration of our common stock ownership by our Chairman and Chief Executive Officer and our other directors, director nominees and executive officers will limit your ability to influence corporate matters.

Upon completion of this offering, Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and our other directors, director nominees and executive officers will beneficially own and will be able to vote in the aggregate 90.3% of our outstanding common stock if the minimum number of shares is sold and 87.7% of our outstanding common stock if the maximum number of shares is sold, after the completion of this offering.

As such, Mr. David and our other directors, director nominees and executive officers, as stockholders, will continue to have the ability to exert significant influence over all corporate activities, including the election or removal of directors and the outcome of tender offers, mergers, proxy contests or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for their shares of common stock. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that our stockholders do not view as beneficial. In addition, such concentrated control could discourage others from initiating changes of control. In such cases, the perception of our prospects in the market may be adversely affected and the market price of our common stock may decline.

You will experience immediate and substantial dilution in the value of the shares of common stock you purchase.

The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this offering will experience immediate and substantial dilution on a book value basis. The dilution per share in the net tangible book value per share of common stock will be $7.80 per share if the minimum number of shares is sold and $7.60 per share if the maximum number of shares is sold, based on an initial public offering price of $8.00 per share. If stock options and warrants to purchase shares of common stock are exercised, there would be further dilution. See “Dilution.”

Substantial issuances of our common stock may be required pursuant to the 2016 Private Placements.

Pursuant to the terms of the Securities Purchase Agreement for the 2016 Private Placements, the outstanding series A preferred stock will be automatically converted into 381,247 shares of our common stock effective upon the closing of this offering. The conversion price of the series A preferred stock is $6.40 per share, representing a 20% discount to the initial public offering price per share in this offering. The conversion price is subject to adjustment if at any time during the period commencing on the closing date of this offering and ending on the first anniversary of that date, we issue in a financing additional shares of common stock or other equity or equity-linked securities that exceed an aggregate of 10,000 shares at a purchase, conversion or exercise price less than $6.40 per share. In any such case, we have agreed to issue additional shares of common stock to the investors so that the effective purchase price per share in the 2016 Private Placement is the same per share purchase, conversion or exercise price of such additional shares. No adjustment will be made, however, in respect of shares of common stock or stock options issued to employees, directors or consultants at the then fair market value, or in connection with acquisitions of other entities, not to exceed 10% of the shares then outstanding on a fully-diluted basis, or that would require us to take any action that violates the rules of The Nasdaq Stock Market LLC. Each investor was issued, for no additional consideration, a three-year warrant to purchase a number of shares of our common stock as was equal to 15% of the number of shares into which the series A preferred stock purchased is convertible. The warrants are exercisable commencing upon the closing date of this offering. The warrants have an exercise price equal to $8.00 per share, the initial public offering price per share in this offering.

The issuance of a substantial number of shares of common stock in connection with the 2016 Private Placement will significantly dilute the percentage ownership interests of and may be at prices more beneficial than those paid by our existing common stockholders and other participants in this offering.

Some members of our board of directors are not residents of the United States and certain of our assets are located outside of the United States. As a result, you may not be able to enforce any U.S. judgment for claims you may bring against such directors or assets.

Some members of our board of directors are not residents of the United States, including our Chairman and Chief Executive Officer, and certain of our assets and a substantial portion of the assets of these directors are located outside the United States. As a result, it may be more difficult for you to enforce a lawsuit within the United States against these non-U.S. resident directors than if they were residents of the United States. Also, it may be more difficult for you to enforce any judgment obtained in the United States against our assets or the assets of our non-U.S. resident directors located outside the United States than if such assets were located within the United States. We cannot assure you that foreign courts would enforce liabilities predicated on U.S. federal securities laws in original actions commenced in such foreign jurisdictions, or judgments of U.S. courts obtained in actions based upon the civil liability provisions of U.S. federal securities laws.

Because we do not intend to pay dividends on our common stock, you must rely on stock appreciation for any return on your investment.

We presently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. As a result, you must rely on stock appreciation and a liquid trading market for any return on your investment. If an active and liquid trading market does not develop, you may be unable to sell your shares of common stock at or above the initial public offering price or at the time you would like to sell.

The protection provided by the federal securities laws relating to forward-looking statements does not apply to us. The lack of this protection could harm us in the event of an adverse outcome in a legal proceeding relating to forward-looking statements made by us.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national securities exchange. Our common stock currently does not trade on any recognized national securities exchange. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. The lack of this protection in a contested proceeding could harm our financial condition.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus are forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Nevertheless, these forward-looking statements are subject to risks, uncertainties and assumptions about our operations and the investments we make, including, among other things, factors previously discussed under the heading “Risk Factors” in this prospectus and the following:

•	changes in the internet streaming and on-demand video market;

•	our limited operating history;

•	the valuation of assets reflected on our financial statements;

•	continued litigation risks;

•	our reliance on continued access to financing;

•	our reliance on information provided and obtained by third parties;

•	federal, state, and foreign regulatory matters;

•	additional expenses, not reflected in our operating history, related to being a public reporting company;

•	competition, not only in the internet streaming video market, but also for traditional television and online entertainment generally; and

•	covenants contained in strategic partnership agreements.

Some of the statements in this prospectus that are not historical facts are “forward-looking” statements. Forward-looking statements can be identified by the use of words like “believes,” “could,” “possibly,” “probably,” “anticipates,” “estimates,” “projects,” “expects,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” or the negative of these expressions or other variations, or by discussions of strategy that involve risks and uncertainties. All forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. We base these forward-looking statements on current expectations and projections about future events and the information currently available to us. Although we believe that the assumptions for these forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Consequently, no representation or warranty can be given that the estimates, opinions, or assumptions made in or referenced by this prospectus will prove to be accurate. Some of the risks, uncertainties and assumptions are identified in the discussion entitled “Risk Factors” in this prospectus. We caution you that the forward-looking statements in this prospectus are only estimates and predictions, or statements or current intent. Actual results or outcomes, or actions that we ultimately undertake, could differ materially from those anticipated in the forward-looking statements due to risks, uncertainties or actual events differing from the assumptions underlying these statements. These risks, uncertainties and assumptions include, but are not limited to, those discussed in this prospectus.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not already have their equity traded on a recognized national exchange such as the Nasdaq Capital Market. Our common stock does not currently trade on any recognized national exchange. As a result, we will not have the benefit of this safe harbor protection for this offering in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.

INDUSTRY AND MARKET DATA

This prospectus contains statistical data, estimates and forecasts that are based on independent industry publications or reports or other publicly available information, as well as other information based on our internal sources. This information involves a number of assumptions and limitations, is subject to risks and uncertainties, and is subject to change based on various factors, including those discussed in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

The following independent industry reports are sources of certain statistical data, estimates and forecasts contained in this prospectus:

•	Adobe Digital Index’s U.S. Digital Video 2014 Inaugural Report;

•	Ericsson Consumer Insight Report – September 2015: TV and Media;

•	Custom Content Council 2013 Report;

•	Gartner Inc.’s 2013 U.S. Digital Marketing Spending Survey; and

•	Ericsson Mobility Report for November 2014.

USE OF PROCEEDS

Based on an initial public offering price of $8.00 per share, we estimate that the net proceeds of this offering, after deducting underwriting commissions and expenses payable by us and other offering expenses payable by us, will be $18,025,000 in net proceeds, if we sell a minimum of 2,500,000 shares and $27,275,000 in net proceeds, if we sell all 3,750,000 shares of our common stock in this offering. However, this is a best efforts offering and there is no assurance that we will sell any shares or receive any proceeds.

We intend to use the net proceeds as follows:

Application of Net Proceeds	Minimum	Percentage of Net Proceeds	Maximum	Percentage of Net Proceeds
	(in thousands)
Funding of internet video content acquisitions	$5,475,000	30.4%	$8,182,500	30.0%
Buying and aggregating complementary businesses	5,110,000	28.3%	9,546,250	35.0%
Accelerating sales, marketing and promotion activities	3,978,500	22.1%	6,000,500	22.0%
Working capital and general corporate purposes	3,461,500	19.2%	3,545,750	13.0%

Total	$18,025,000	100.0%	$27,275,000	100.0%

Our core strategy is to grow our ad-based and subscription business domestically and internationally by expanding our unique and exclusive video content library. To do so, we intend to primarily acquire or invest in licensed content that has already been produced and has a brand name that we can incorporate into the FilmOn.com platform. We also intend to consider content acquisitions to complement our mobile app on the iOS and Android platforms. See “Business – Our Growth and Expansion Strategy – Continue to Aggressively Acquire or Invest in Streaming Content.”

We also intend to use a portion of our net proceeds to finance acquisitions of complementary businesses and to support the transition and integration of acquired operations with our ongoing business as a part of our growth and expansion strategy. Among other proposed complementary business acquisitions, potential targets include OTT hardware distribution companies, 360° panoramic video camera solutions, video streaming support device manufacturers, specialized advertising networks and live performance venues for the staging of hologram projection programs and sales of related merchandise to live audiences. We currently have no commitments or agreements with respect to any such acquisitions, and there can be no assurance that we will complete any acquisitions in the future or that we will successfully integrate the businesses of companies we do acquire. See “Business – Our Growth and Expansion Strategy – Complete Selected Complementary Acquisitions.”

Following this offering, we intend to increase our spending for sales, marketing and promotion through various channels, including direct sales, organic search, paid search, digital advertising, email marketing, social media, retargeting, affiliate marketing, and broad-based media such as targeted video ads, as well as through strategic partnerships. We anticipate that at least 50% of these expenditures will include salaries and benefits of an expanded internal sales team. See “Business – Our Growth and Expansion Strategy – Accelerate our Ad Sales Execution.”

Funds for working capital and general corporate purposes include amounts required to pay officers’ salaries, consulting fees, professional fees, ongoing public reporting costs, computer equipment costs, data streaming transmission costs, office-related expenses and other corporate expenses.

If more than the minimum of 2,500,000 shares but less than the maximum of 3,750,000 shares of common stock are sold in this offering, our use of the net proceeds will be substantially as set forth in the table above for the sale of the minimum amount, except that the allocated amounts will be increased, in order of priority, for (i) the funding of internet video content acquisitions and (ii) accelerating sales, marketing and promotion activities.

We believe the net proceeds of this offering will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months. While the initial allocation of the net proceeds of this offering represents our best estimates of their use, the amounts actually expended for these purposes may vary significantly from the specific allocation of the net proceeds set forth above, depending on numerous factors, including changes in general economic and/or regulatory climate, and the progress and development of potential collaborative working arrangements. Whether or not this offering is successful, there can be no assurance these sources of funds will satisfy all of our cash, operational and liquidity requirements for any particular period of time.

All related party notes payable and stockholder advances reflected in our consolidated financial statements have been converted to equity as additional paid-in capital and we will have no outstanding indebtedness. Accordingly, none of the net proceeds will be used to repay indebtedness.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, we will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term interest-bearing obligations.

DIVIDEND POLICY

To date, we have never paid or declared any cash dividends on our common stock. We currently intend to retain any future earnings to finance the operation and development of our business and we do not expect to pay any cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors and will depend on a number of factors, including, but not limited to, our financial condition, results of operations, capital requirements, restrictions contained in future financing instruments, general business conditions, and other factors our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our short-term debt and consolidated capitalization as of March 31, 2016:

•	on an actual basis; and

•	on a pro forma, as adjusted basis to give effect to (a)(i) the sale of a minimum of 2,500,000 shares of our common stock in this offering at an initial public offering price of $8.00 per share, and our receipt of the estimated $18,025,000 in net proceeds of this offering, after deducting underwriting commissions and estimated offering expenses payable by us, and (ii) the sale of all 3,750,000 shares of our common stock in this offering at an initial public offering price of $8.00 per share and our receipt of the estimated $27,275,000 in net proceeds of this offering, after deducting underwriting commissions and estimated offering expenses payable by us, and (b) the automatic conversion of our series A preferred stock into 381,247 shares of our common stock, representing net proceeds of $2,113,000, upon the initial closing of this offering.

You should read this information in conjunction with “Prospectus Summary – Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	Actual at March 31, 2016	Pro Forma, As Adjusted – Minimum	Pro Forma, As Adjusted – Maximum
	(unaudited)	(unaudited, in thousands)
Short-term debt:
Notes payable-related parties	$100	$100	$100

Stockholders’ equity:
Common stock	39	42	43
Additional paid-in capital	83,131	103,266	112,515
Accumulated deficit	(63,432)	(63,432)	(63,432)
Accumulated other comprehensive income	245	245	245

Total stockholders’ equity	19,983	40,121	49,371

Total capitalization	$19,983	$40,121	$49,371

DILUTION

After giving pro forma effect to the automatic conversion of our series A preferred stock into 381,247 shares of our common stock upon the initial closing of this offering, our net tangible book value as of March 31, 2016 was $(8.6) million, or $(0.22) per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock. Dilution represents the difference between the amount per share paid by purchasers in this offering and the pro forma net tangible book value per share of common stock after the offering. After giving effect to the sale of 2,500,000 shares of common stock (minimum) and 3,750,000 shares of common stock (maximum) in this offering at an initial public offering price of $8.00 per share, and after deducting underwriting commissions and estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value subsequent to March 31, 2016, our pro forma net tangible book value would have been $0.20 per share (minimum) and $0.40 per share (maximum). This represents an immediate increase in pro forma net tangible book value of $0.42 per share (minimum) and $0.62 per share (maximum) to our existing stockholders and immediate dilution of $7.80 per share (minimum) and $7.60 per share (maximum) to new investors purchasing shares at the initial public offering price. The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of March 31, 2016:

	Minimum	Maximum
Initial public offering price	$8.00	$8.00
Pro forma net tangible book value before offering	(0.22)	(0.22)
Increase in pro forma net tangible book value attributable to new investors	0.42	0.62

Pro forma net tangible book value after offering	0.20	0.40

Dilution in pro forma net tangible book value to new investors	$7.80	$7.60

The following tables set forth, as of March 31, 2016, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing holders of our common stock and our 2016 Private Placement investors, and the price to be paid by new investors at an initial public offering price of $8.00 per share.

Assuming the sale of 2,500,000 shares:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	39,150,162	93.1%	83,170,000	78.8%	$2.12
2016 Private Placement investors	381,247	0.9%	2,439,994	2.3%	$6.40
New investors	2,500,000	6.0%	20,000,000	18.9%	$8.00

Total	42,031,409	100.0%	105,609,994	100.0%

Assuming the sale of 3,750,000 shares:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	39,150,162	90.5%	83,170,000	71.9%	$2.12
2016 Private Placement investors	381,247	0.8%	2,439,994	2.1%	$6.40
New investors	3,750,000	8.7%	30,000,000	26.0%	$8.00

Total	43,281,409	100.0%	115,609,994	100.0%

The 2012 Stock Plan authorizes the issuance of up to 2,943,750 shares of our common stock. As of June 30, 2016, we have granted stock options to purchase an aggregate of 191,894 shares of our common stock and restricted stock units to receive up to an aggregate of 100,000 shares of our common stock. To the extent that future awards are granted under the 2012 Stock Plan, there will be further dilution to new investors. The discussion and tables above assume no grants of options or other equity awards under the 2012 Stock Plan and exclude 175,000 shares (if the minimum number of shares is sold) to 262,500 shares (if the maximum number of shares is sold) of our common stock issuable upon exercise of warrants we expect to grant to the underwriters in this offering and 83,862 shares of our common stock issuable upon the exercise of warrants sold in the 2016 Private Placement.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our consolidated financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes to our consolidated financial statements included elsewhere in this prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a fast growing OTT provider of streaming video, audio and other digital media content. We offer live and on-demand video streams, including our live programming, linear channels, on-demand movies and television shows, documentaries, music videos, podcasts and original social television programming, to a global audience of more than 75 million viewers. Our current operations are conducted through our four primary operating subsidiaries.

•	CinemaNow – CinemaNow, LLC, which we acquired in December 2015, is an OTT provider of on-demand movies and television shows in the United States, Canada and the United Kingdom through its site cinemanow.com, which allows users to purchase or rent movies and television shows directly from CinemaNow on internet-enabled devices. CinemaNow was founded in 1999 as one of the first OTT platforms and has long standing arrangements with major television and film studios and a library of over 65,000 titles.

•	Hologram – Hologram USA FOTV Productions Inc. holds the exclusive global broadcast and streaming distribution rights for all media for original holographic shows in which the holograms of famous deceased singers such as Whitney Houston, Liberace, Tammy Wynette, Nat King Cole and Roy Orbison and comedians such as Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” These shows are developed for Hologram USA Productions Inc. in cooperation with HUSA Development Inc. (a company affiliated with Alkiviades (Alki) David, our Chairman and Chief Executive Officer), and distributed pursuant to a license from Hologram USA Inc., the exclusive patent license holder in the United States and Canada of the projection system technology for presenting holographic shows. We acquired Hologram in April 2016 and, accordingly, its operations are not yet included in our historical financial statements.

•	FilmOn – FilmOn.TV Networks Inc.’s FilmOn.com and its related television broadcast network FilmOnTV offer live and on demand video streams, including live events, linear channels, on-demand movies, documentaries, music videos, podcasts and original social television programming. FilmOn.com, which was launched in 2007, has been our core operating business since our inception and is available worldwide and FilmOnTV is available in the United States and Europe.

•	OVGuide – OVGuide Inc., which we acquired in March 2016, is an online portal that allows users to search and discover videos online through its website OVGuide.com. The site offers OTT viewing of all types of videos including free full-length movies, television shows, trending viral videos and short video clips. If free streaming content is not available on OVGuide.com for a movie or television title, OVGuide.com also directs users to the right platform, subscription service or VOD site to access the desired content. OVGuide began operations in 2006 and is accessible worldwide in mobile web format and as an app for Android, iOS and Roku.

All of our OTT platforms, which contain multiple interactive features and are highly customizable, are available through any internet-connected device including computers, smart phones (iPhone or Android), tablets and iPads, and internet-enabled set-top boxes and devices. Through these various portals, we monetize our platform through advertising, premium subscriptions, transactional video on demand, and other video and audio offerings such as pay-per-view events and licensing of our digital media. In addition to our vast digital media content offerings, we offer our proprietary FilmOn.com Affiliate System platform to verified partners for interest-specific programming, which can be managed through a user-friendly, web-based control panel. We also carry a number of interactive online communities such as BattleCam, a popular social television channel that incorporates user chats and user-generated live video and audio streams into our BattleCam broadcast channel. Since August 2012, under a partnership agreement with a subsidiary of Lenovo Group Ltd., the world’s largest personal computer vendor by unit sales according to Gartner, Inc., an independent information technology research and advisory company, our FilmOn app has been preloaded as the default OTT app on more than 19 million personal and tablet computers manufactured by Lenovo, according to Lenovo’s data, as well as offered for download in its app store, providing direct access to our platform to millions more Lenovo users.

In 2007, Alkiviades (Alki) David, the Chairman and Chief Executive Officer of our company, formed FilmOn TV UK Ltd. (formerly known as 111PIX Ltd.) in the United Kingdom. Through FilmOn TV UK Ltd., he began amassing digital video content and streaming it over the internet. In September 2010, Mr. David brought the FilmOn concept to the United States, establishing multiple FilmOn entities for the creation, collection and distribution of digital video content. He also established operations in Beverly Hills, California. In September 2011, Mr. David formed FilmOn.TV Networks Inc. in Delaware. He used FilmOn.TV Networks Inc. as the United States holding company for the United States-based FilmOn entities and operations he had established. In August 2012, as part of a reorganization of the FilmOn group of companies, FilmOn.TV Networks Inc. acquired FilmOn TV UK Ltd. in a stock-for-stock exchange in which FilmOn.TV Networks Inc. became the holding company for all the UK-based FilmOn operations. In August 2015, pursuant to a further reorganization, all of the other U.S. FilmOn entities consolidated under FilmOn.TV Networks Inc.

Expanding thereafter in the United States, in December 2015, we acquired 100% of the membership interests of CinemaNow, LLC through our acquisition of its parent holding company Reliance Majestic Holdings, LLC and, in March 2016, we acquired 100% ownership of OVGuide.com, Inc. through the merger of our newly-formed, wholly-owned subsidiary with and into OVGuide. Following the acquisitions, we changed our corporate name to FOTV Media Networks Inc. from FilmOn.TV Networks Inc. to reflect our broader media focus and transferred all of our contracts, assets and properties relating to our historical FilmOn.TV Networks operations to a separate newly-formed subsidiary that we named FilmOn.TV Networks Inc. In April 2016, we formed a wholly owned subsidiary, Hologram, as a vehicle to acquire the holographic projection system installation business of HUSA, a company affiliated with Mr. David.

Revenue Model

Currently, the majority of our content is free, and our business model can presently be characterized as “freemium,” meaning that our content is largely advertising supported and is available to be watched at no cost. We also offer premium subscription-based video content. For a fee ranging from $9.99 to $19.99 per month (depending on the amount of digital video recording storage space selected), premium subscribers have access to our premium channels, pay-per-view specials, special live events (e.g., boxing and music concerts), an HD quality signal for all channels (where available), no advertising and the ability to record a set number of hours of programs. Free viewers are entitled to only an SD quality signal. In addition, we offer transactional VOD (pay-per-view, as well as digital video purchases) viewing that allows users to purchase or rent only the digital video content that they wish to own or view for a limited time. Of our current revenues, 92%, 6% and 2% are generated by advertising, premium subscription fees, and transactional VOD viewing fees, respectively, with the remainder of our revenue related to sponsored videos, sales and syndication of proprietary FilmOn video content, affiliate partner deals and sales of software and network engineering solutions.

Our FilmOn and CinemaNow platforms are customizable for affiliate partner video services and white label opportunities, and we have a team of platform developers who are constantly upgrading and customizing our video service platforms. These platforms may be licensed to third parties at market rates. Additionally, in August 2012, we entered into a strategic alliance with a subsidiary of Lenovo Group Ltd., the world’s largest personal computer vendor by unit sales, to preload the FilmOn app on Lenovo products.

We have to date financed our operations through equity investments and loans made through Anakando Ltd., which is owned by Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and affiliated companies and with the net proceeds of our recent private placement. As of the initial closing of this offering, all related party notes payable and stockholder advances reflected in our consolidated financial statements will be converted to equity as additional paid-in capital and we will have no outstanding indebtedness. See “Certain Relationships and Related Party Transactions.”

Matters that May or Are Currently Affecting Our Business

The primary challenges and trends that could affect or are affecting our financial results include:

•	Our ability to improve our sell-through percentage rate of ad impressions over our vast content inventory with advertisers because we are largely advertising supported, and/or migrate consumers to our paid premium subscription service;

•	Our ability to obtain additional financing for the continued acquisition, management and distribution of digital video content, if and when needed;

•	Our ability to attract competent, skilled technical and sales personnel for our operations at acceptable prices to manage our overhead; and

•	Our ability to control our operating expenses as we expand our organization and digital media offerings.

Liquidity and Business Risks

As of December 31, 2015, our current liabilities exceeded our current assets by $4.7 million. In addition, during the year ended December 31, 2015, we had a consolidated net loss of $8.7 million and net cash used from operating activities of $7.9 million. These losses were primarily due to our continued strategic emphasis on growing our business including a focus on sales, marketing, brand awareness and expanding our employee base. As of December 31, 2015, the current implementation of our strategic plan had been entirely funded by Alkiviades (Alki) David, our Chairman, Chief Executive Officer and majority stockholder, through advances and capital contributions. At regular intervals, we have secured fresh working capital from our majority stockholder, but to meet our future strategic objectives, we continue to significantly invest in platform technology and development, which requires us to continue to explore alternative sources of capital to meet our ongoing cash needs. We made strategic acquisitions of businesses in December 2015 and February 2016 in order to increase our ability to generate future cash flows and enhance product offerings. Additionally, in May and June 2016, we completed a private placement to investors of shares of our series A convertible preferred stock for an aggregate purchase price of $2,439,994. Our future viability is dependent on our ability to generate cash from operating activities or to raise additional capital to finance our operations from external sources or from our majority stockholder. Our failure to raise capital as and when needed could have a negative impact on our financial condition and ability to pursue our business strategies. We are taking steps to grow revenues through enhanced sales effectiveness, additional sales coverage and new product offerings. Our actual results indicate the existence of a material uncertainty that may cast significant doubt about our ability to continue as a going concern. Our independent registered public accounting firm, in their report dated July 1, 2016, expressed substantial doubt about our ability to continue as a going concern.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined.

We believe that, of the significant accounting policies discussed in Note 2 of Notes to consolidated Financial Statements, the following accounting policies require our most difficult, subjective or complex judgments in the preparation of our consolidated financial statements.

Use of Estimates

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Actual results could differ materially from these estimates.

On an ongoing basis, we evaluate our estimates, including the following:

•	the useful lives of property and equipment and intangible assets;

•	fair value of our common stock used to determine compensation expense for the issuance of for services service-based restricted stock awards; assumptions used in determining the need for, and amount of, a valuation allowance on net deferred tax assets; and

•	film cost amortization.

We base our estimates on historical experience, available market information, appropriate valuation methodologies, and on various other assumptions that we believe to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Going Concern

We have experienced net losses and significant cash used in operating activities since our inception and as of December 31, 2015, had an accumulated deficit of $57.4 million, a net loss of $8.7 million and net cash used in operating activities of $7.9 million and as of March 31, 2016 had an accumulated deficit of $63.4 million, a net loss of $6.0 million and net cash used in operating activities of $3.4 million. Our management expects us to continue to incur net losses and have significant cash outflows for at least the next twelve months. These conditions, among others, raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements included elsewhere in this prospectus have been prepared assuming that we will continue as a going concern. This basis of accounting contemplates the recovery of our assets and the satisfaction of liabilities in the normal course of business. A successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support our cost structure.

As at December 31, 2015, we had cash and cash equivalents of $0.6 million, compared to $0.4 million at the beginning of the year. As at March 31, 2016, we had cash and cash equivalents of $1.5 million. In the quarter ended March 31, 2016, we issued $5.1 million of common stock for cash to Anakando Ltd.

Goodwill

Goodwill is not subject to amortization and is tested for impairment annually and whenever events or changes in circumstances indicate that impairment may have occurred. Management has established the last day of its year end as the date of our annual goodwill and indefinite-lived intangible asset impairment assessment. Impairment testing is performed for each of our reporting units. We compare the carrying value of a reporting unit, including goodwill, to the fair value of the unit. Carrying value is based on the assets and liabilities associated with the operations of that reporting unit, which often requires allocation of shared or corporate items among reporting units. If the carrying amount of a reporting unit exceeds its fair value, we revalue all assets and liabilities of the reporting unit, excluding goodwill, to determine if the fair value of the net assets is greater than the net assets including goodwill. If the fair value of the net assets is less than the carrying amount of net assets including goodwill, impairment has occurred. Our estimates of fair value are determined based on a discounted cash flow model. Growth rates for sales and profits are determined using inputs from our long-range planning process. We also make estimates of discount rates, perpetuity growth assumptions, market comparables, and other factors.

Intangible Assets and Film Library Costs

Film library costs include capitalizable production costs, production overhead and cost of acquired film libraries and are stated at the lower of cost less accumulated amortization. Marketing, distribution and general and administrative costs are expensed as incurred. For acquired film libraries, remaining revenues include amounts to be earned for up to ten years from the date of acquisition. Costs of film library are subject to regular recoverability assessments, which compare the estimated fair values with the unamortized costs. We base these fair value measurements on our assumptions about how market participants would price the asset at the balance sheet date, which may be different than the amounts ultimately realized in future periods.

The amount by which the unamortized costs of film library exceed their estimated fair values is written off. Film library costs for projects that have been abandoned or have not been set for production within three years are generally written off. Management has determined that film library cost will be expensed using the straight-line basis over an estimated period of 15 years.

Impairment of Long-Lived Assets

We evaluate impairment losses on long-lived assets used in operations when events and changes in circumstances indicate that the assets might be impaired. If our review indicates that the carrying value of an asset will not be recoverable, based on a comparison of the carrying value of the asset to the undiscounted future cash flows, the impairment will be measured by comparing the carrying value of the asset to its fair value. Fair value will be determined based on quoted market values, discounted cash flows or appraisals. Impairments of property and equipment are recorded in the statement of operations as part of depreciation expense. As of December 31, 2015 and 2014, there were no impairment losses of long-lived assets.

Revenue Recognition

We have three revenue streams: advertising-supported video streaming, subscriber and user-based video streaming and video on demand purchase and rental transactions. Revenues are derived from video advertising impressions served, monthly premium subscription packages and fees paid upon the purchase or rental of titles on demand.

We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Advertising supported video streaming revenues, net of agency commissions, are recognized in the period during which underlying advertisements are broadcast or published.

Subscription revenues are recognized ratably over the membership period. Revenues are presented net of the taxes that are collected from members and remitted to governmental authorities. Deferred revenue consists of membership fees billed to members that have not been recognized.

Transactional VOD revenues are recognized at the time pay-per-view or video on demand transactions are made by viewers for each individual title purchased or rented.

Business combinations

We account for acquisitions of entities that include inputs and processes and have the ability to create outputs as business combinations. The purchase price of the acquisition is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition dates. The excess of the purchase price over those fair values is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceeds the purchase price, a bargain purchase gain is recognized immediately. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations.

Accounting for business combinations requires significant estimates and assumptions at the acquisition date, including estimated fair value of acquired intangible assets, estimated income tax assets and liabilities assumed, and determination of the fair value of contractual obligations, where applicable. Significant estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from acquired users and customers, acquired technology, and trade names from a market participant perspective, useful lives, and discount rates. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, these estimates are based on historical experience and information obtained from the management of the acquired companies and inherently uncertain.

Income Taxes

We are subject to income taxes in both the U.S. and foreign jurisdictions, specifically the U.K. Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rate could be adversely affected by differences between our anticipated and the actual mix of earnings generated across different tax jurisdictions which have higher or lower statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, by changes in foreign currency exchange rates or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. We record income taxes under the liability method. Deferred tax assets and liabilities reflect our estimation of the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. We determine deferred income taxes based on the differences in accounting methods and timing between consolidated financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when we realize the underlying items of income and expense. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as other relevant factors. We may establish a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

We recognize in the consolidated financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision. The Company did not incur or need to record any liability, interest and penalties during the years ended December 31, 2015 and 2014. We are subject to audit in various jurisdictions, and such jurisdictions may assess additional income taxes against us. Although we believe our tax estimates are reasonable, the final determination of any tax audits and any related litigation could be materially different from historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on our operating results or cash flows in the period or periods for which that determination is made.

Results of Operations

The following discussion should be read in conjunction with the information set forth in the consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

Three Months Ended March 31, 2016 Compared to Three Months Ended March 31, 2015

The following table sets forth the results of our operations for the three months ended March 31, 2016 compared to our results of operations for the three months ended March 31, 2015.

	Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
Statement of Operations Data:
Revenues	$3,489,000	$2,236,000
Cost of revenues	3,864,000	2,628,000

Gross margin	-10.7%	-17.5%

Operating expenses:
Platform technology and development expenses	535,000	396,000
Depreciation expenses	1,167,000	353,000
General and administrative expenses	4,009,000	2,462,000

Total operating expenses	5,711,000	3,211,000

Loss from operations	(6,086,000)	(3,603,000)
Total other expense	—	—

Loss before income taxes	(6,086,000)	(3,603,000)
Provision for income taxes	56,000	—

Net loss	(6,030,000)	(3,603,000)

Revenue

Total revenue for the three-month period ended March 31, 2016 was $3,489,000 compared to $2,236,000 for the same period in 2015, an increase of 56%.

	Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
Total Revenue:
Advertising revenue	2,059,000	2,055,000
Transactional revenue	1,225,000	—
Subscription revenue	189,000	181,000
Licensing revenue	16,000	—

Total Revenue	3,489,000	2,236,000

The largest portion of our revenue is derived from pre-roll video and display advertising, which accounted for 59% and 92% of total revenue during the three-month periods ended March 31, 2016 and March 31, 2015, respectively. While our ad inventory available to be sold to advertisers increased significantly, the percentage sell-through rate declined, in large measure due to the migration of our advertising sales operations from our United Kingdom office to our United States office. The sell-through rate decreased from 11.7% in 2015 to 3.1% in 2016, coupled with a larger absolute number of ad impressions sold, resulting in relatively constant revenue realized for the three-month period ended March 31, 2016 when compared to the same period in 2015.

We recognized revenue from our CinemaNow unit from the streaming and rental of video assets, which accounted for $1,712,000 in the period ended March 31, 2016, or 49% of the total revenue recorded.

Our paid subscriber base remained relatively flat, and declined by 4% from the three-month period ended March 31, 2015 to the three-month period ended March 31, 2016, but over the same period the number of DVR hours contracted by subscribers grew 32% from 2,330 hours per month to 3,073 hours per month, indicating an increase in subscriber loyalty and viewership of our content.

Licensing revenue accounted for less than 1% of total revenue during the three-month period ended March 31, 2016.

	Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
Key Advertising Metrics:
Total available pre-roll video ad impressions (in thousands)	7,187,801	1,250,663
Sell through %	3.1%	11.7%
Total pre-roll video ad impressions sold (in thousands)	225,189	146,096
Average monthly subscribers	2,464	2,564
Average monthly number of DVR hours ordered	3,073	2,330

Cost of Revenues

Cost of revenues consists primarily of CinemaNow’s movie rental royalties owed to the licensor major studios and costs associated with the operation of infrastructure to support the delivery of CinemaNow titles and the use of the FilmOn service, namely datacenter and bandwidth costs and traffic acquisition costs. Total cost of revenues increased to $3,864,000 during the three-month period ended March 31, 2016, up 47% from $2,628,000 for the three-month period ended March 31, 2015. Our server co-location and streaming bandwidth costs increased due to increased traffic, but the overall increase was offset by savings resulting from reduced traffic acquisition and marketing programs that drive traffic and new users to our site.

Operating Expenses

Depreciation and Amortization Expenses

Depreciation expenses for the three-month period ended March 31, 2016 were $1,167,000, an increase of $814,000, or 230%, from those expenses of $353,000 for the three-month period ended March 31, 2015. The increase was attributable to $710,000 of amortization recorded as a result of the CinemaNow acquisition with another increase of $104,000 driven by expansion of encoding and streaming server hardware in new co-location facilities in Europe to meet increased user demands for content streaming.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation-related expenses (including stock-based compensation expense) related to corporate departments and fees for professional services and includes costs related to our non-data center facilities, sales operations and website maintenance. General and administrative expenses for the three months ended March 31, 2016 increased $1.55 million, or 63%, compared to the same period of 2015, primarily attributable to the acquisition of CinemaNow, the expansion of advertising and Hologram sales efforts in the United States, the digitization of film library assets acquired during the latter part of 2014, and increased content production. We expanded our headquarters office space in Beverly Hills, with the addition of a Hologram demo facility and we maintain an office in Irvine, California to continue the digitization of film library assets.

Professional Expenses

Professional expenses incurred in the ordinary course of business include legal, accounting, web development and insurance services. Legal expenses for the three-month period ended March 31, 2016 were $677,000, a decrease of $334,000 from legal expenses of $1,011,000 for the three-month period ended March 31, 2015. Our legal expenses were contained during the three-month period ended March 31, 2016. The increase in the comparable 2015 period was a result of complaints filed by the major television networks following the June 2014 United States Supreme Court decision in American Broadcasting Cos., Inc., et al. v. Aereo, Inc.

Technology and Development

Technology and website maintenance expenses were $535,000 for the three-month period ended March 31, 2016, an increase of $139,000, or 35%, from expenses of $396,000 during the three-month period ended March 31, 2015. Our technology and website maintenance expenses consist primarily of labor and related costs to maintain our FilmOn.com website and streaming infrastructure.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

The following table sets forth the results of our operations for the year ended December 31, 2015 compared to our results of operations for the year ended December 31, 2014.

	Year Ended December 31,
	2015	2014
	(in thousands)
Statement of Operations Data:
Revenues	$13,132	$13,539
Cost of revenues	(11,670)	(8,678)

Gross margin	11.1%	35.9%

Operating expenses:
Platform technology and development expenses	(1,514)	(1,406)
Depreciation expenses	(1,509)	(1,240)
General and administrative expenses	(11,166)	(7,294)

Total operating expenses	(14,189)	(9,940)

Loss from operations	(12,727)	(5,079)
Interest expense-related parties	(28)	(187)
Excess value over purchase price	4,086	—

Loss before income taxes	(8,669)	(5,266)
Provision for income taxes	—	—

Net loss	$(8,669)	$(5,266)

Revenues

Total revenues for the year ended December 31, 2015 were $13,132,000 compared to $13,539,000 for the same period in 2014, a decrease of 3.0%.

	Year Ended December 31,
	2015	2014
	(in thousands)
Total Revenues:
Advertising revenue	$12,120	$12,915
Subscription revenue	738	508
Licensing revenue	274	116

Total revenues	$13,132	$13,539

The majority of our revenues are derived from pre-roll video and display advertising, which accounted for 92.3% and 95.4% of total revenue during the years ended December 31, 2015 and December 31, 2014, respectively. The primary decrease in advertising-related revenue was driven by the ramp-up of advertising network relationships for the sale of video pre-roll ad inserts and our shift away from selling print display ads that have a significantly lower revenue yield than video ads. Available pre-roll video ad impressions were 19.4 billion impressions in 2015 and 6.4 billion impressions in 2014. The sell-through rate of video pre-roll ads, which is the rate at which we are able to sell our total available video ad opportunities, decreased from 19.8% during 2014 to 7.43% during 2015 due to an increase in available video ad inventory from our marketing efforts that was not matched by sales.

Our paid subscriber base increased by 121% to 2,452 paid subscribers as of December 31, 2015 compared to 1,108 paid subscribers as of December 31, 2014, and over the same period the number of digital video recording (“DVR”) hours contracted by subscribers grew almost five-fold from 526 hours per month to 2,601 hours per month, evidence of the success in retaining subscriber loyalty and viewership of our content with our new DVR capability offered only to paid subscribers.

	Year Ended December 31,
	2015	2014
Key Advertising Metrics:
Total available pre-roll video ad impressions (in millions)	19,423	6,389
Sell through %	7.43%	19.8%
Total pre-roll video ad impressions sold (in thousands)	1,141	1,264
Monthly subscribers	2,452	1,108
Average monthly number of DVR hours ordered	2,601	526

Cost of Revenues

Cost of revenues consists primarily of costs associated with maintaining our information technology infrastructure and traffic acquisition costs. Total cost of revenues increased to $11,670,000 for the year ended December 31, 2015, up 34.5% from $8,678,000 for the year ended December 31 2014. Our server co-location and streaming bandwidth costs increased primarily due to increased traffic to our FilmOn service.

Operating Expenses

Depreciation Expenses

Depreciation expenses for the year ended December 31 2015 were $1,509,000, an increase of 21.7% from expenses of $1,240,000 for the year ended December 31 2014, due primarily to expansion of encoding and streaming server hardware in our primary co-location facilities in Los Angeles and Geneva, Switzerland, the establishment of new smaller streaming data centers in Europe and the roll-out of 12 co-location facilities in the United States to support our expansion into the rebroadcasting of major network TV channels in local markets.

Platform Technology and Development Expenses

Technology and development expenses were $1,514,000 for the year ended December 31, 2015, an increase of $108,000 or 7.7% from expenses of $1,406,000 for the year ended December 31, 2014. The expense consisted primarily of labor and related costs to monitor and maintain our FilmOn website and streaming infrastructure and the increase reflected the rapid expansion of our FilmOn service offering.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation-related expenses (including stock-based compensation expense) related to corporate departments and fees for professional services and includes costs related to our non-data center facilities, sales operations and website maintenance. General and administrative expenses for the year ended December 31, 2015 increased to $11,167,000 from $7,294,000 for the year ended December 31, 2014, an increase of 53%, primarily attributable to the increase in original content production costs, which was a result of a shift towards licensed content on video ad revenue share terms that are more attractive to content owners given our commercial success in monetizing our content streams.

Interest Expense-Related Parties

Interest expenses for the year ended December 31, 2015 decreased to $28,000 from $187,000 for the year ended December 31, 2014, a decrease of 85%. Interest is payable on loans at statutory minimum rates from entities controlled by Alkiviades (Alki) David, our Chairman and Chief Executive Officer.

Excess Value Over Purchase Price

We had a gain of $4,086,000 for the excess value over purchase price paid for CinemaNow. The gain represents the bargain purchase gain net of a reserve of $601,000 for the potential uncollectability of a receivable from RMH.

Liquidity and Capital Resources

Prior to this offering, Anakando Ltd., directly and through equity investments and loans made by its sole shareholder Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and affiliated companies have financed substantially all of the development and operations of our company. As of November 2015, indebtedness of $21.2 million to Alkiviades (Alki) David had been eliminated and treated as additional paid-in capital for Anakando.

2016 Preferred Stock, Private Placements and Common Stock Subscriptions

On May 2, 2016, we received gross proceeds of $2,214,394 from our 2016 Private Placement of our series A preferred stock, convertible into 345,997 shares of our common stock, and warrants to purchase 51,894 shares of common stock, pursuant to the terms of a Securities Purchase Agreement with a small number of accredited investors. We subsequently received on June 24, 2016, an additional $225,600 in gross proceeds from the sale of our series A preferred stock, convertible into 35,250 shares of our common stock, and warrants to purchase 5,287 shares of common stock, in a second closing of the 2016 Private Placement. The proceeds from the sale of the series A preferred stock and warrants are being used by us for working capital and general corporate purposes, including payment of transaction costs and related fees.

Our series A preferred stock is convertible into shares of common stock automatically upon the initial closing of this offering. The conversion price of the series A preferred stock is $6.40 per share, representing a 20% discount to the initial public offering price per share in this offering. The conversion price is subject to adjustment if at any time during the period commencing on the closing date of this offering and ending on the first anniversary of that date, we issue in a financing additional shares of common stock or other equity or equity-linked securities that exceed an aggregate of 10,000 shares at a purchase, conversion or exercise price less than $6.40 per share. In any such case, we have agreed to issue additional shares of common stock to the investors so that the effective purchase price per share in the 2016 Private Placement is the same per share purchase, conversion or exercise price of such additional shares. No adjustment will be made, however, in respect of shares of common stock or stock options issued to employees, directors or consultants at the then fair market value, or in connection with acquisitions of other entities, not to exceed 10% of the shares then outstanding on a fully-diluted basis, or that would require us to take any action that violates the rules of The Nasdaq Stock Market LLC. Each investor was issued, for no additional consideration, a three-year warrant to purchase a number of shares of our common stock as was equal to 15% of the number of shares into which the series A preferred stock purchased is convertible. The warrants are exercisable commencing upon the closing date of this offering. The warrants have an exercise price equal to $8.00 per share, the initial public offering price per share in this offering.

We agreed to provide the investors with “piggyback” registration rights with respect to the resale of the shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants in a future registration statement under the Securities Act, subject to limitations on the investors’ shares that may be imposed by the underwriter of a public offering. In connection with our 2016 Private Placement, the investors entered into lock-up agreements with us that prohibit those investors from, directly or indirectly, offering, selling, pledging or otherwise transferring or disposing of any of the shares of our common stock underlying the series A preferred stock for a period of six months following the closing date of this offering. Bonwick Capital Partners LLC served as placement agent in connection with our 2016 Private Placement. The placement agent and its subagents received an aggregate of $117,364 in sales commissions, plus warrants to purchase 26,681 shares of our common stock at an exercise price of $8.00 per share.

In the first quarter of 2016, our primary stockholder, Anakando Ltd., provided us with $5,088,798 in cash funding for operating activities in exchange for subscriptions of an aggregate of 636,098 shares of our common stock, at a price of $ 8.00 per share. Between April 13, 2016 and June 2, 2016, Anakando provided an additional $1,550,000 in cash funding for operating activities in exchange for subscriptions of an aggregate of 193,750 shares of our common stock, at a price of $ 8.00 per share.

Cash and Cash Equivalents

As of March 31, 2016, we had $1,488,000 in cash and cash equivalents, compared to $659,000 as of March 31, 2015, and a working capital deficit of $5,134,000 as of March 31, 2016. As of December 31, 2015, we had $659,000 in cash and cash equivalents, compared to $377,000 as of December 31, 2014, and a working capital deficit of $4,689,000 as of December 31, 2015.

Cash Flows

A summary of our operating, investing and financing activities are shown in the following table (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014
	unaudited	unaudited
Net cash (used in) provided by operating activities	$(3,441)	$1,095	$(7,887)	$(7,058)
Net cash used in investing activities	(824)	(272)	(631)	(2,915)
Net cash provided by financing activities	5,089	1,022	8,764	9,837

Net increase (decrease) in cash and cash equivalents	$824	$1,845	$246	$(136)

Cash Flows from Operating Activities

For the three months ended March 31, 2016, operating activities used $3,441,000 in cash primarily due to the company’s acquisition of two new businesses, while operating activities provided $1,095,000 in cash for the three months ended March 31, 2015.

For the year ended December 31, 2015, operating activities used $7,887,000 in cash primarily due to a net loss for the year ended December 31, 2015 of $8,669,000, which was adjusted for non-cash depreciation and amortization expense of $1,751,000 and the favorable impact of trade receivable collections of $5,041,000 for working capital needs.

For the year ended December 31, 2014, operating activities used $7,058,000 in cash primarily due to a net loss for the year ended December 31, 2014 of $5,266,000, which was adjusted for accounts receivable of $6,316,000 and the impact of trade payables and other current liabilities of $3,620,000.

Cash Flows from Investing Activities

In the three months ended March 31, 2016, $824,000 was used in investing activities related to capital expenditures for the company’s two business acquisitions. In the three months March 31, 2015, $272,000 was used in investing activities.

In the year ended December 31, 2015, $631,000, net was used in investing activities including $4,880,000 paid in the acquisition of CinemaNow. In the year ended December 31, 2014, $2,915,000 was used in investing activities including $1,346,000 in additions to streaming server capital assets, and $1,341,000 in acquisitions of film library assets.

Cash Flows from Financing Activities

Mr. David provided us cash advances to support our two new business acquisitions in the form of additional paid-in capital in the amount of $5,089,000 during the three months ended March 31, 2016, compared to capital contributions of $1,022,000 received during the three months ended March 31, 2015.

Alkiviades (Alki) David, our Chairman and Chief Executive Officer, provided us cash advances to fund operations and investments in the form of additional paid-in capital in the amount of $15,936,000 during the year ended December 31, 2015, compared to capital contributions of $12,003,000 received during the year ended December 31, 2014.

We believe the net proceeds of this offering will be sufficient to meet our cash, operational and liquidity requirements for at least 12 months. While the initial allocation of the net proceeds of this offering represents our best estimate of their use, the amounts actually expended for these purposes may vary significantly from the specific allocation of the net proceeds set forth above, depending on numerous factors, including changes in general economic and/or regulatory climate, and the progress and development of potential collaborative working arrangements. Whether or not this offering is successful, there can be no assurance these sources of funds will satisfy all of our cash, operational and liquidity requirements for any particular period of time.

Contractual Obligations

The following table is a summary of contractual cash obligations at December 31, 2015:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands)
Operating lease obligations	$741	$445	$296	$—	$—

Total	$741	$445	$296	$—	$—

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

Seasonality

Our revenues and results of operations have fluctuated in the past, and will likely continue to fluctuate, on a quarterly basis. Such fluctuations are the result of a seasonal pattern that reflects variations in consumer purchasing habits. When consumers buy internet-connected devices, they tend to increase their viewership of digital media, including general video streaming services. Our subscriber growth is generally greatest during the fourth and first quarters (October through March), and slowest during the second and third quarters (May through August).

Impact of Inflation

We believe that inflation has not had a material impact on our results of operations for three months ended March 31, 2016 or the years ended December 31, 2015 and 2014. We cannot assure you that future inflation will not have an adverse impact on our operating results and financial condition.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. In August 2015, FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU 2014-09 to reporting periods beginning after December 15, 2017. Early adoption is permitted for reporting periods beginning after December 15, 2016. The Company will adopt this ASU on January 1, 2018. Companies may use either a full retrospective or a modified retrospective approach to adopt this ASU. Management is currently evaluating this standard, including which transition approach to use, and does not expect this ASU to materially impact our consolidated net income, financial position or cash flows.

On June 19, 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide a Performance Target Could Be Achieved after the Requisite Service Period. The update is intended to resolve the diverse accounting treatment of these types of awards in practice. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. A reporting entity should apply existing guidance in “Compensation – Stock Compensation (Topic 718)” as it relates to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved, and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The ASU is effective for interim and annual reporting periods that begin after December 15, 2015. Management has determined that the implementation of this pronouncement does not have a material impact to our consolidated net income, financial position or cashflows.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern. The guidance in this update applies to all entities and require their management to assess the entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in United States auditing standards. Specifically, the update (1) provides a definition of the term substantial doubt, (2) requires an evaluation every reporting period including interim periods, (3) provides principles for considering the mitigating effect of management’s plans, (4) requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) requires an express statement and other disclosures when substantial doubt is not alleviated, and (6) requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The update will be effective for the annual period ending after December 15, 2016 and for annual periods and interim periods thereafter. Early application is permitted. The amendments of ASU 2014-15, when adopted, are not expected to have a material impact on our consolidated financial statements.

On February 18, 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which amends the consolidation requirements in Accounting Standards Codification (“ASC”) 810 and significantly changes the consolidation analysis required under U.S. GAAP. Generally, the changes were made to introduce the concepts of principal versus agency relationships and to integrate them into the existing rules. The amendments rescind the indefinite deferral of ASU 2009-17 for investment funds and will impact the determination of whether an entity is a variable interest entity; the evaluation of a service provider’s fees when identifying variable interests; and the extent to which related party interests are considered in the consolidation conclusion. For public business entities, the ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is allowed for all entities (including during an interim period), but the guidance must be applied as of the beginning of the annual period containing the adoption date. Management has determined that the implementation of this pronouncement does not have a material impact to our consolidated operations, financial position or cashflows.

In April 2015, FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Cost. FASB issued ASU 2015-03 to simplify the presentation of debt issuance costs related to a recognized debt liability to present the debt issuance costs as a direct deduction from the carrying value of the debt liability rather than showing the debt issuance costs as a deferred charge on the balance sheet. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015, with early adoption permitted. Management has determined that the implementation of this pronouncement does not have a material impact to our consolidated operations, financial position or cashflows.

On May 1, 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820) – Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). The update is intended to simplify reporting requirements and modify those investments required to be classified within the fair value hierarchy. Certain investments measured at fair value using the Net Asset Value (“NAV”) practical expedient are no longer required to be categorized within a level within the fair value hierarchy table. Entities will be required to include in the disclosure the fair value of the investments using NAV practical expedient so that financial statement users can reconcile amounts reporting in the fair value hierarchy table to amounts reported on the balance sheet. The ASU is effective for interim and annual reporting periods beginning after December 15, 2015 and early adoption is permitted. Management has determined that the implementation of this pronouncement does not have a material impact to our consolidated operations, financial position or cashflows.

On June 12, 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements, which amends a number of topics in the FASB Accounting Standards Codification. The update is a part of an ongoing project on the FASB’s agenda to facilitate Codification updates for non-substantive technical corrections, clarifications, and improvements that are not expected to have a significant effect on accounting practice or create a significant administrative cost to most entities. The ASU will apply to all reporting entities within the scope of the affected accounting guidance. Certain amendments in the update require transition guidance and are effective for all entities for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. Management has determined that the implementation of this pronouncement does not have a material impact to our consolidated operations, financial position or cashflows.

In July 2015, the FASB issued ASU 2015-11, An entity should measure inventory within the scope of this Update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments in this Update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS). The Board has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. However, the Board does not intend for those clarifications to result in any changes in practice. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of this Update, there are no other substantive changes to the guidance on measurement of inventory. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years.

The amendments in this Update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. We do not expect these amendments to have a material effect on our financial statements.

In September 2015, the FASB issued ASU 2015-16 (ASC Topic 805), Business Combinations Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this update require that an acquirer recognize measurement period adjustments in the period in which the adjustments are determined. The income effects of such measurement period adjustments are to be recorded in the same period’s financial statements but calculated as if the accounting had been completed as of the acquisition date. The impact of measurement period adjustments to earnings that relate to prior period financial statements are to be presented separately on the income statement or disclosed by line item. The amendments in this update are for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted for public business entities for reporting periods for which financial statements have not yet been issued. Management has determined that the implementation of this pronouncement does not have a material impact to our consolidated operations, financial position or cashflows.

In November 2015, FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This ASU requires the presentation of all deferred tax assets and liabilities as non-current in the consolidated balance sheet. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2016, with early adoption permitted. Management is currently evaluating this standard.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted. Management is currently evaluating this standard.

In March 2016, FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The amendments are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The effective date for this ASU is the same as the effective date for ASU 2014-09. Management is currently evaluating this standard.

In March 2016, the FASB issued ASU No. 2016-04, Liabilities-Extinguishments of Liabilities (Subtopic 405-20): Recognition of Breakage for Certain Prepaid Stored-Value Products (a consensus of the Emerging Issues Task Force) to specify how prepaid stored-value product liabilities should be derecognized. We are required to adopt this standard in the first quarter of fiscal 2018, but have early adopted this standard during the fourth quarter of fiscal 2016 as permitted. This standard does not have an impact on our consolidated financial statements since we sell prepaid cards for vendors and the liability for the prepaid cards is not reflected on our consolidated balance sheets.

In March 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting to provide guidance that changes the accounting for certain aspects of share-based payments to employees. The guidance requires the recognition of the income tax effects of awards in the income statement when the awards vest or are settled, thus eliminating additional paid-in capital pools. The guidance also allows for the employer to repurchase more of an employee’s shares for tax withholding purposes without triggering liability accounting. In addition, the guidance allows for a policy election to account for forfeitures as they occur rather than on an estimated basis. We are required to adopt this standard in the first quarter of fiscal 2018, but have early adopted this standard during the fourth quarter of fiscal 2016 as permitted. There was no impact upon adoption of this guidance since the recognition of income tax effects of awards was not materially different than amounts that had previously been recorded in our financial statements and we currently use an estimated average forfeiture rate to compute stock-based compensation expense

JOBS Act

On April 5, 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can make an election to delay the adoption of certain accounting standards until those standards would apply to private companies. We have elected to delay such adoption of new or revised accounting standards and, as a result, we may not comply with new or revised accounting standards at the same time as other public reporting companies that are not “emerging growth companies.” This exemption will apply for a period of five years following our first sale of common equity securities under an effective registration statement or until we no longer qualify as an “emerging growth company” as defined under the JOBS Act, whichever is earlier.

Quantitative and Qualitative Disclosures about Market Risk

We conduct our operations in primary functional currencies: the United States dollar, the British pounds sterling and the Euro. We currently do not hedge any of our foreign currency exposures and are therefore subject to the risk of exchange rate fluctuations. However, we attempt to employ a “natural hedge” by matching as much as possible in like currencies our customer revenues with associated customer delivery costs. We invoice our international customers primarily in United States dollars, British pounds and Euros.

We are exposed to foreign exchange rate fluctuations as the financial results of foreign subsidiaries are translated into United States dollars in consolidation and as our foreign currency consumer receipts are converted into United States dollars. Our exposure to foreign exchange rate fluctuations also arises from payables and receivables to and from our foreign subsidiaries, vendors and customers.

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We attempt to place our cash and cash equivalents with high credit, quality institutions to limit credit exposure.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of our customers who are dispersed across many geographic regions. We routinely assess the financial strength of customers and, based upon factors concerning credit risk, we establish an allowance for uncollectible accounts. Our management believes that accounts receivable credit risk exposure beyond such allowance is limited.

We currently have no material exposure to interest rate risk. In the future, we intend to invest our excess cash primarily in money market funds, debt instruments of the United States government and its agencies and in high quality corporate bonds and commercial paper. Due to the short-term nature of these investments, we do not believe that there will be material exposure to interest rate risk arising from our investments.

Recent Business Acquisitions

CinemaNow. On December 28, 2015, we acquired 100% of the membership interests of Reliance Majestic Holdings, LLC, a Los Angeles-based provider of OTT video storefronts, through the acquisition of its parent holding company Reliance Majestic Holdings, LLC. Pursuant to the terms of an LLC Membership Interest Purchase Agreement, we made an initial cash payment of $5.0 million to RMH Holdings Parent, LLC, the prior owner of CinemaNow, subject to a purchase price adjustment based on the level of CinemaNow’s indebtedness on the closing date. The initial cash payment was funded by Alkiviades (Alki) David, our Chairman and Chief Executive Officer, on our behalf and the payment by Mr. David has been recorded as a capital contribution to our company. We also agreed to make a second payment to RMH, consisting of either: (a) shares of our common stock with an opening market value of $3.0 million issuable upon the completion of an underwritten initial public offering of our stock on or before June 28, 2016, or (b) $2.0 million in cash payable on June 28, 2016 if we do not complete an initial public offering on or before such date. As the settlement date has passed, we and CinemaNow are in discussions to settle the purchase price adjustment amount and the second cash payment owed to RMH on a net basis. The assets and liabilities of CinemaNow are included in our audited consolidated balance sheet as of December 31, 2015.

OVGuide. On March 8, 2016, we acquired 100% ownership of OVGuide.com, Inc., a Los Angeles-based provider of a popular guidance site for online video, through the merger of our newly-formed, wholly-owned subsidiary with and into OVGuide. OVGuide had revenue of $2,099,000 and a net loss of $761,000 for the year ended December 31, 2015. Pursuant to the terms of an Agreement and Plan of Merger and Reorganization, we issued an aggregate of 1,007,816 shares of our common stock to the OVGuide stockholders, including 610,206 shares to Baroda Ventures LLC, an early-stage venture capital firm. We hold 100,781 shares of the common stock merger consideration in a holdback fund to satisfy any indemnification claims related to undisclosed commercial or tax liabilities or litigation, with 50% of such stock being released from the holdback fund, net of claims, on each of September 8, 2016 and March 8, 2017. Based on the terms of the merger agreement, we were in control of OVGuide’s operations on February 29, 2016 and, accordingly, OVGuide’s full March 2016 results are included in our consolidated statements of operations for the three months ended March 31, 2016.

At the closing of the merger, we issued stock options to purchase an aggregate of 191,894 shares of our common stock in substitution for all in-the-money options held by OVGuide employees not exercised prior to the merger, which newly-issued options vest as to 50% of the underlying shares on September 8, 2016 and as to the remaining 50% of such shares in equal monthly installments thereafter through March 8, 2017. All out-of-the-money options were cancelled. As a sign-on bonus to a number of key continuing OVGuide employees, we also issued restricted stock units to receive up to an aggregate of 100,000 shares of our common stock, which vest on March 8, 2017, provided the recipient remains employed by us at that time.

Additionally, we agreed to issue a number of “true-up” shares of common stock, stock options and restricted stock units, on a pro rata basis and for no additional consideration, in the event the initial public offering price per share of this offering was below a stated level. As a result of the terms of this offering, no additional securities are required to be issued pursuant to the terms of the OVGuide merger agreement. A substantial percentage of the common stock issued to OVGuide stockholders, including Baroda Ventures, is subject to lock-up agreements under which they have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the completion of this offering.

Hologram. In April 2016, we formed a wholly owned subsidiary, Hologram USA FOTV Productions Inc., as a vehicle to enter into a transaction with HUSA, a company affiliated with Mr. David, our Chairman and Chief Executive Officer. Hologram acquired the net assets and liabilities of HUSA’s holographic projection system installation business, which constitutes a business, as defined by GAAP. The acquired business relates to the use of technology for projecting hologram images. The business installs the projection equipment, on a permanent basis, in facilities that desire the ability to project hologram content. The purchase price was equal to the net book value of the acquired business, as defined by GAAP. The net book value has been estimated to be approximately $1,150,000, subject to final audited financial statements for the business. The purchase price is due and payable within 36 months following May 11, 2016.

In conjunction with the acquisition, Hologram and HUSA entered into an exclusive distribution agreement for Hologram to control the sales, licensing, distribution and other commercial exploitation of holograms owned by HUSA. The term of the distribution agreement is five years, with successive one-year extensions unless written notice of termination is given by either party. The parties will share, in equal proportion, the net revenues from the exploitation of the holograms.

BUSINESS

Company Overview

We are a fast growing OTT provider of streaming video, audio and other digital media content. We offer live and on-demand video streams, including our live programming, linear channels, on-demand movies and television shows, documentaries, music videos, podcasts and original social television programming, to a global audience of more than 75 million viewers. Our current operations are conducted through our four primary operating subsidiaries.

•	CinemaNow – CinemaNow, LLC, which we acquired in December 2015, is an OTT provider of on-demand movies and television shows in the United States, Canada and the United Kingdom through its site cinemanow.com, which allows users to purchase or rent movies and television shows directly from CinemaNow on internet-enabled devices. CinemaNow was founded in 1999 as one of the first OTT platforms and has long standing arrangements with major television and film studios and a library of over 65,000 titles.

•	Hologram – Hologram USA FOTV Productions Inc. holds the exclusive global broadcast and streaming distribution rights for all media for original holographic shows in which the holograms of famous deceased singers such as Whitney Houston, Liberace, Tammy Wynette, Nat King Cole and Roy Orbison and comedians such as Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” These shows are developed for Hologram USA Productions Inc. in cooperation with HUSA Development Inc. (a company affiliated with Alkiviades (Alki) David, our Chairman and Chief Executive Officer), and distributed pursuant to a license from Hologram USA Inc., the exclusive patent license holder in the United States and Canada of the projection system technology for presenting holographic shows.

•	FilmOn – FilmOn.TV Networks Inc.’s FilmOn.com and its related television broadcast network FilmOnTV offer live and on demand video streams, including live events, linear channels, on-demand movies, documentaries, music videos, podcasts and original social television programming. FilmOn.com, which was launched in 2007, has been our core operating business since our inception and is available worldwide and FilmOnTV is available in the United States and Europe.

•	OVGuide – OVGuide Inc., which we acquired in March 2016, is an online portal that allows users to search and discover videos online through its website OVGuide.com. The site offers OTT viewing of all types of videos including free full-length movies, television shows, trending viral videos and short video clips. If free streaming content is not available on OVGuide.com for a movie or television title, OVGuide.com also directs users to the right platform, subscription service or VOD site to access the desired content including. OVGuide began operations in 2006 and is accessible worldwide in mobile web format and as an app for Android, iOS and Roku.

Our OTT platforms, which contain multiple interactive features and are highly customizable, are available through any internet-connected device including computers, smart phones (iPhone or Android), tablets and iPads, and internet-enabled set-top boxes and devices. Through these various portals, we monetize our platform through advertising, premium subscriptions, transactional video on demand, and other video and audio offerings such as pay-per-view events and licensing of our digital media. In addition to our vast digital media content offerings, we offer our proprietary FilmOn.com Affiliate System platform to verified partners for interest-specific programming, which can be managed through a user-friendly, web-based control panel. We also carry a number of interactive online communities such as BattleCam, a popular social television channel that incorporates user chats and user-generated live video and audio streams into our BattleCam broadcast channel. Since August 2012, under a partnership agreement with a subsidiary of Lenovo Group Ltd., the world’s largest personal computer vendor by unit sales according to Gartner, Inc., an independent information technology research and advisory company, our FilmOn app has been preloaded as the default OTT app on more than 19 million personal and tablet computers manufactured by Lenovo, according to Lenovo’s data, as well as offered for download in its app store, providing direct access to our platform to millions more Lenovo users. With the net proceeds of this public offering, we plan to further expand our content offerings to become one of the major OTT platforms in the world. We were founded by media entrepreneur Alkiviades (Alki) David in 2007 and launched our streaming video site in the United Kingdom in 2009 and in the United States in 2010. We manage our worldwide business from our two central offices located in Beverly Hills, California and London, England.

Our FilmOnTV programming reaches satellite-television audiences by Dish Network in the United States pursuant to written channel programming arrangements with each satellite provider. These television broadcasts highlight our full complement of online offerings. We distinguish our FilmOn OTT platform from our competitors by offering interactive television services and hologram projection programs as part of our original branded content through strategic relationships with Alki David Productions Inc. and HUSA Development Inc. These offerings are increasingly popular among a large cross section of audiences worldwide, particularly younger viewers, brand sponsors and advertisers.

We currently have the capacity to deliver over 2.5 billion pre-roll and mid-roll video ads and display banners per month to our existing global audience of more than 75 million monthly unique visitors, approximately 50% of whom are located in the United States, that watch our live television offerings of over 800 specialized linear channels available through our online platform, 90,000 on-demand movies, documentaries, music videos, podcasts and original social television programming. We work with many of the world’s largest advertising networks and agencies and major brand sponsors to monetize our platform’s advertising-funded business model. Based on the analysis of third-party measurement tools, including Google’s Interactive Media Ads server technology, we currently monetize approximately 10% of our advertising capacity and have the potential to significantly increase our advertising revenue by expanding our internal advertising and sponsorship teams to deliver more advertisements to our growing global audience.

Since our inception, we have been an innovator in the OTT business. Our significant experience and unwavering commitment to this space has resulted in the creation of a sophisticated back-end system to support our multilayered online video entertainment technology. This technology includes licensed data transmission systems technology that is used for tracking aggregation and billing through a central hub and has wide applicability in the video on-demand and internet streaming markets. Our technology succeeds at connecting the next generation of content consumers with online content streaming, social networking and video sharing experiences. Our affiliate partnerships and internet solutions services are growing with over 9,500 affiliate partner websites that have been enabled to host our FilmOn platform. Our content aggregation and ownership of content are key assets and we believe that we are the largest single content portal of professionally-made videos in the world.

We also develop, acquire and manage our own proprietary digital media content. Our video and audio library presently consists of more than 27,000 owned titles in addition to our over 340,000 licensed video and audio offerings. The library contains titles across virtually all genres including romantic comedies, horror, science fiction, musicals, westerns, martial arts, war themes, animation, documentaries, biographies and classic television, as well as over 3,500 licensed podcasts including many from well-known brands and celebrities. Our digital media is delivered in dozens of languages from countries around the world. Thousands of our titles are available in high definition and we are constantly upgrading the streaming quality of our content.

The digital distribution of our content to any internet-connected device offers not only a wide variety of ad-supported, subscription-based and transactional modes of access for viewers to stream video content, but also creates multiple avenues for revenue through the use of the latest mobile technology. Viewers that interact with our FilmOn, CinemaNow and OVGuide platforms through personal devices such as tablets, smart phones and laptops can access VOD content via subscription VOD, advertising-supported VOD and transactional VOD (pay-per-view).

Organizational Background

In 2007, Alkiviades (Alki) David, the Chairman and Chief Executive Officer of our company, formed FilmOn TV UK Ltd. (formerly known as FilmOn.com Plc and a predecessor of our company) in the United Kingdom. Through FilmOn TV UK Ltd., he began amassing digital video content and streaming it over the internet. In September 2010, Mr. David brought the FilmOn concept to the United States, establishing multiple FilmOn entities for the creation, collection and distribution of digital video content. He also established operations in Beverly Hills, California. In September 2011, Mr. David formed FilmOn.TV Networks Inc. in Delaware. He used FilmOn.TV Networks as the United States holding company for the United States-based FilmOn entities and operations he had established. In August 2012, as part of a reorganization of the FilmOn group of companies, FilmOn.TV Networks, Inc. acquired FilmOn TV UK Ltd. in a stock-for-stock exchange in which FilmOn.TV Networks Inc. became the holding company for all the United Kingdom-based FilmOn operations. In August 2015, pursuant to a further reorganization, all of the other United States FilmOn entities consolidated under FilmOn.TV Networks Inc.

Expanding thereafter in the United States, in December 2015, we acquired 100% of the membership interests of CinemaNow, LLC through our acquisition of its parent holding company Reliance Majestic Holdings, LLC and, in March 2016, we acquired 100% ownership of OVGuide.com, Inc. through the merger of our newly-formed, wholly-owned subsidiary with and into OVGuide. Following the acquisitions, we changed our corporate name to FOTV Media Networks Inc. from FilmOn.TV Networks Inc. to reflect our broader media focus and transferred all of our contracts, assets and properties relating to our historical FilmOn.TV Networks operations to a separate newly-formed subsidiary that we named FilmOn.TV Networks Inc. In April 2016, we formed a wholly owned subsidiary, Hologram USA FOTV Productions Inc., as a vehicle to acquire the holographic projection system installation business of HUSA, a company affiliated with Mr. David.

Our Industry

As increasingly reported by the media, traditional distribution and viewing of video content on terrestrial bands, satellite and cable is rapidly shifting to distribution and viewing of streaming digital media via the internet, commonly referred to as “cord- cutting.” At the same time, streaming of digital media via the internet is shifting from computers to video-capable mobile devices. According to Adobe Digital Index’s U.S. Digital Video 2014 Inaugural Report, in a sample of 191 billion total online video starts (the number of times that actual non-ad video content starts playing) in the United States, 26% of the video starts were on a mobile device in 2014, compared to 16% in 2013, representing a year-on-year share increase of 63%. Increasingly, people are augmenting their use of, or replacing broadcast television and turning to, streaming video services to watch their favorite content. We believe we are well positioned to take advantage of this trend.

According to a September 2015 TV and Media Ericsson Consumer Insight Report, in 2015, global consumers ages 16 to 34 spent 53% of all their video viewing time on a smartphone or tablet device. In addition, there has been a 71% increase in streaming content accessed via smartphones since 2012. These devices which engage consumers because of the tailored content, create a higher frequency of viewing and longer engagement with users. Additionally, the increase in the number of cord-cutters disinterested in channel surfing and the constraints of limited programming are making the transition from linear television. 50% of consumers have reported to be unable to find video content to watch on a daily basis from linear television. As a result, there is a significant opportunity for sophisticated media production and distribution platforms to seize market share. Our diverse array of content that caters to live-streaming, VOD and pay-per-view streaming, and social media audiences establishes loyalty among viewers who prefer their content customized, engaging and relevant.

As the demand for diverse, engaging streaming content grows, the ripple effect of tailored content marketing solutions from companies and agencies multiplies the revenue opportunities for companies like ours. According to a 2013 report by the Custom Content Council, content marketing represents a $44 billion industry that is driven by brands’ need to reach target audiences with high quality content. According to the Custom

Content Council, 39% of marketing, advertising and communications budgets were spent on content marketing in 2013. The existing traffic to all of our sites can serve as an attraction to brands and agencies that want to strategically place their products in front of viewers, increasing revenue potential for us and the advertising agencies. Content discovery for linear television is a challenge for consumers as numerous consumers who use their television guide are dissatisfied with their television guide. Our OVGuide business helps drive consumers searching for video content to our platforms, and our model of incorporating social media relevant content into our platform separates us as a leader in this space because, according to Gartner Inc.’s U.S. Digital Marketing Spending Survey, 2013, social marketing and content creation are the top two drivers of digital marketing success. With many consumers desiring to influence advertisements to show products that they are specifically interested in, we believe our advertising revenue stream is well-placed to penetrate this market.

According to an Ericsson Mobility Report for November 2014, by 2020, 90% of the world’s population over 6 years old will have a smartphone. As global mobile subscriptions exceeded 7 billion in 2014, the traffic for mobile data usage and applications empowers companies such as ours to supply the demand that will be created from this surplus of consumers. The expansion of mobile traffic will be driven by the demand for video content, accounting for 55% of all of mobile traffic by 2020, according to Ericsson’s November 2014 Mobility Report. With OTT providers representing the majority of this content, FilmOn’s “freemium” platform, which offers subscription VOD, television shows, movies and user generated content, CinemaNow’s transactional VOD platform and OVGuide’s advertising supported video and facilitation of access to third-party streaming platforms, caters specifically to the demographic of consumers ages 16 to 34 who are consuming content at the highest frequency and volume, according to the September 2015 TV and Media Ericsson Consumer Insight Report. Mobile traffic generated from mobile phones is close to twice the traffic generated from mobile PCs, tablets and routers, according to the Ericsson Mobility Report.

In recent years, television networks in the United States and elsewhere have sued OTT website operators, including FilmOn, for copyright infringement for the unlicensed retransmission of their programs by OTT site operators who streamed the networks’ programs on their own sites. Some of these lawsuits, such as the lawsuit against Aereo, Inc., which digitized airborne television signals and streamed network programming on the internet, have been successful in ultimately discontinuing the carrying of local network programs by OTT operators. While FilmOn does not presently carry the programs of the four major broadcast networks – CBS, NBC, ABC and Fox – on FilmOn.com, they have successfully negotiated to carry the programming of over 50 cable network channels on FilmOn.com.

We believe that OTT operators should be permitted, like cable networks, to retransmit licensed television network programming via the internet because we provide an analogous service to cable networks using internet and wireless technology. However, in July 2014, the Southern District of New York, during litigation involving a former FilmOn competitor, relied on existing Second Circuit precedent in holding that internet retransmission services do not constitute cable systems under Section 111 of the Copyright Act. Similarly, in November 2015, the District Court for the District of Columbia held that OTT operators are not entitled to compulsory licenses to show broadcast networks’ content under Section 111 of the Copyright Act. In contrast, in July 2015, a United States District Court Judge in California, interpreting the Copyright Act in Fox Television Stations, Inc., et al., v. FilmOn X, LLC, et. al., held to the contrary and agreed with us, concluding that we should be treated the same as cable operators for purposes of Section 111 of the Copyright Act. The California District Court specifically considered the New York Court’s prior decision and found it unpersuasive. The California District Court also authorized an immediate appeal of its decision. The difference in opinions between the California District Court and the District Court for the District of Columbia has created a split in legal authority, which will be decided when appeals will be heard on both cases.

The cases of Fox Television Stations, Inc., et al. v. FilmOn X, LLC, et al. in California and the District of Columbia are each currently being appealed to the United States Court of Appeals for the Ninth Circuit and the Circuit Court of Appeals for the District of Columbia, respectively. If the Ninth Circuit upholds the California District Court’s decision on appeal, such a decision would create conflicting authority between the Ninth Circuit and the 2nd and District of Columbia Circuits regarding whether a company that streams broadcast television over the internet can qualify as a cable system under Section 111 of the Copyright Act and thereby rebroadcast television networks’ broadcast content at set, predetermined rates. If this were to occur, we would be entitled to a compulsory license in the Ninth Circuit, but not in the 2nd Circuit or the District of Columbia, and we would be subject to suit on this issue in the remainder of the United States. Under these circumstances, we may seek a final determination of whether we may qualify as a cable system under the Copyright Act by the Supreme Court of the United States. If the California District Court decision is overturned on appeal, we would not be entitled to a compulsory performance license to rebroadcast television networks’ broadcast content at set, predetermined rates pursuant to the Copyright Act.

Separately, the FCC, which regulates interstate communications by radio, television, wire, satellite and cable in the United States, has proposed rules – due in part to our advocating for them – to create regulatory parity between OTT operators and cable operators. The proposed rules, if adopted, would treat OTT operators as MVPDs, giving OTT operators the legal right to retransmit local television broadcast stations to authenticated users in local markets in accordance with FCC rules. In turn, television network broadcasters would be required to negotiate in good faith with OTT operators to act as licensees for the retransmission of television network programs for negotiated licensing fees. The proposal that OTT operators be treated as MVPDs, if adopted, would allow us to provide our viewers with more viewing options in addition to our already comprehensive video entertainment platform. We submitted our reply comments to the FCC in support of the proposed rulemaking on March 18, 2015. At this time, we are not aware of when these proposed rules will become effective or whether the content of such rules will change during the adoption process.

In view of increasing consolidation in the network and cable television industry, we believe consumers need alternative providers of video programming. We believe the treatment of OTT operators as MVPDs would increase investment in the OTT industry and allow OTT operators to provide network programs and new, independent and specialty video programming services, bringing more video content and access to new markets and a broader viewing public. We believe that within the next two years, there will be a significant change in the regulations to allow us to carry broadcast and cable network programs on our OTT platforms, which will likely result in more viewers using our platforms to stream network programs. Although we do not anticipate the addition of local television and cable broadcasts to our platform to significantly increase our revenue and we do not believe our business depends on the licensing of broadcast programming, the addition of broadcast programming to our platform will solidify the quality of our brand one of the major OTT platforms.

Our Digital Media Offerings

We are uniquely positioned to license, create, aggregate and distribute our blend of high-quality, original and exclusive content in a cost-effective manner to a global audience that increasingly demands interactive content that is available across social networks and delivered through various electronic devices. We offer our digital media to audiences through our four primary platforms:

•	CinemaNow, a transactional video on demand site on which users pay for each title they choose to view at the time they choose to watch it, without a requirement for a regular subscription. Transactional VOD viewing generates revenues from purchases or time-limited rentals of content by viewers. CinemaNow, like FilmOn.com, also licenses its platform and technology, as well as the licenses it holds with film and television studios, to companies that are interested in entering the digital movie space, such as retailers and computer hardware manufacturers.

•	Hologram USA FOTV Productions Inc. holds the exclusive global broadcast and streaming distribution rights for all media for original holographic shows in which the holograms of famous deceased singers such as Whitney Houston, Liberace, Tammy Wynette, Nat King Cole and Roy Orbison and comedians such as Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” These shows are developed for Hologram USA Productions Inc. in cooperation with HUSA Development Inc. (a company affiliated with Alkiviades (Alki) David, our Chairman and Chief Executive Officer), and distributed pursuant to a license from Hologram USA Inc., the exclusive patent license holder in the United States and Canada of the projection system technology for presenting holographic shows.

•	FilmOn, which reaches users through a linear streaming television channel, FilmOnTV, included in certain satellite channel packages and our video on demand site, and FilmOn.com, which offers advertising supported free media and subscriptions for unlimited access to a wide range of content for a monthly flat rate. Users have full control over their subscriptions and are able to access content at any time as there is no programming schedule.

•	OVGuide is one of the largest independent digital video guidance sites. OVGuide directs users to digital video content, including advertising supported free content, subscription-based content, and VOD transactional content, on third party platforms or displayable through players embedded on OVGuide. OVGuide also has over 10,000 advertising supported full length movies and TV shows that users can access across multiple platforms.

Below is a breakdown of our digital media offerings.

Licensed and Redistributed Digital Content. We aggregate our digital content offerings primarily from third-party content providers from the film and television industry. We acquired and own over 58 film and television libraries including the catalogs of Allied, Cannon, Cinebx and Hemdale. We have entered into more than 400 content licensing arrangements with these third parties through which we license their content for a fixed fee, on a revenue-sharing basis or for free or in exchange for bartered distribution. We also license content from our library to third parties. Our platforms are highly configurable in that we can enable and restrict access to each individual media segment as mandated by the geographic, sales, rental, subscription or advertising restrictions that are contained in our content licenses. The digital media we offer through FilmOn.com includes over 800 linear live television channels, which deliver video content in a pre-determined, scheduled mode, in true “TV everywhere” fashion on a global basis, featuring premium content from the United States, Europe, Middle East and Asia, 50 digital audio channels, traditional network and cable channels, exclusive channels such as our own tennis and football channels, and a VOD portal that includes more than 90,000 movies, documentaries, special interest shows and original interactive social television programming. Our recent content highlights include the launch of our exclusive global live streaming of all 115 live matches of the 2015 Arena Football League including the Arena Bowl, live matches of Premier League football from the United Kingdom, the addition of major European and international television stations and the addition of bespoke international television channels in partnership with broadcasters Zee TV in India and France 24.

Dedicated Television Channels. Through our FilmOn.TV Networks subsidiary, we offer the linear streaming television channel FilmOnTV. FilmOnTV, which targets the 18 to 40 year-old male demographic, offers a diverse mix of programming that includes classic and pop culture content spanning cars, live sports, gaming and interactive television. FilmOnTV also features FilmOn branding and FilmOn commercials throughout its programming schedule. We operate FilmOnTV under FCC public broadcast standards. FilmOnTV is a satellite channel that is offered to various satellite television distributors. In the Los Angeles, California television market, FilmOnTV is available on Dish Network (channel 6). Our long-term strategy for FilmOnTV is to exploit our significant content holdings, create unique content, acquire attractive shows and sports, and distribute the channel as widely as possible on all platforms to further monetize the channel. In addition, we are seeking to develop our interactive television system, which draws upon our online social streaming community by televising viewers who share their own live video streams. Users publish their video streams through FilmOn.com and our FilmOn social video streaming app, which is available in most major app stores, including iTunes App Store and Google Play. FilmOnTV in Los Angeles is an affiliate of Sinclair’s American Sports Network, which carries exclusively to this market live college football, soccer, hockey, basketball and minor league baseball games. Based on publicly available data, we estimate that FilmOnTV currently reaches 4.5 million homes in the Los Angeles television market and over 10 million homes throughout the United States via FilmOn.com. We are currently in discussions to secure national cable carriage and OTT arrangements throughout the United States, and we intend to launch FilmOnTV on additional cable platforms in 2016, with the goal of reaching an additional 1.7 million homes within the next 16 months.

Film Library. Through our subsidiary FilmOn Media Licensing, Inc., we seek to monetize our collection of more than 58 film libraries including the Allied, Cannon, Cinebx and Hemdale catalogs. This collection includes 65,000 hours of historical television footage (including extremely rare footage of President John F. Kennedy, Elvis Presley, Michael Jackson and the Beatles) and thousands of feature films (including classic films directed by Stanley Kubrick, Ingmar Bergman, Federico Fellini, Sydney Lumet, Otto Preminger and Alfred Hitchcock). More than 250 Academy Award nominees and 1,200 Emmy Award nominees are represented. FilmOn Media operates an advanced digital facility in Irvine, California to restore, archive and digitize the over 35,000 film negatives from the film libraries we have acquired. The content is then made available to our global audience and for licensing on other streaming platforms (such as Amazon, Apple TV and Google Play) and to broadcasters around the world. Our substantial and constantly expanding content offerings reinforce our strategy of providing unique quality programming to our global audience.

Original Content. Our offerings of original branded content and licensed holographic content distinguish us from other OTT platforms. We create and carry original films and content programming including digital feature films, television shows and social network-oriented content from over 30 internet celebrities, such as YouTube’s PewDiePie and Shane Dawson. The key feature of these productions is the integration of brand sponsorship generating an essential revenue stream to all of our properties. Original feature films released on FilmOn.com include Guido, Bob Thunder Internet Assassin, Lord of the Freaks, The Freediver, Fishtales, Opa!, Killing the Cheeky Girls and Killing Brigitte Nielsen. These original films are designed to appeal to our target audience of younger viewers and to consistently feature well-known actors, musicians and celebrities.

Holographic Content Distribution. In addition to creating innovative, original pop culture-oriented content targeted to our viewers, we hold the exclusive global broadcast and streaming distribution rights for all media for original holographic shows in which the holograms of famous deceased singers such as Whitney Houston, Liberace, Tammy Wynette, Nat King Cole and Roy Orbison and comedians such as Red Foxx and Andy Kaufman perform for new live audiences, known as “resurrection shows.” These shows are developed for Hologram USA Productions Inc. in cooperation with HUSA Development Inc. (a company affiliated with Alkiviades (Alki) David, our Chairman and Chief Executive Officer), and distributed pursuant to a license from Hologram USA Inc., the exclusive patent license holder in the United States and Canada of the projection system technology for presenting holographic shows. We have partnerships with BASE Entertainment for the management and exploitation of hologram presentation venues and tours and work with companies such as Dick Clark Productions on promotional and advertising projects. Additionally, we have created an exclusive “resurrection show” partnership with Endemol, a major global distributor of reality television programming. To date, no payments have been made to or by us pursuant our distribution agreement with HUSA Development Inc.

Advertising Services. We offer companies and their advertising agencies the ability to engage in all-inclusive digital ad campaigns encompassing pre-roll and display ads on our platform (targeting desired demographic clusters), viral video campaigns to reinforce their brands, cross-channel marketing, real-time social influencer traffic and the ability to showcase our original programming on their own branded leased channels. We also have the capability of running multiple advertising campaigns including campaigns with large geographic scopes for brand awareness and campaigns with local targeting for direct sales aimed at particular consumers. We believe that we offer advertisers a unique value proposition by giving advertisers access to a large publishing platform and enabling advertisers to authentically connect with their desired customer bases and those customers that consume most of their content across multiple devices.

Direct Response Marketing. Ancillary to our advertising services, we offer brand direct-to-consumer response services via our internal and external media distribution network (digital, broadcast, cable, syndication and satellite). These services are designed to evoke an immediate response from branded video advertisements, produced by and exclusive to FilmOn TV, which invite prospects to take a specific action, such as opting into an email list, calling for more information, placing an order or being directed to a custom-designed website. We believe our brand direct-to-consumer response services offer advertisers an additional value proposition by giving them instantly measurable returns on investment via access to our internal platform, affiliates and distribution network and enabling advertisers to authentically convert their desired customers in real-time into purchaser revenue. This benefits us as advertisers will be exclusive to our company to participate, will pay a premium for these services and we believe many will come to rely on our proven performance matrix delivered by demand to generate long-standing relationships.

Our Revenue Model and Pricing

Currently, the majority of our content is free, and our business model can presently be characterized as “freemium,” meaning that our content is largely advertising supported and is available to be watched at no cost. We also offer premium subscription-based video content. For a fee ranging from $9.99 to $19.99 per month (depending on the amount of digital video recording storage space selected), premium subscribers have access to our premium channels, pay-per-view specials, special live events (e.g., boxing and music concerts), a high definition (“HD”) quality signal for all channels (where available), no advertising and the ability to record a set number of hours of programs. Free viewers are entitled to only a standard definition (“SD”) quality signal. In addition, we offer transactional VOD (pay-per-view, as well as digital video purchases) viewing that allows users to purchase or rent only the digital video content that they wish to own or view for a limited time. Of our current revenues, 92%, 6% and 2% are generated by advertising, premium subscription fees, and transactional VOD viewing fees, respectively, with the remainder of our revenue related to sponsored videos, sales and syndication of proprietary FilmOn video content, affiliate partner deals and sales of software and network engineering solutions.

Our FilmOn and CinemaNow platforms are customizable for affiliate partner video services and white label opportunities, and we have a team of platform developers who are constantly upgrading and customizing our video service platforms. These platforms may be licensed to third parties at market rates. Additionally, in August 2012, we entered into a strategic alliance with a subsidiary of Lenovo Group Ltd., the world’s largest personal computer vendor by unit sales, to preload the FilmOn app on Lenovo products.

We have to date financed our operations through equity investments and loans made through Alkiviades (Alki) Anakando, which is owned by Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and other affiliated companies and from the net proceeds of our recent private placement of convertible preferred stock. As of the closing of this offering, we will have no outstanding indebtedness. We have entered into non-exclusive distribution agreements with each of Alki David Productions Inc. and HUSA Development Inc., which are owned by Anakando, to distribute their BattleCam and hologram content, respectively, on our platforms. To date, no payments have been made to or by us pursuant to our distribution agreements with Alki David Productions Inc. and HUSA Development Inc. See “Certain Relationships and Related Party Transactions.”

For the three months ended March 31, 2016 and the year ended December 31, 2015, we generated total revenues of $3.5 million and $13.1 million, of which $2.6 million and $7.2 million were attributable to North America, $0.4 million and $4.3 million were attributable to Central European sources and $0.3 million and $1.1 million were attributable to the United Kingdom, respectively. We currently sell 56% of our premium traffic from our United States sales office and 44% of our existing premium traffic from our European sales office.

Our Growth and Expansion Strategy

Our core strategy is to grow our ad-based and subscription business domestically and internationally by expanding our unique and exclusive video content library, broadening our subscriber and user bases, increasing streaming advertising revenue opportunities, enhancing our user interface and extending our direct-to-consumer streaming service continually to the most advanced internet-connected devices. Key elements of this strategy include:

Continue to Aggressively Acquire or Invest in Streaming Content. We intend to continue to aggressively invest in quality streaming online content, which we believe will correspondingly result in increased subscriber and user levels. Any such added streaming traffic by viewers would, in turn, fuel our advertising revenue potential. We intend to primarily acquire or invest in licensed content that has already been produced and has a brand name that we can incorporate into the FilmOn, CinemaNow and OVGuide platforms. We also intend to consider content acquisition to complement our mobile app, which has had more than 50 million downloads to date on iOS and Android operating systems.

Enhance Subscriber and User Satisfaction and Retention with Service Improvements. We have found that incremental improvements in our service and quality have enhanced subscriber and user satisfaction and retention, and we believe such improvements will lead directly to the migration from wired cable services to internet delivery. We continue to refine our technology, user interfaces and delivery infrastructure to improve a viewer’s experience. For example, using our licensed “adaptive streaming” technology, we automatically and constantly optimize the streaming bit-rate to each user’s internet bandwidth. This minimizes loading and buffering times, delivering an optimum click-and-watch experience. We believe quality viewing will accelerate the cord-cutting process and ultimately the adoption of OTT as a true alternative to traditional television.

Accelerate our Ad Sales Execution. With a portion of the net proceeds of this offering, we intend to increase our spending on sales, marketing and promotion to significantly improve our sell-through percentage rate of ad impressions over our vast content inventory with advertisers and to improve our brand awareness in the United States and elsewhere.

Complete Selected Complementary Acquisitions. We intend to pursue selected acquisitions of complementary businesses in the United States and internationally that extend our platform’s capabilities and our digital media offerings. Potential acquisition targets include OTT hardware distribution companies, 360° panoramic video camera solutions, video streaming support device manufacturers, specialized advertising networks and live performance venues for the staging of hologram projection programs and sales of related merchandise to live audiences. We currently have no commitments or agreements with respect to any such acquisitions, and there can be no assurance that we will complete any acquisitions in the future. In December 2015, we acquired CinemaNow, which provides on-demand movies and television shows over the internet to viewers in the United States, Canada and the United Kingdom, and in March 2016 we acquired OVGuide, which operates OVGuide.com, a popular digital video guidance site. We believe the recent additions of CinemaNow and OVGuide provide exceptional synergy to our digital media offerings in the United States and abroad and drive additional viewers to all of our platforms.

Enter into Strategic Partnerships with Third-Party Master Content Licensors. We intend to identify and partner with third-party master content licensors and other companies across the OTT video ecosystem to expand our access to first run major motion picture studio films and network television content when it becomes deliverable in a digital format. We believe that, upon entering into strategic partnerships with such third parties on a revenue-sharing basis, we will be able to carry film and television re-runs that will put us on par with Netflix, Hulu, Amazon, Apple TV and similar companies.

Obtain Network Television Programming When Available. We are currently waiting for a decision on our claim in Fox Television Stations, Inc., et al. v. FilmOn X, LLC, et al., which is currently being appealed to the United States Court of Appeals for the Ninth Circuit, that we should be treated the same as cable operators for purposes of Section 111 of the Copyright Act. If the Ninth Circuit decides in our favor, we would be entitled to a compulsory license in certain portions of the western United States, although we would be subject to suit on this issue in the remainder of the United States. Separately, we are awaiting the FCC’s decision whether to adopt proposed rules that, if adopted, would give us the legal right to retransmit local television broadcast stations to authenticated users in local markets in accordance with FCC rules. The proposed rules, if adopted, would treat OTT operators as MVPDs, giving OTT operators the legal right to retransmit local television broadcast stations to authenticated users in local markets in accordance with FCC rules. In turn, television network broadcasters would be required to negotiate in good faith with OTT operators to act as licensees for the retransmission of television network programs for negotiated licensing fees. Either decision would provide us the opportunity to broadcast local network programs and draw additional viewers to our site. If network television programming becomes available to us, we will be able to offer market-by-market programming in addition to our vast library of digital video content, allowing viewers to access every type of streaming media through FilmOn.com. While more than 75 million monthly unique viewers already use our platform monthly to experience our vast digital media content, we believe providing access to network television programming, including local and national news and sports carried by these networks, will rapidly accelerate the growth of our viewer base.

Capitalize on the Overall Adoption and Growth of Internet Television. Domestically, the number of cable television subscribers has been declining, while data from Adobe Digital Index’s U.S. Digital Video 2014 Inaugural Report indicates that the number of online video starts in the United States is increasing. We believe these changes stem from the desire of consumers for more control and freedom in their ability to “watch what they want, when they want, where they want and how they want.” We believe we provide this control and freedom demanded by the market today.

Always be Accessible in the Consumer Electronics Ecosystem. FilmOn.com, CinemaNow.com and OVGuide are currently accessible on a broad array of devices. Through this accessibility, we believe that we enhance the value of our service to subscribers and users, as well as position ourselves for continued growth, as internet and mobile delivery of content becomes universal. We have also developed FilmOn HDi Streaming TV, a unique streaming OTT device that is similar to Apple TV and Roku but which offers broader content offerings and advanced technology features including a built-in HD video camera and wireless mouse with a clamshell keyboard. FilmOn HDi Streaming TV will be available for purchase by consumers online and through traditional retail stores in 2017. Additionally, OVGuide owns a proprietary, cloud based system that transcodes, hosts and streams video directly to users globally. OVGuide currently powers and monetizes a network of 19 Roku movie channels, of which eight are owned and operated by OVGuide and the remaining eleven channels are owned by two of its major content partners. While most of the OVGuide audience on Roku is in the United States, reflecting Roku’s current footprint, OVGuide believes it will grow along with Roku as it expands into new international territories while increasing its penetration in U.S. households.

Expand our Market Opportunities Internationally. Our FilmOn.com and OVGuide platforms are globally available and configurable to provide local content in certain geographical areas. Content hosted by CinemaNow is available in the United States, Canada and the United Kingdom. We intend to form strategic alliances and partnerships to bring content from local non-United States networks to audiences around the world. We believe the international streaming segment represents a significant long-term growth opportunity for us as emerging markets expand access to broadband and mobile technology.

Recent Business Acquisitions

We have recently acquired three businesses, CinemaNow, OVGuide and Hologram. We intend to make additional acquisitions following this offering and, in the ordinary course of business, we frequently engage in discussions with potential acquisition candidates and/or their representatives. We currently have no commitments or agreements with respect to any such acquisitions. Information concerning our recent acquisitions is set forth below.

CinemaNow. On December 28, 2015, we acquired 100% of the membership interests of Reliance Majestic Holdings, LLC, a Los Angeles-based provider of OTT video storefronts, through the acquisition of its parent holding company Reliance Majestic Holdings, LLC. Pursuant to the terms of an LLC Membership Interest Purchase Agreement, we made an initial cash payment of $5.0 million to RMH Holdings Parent, LLC, the prior owner of CinemaNow, subject to a customary post-closing adjustment based on the level of CinemaNow’s indebtedness on the closing date. The initial cash payment was funded by Alkiviades (Alki) David, our Chairman and Chief Executive Officer, on our behalf and the payment by Mr. David has been recorded as a capital contribution to our company. We also agreed to make a second payment to RMH, consisting of either: (a) shares of our common stock with an opening market value of $3.0 million issuable upon the completion of an underwritten initial public offering of our stock on or before June 28, 2016, or (b) $2.0 million in cash payable on

June 28, 2016 if we do not complete an initial public offering on or before such date. As the settlement date has passed, we and CinemaNow are in discussions to settle the purchase price adjustment amount and the second cash payment owed to RMH on a net basis. The assets and liabilities of CinemaNow are included in our audited consolidated balance sheet as of December 31, 2015.

OVGuide. On March 8, 2016, we acquired 100% ownership of OVGuide.com, Inc., a Los Angeles-based provider of a popular guidance site for online video, through the merger of our newly-formed, wholly-owned subsidiary with and into OVGuide. Pursuant to the terms of an Agreement and Plan of Merger and Reorganization, we issued an aggregate of 1,007,816 shares of our common stock to the OVGuide stockholders, including 610,206 shares to Baroda Ventures LLC, an early-stage venture capital firm. We hold 100,781 shares of the common stock merger consideration in a holdback fund to satisfy any indemnification claims related to undisclosed commercial or tax liabilities or litigation, with 50% of such stock being released from the holdback fund, net of claims, on each of September 8, 2016 and March 8, 2017. Based on the terms of the merger agreement, we were in control of OVGuide’s operations on February 29, 2016 and, accordingly, OVGuide’s full March 2016 results are included in our consolidated statements of operations for the three months ended March 31, 2016.

At the closing of the merger, we issued stock options to purchase an aggregate of 191,894 shares of our common stock in substitution for all in-the-money options held by OVGuide employees not exercised prior to the merger, which newly-issued options vest as to 50% of the underlying shares on September 8, 2016 and as to the remaining 50% of such shares in equal monthly installments thereafter through March 8, 2017. All out-of-the-money options were cancelled. As a sign-on bonus to a number of key continuing OVGuide employees, we also issued restricted stock units to receive up to an aggregate of 100,000 shares of our common stock, which vest on March 8, 2017, provided the recipient remains employed by us at that time.

Additionally, we agreed to issue a number of “true-up” shares of common stock, stock options and restricted stock units, on a pro rata basis and for no additional consideration, in the event the initial public offering price per share of this offering was below a stated level. As a result of the terms of this offering, no additional securities are required to be issued pursuant to the terms of the OVGuide merger agreement. A substantial percentage of the common stock issued to OVGuide stockholders, including Baroda Ventures, is subject to lock-up agreements under which they have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the completion of this offering.

Hologram. In April 2016, we formed a wholly owned subsidiary, Hologram USA FOTV Productions Inc., as a vehicle to enter into a transaction with HUSA, a company affiliated with Mr. David, our Chairman and Chief Executive Officer. Hologram acquired the net assets and liabilities of HUSA’s holographic projection system installation business, which constitutes a business, as defined by GAAP. The acquired business relates to the use of technology for projecting hologram images. The business installs the projection equipment, on a permanent basis, in facilities that desire the ability to project hologram content. The purchase price was equal to the net book value of the acquired business, as defined by GAAP. The net book value has been estimated to be approximately $1,150,000, subject to final audited financial statements for the business. The purchase price is due and payable within 36 months following May 11, 2016.

In conjunction with the acquisition, Hologram and HUSA entered into an exclusive distribution agreement for Hologram to control the sales, licensing, distribution and other commercial exploitation of holograms owned by HUSA. The term of the distribution agreement is five years, with successive one-year extensions unless written notice of termination is given by either party. The parties will share, in equal proportion, the net revenues from the exploitation of the holograms.

Sales, Marketing and Promotion

We primarily sell our advertising and premium subscriptions directly through our sales force and, to a lesser extent, utilize distribution relationships, including through our affiliate partners that host our platform and its advertising. We have developed a field sales force and currently have 13 sales personnel in various geographic markets. Our direct sales force teams are responsible for identifying and managing individual sales opportunities in their respective regions.

We focus our corporate marketing efforts on increasing brand awareness, communicating the FilmOn.com platform advantages and generating qualified leads for our sales team. Our corporate marketing plan is designed to continually elevate awareness of our brand and generate demand for our digital media offerings. We rely on a number of channels in this area, including organic search, paid search, digital advertising, email marketing, social media, retargeting, affiliate marketing and broad-based media such as targeted video ads, as well as through various strategic partnerships. We maintain our website at FilmOn.com. We intend to hire additional sales and marketing personnel and to increase our spending on sales, marketing and promotion to significantly improve our sell-through percentage rate of ad impressions over our vast content inventory with advertisers.

Our subscribers and users consist of largely younger, technically savvy individuals who consume most of their digital content across multiple devices. Our viewers are primarily located in the United States, the United Kingdom, Europe and the Middle East. Approximately 50% of our current viewers and subscribers are located in the United States.

Our largest customers are video advertising networks that resell our available digital advertising screen space to an expansive list of individual advertisers and brands. During the three months ended March 31, 2016, we had one video advertising network customer that accounted for 12% of our revenue. During the year ended December 31, 2015, we had one video advertising network customer that accounted for 39% of our revenue, and during the year ended December 31, 2014, we had two video advertising network customers that accounted for 20% and 10% of our revenue. Pursuant to the standard form of agreement with our largest advertising network customer, the advertising network provides us with video advertisements on behalf of third party advertisers and we post those advertisements on our website and are paid a fee by the advertising network for each advertisement seen by our users.

Platform Technology and Development

Our technology and development personnel are continuously undertaking efforts to refine our technology, user interfaces and delivery infrastructure to improve the viewer experience. For example, using our licensed “adaptive streaming” technology, we automatically and constantly optimize the streaming bit-rate to each user’s internet bandwidth. This minimizes loading and buffering times, delivering an optimum click-and-watch experience. Accordingly, we have invested, and intend to continue to invest, significant time and resources in our development activities to establish and maintain FilmOn as a leader in the provision of optimized OTT video. As of June 30, 2016, we had 83 employees on our research and product development group, which forms part of our production staff. Our platform technology and development expenses were $535,000, $1,514,000 and $1,406,000 for the three months ended March 31, 2016, the year ended December 31, 2015 and the year ended December 31, 2014, respectively. As a practice, we generally do not capitalize platform technology and development, and these amounts were not capitalized.

Protection of Proprietary Technology

We rely on a combination of patent, trademark, copyright and trade secret laws in the United States and other jurisdictions, as well as confidentiality procedures and contractual provisions, to protect our proprietary information, technology and brands.

We protect our proprietary information and technology, in part, by generally requiring our employees to enter into agreements providing for the maintenance of confidentiality and the assignment of rights to inventions made by them while employed by us. We also may enter into non-disclosure and invention assignment agreements with certain of our technical consultants to protect our confidential and proprietary information and technology. We cannot assure you that our confidentiality agreements with our employees and consultants will not be breached, that we will be able to effectively enforce these agreements, that we will have adequate remedies for any breach of these agreements, or that the our trade secrets and other proprietary information and technology will not be disclosed or will otherwise be protected.

We also rely on contractual and license agreements with third parties in connection with their use of our technology and services. There is no guarantee that such parties will abide by the terms of such agreements or that we will be able to adequately enforce our rights. Protection of confidential information, trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions. We cannot completely prevent the unauthorized use or infringement of our confidential information or intellectual property rights as such prevention is inherently difficult. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and intellectual property protection.

We currently hold trademark registrations for the “FilmOn” and “FilmOn.TV” names and the associated round FilmOn logo in the United States and the United Kingdom. Our intellectual property also includes a licensed patent covering individualized satellite transmission systems and remote viewing systems. We also license data transmission systems technology from a company affiliated with our Chairman and Chief Executive Officer. We are not aware of any claims of infringement or other challenges to our rights in these marks and patents.

Competition and Our Competitive Advantages

While a significant amount of our content offering is unique, the market for subscription-based content delivered over the internet is intensely competitive and subject to rapid change. Many consumers maintain simultaneous relationships with multiple providers and can easily shift spending from one provider to another. We are a focused provider within the streaming video market that is able to compete by providing exclusive content that is available on almost any device. Our principal competitors vary by geographical regions and include multichannel video programming distributors, internet-based movie and television content providers, including those that provide legal and illegal (pirated) streaming video content. We believe that, due to the exclusivity of our content, we are positioning ourselves as a complementary service to large general content providers such as television broadcasters, cable television channels and streaming services such as Netflix, Hulu, Amazon and Apple TV.

We believe that we differentiate ourselves from our competition and have been able to grow our business as a result of the following competitive strengths:

Extensive and Exclusive Content. We have amassed an extensive library of content in which we hold exclusive worldwide streaming distribution rights and have established exclusive relationships with key talent and content providers. Our extensive and exclusive content distinguishes us from a former competitor, now defunct Aereo, Inc., which offered only the retransmission of network television broadcast signals in local markets and did not offer the breadth of video on demand, movies or specialty linear channels that we offer. All of our digital content is available through FilmOn.com, CinemaNow.com and OVGuide.com.

Universal Access. Our titles can be streamed by all of our viewers through FilmOn.com, CinemaNow.com and OVGuide.com using virtually any internet-connected device (e.g., tablets, smart phones and laptops) or from our mobile app. Our FilmOn mobile app has had more than 50 million downloads to date.

Proprietary and Carefully Selected Content. Our proprietary content and carefully selected media library lie at the core of our business model. Our exclusive original content represents approximately 20% of the viewing time of our subscribers and we are continuously expanding our proprietary content to appeal to more viewers. With the growth in demand for digital rights, we expect that our large library of licensed and originally produced content will also be a key driver in our ability to grow efficiently and will act as a hedge against the rising costs of new digital rights. We believe the significant volume of titles we offer in the VOD category and the breadth of our 800 linear programming channels differentiate us from Netflix and similar OTT platforms, which primarily provide proprietarily-produced serialized content and selected VOD titles.

International Distribution Rights. The strength of our proprietary content library developed through our focus on original content acquisitions and licensing has provided us with a library of specialty content for which we hold exclusive worldwide distribution rights. We believe rights to such distinctive content offerings would be difficult to acquire in today’s market. By obtaining these rights, we have created a barrier to entry for competitors into our content specialties giving us the potential to reach a worldwide subscriber and user base with no additional licensing costs. Substantially all our content library is available worldwide, with certain exceptions due to geographic, sales, rental, subscription or advertising restrictions that are contained in our content licenses.

Government Regulation

Like many OTT companies, our operations are subject to routine regulation by governmental agencies. Much of this regulation will affect us indirectly, inasmuch as, and to the extent that, it affects our licensees more directly. A summary of the laws and regulations that might affect our licensees is set forth below.

Companies conducting business on the internet are subject to a number of foreign and domestic laws and regulations. In addition, laws and regulations relating to user privacy, freedom of expression, content, advertising, information security and intellectual property rights are being debated and considered for adoption by many countries throughout the world. Online businesses face risks from some of the proposed legislation that could be passed in the future.

The adoption of any laws or regulations that adversely affect the growth, popularity or use of the internet, including laws impacting internet neutrality, could decrease the demand for our service and increase our cost of doing business. For example, in late 2010, the FCC adopted so-called net neutrality rules intended, in part, to prevent network operators from discriminating against legal traffic that transverse their networks. On April 13, 2015, the FCC published final rules protecting net neutrality; however, those rules are currently being challenged by the telecommunications industry in the United States Court of Appeals for the District of Columbia Circuit. To the extent network operators attempt to use the April 2015 rules, or intermediate rulings relating to the appeal thereof, to extract fees from us to deliver our traffic or otherwise engage in discriminatory practices, our business could be adversely impacted. As we expand internationally, government regulation concerning the internet, and in particular, network neutrality, may be nascent or non-existent. Within such a regulatory environment, coupled with potentially significant political and economic power of local network operators, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

In the United States, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, which include actions for libel, slander, invasion of privacy and other tort claims, unlawful activity, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content generated by users. Certain foreign jurisdictions are also testing the liability of providers of online services for activities of their users and other third parties. Any court ruling that imposes liability on providers of online services for activities of their users and other third parties could harm our licensees’ businesses, and thus, indirectly, our business.

A final determination by the United States federal courts that OTTs are entitled to compulsory performance licenses to retransmit network broadcast programs pursuant to the 1976 Copyright Act or the FCC’s decision to qualify OTTs as MVPDs entitled to negotiate retransmission licenses with networks would allow us to broadcast local network programs and draw additional viewers to our site.

A range of other laws and new interpretations of existing laws could have an impact on our licensees’ businesses. For example, the Digital Millennium Copyright Act of 1998 has provisions that limit, but do not necessarily eliminate, liability for listing, linking or hosting third-party content that includes materials that infringe copyrights. Various United States and international laws restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors. In the area of data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as California’s Information Practices Act. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Further, any failure on our licensees’ part to comply with these laws may subject them to significant liabilities. Our offerings may also become subject to investigation and regulation of foreign data protection authorities, including those in the European Union.

Similarly, the application of existing laws prohibiting, regulating or requiring licenses for certain businesses of our advertisers, including, for example, online gambling, distribution of pharmaceuticals, adult content, financial services, alcohol or firearms, can be unclear. Application of these laws in an unanticipated manner could expose us to substantial liability and restrict our ability to deliver services to our users.

We also face risks due to government failure to preserve the internet’s basic neutrality as to the services and sites that users can access through their broadband service providers. Such a failure to enforce network neutrality could limit the internet’s pace of innovation and the ability of large competitors, small businesses and entrepreneurs to develop and deliver new products, features and services, which could harm our business.

Companies conducting online businesses are also subject to federal, state and foreign laws regarding privacy and protection of user data. Any failure by our licensees to comply with their posted privacy policies or privacy related laws and regulations could result in proceedings against them by governmental authorities or others, which could potentially harm their business, and consequently, our business to the extent such proceedings impact licensee revenue and the license fees payable to us stemming from such revenue. Further, any failure by our licensees to protect their users’ privacy and data could result in a loss of user confidence in their services and ultimately in a loss of users, which could adversely affect their business, and consequently, our business.

Employees

As of June 30, 2016, we had a total of 156 full-time employees. Our senior management, United States advertising sales team, and editing and production staff are located in our Beverly Hills office, and our European advertising sales, operations and administrative staff are located in our London, England office. In addition to our full-time employees, we occasionally hire part-time employees and independent contractors to assist us in various film and media production areas. Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and Peter van Pruissen, our Chief Financial Officer, work for us on a part-time basis (not less than an average of 35 hours per week for Mr. David and not less than an average of 24 hours per week for Mr. van Pruissen).

The table below shows our employee and independent contractor numbers by subsidiary:

	Full-Time Employees	Part-Time Employees	Independent Contractors	Total
CinemaNow	11	—	—	11
FilmOn.TV	134	—	7	141
OVGuide	11	1	2	14
Total	156	1	9	166

Our future success will depend in part on our ability to attract, retain and motivate highly qualified technical and sales personnel for whom competition is intense. Our employees are not represented by any collective bargaining unit. We believe our relations with employees and contractors are good.

Facilities

We manage our worldwide business from our two central offices located in Beverly Hills, California and London, England. Our senior management, United States advertising sales team, and editing and production staff of FilmOn.TV Networks Inc. and Hologram FOTV are based in Beverly Hills in three leased spaces aggregating approximately 8,607 square feet, under leases expiring on various dates in 2017. Our European advertising sales and operations and related administrative staff are based in a 3,600 square foot leased space in London under a lease expiring in 2017. Our CinemaNow and OVGuide subsidiaries also currently maintain separate rented offices in Beverly Hills and Los Angeles, respectively, under leases providing for 1,215 and 15,179 square feet of space, respectively. The leases have rental rates of $7,540 and $10,350 per month and expire in September 2017 and upon 30-days notice, respectively. Our total rent expense under these office leases was $381,000 and $225,000 in 2015 and 2014, respectively. We expect total rent expense to be approximately $625,000 under office leases in 2016. We believe our present office space and locations are adequate for our current operations and for near-term planned expansion.

Legal Proceedings

From time to time, during the normal course of our businesses, we are subject to various litigation claims and legal disputes most significantly in the areas of intellectual property (e.g., trademarks, copyrights and patents). Our intellectual property rights extend to our technology, business processes and the content on our website. We use the intellectual property of third parties in marketing and providing our service through contractual and other rights. Despite our efforts, from time to time, third parties have alleged, and may in the future allege, that we have violated their intellectual property rights.

We are currently parties to multiple lawsuits related to our products and services, including copyright infringement lawsuits brought by content broadcasters and intellectual property rights-holders, and we may in the future be subject to additional such lawsuits and disputes.

CBS Broadcasting Inc., NBC Studios LLC, Universal Network Television, LLC, NBC Subsidiary (KNBC-TV) LLC, Twentieth Century Fox Film Corporation, Fox Television Stations, Inc., ABC Holding Company Inc., and Disney Enterprises, Inc. filed suit against us on or about October 1, 2010 in the United States District Court for the Southern District of New York. CBS Studios Inc., Big Ticket Television, Inc., Open 4 Business Productions LLC, and American Broadcasting Companies, Inc. later joined as plaintiffs against us in the case. The plaintiffs claim that we streamed their broadcast content over the internet in violation of their intellectual property rights. We settled this case and entered into a Stipulated Consent Judgment and Permanent Injunction filed August 9, 2012 pursuant to which we agreed, among other things, to be permanently enjoined from infringing plaintiffs’ exclusive intellectual property rights to their broadcast content, including by streaming plaintiffs’ broadcast television programming over the internet. We subsequently developed and deployed a new technology to stream broadcast television programming that we believed complied with then-existing Second Circuit law. The New York district court disagreed, and on July 24, 2014, the district court held us in civil contempt for purportedly violating the August 9, 2012 injunction. On August 14, 2014, the district court entered judgment against us imposing a sanction of $90,000 and directing us to pay plaintiffs’ attorney’s fees as a result of our purported violation of the injunction. On March 8, 2016, the three-judge appellate panel of the Second Circuit Court of Appeals issued a mandate affirming the district court’s decision. On April 1, 2016, the panel awarded plaintiffs $221.00 in costs. On May 16, 2016, FilmOn.com paid a sanctions payment to the Court in the amount of $90,000. It also has made a payment to Plaintiffs to cover attorney’s fees and costs in full, after plaintiffs agreed to compromise their claims in that regard. Accordingly, the judgment has been satisfied. The parties have filed the Satisfaction of Judgment.

Fox Television Stations, Inc., Twentieth Century Fox Film Corporation, and Fox Broadcasting Company, Inc. filed suit against us on or about August 10, 2012 in the United States District Court for the Central District of California for copyright infringement, trademark infringement, and Lanham Act claims. Separately, NBCUniversal Media, LLC, Universal Network Television, LLC, NBC Subsidiary (KNBC-TV) LLC, American Broadcasting Companies, Inc., Disney Enterprises, Inc., CBS Broadcasting Inc., and CBS Studios Inc. filed suit against us on or about August 13, 2012 in the United States District Court for the Central District of California for copyright infringement. Open 4 Business Productions LLC, Telemundo Network Group LLC, WNJU-TV Broadcasting LLC, ABC Holding Company Inc., and Big Ticket Television, Inc. later joined as plaintiffs against us in the case. These two cases were consolidated on September 8, 2014. The plaintiffs claim that we streamed their broadcast content over the internet in violation of their intellectual property rights and they seek damages, attorney’s fees, and injunctive relief. On December 27, 2012, the district court entered a preliminary injunction temporarily enjoining us from retransmitting or streaming the plaintiffs’ copyrighted programming within the geographic jurisdiction of the United States Circuit Court of Appeals for the Ninth Circuit. On September 25, 2014, we amended our counterclaims to assert that we are entitled to a compulsory performance license to retransmit plaintiffs’ broadcast content pursuant to Section 111 of the 1976 Copyright Act. On July 24, 2015, the district court granted partial summary judgment to us on our counterclaim, certified that order for immediate appeal, and stayed the remainder of the case pending the outcome of that appeal. In granting partial summary judgment, the district court held that we were potentially entitled to a compulsory license under Section 111 of the Copyright Act, but also that we remain potentially liable for non-compliant secondary transmissions. The December 27, 2012 preliminary injunction remains in effect. This case is currently on an interlocutory appeal to the United States Court of Appeals for the Ninth Circuit, which agreed to consider whether the cable system compulsory license set forth in 17 U.S.C. Section 111(c) is available to Internet-based retransmission services. On August 4, 2016, the Ninth Circuit Court of Appeals held oral argument in this appeal. The remainder of the case is stayed pending appeal. We intend to continue to defend this case vigorously.

Fox Television Stations, Inc., Twentieth Century Fox Film Corporation, Fox Broadcasting Company, NBC Subsidiary (WRC-TV) LLC, NBC Studios LLC, Universal Network Television LLC, Open 4 Business Productions LLC, Telemundo Network Group LLC, American Broadcasting Companies, Inc., Disney Enterprises, Inc., and Allbritton Communications Company filed suit against us on or about May 23, 2013 in the United States District Court for the District of Columbia. CBS Broadcasting Inc., CBS Studios Inc., and TEGNA Inc. subsequently joined as plaintiffs against us in the case. The plaintiffs claim that we streamed broadcast content over the internet in violation of their intellectual property rights and they seek damages, attorney’s fees, and injunctive relief. On September 5, 2013, the district court entered a preliminary injunction temporarily enjoining us from retransmitting or streaming the plaintiffs’ copyrighted programming within the United States of America, except for the geographic boundaries of the United States Circuit Court of Appeals for the Second Circuit. We subsequently asserted a counterclaim that we are entitled to a compulsory performance license to retransmit plaintiffs’ broadcast content pursuant to Section 111 of the 1976 Copyright Act. On June 18, 2015, the plaintiffs filed a motion for summary judgment on their infringement claim and our counterclaim under Section 111 of the 1976 Copyright Act. On July 9, 2015, we filed a motion for summary judgment on our counterclaim under Section 111 of the 1976 Copyright Act. In December 2015, the plaintiffs’ motion for partial summary judgment was denied in part and granted in part, and our motion for summary judgment was denied and our counterclaim for a compulsory license to retransmit plaintiffs’ copyrighted programming under Section 111 of the Copyright Act was dismissed. Specifically, the court entered judgment as follows: “(1) FilmOn X, LLC is liable for infringing Plaintiffs’ exclusive right of public performance under section 106(4) of the Copyright Act, 17 U.S.C. § 106(4); and (2) Defendants’ counterclaim for declaratory relief that they are entitled to a statutory or compulsory license to retransmit Plaintiffs’ copyrighted programming under Section 111 of the Copyright Act, 17 U.S.C.§ 111, is dismissed.” The Plaintiffs’ motion for partial summary judgment on their copyright infringement claims with respect to FilmOn.TV Networks, Inc., FilmOn.TV, Inc., FilmOn.com, Inc. and Alkiviades (Alki) David (our Chairman and Chief Executive Officer) was denied without prejudice. We have appealed the Court’s entry of partial final judgment on our counterclaim to the District of Columbia Circuit. The district court has ordered that discovery on all remaining issues in the case shall proceed while the appeal is pending. Plaintiffs have elected to pursue statutory damages as opposed to actual damages for their claims of copyright infringement. Among other things, the parties are conducting discovery on issues relating to statutory damages, liability for willful infringement, and theories of secondary liability including alter ego liability. We intend to continue to defend this case vigorously.

We filed suit against Window to the World Communications, Inc. on or about November 22, 2013 in the United States District Court for the Northern District of Illinois. In that action, we seek a declaratory judgment that we are entitled to a compulsory performance license to retransmit defendant’s broadcast content pursuant to Section 111 of the 1976 Copyright Act. The defendant counterclaimed alleging that we streamed broadcast content over the internet in violation of its intellectual property rights. On May 25, 2016 the Court entered partial final judgment for Window to the World Communications, Inc. on its motion for partial summary judgment and denied our claim for declaratory judgment. Specifically, the court ruled that FilmOn X is not entitled to a statutory or compulsory license to retransmit Window to the World Communications, Inc.’s copyrighted programming under Section 111 of the Copyright Act. We have appealed the Court’s entry of partial final judgment on our declaratory relief claim to the Seventh Circuit Court of Appeals. The remainder of the case has been stayed while the appeal is pending. We intend to continue to prosecute this case vigorously.

On August 6, 2015, RMH filed a suit in the U.S. District Court for the Northern District of California against Datapipe, Inc. (“Datapipe”) for a contractual dispute in connection with digital data storage services provided by Datapipe to RMH. On September 1, 2015, Datapipe filed a counterclaim against RMH. The parties are currently involved in settlement negotiations and expect to reach a settlement imminently.

We are also currently parties to other claims, lawsuits and proceedings arising from the ordinary course of business.

Although the results of claims, lawsuits, and proceedings in which we are involved cannot be predicted with certainty, we do not currently believe that the final outcome of the matters discussed above will have a material adverse effect on our business, financial condition, or results of operations. However, defending and prosecuting these claims is costly and can and may impose a significant burden on our management and employees. In addition, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained. If we are unable to obtain an outcome which sufficiently protects our rights, successfully defend our use, or allows us time to develop non-infringing technology and content or to otherwise alter our business practices on a timely basis in response to the claims against us, our business, prospects and competitive position may be adversely affected.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names and ages of our executive officers, key consultants and directors, and their positions with us, as of August 1, 2016:

Name	Age	Position
Alkiviades (Alki) David	48	Founder, Chairman of the Board and Chief Executive Officer
Peter van Pruissen	57	Chief Financial Officer, Secretary, Treasurer and Director
Sanjay Reddy	50	Executive Vice President and OVGuide President
Mykola Kutovyy	30	Chief Technology Officer
Kim Hurwitz	57	Chief Content Officer
Donna Kay Smith	36	CinemaNow President
David C. Bohnett	59	Director Nominee
Nicholas Greenway	42	Director Nominee
Feng Lee	52	Director Nominee
Francisco Martin	41	Director Nominee

Messrs. Bohnett, Greenway, Lee and Martin will assume their positions upon the initial closing of this offering.

The principal occupations for the past five years of each of our executive officers, directors and director nominees are as follows:

Alkiviades (Alki) David founded FilmOn TV Ltd. (formerly known as 111PIX.com Ltd) in 2007 and has served as our Chairman of the Board and Chief Executive Officer since that time. Mr. David has worked in the global digital media industry for the past 15 years as an investor, entrepreneur and executive. He formed a personal holding company, Anakando, Ltd., and an affiliated company, the Anakando Media Group, in 2007. In addition, Mr. David has investments in several privately-held media companies, including HUSA Development Inc., a hologram projection business with patented technology. Mr. David also formed Advirally Inc. in 2012 and Class15.com Inc. in 2014, each of which provides social media marketing services. In 1995, Mr. David helped establish the family-owned shipping company, Levant Shipping. In 2000, Levant Shipping was merged with the U.S.-based shipping company Navios Maritime, and, in 2007, the combined company’s shipping business was sold to International Shipping Enterprises. In 1995, Mr. David established Independent Models. Mr. David and other family members of the Leventis-David Group maintain holdings in a number of industries including manufacturing, real estate, shipping and bottling (including ownership interests in Coca-Cola Hellenic bottling plants in 28 countries). Mr. David is also chairman of the board of his late father’s charitable trust, The Andrew A. David Foundation, and founded the non-profit organization BIOS to educate the public about marine conservation surrounding the Greek Islands. Mr. David received a Master of Arts degree from the Royal College of Art’s Film and Television program in London, and has written, produced and appeared in feature films and on television.

As our founder, Chairman, Chief Executive Officer and largest stockholder (through Anakando Ltd.), Mr. David leads the Board and manages our company. Mr. David brings extensive OTT industry knowledge and a deep background in entertainment and technology growth companies, international markets, mergers and acquisitions and capital market activities. His service as Chairman and Chief Executive Officer creates a critical link between management and the Board.

Peter van Pruissen joined our company in May 2010 and became our Chief Financial Officer, Secretary and Treasurer and a member of our Board of Directors in September 2011. Mr. van Pruissen also serves as the

Chief Financial Officer at Tradeshift Inc., a privately-held e-invoicing and procure-to-pay platform for global companies and has since March 2013. He served as Chief Financial Officer of Sharethrough Inc., a video advertising company, from August 2010 to November 2012. Mr. van Pruissen served as the Chief Financial Officer of bCODE Pty Ltd., an advertising network providing mobile marketing solutions, from November 2009 to November 2011. Mr. van Pruissen served as the Vice President of Finance and, later, the Chief Financial Officer of Piczo, Inc., a social networking and blogging website for teens, from July 2006 to November 2008. He served as the Chief Financial Officer and Vice President of Finance and Administration of On24, Inc., a streaming media distribution network, from September 1999 to July 2006. From January 1998 to November 1999, Mr. van Pruissen served as Corporate Controller of Wired Ventures Inc., the multimedia print and on-line publishing holding company and parent of Wired Magazine and the Wired.com digital division. Mr. van Pruissen received a Bachelor of Arts degree in Finance from Amsterdam’s Nyenrode Business University and earned an M.B.A. in Finance from the University of San Francisco.

Mr. van Pruissen’s experience with our company since inception and his extensive knowledge of complex cross-border financial, accounting and operational issues makes him a well-qualified member of the Board. He also brings transactional expertise in mergers and acquisitions and equity offerings.

Sanjay Reddy is our Executive Vice President and joined our company as the President of our OVGuide subsidiary in March 2016 upon our acquisition of OVGuide.com, Inc., where he had been the Chief Executive Officer since January 2012. Mr. Reddy previously co-founded and served as Chief Executive Officer of Live Matrix, an online guide for scheduled events on the web, from August 2008 through December 2011 when it was acquired by OVGuide.com. He was the Senior Vice President of Business Development and Strategic Planning for Gemstar-TV Guide International Inc., a publicly traded media and technology company, from June 2004 to May 2008, when it was sold to Macrovision (now Rovi Corp.). Mr. Reddy also served as a principal of MPC International, an animation and software development firm, from 2002 to 2004, vice president in the M&A investment banking group at Salomon Smith Barney from July 2001 to December 2001, vice president of corporate development at Covad Communications, a digital data technology company, from February 2000 to July 2001, and an associate at Salomon Smith Barney from 1997 to 2000. Mr. Reddy received a Bachelor of Arts degree in economics from Cornell University and an M.B.A. from UCLA Anderson School of Management.

Mykola (Nick) Kutovyy joined our company in October 2011 as our Chief Technology Officer. From August 2007 to October 2011, Mr. Kutovyy served as our Senior Programmer Systems Administrator. Mr. Kutovyy has also served as the Chief Technology Officer of Anakando Ltd. and the Anakando Media Group since 2008. In 2007, Mr. Kutovyy founded 111PIX UA in Odessa, Ukraine, and since then he has managed 111PIX UA as an affiliate of FilmOn TV Ltd. (formerly known as 111PIX Ltd.), our Chairman and Chief Executive Officer’s United Kingdom-based independent production and international sales company. From 2006 to 2007, Mr. Kutovyy served as a project manager and lead developer at EnvisionNext, a website development firm. From May 2005 to 2006, he served as the Deputy Technical Officer for Vremena Goda Business Travel, a travel-focused software company. From 2004 to May 2005, Mr. Kutovyy worked as a programmer for Beiersdorf Shared Services GmbH, an accounting and information technology services company. Mr. Kutovyy received an advanced degree in computer science, programming and networks from the Odessa I.I. Mechnikov National University in Odessa, Ukraine.

Kim Hurwitz joined our company in December 2010 as our Senior Vice President of Programming and became our Chief Content Officer in December 2015. Ms. Hurwitz has served as the Senior Vice President for Content Partnerships of the Anakando Media Group since December 2010. From September 2009 to October 2010, Ms. Hurwitz served as a Senior Marketing Manager for DirectTV, a national telecommunications company. From April 2008 to January 2009, she was the Vice President for Marketing, Publicity and Distribution for MWG Media, a company that creates, produces and develops original program content. She was the National Director of Affiliate Relations for the Tube Music Network from April 2006 to April 2008. Ms. Hurwitz was Director of Marketing for Pay-Per-View for DirectTV from October 2000 to May 2005. Ms. Hurwitz received a Bachelor of Arts degree in Theater Arts from the University of California, Los Angeles.

Donna Kay Smith joined our company as the President of our CinemaNow subsidiary in December 2015 upon our acquisition of Reliance Majestic Holdings, LLC and its subsidiary CinemaNow, LLC, where she served as Vice President since November 2011. Prior to CinemaNow, Ms. Smith operated her own business consultancy service, DKS Consultancy, from January 2008 to November 2011. She was a sales director for the entertainment company Universal Pictures from November 2006 to January 2008, for the video game development company Atari, Inc. from October 2004 to October 2005, and for the video game development company Acclaim Entertainment, Inc. from April 2004 to October 2004. Ms. Smith also served as an account manager for the video game development company Ubisoft Entertainment S.A. from March 2002 to April 2004 and a brand manager for the information technology and software distributor Gem Distribution Ltd. from January 1999 to March 2002. Ms. Smith studied Sports Medicine and Psychology at Cambridge College (England).

David C. Bohnett has agreed to join the Board of Directors of our company upon the initial closing of this offering. Mr. Bohnett is the Managing Partner of Baroda Ventures LLC, an early stage venture capital firm he founded in 1999 that invests in consumer products-oriented internet companies, ecommerce websites, and the digital media and mobile communications industries, with a focus on companies based in the Los Angeles area. Baroda Ventures was the largest shareholder of OVGuide.com, Inc., which we acquired in March 2016, and for which Mr. Bohnett served as a director from 2007 to March 2016. Previously, from 1994 to 1998, Mr. Bohnett was the founder and Chief Executive Officer of GeoCities.com, a digital media company, which was acquired by Yahoo! Inc. for $3.6 billion in 1999. Mr. Bohnett has also served as Chairman of the David Bohnett Foundation since 1999, as a trustee of the Los Angeles County Museum of Art (LACMA) since 2005, Vice Chair of the Board of the Los Angeles Philharmonic Association since 2007, as a trustee of the John F. Kennedy Center for the Performing Arts since 2013, Chairman of the Wallis Annenberg Center for the Performing Arts since 2015 and as a trustee of the University of Southern California since 2015. Mr. Bohnett received a Bachelor of Science degree in business administration from the University of Southern California and an M.B.A. in finance from the University of Michigan.

Mr. Bohnett’s extensive knowledge of digital media, especially in the video and OTT space, as well as his experience with taking public internet-based companies, makes him well qualified to be a member of the Board.

Nicholas Greenway has agreed to join the Board of Directors of our company upon the initial closing of this offering. Mr. Greenway is the managing partner and co-owner of Light and Motion Management Limited, a London-based media agency that specializes in offering strategic brand consulting to a wide range of global clients, which he co-founded in October 2008. Mr. Greenway also co-founded Light and Motion Entertainment Ltd., a London-based tech-centric consultancy that uses artificial intelligence technology to deliver real-time social media analysis, in May 2013 and served as a director of that company through June 2015. Mr. Greenway served as Client Account Director for Axis Consulting, an entertainment brand integration and content creation firm, from January 2008 to October 2008, and Account Director of Big Film Group, a provider of brand content creation and product placement within the global television and movie industries, from January 2001 to December 2007.

Mr. Greenway’s experience in negotiating, building and executing strategic marketing partnerships and alliances across all forms of entertainment makes him well qualified to be a member of the Board.

Feng Lee has agreed to join the Board of Directors of our company upon the initial closing of this offering. Mr. Lee has served as the head of Worldwide Software and Content Services for Lenovo, the global computer hardware and software manufacturer, since July 2007. From August 2001 to July 2007, Mr. Lee was the head of product development for Actional Corporation, an application management software development company. From April 2004 to July 2007, Mr. Lee was in charge of product management and business development for various clients of at iWay Software (a subsidiary of Information Builders), a software engineering company, was an engineering manager at Icarian, Inc. (now Workstream), a workforce management software solutions company, from August 1999 to August 2001, and was an engineering manager at Seeker Software (now Concur Technologies), a provider of web-based human resources self-service applications, from August 1998 to August 1999. Mr. Lee received a Bachelor of Science degree in applied mathematics and economics from the Capital University of Economics and Business (China) and a Master of Science degree in computer science from the University of Texas at Dallas.

Mr. Lee’s experience in technology and computer software and his familiarity with our company through his work for our strategic partner Lenovo makes him well qualified to be a member of the Board.

Francisco Martin has agreed to join the Board of Directors of our company upon the initial closing of this offering. Mr. Martin has served as the Managing Partner of MK Capital Partners, a firm that raises capital for corporate clients, since September 2007, and as a member of the Board of Directors of Fondinvest Capital, one of Europe’s leading private equity fund-of-funds groups, since July 2015. Mr. Martin was the Chief Investment Officer of Martin Asset Management LLC, an asset management firm he founded, from February 2007 to November 2009. He was the Chief Financial Officer of MAM Wealth Management LLC from July 2004 to July 2006. Mr. Martin was the Vice President of Julius Baer, Ltd., a wealth management firm, from July 1999 to July 2004. Mr. Martin served as a board member of the Organizacion Latinos Unidos from January 2001 to April 2003, the Century City Chamber of Commerce from October 2002 to October 2004, and the Swiss American Chamber of Commerce from March 1999 to August 2001. Mr. Martin received a Master’s degree in Economics and Finance from Hohere Wirtschafts und Verwaltungsschule in Basel, Switzerland.

Mr. Martin has extensive knowledge of capital markets in the United States and Europe in particular, making his input invaluable to the Board’s discussions of our capital market activities, cash management and international expansion.

Our Board of Directors is currently set at two directors. Upon the initial closing of this offering, our Board of Directors will be set at six directors. All directors will hold office until the next annual meeting of our stockholders following their election, and until their successors have been elected and qualified. Officers serve at the discretion of our Board of Directors.

Board of Directors and Corporate Governance

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies as set forth above. With regard to Messrs. David and van Pruissen, the Board considered their day-to-day operational leadership of our company and in-depth knowledge of our digital media offerings. In the cases of Messrs. Bohnett, Greenway, Lee and Martin, the Board has considered their substantial experience in both the digital media industry and operational areas that will assist our corporate governance.

The Board of Directors periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the Nasdaq Capital Market listing rules. In this latter regard, the Board of Directors uses the Nasdaq Marketplace Rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of our directors are independent, solely in order to comply with applicable SEC disclosure rules.

The Board of Directors has determined that, of our directors, Messrs. Bohnett, Greenway, Lee and Martin are independent within the meaning of the Nasdaq Marketplace Rule cited above. In the cases of Messrs. David and van Pruissen, their positions as executive officers of our company, together with Mr. David’s beneficial ownership of more than 10% of our outstanding common stock, preclude either of them from being considered independent within the meaning of the Nasdaq Listing Rule.

Board Committees

Upon the initial closing of this offering, our Board of Directors will have an Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee. The Audit Committee will be composed of Messrs. Martin (Chairman), Greenway and Lee. The Compensation Committee will be composed of Messrs. Lee (Chairman) and Greenway. The Nomination and Corporate Governance Committee will be composed of Messrs. Bohnett (Chairman) and Greenway.

Our Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee each comply with the listing requirements of the Nasdaq Marketplace Rules. At least one member of the Audit Committee will be an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and each member will be “independent” as that term is defined in Rule 5605(a) of the Nasdaq Marketplace Rules. Our Board of Directors has determined that Mr. Martin will meet those requirements.

Code of Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the Nasdaq Capital Market and the SEC. Prior to the closing of this offering, we will post a copy of our code of ethics, and intend to post amendments to this code, or any waivers of its requirements, on our company website.

Conflicts of Interest

We comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors. Upon the initial closing of this offering, we will have four independent directors serving on the Board of Directors, and intend to maintain a Board of Directors consisting of a majority of independent directors.

Indemnification of Directors and Executive Officers

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. Below is a summary of the circumstances in which such indemnification is provided.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interests; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he or she was a party, he or she is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by us or in our right in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interests and must not have been adjudged liable to us, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on our behalf in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he or she is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants us the power to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him or her in such capacity arising out of his or her status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act; however, we are in the process of obtaining such insurance.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of our company during the years ended December 31, 2015 and 2014; and (ii) each other individual that served as an executive officer of our company at the conclusion of the years ended December 31, 2015 and 2014 and who received more than $100,000 in the form of salary and bonus during such year. For purposes of this document, these individuals are collectively the “named executive officers” of the company.

Name and Position	Years	Salary	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings		All Other Compensation	Total
Alkiviades (Alki) David,	2015	$—	—	—	—	—	—		—	—
Chairman and Chief Executive Officer	2014	$—	—	—	—	—	—		—	—
Peter van Pruissen,	2015	$66,000	—	—	—	—	$114,000		—	$180,000
Chief Financial Officer	2014	$66,000	—	—	—	—	$114,000	(1)	—	$180,000
Mykola Kutovyy,	2015	$100,000	—	—	—	—	—		—	$100,000
Chief Technology Officer	2014	$100,000	—	—	—	—	—		—	$100,000
Kim Hurwitz,	2015	$170,000	—	—	—	—	—		—	$170,000
Chief Content Officer	2014	$170,000	—	—	—	—	—		—	$170,000

(1)	Payment of accrued compensation earned in prior years.

Employment and Consulting Agreements

Effective August 24, 2012, each of Mykola Kutovyy and Kim Hurwitz entered into an employment agreement with us. The employment agreements with Mr. Kutovyy and Ms. Hurwitz extended for an initial two-year term and were automatically renewed for a second two-year term expiring in August 2016. Pursuant to these employment agreements, Mr. Kutovyy and Ms. Hurwitz have agreed to devote all of their working time to our business as our Chief Technology Officer and our Senior Vice President of Programming, respectively, and report directly to our Chief Executive Officer. The employment agreements provided that Mr. Kutovyy and Ms. Hurwitz would receive a fixed base salary at an annual rate of $100,000 and $170,000, respectively, for services rendered in such positions during the initial two-year term. In addition, Ms. Hurwitz may be entitled to receive, at the sole discretion of our Board of Directors, cash bonuses based on meeting and exceeding performance goals linked to expanding our company’s content, affiliation and distribution channels. Mr. Kutovyy and Ms. Hurwitz received 1,875,000 shares and 187,500 shares of our common stock pursuant to their respective employment agreements, which were issued under our 2012 Stock Plan and had been subject to time-vesting periods that have since been satisfied. We have also agreed to pay or reimburse each executive for specified computer and communications equipment for their business use.

The employment agreements provide for termination by us upon death or disability of the executive (defined as the inability to perform the specific job description for 20 consecutive days) or for “cause,” which term includes, among other reasons, the conviction of a felony, any act involving moral turpitude and a material breach of their obligations to us. In the event either of the employment agreements is terminated by us without cause, such executive will be entitled to severance pay in the amount of four weeks of base salary. The employment agreements with Mr. Kutovyy and Ms. Hurwitz do not have any change of control provisions.

The employment agreements also contain covenants (a) restricting the executive from engaging in any activities competitive with our business during the terms of such employment agreements and one year thereafter, (b) prohibiting the executive from disclosure of confidential information regarding us at any time and (c) confirming that all intellectual property developed by the executive and relating to our business constitutes our sole and exclusive property.

On March 16, 2012, an entity owned by Peter van Pruissen entered into a shared executive agreement with us for Mr. van Pruissen to serve as our Chief Financial Officer, Secretary and Treasurer. On September 11, 2012, August 8, 2013 and December 5, 2013, the shared executive agreement was amended to adjust the amount of compensation to be received by Mr. van Pruissen, including deferred compensation amounts. Under the agreement, as amended, we are obligated to pay Mr. van Pruissen’s entity a consulting fee of $15,000 per month, of which $5,500 is currently paid in cash and $9,500 is deferred until a company liquidity event, which includes this offering. Mr. van Pruissen has received 468,750 shares of our common stock pursuant to the shared executive agreement, as amended, which were issued under our 2012 Stock Plan and had been subject to time-vesting periods that have been satisfied. Mr. van Pruissen’s entity is entitled to receive a cash bonus of up to $150,000 upon the closing of this offering. Pursuant to the terms of the agreement, both Mr. van Pruissen’s entity and we may terminate the agreement for any reason with 30 days’ prior written notice to the other. We may terminate the agreement without prior written notice for “cause,” as such term is defined in the agreement. Mr. van Pruissen’s entity has agreed that all work product created in respect of the business during his length of time with our company is our sole property.

On March 8, 2016, we assumed an employment agreement with Sanjay Reddy in connection with our acquisition of OVGuide. Under the OVGuide employment agreement, Mr. Reddy was appointed as Chief Executive Officer in December 2011 for an initial term of three years, which term automatically extends for 12 months, unless terminated by either party for any reason on 90 days’ written notice. Pursuant to the terms of the agreement, both Mr. Reddy and we may terminate the agreement for any reason. We may terminate the agreement without prior written notice for “cause,” as such term is defined in the agreement. Pursuant to the acquisition of OVGuide, Mr. Reddy now serves as President of OVGuide. Under the terms of the employment agreement we are obligated to pay Mr. Reddy an annual base salary of $200,000. The employment agreement also contain covenants (a) restricting the executive from engaging in any activities competitive with our business during the term of the employment agreement, (b) prohibiting the executive from disclosure of confidential information regarding us at any time and (c) confirming that all intellectual property developed by the executive and relating to our business constitutes our sole and exclusive property.

On April 28, 2016, we entered into a letter agreement with Alkiviades (Alki) David to serve as our President and Chief Executive Officer. Under the letter agreement, Mr. David will receive an annual salary of $550,000. Mr. David has agreed in accordance with our standard confidentiality and non-competition agreement that, during the term of the agreement and for one year thereafter, he will not utilize any confidential information to circumvent or compete with us or solicit any of our employees or consultants to cease working with us. We are in the process of obtaining a $10 million key-man life insurance policy for our benefit on the life of Mr. David.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2015, we had no outstanding stock option awards for our named executive officers. As of June 30, 2016, we have granted to other employees stock options to purchase an aggregate of 191,894 shares of our common stock and restricted stock units to receive up to an aggregate of 100,000 shares of our common stock.

Name	Option awards					Stock awards
	Number of securities underlying unexercised options(#) exercisable	Number of securities underlying unexercised options(#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options(#)	Option exercise price($)	Option expiration date	Number of shares or units of stock that have not vested(#)	Market value of shares or units of stock that have not vested(#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)
Alkiviades (Alki) David	—	—	—	—	—	—	—	—	—
Peter van Pruissen	—	—	—	—	—	—	—	—	—
Mykola Kutovyy	—	—	—	—	—	—	—	—	—
Kim Hurwitz	—	—	—	—	—	—	—	—	—

2012 Stock Plan

Our Board of Directors and our stockholders adopted the FilmOn.TV Networks Inc. 2012 Stock Plan and reserved 2,943,750 shares of common stock for issuance under that plan. The 2012 Stock Plan permits the grant of both incentive and non-statutory stock options, shares of restricted stock and restricted stock units. As of June 30, 2016, we have granted stock options to purchase an aggregate of 191,894 shares of our common stock and restricted stock units to receive up to an aggregate of 100,000 shares of our common stock. The Board of Directors adopted the 2012 Stock Plan to provide a means by which our employees, directors, officers and consultants may be granted an opportunity to purchase our common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for our success.

Director Compensation

The following table sets forth the cash and non-cash compensation awarded to or earned by each individual who served as a member of our Board of Directors during the year ended December 31, 2015.

Name	Fees Earned or Paid in Cash
Alkiviades (Alki) David	$—
Peter van Pruissen	$66,000

We do not currently compensate our directors. Following the closing of this offering, we intend to compensate each non-management director through annual stock option grants and by paying a cash fee for each Board of Directors and committee meeting attended. Our Board of Directors will review director compensation annually and adjust it according to then current market conditions and good business practices.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Prior to this offering, Anakando, directly and through equity investments and loans made by its sole shareholder Alkiviades (Alki) David, our Chairman and Chief Executive Officer, and affiliated companies have financed substantially all of the development and operations of our company. At December 31, 2015, our company had received advances of $15.8 million from Alkiviades (Alki) David, all of which were eliminated and treated as additional paid-in capital as of November 2015. In addition, Anakando directly made a loan to our wholly owned subsidiary FilmOn.TV UK Ltd. The loan from Anakando was made in September 2015. In November 2015, FilmOn.TV UK Ltd and Anakando and Mr. David agreed to convert the outstanding loans and accumulated and unpaid interest at that date into an aggregate of 13,053,816 Deferred Shares, as such term is defined in the Articles of Association of FilmOn. TV UK Ltd.

In August 2015, Anakando contributed 100% of the outstanding capital stock of FilmOn.TV Inc., FilmOn Media Holdings Inc. and FilmOn Media Licensing Inc. to us for no additional consideration. Our consolidated financial statements included in this prospectus reflect these transactions.

We have entered into a non-exclusive distribution agreements with Alki David Productions Inc. and HUSA Development Inc., each of which are owned by Anakando, to distribute their BattleCam and hologram content, respectively, on our platforms. To date, no payments have been made to or by us pursuant our distribution agreements with Alki David Productions Inc. and HUSA Development Inc.

We have contracted with 111 PIX UA to provide services for the development and maintenance of the our technology platform. 111 PIX UA is owned and operated by Mykola Kutovyy, our Chief Technology Officer, who is also one of our stockholders. For the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014, we paid $426,000, $1,413,000 and $1,265,000 for these services, respectively, which have been charged in platform technology and development expenses.

During the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014, Alki David Productions, an entity owned by Alkiviades (Alki) David, our Chairman and Chief Executive Officer, performed production services for our company. The production costs totalled $38,000, $300,000 and $0, respectively, which have been recorded as additions to intangible – film library.

Notes Payable to Related Parties

As of December 31, 2014, we had two notes payable with two different entities related to Alkiviades (Alki) David, our Chairman and Chief Executive Officer, with an aggregate balance of $3,794,000. One of the notes was issued to Talo Holdings Ltd and was unsecured, interest free and had no fixed terms of repayment. The other note was payable to Utopia Business Company Ltd and was unsecured, bearing interest at 5% per annum and had no fixed terms of repayment. In November 2015, the notes were transferred to Mr. David, who contributed the note balances and accrued interest as additional paid-in capital to our company totaling $4,258,000. Additionally, there were $100,000 in total notes payable to related parties as of March 31, 2016 relating to OVGuide.

Related Party Advances for Alkiviades (Alki) David

On behalf of Anakando, in 2015, we advanced cash or paid expenses in the aggregate amount of $8,018,000 to entities that are owned and operated by Anakando. The advances were unsecured, non-interest bearing and due on demand. These related companies operate independently of us and our subsidiaries. In November 2015, these related companies conveyed the payables to Anakando, which in turn contributed the amounts to us as additional paid-in capital. As of March 31, 2016, the net balance due from the related parties was $588,000.

Acquisition of CinemaNow

On December 28, 2015, we acquired 100% of the membership interests of Reliance Majestic Holdings, LLC, a Los Angeles-based provider of OTT video storefronts, through the acquisition of its parent holding company Reliance Majestic Holdings, LLC. Pursuant to the terms of an LLC Membership Interest Purchase Agreement, we made an initial cash payment of $5.0 million to RMH Holdings Parent, LLC, the prior owner of CinemaNow, subject to a closing purchase price adjustment based on the level of CinemaNow’s indebtedness on the closing date. As the settlement date has passed, we and CinemaNow are in discussions to settle the purchase price adjustment amount and the second cash payment owed to RMH on a net basis. The initial cash payment was funded by Alkiviades (Alki) David, our Chairman and Chief Executive Officer, on our behalf and the payment by Mr. David has been recorded as a capital contribution to our company.

Acquisition of OVGuide

Pursuant to the terms of the acquisition of OVGuide on March 8, 2016, (i) Sanjay Reddy, the President of our OVGuide subsidiary and the former Chief Executive Officer of OVGuide.com, Inc., received (a) 66,176 shares of our common stock, (b) restricted stock units to receive 40,000 shares of our common stock, which vest on March 8, 2017, and (c) stock options to purchase a total of 75,795 shares of our common stock, which vest as to 50% of the underlying shares on September 8, 2016 and as to the remaining 50% of such shares in equal monthly installments thereafter through March 8, 2017; and (ii) Baroda Ventures LLC, an entity controlled by David C. Bohnett, who will join our Board of Directors upon the initial closing of this offering, received 610,206 shares of our common stock. The securities issued in the acquisition to Mr. Reddy and Baroda Ventures were made on the same terms and conditions as issuances to other shareholders and officers of OVGuide.com, Inc.

2016 Private Placement

In May 2016, Dimitra David, the mother of Alkiviades (Alki) David, our Chairman and Chief Executive Officer, purchased 156,250 shares of our series A convertible preferred stock pursuant to the 2016 Private Placement. Ms. David’s purchase was at the same price and on the same terms and conditions as other investors in the private placement.

Acquisition of Hologram

In April 2016, we formed a wholly owned subsidiary, Hologram, as a vehicle to enter into a transaction with HUSA, a company affiliated with Mr. David, our Chairman and Chief Executive Officer. Hologram acquired the net assets and liabilities of HUSA’s holographic projection system installation business. The purchase price was equal to the net book value of the acquired business, as defined by GAAP. The net book value has been estimated to be approximately $1,150,000, subject to final audited financial statements for the business. The purchase price is due and payable within 36 months following May 11, 2016.

In conjunction with the acquisition, Hologram and HUSA entered into an exclusive distribution agreement for Hologram to control the sales, licensing, distribution and other commercial exploitation of holograms owned by HUSA. The term of the distribution agreement is five years, with successive one-year extensions unless written notice of termination is given by either party. The parties will share, in equal proportion, the net revenues from the exploitation of the holograms.

Related Party Transaction Policy and Related Matters

In all cases, we abide by applicable state corporate law when approving all transactions, including transactions involving officers, directors and affiliates. More particularly, following the initial closing, we will adopt a written policy which will require any related party transactions (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors. Upon the closing of this offering, we will have four independent directors serving on the Board of Directors, and intend to maintain a Board of Directors consisting of a majority of independent directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth the number and percentage of our outstanding shares of common stock beneficially owned as of August 1, 2016, by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding common stock;

•	each of our current directors and director nominees;

•	each of our current executive officers; and

•	all our current directors, director nominees and executive officers as a group.

Shares beneficially owned and percentage ownership prior to this offering are based on 39,150,162 shares of common stock outstanding as of August 1, 2016. Percentage ownership after this offering is based on 42,031,409 shares (if the minimum number of shares is sold) and 43,281,409 shares (if the maximum number of shares is sold) of common stock issued and outstanding immediately after the closing of this offering, and assumes that none of the beneficial owners named below purchases shares in this offering.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record rate, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of our outstanding shares. In any case where an individual has beneficial ownership over securities that are not outstanding, but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, the same number of shares is added to the denominator in the calculation described above. Because the calculation of each person’s beneficial ownership set forth in the “Percentage Beneficially Owned” columns of the table may include shares that are not presently outstanding, the sum total of the percentages set forth in such columns may exceed 100%. Unless otherwise indicated, the address of each of the following persons is 338 N. Canon Drive, 3rd Floor, Beverly Hills, California 90210, and each such person has sole voting and investment power with respect to the shares set forth opposite his, her or its name.

	Shares Beneficially Owned Prior to Offering	Percentage Beneficially Owned Prior to Offering	Percentage Beneficially Owned After Offering
Name of Beneficial Owner			Minimum		Maximum
Anakando Ltd.	34,738,504	88.7%	82.6%		80.3%
Alkiviades (Alki) David(1)	34,738,504	88.7%	82.6	%(3)	80.3%
Peter van Pruissen	468,750	1.2%	1.1%		1.1%
Sanjay Reddy(2)	66,176	*		*	*
Mykola Kutovyy	1,875,000	4.8%	4.5%		4.3%
Kim Lori Hurwitz	187,500	*		*	*
Donna Kay Smith	—	—		—	—
David C. Bohnett(3)	610,206	1.6%	1.5%		1.4%
Nicholas Greenway	—	—		—	—
Feng Lee	—	—		—	—
Francisco Martin	—	—		—	—
All directors, director nominees and executive officers as a group (10 persons)	37,946,136	96.9%	90.3%		87.7%

*	Less than 1% of outstanding shares.
(1)	Represents shares of common stock owned of record by Anakando Ltd., a company organized under the laws of Saint Vincent and the Grenadines. Mr. David, our Chairman and Chief Executive Officer, is the sole shareholder of Anakando and holds voting and dispositive power over the shares held directly by Anakando. The address of Anakando is 111 Wardour Street, 1st Floor, London W1F 0UH, United Kingdom.
(2)	Does not include (a) restricted stock units to receive 40,000 shares of our common stock, which vest on March 8, 2017, and (b) stock options to purchase a total of 75,795 shares of our common stock, which vest as to 50% of the underlying shares on September 8, 2016 and as to the remaining 50% of such shares in equal monthly installments thereafter through March 8, 2017.
(3)	Represents shares of common stock owned of record by Baroda Ventures LLC, a Delaware limited liability company. Mr. Bohnett, who will become a director of our company upon the initial closing of this offering, is the founder and a member of Baroda Ventures and may exercise voting and dispositive power over the shares held directly by Baroda Ventures. The address of Baroda Ventures is 245 South Beverly Drive, Beverly Hills, CA 90212.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

Before this offering, there was no public market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market under the trading symbol “FOTV.”

Record Holders

As of August 1, 2016, there were 80 holders of record of our common stock and 11 holders of our series A convertible preferred stock.

Dividends

We do not expect to pay cash dividends or make any other distributions in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

Our Board of Directors and our stockholders adopted the 2012 Stock Plan and reserved 2,943,750 shares of common stock for issuance under that plan. The 2012 Stock Plan permits the grant of both incentive and non-statutory stock options, shares of restricted stock and restricted stock units. As of June 30, 2016, we have granted stock options to purchase an aggregate of 191,894 shares of our common stock and restricted stock units to receive up to an aggregate of 100,000 shares of our common stock. We expect to grant stock options to purchase shares of our common stock to our officers and non-management directors following the closing of this offering. See “Executive Compensation – 2012 Stock Plan.”

As of December 31, 2015, no options, warrants or rights had been issued or were outstanding under any equity compensation plan of our company.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	—

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and the material provisions of our certificate of incorporation, bylaws and other agreements to which we and our stockholders are parties, in each case upon the closing of this offering.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share. As of August 1, 2016, there were 39,150,162 shares of our common stock issued and outstanding held of record by 80 stockholders. After giving effect to the closing of this offering, our authorized capital stock will consist of an aggregate of 100,000,000 shares of common stock, of which 42,031,409 shares (if the minimum number of shares is sold) and 43,281,409 shares (if the maximum number of shares is sold) of common stock will be issued and outstanding immediately after the closing of this offering. Each such outstanding share of our common stock will be validly issued, fully paid and non-assessable.

A description of the material terms and provisions of our certificate of incorporation that will be in effect at the closing of our initial public offering and affecting the rights of holders of our capital stock is set forth below. The description is intended as a summary only.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors. Except for the election of directors, which are elected by a plurality vote, a majority vote of common stockholders is generally required to take action under our certificate of incorporation and bylaws.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

Immediately prior to the date of this prospectus, we were authorized to issue up to 10,000,000 shares of preferred stock, of which 381,247 shares of series A convertible preferred stock were outstanding. Effective upon the closing of this offering, the series A convertible preferred stock will be automatically converted into shares of our common stock and retired, and we will be authorized to issue 10,000,000 shares of “blank-check” preferred stock. The Board of Directors will have the authority to issue this preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of our common stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorized the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased by up to the authorized amount. Issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of our company and may adversely affect the rights of the holders of our common stock. Also, preferred stock could have preferences over our common stock (and other series of preferred stock) with respect to dividend and liquidation rights. We currently have no plans to issue any preferred stock.

Warrants

As of August 1, 2016, there were warrants to purchase 76,108 shares of our common stock outstanding (inclusive of warrants issued to the placement agent), which were sold in connection with the 2016 Private

Placement. Each investor was issued, for no additional consideration, a three-year warrant to purchase a number of shares of our common stock as was equal to 15% of the number of shares into which the series A preferred stock purchased is convertible. The warrants are exercisable commencing upon the closing date of this offering. The warrants have an exercise price equal to $8.00 per share, the initial public offering price per share in this offering.

We have agreed to sell to the underwriters, for nominal consideration, warrants to purchase 175,000 shares (if the minimum number of shares is sold) to 262,500 shares (if the maximum number of shares is sold) of our common stock as additional consideration to the underwriters in this offering. In addition, we have granted the underwriters “piggyback” registration rights with respect to the underlying shares. This piggyback registration right will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). See “Underwriting.”

Limitations on Directors’ Liability; Indemnification of Directors and Officers

As permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act; however, we are in the process of obtaining such insurance.

Provisions of Our Certificate of Incorporation that May Have an Anti-Takeover Effect

Other than our authorized but unissued “blank-check” preferred stock available for future issuance without stockholder approval, as described under “Preferred Stock” above, our certificate of incorporation does not contain any provisions that may be deemed to have an anti-takeover effect or may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Delaware Takeover Statute

In general, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation that is a public company from engaging in any “business combination” (as defined below) with any “interested stockholder” (defined generally as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such entity or person) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Potential for Anti-Takeover Effects

While certain provisions of Delaware law may have an anti-takeover effect, these provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control. In that regard, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Stock Exchange Listing

We have applied to have our common stock approved for trading on the Nasdaq Capital Market under the symbol “FOTV.”

Transfer Agent and Registrar

Upon the closing of this offering, the transfer agent and registrar for our shares of common stock will be VStock Transfer, LLC, located at 18 Lafayette Place, Woodmere, New York 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, our current common stockholders will own 39,150,162 shares of our common stock, representing approximately 93.1% (if the minimum number of shares is sold) and 90.5% (if the maximum number of shares is sold) of the total outstanding shares of our common stock. Upon the initial closing, our shares of series A preferred stock will automatically convert into 381,247 shares of our common stock. We will also have 291,894 shares of our common stock reserved for issuance under outstanding awards under our 2012 Stock Plan. Upon completion of this offering, 42,031,409 shares (if the minimum number of shares is sold) and 43,281,409 shares (if the maximum number of shares is sold) of our common stock will be issued and outstanding. In addition, upon the closing of this offering, we will issue to the underwriters warrants to purchase 175,000 shares (if the minimum number of shares is sold) to 262,500 shares (if the maximum number of shares is sold) of our common stock. See “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144 as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon the expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 420,314 shares (minimum) and 432,814 shares (maximum) immediately after our initial public offering, or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction (i) occurring before the effective date of our initial public offering (ii) that was completed in reliance on Rule 701 and (iii) that complied with the requirements of Rule 701 will, subject to the lock-up restrictions described below, be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Lock-Up Agreements and Market Standoff Provisions

Our directors, executive officers and holders of 5% or more of our outstanding shares following this offering will enter into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities will agree not to sell or otherwise dispose of any common stock or securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus, subject to certain exceptions. See “Underwriting” for a description of these lock-up provisions.

Pursuant to the acquisition of CinemaNow, RMH entered into a lock-up agreement under which it agreed not to sell or otherwise dispose of any of its shares for a period of 180 days after the completion of this offering. Pursuant to the acquisition of OVGuide, a substantial percentage of the common stock issued to OVGuide stockholders, including Baroda Ventures, is subject to lock-up agreements under which they agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the completion of this offering.

Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock reserved for issuance under our 2012 Stock Plan. We expect to file this registration statement as soon as practicable after our initial public offering. Nevertheless, none of the shares registered on Form S-8 will be eligible for resale until the expiration of the lock-up agreements to which they are subject.

Registration Rights

In our 2016 Private Placement, we agreed to provide the investors with “piggyback” registration rights with respect to the resale of the shares of common stock issuable upon conversion of the series A preferred stock and exercise of the warrants in a future registration statement under the Securities Act following this offering, subject to limitations on the investors’ shares that may be imposed by the underwriter of a public offering. We similarly provided the placement agent “piggyback” registration rights with respect to its placement agent warrants.

In connection with this offering, we have granted the underwriters “piggyback” registration rights with respect to the shares underlying the underwriter warrants. This piggyback registration right will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

UNDERWRITING

We have entered into an underwriting agreement with Monarch Bay Securities, LLC, for itself and as sole representative (the “Representative”) of the underwriters named therein, with respect to the shares of our common stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public through the underwriters, and the underwriters have agreed to offer and sell, up to 3,750,000 shares of our common stock, on a best efforts basis.

The underwriting agreement provides that the obligation of the underwriters to arrange for the offer and sale of the shares of our common stock, on a best efforts basis, is subject to certain conditions precedent, including but not limited to (i) receipt of a listing approval letter from the Nasdaq Capital Market, (ii) delivery of legal opinions and (iii) delivery of auditor comfort letters. The underwriters are under no obligation to purchase any shares of our common stock for their own account. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated, or even if consummated that we will in fact obtain a listing on the Nasdaq Capital Market. The underwriters may, but are not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”), or a non-United States bank, broker, dealer or other institution not eligible for membership in FINRA and not registered under the Exchange Act (a “non-member non-U.S. dealer”). The underwriters propose to offer the shares to investors at the public offering price, and will receive the underwriting commissions, set forth on the cover of this prospectus. The gross proceeds of this offering will be deposited at UMB Bank, Denver, Colorado in an escrow account established by us, until we have sold a minimum of 2,500,000 shares of common stock and otherwise satisfy the listing conditions to trade our common stock on the Nasdaq Capital Market. Once we satisfy the minimum stock sale and Nasdaq Capital Market listing conditions, the funds will be released to us.

The following table and the two succeeding paragraphs summarize the underwriting compensation and estimated expenses we will pay:

	Public Offering Price	Underwriting Commissions	Proceeds to Us, Before Expenses
Per share	$8.00	$0.56	$7.44
Total minimum offering	$20,000,000	$1,400,000	$18,600,000
Total maximum offering	$30,000,000	$2,100,000	$27,900,000

We have agreed to reimburse the underwriters for expenses incurred relating to the offering, including all actual fees and expenses incurred by the underwriters in connection with, among other things, due diligence costs, the underwriters’ “road show” expenses, and the fees and expenses of the underwriters’ counsel up to a maximum of $100,000. We estimate that the total expenses of this offering, excluding underwriting commissions, will be approximately $575,000 if the minimum number of shares is sold and $625,000 if the maximum number of shares is sold in this offering.

In connection with this offering, the underwriters have agreed to provide us with advisory services in the areas of corporate development, corporate finance and/or capital placement. Upon consummation of this offering, we will issue to the underwriters or their designees warrants to purchase an aggregate number of shares of our common stock equal to 3.0% of the number of shares of common stock issued in this offering, at an exercise price per share equal to 125.0% of the initial public offering price (the “Underwriters’ Warrants”). The Underwriters’ Warrants and the underlying shares of common stock will not be exercised, sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Underwriters’ Warrants by any person for a period of 180 days from the effective date of the registration statement for this offering in accordance with FINRA Rule 5110. The Underwriters’ Warrants will expire on the fifth anniversary of the effective date of the registration statement for this offering. In addition, we have granted the underwriters “piggyback” registration rights with respect to the underlying shares. This piggyback registration right will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v).

The underwriters have informed us that they may provide an allowance not in excess of $0.40 per share to other dealers out of the underwriters’ commission of $0.56 per share.

A prospectus in electronic format may be made available on the websites maintained by the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that may make internet distributions on the same basis as other allocations.

We have agreed that we will not: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; (ii) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our company; or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of our company, whether any such transaction described in clause (i), (ii) or (iii) above is to be settled by delivery of shares of capital stock of our company or such other securities, in cash or otherwise, in each case without the prior consent of the Representative for a period of 180 days after the date of this prospectus, other than (A) the shares of our common stock to be sold hereunder, (B) the issuance by us of shares of our common stock upon the exercise of a stock option or warrant or the conversion of a security outstanding on the date of this offering, hereafter issued pursuant to our currently existing or hereafter adopted equity compensation plans or employment or consulting agreements or arrangements of which the Representative has been advised in writing or which have been filed with the SEC or (C) the issuance by us of stock options or shares of capital stock of our company under any currently existing or hereafter adopted equity compensation plan or employment/consulting agreements or arrangements of our company.

Our directors, executive officers and holders of 5% or more of our outstanding shares following this offering will enter into lock-up agreements with the Representative prior to the commencement of this offering pursuant to which each of these persons or entities, for a period of at least 180 days after the date of this prospectus, may not, without the prior written consent of the Representative, (i) sell, offer to sell, contract or agree to sell, hypothecate, assign, transfer, pledge, grant any option to purchase or otherwise dispose of, or announce the intention to otherwise dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations promulgated under the Securities Act, as the same may be amended or supplemented from time to time (such shares, the “Beneficially Owned Shares”)) or securities convertible into or exercisable or exchangeable for shares of our common stock, or any warrants or other rights to purchase, the foregoing (ii) enter into any swap, hedge or similar agreement or arrangement that transfers in whole or in part, the economic risk of ownership of the Beneficially Owned Shares or securities convertible into or exercisable or exchangeable for shares of our common stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition, or (iii) engage in any short selling of the our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock, or (iv) publicly announce an intention to effect any transaction specified in clause (i) or (ii) above. In the event that either (x) during the last 17 days of the 180-day period referred to above, we issue an earnings release or (y) prior to the expiration of such 180 days, we announce that we will release earnings during the 16-day period beginning on the last day of such 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the date of the earnings or the press release.

The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect to those liabilities.

We have applied to have our common stock approved for trading on the Nasdaq Capital Market under the symbol “FOTV.” If the application is approved, trading of our common stock on the Nasdaq Capital Market is expected to begin upon the closing of this offering. We will not consummate and close this offering without a listing approval letter from the Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this best efforts offering sufficient to satisfy applicable listing criteria, our common stock will in fact be listed.

Prior to this offering, there has been no public market for our common stock. The initial public offering price has been determined by negotiations between us and the underwriters. In determining the initial public offering price, we and the underwriters have considered a number of factors including:

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

To purchase shares of our common stock in this offering, investors must complete and sign a subscription agreement. Investors will be required to pay for their shares of common stock by wire, ACH, or certified check for the full purchase price of the shares, payable to “UMB Bank as Agent for FOTV Media Networks Inc.”

Subscriptions will be effective only upon our acceptance of the subscriptions, and we reserve the right to reject any subscriptions in whole or in part. In compliance with Rule 15c2-4 under the Exchange Act, we and the Representative will instruct investors to deliver all monies in the form of checks, ACH or wire transfers to the escrow agent. Upon the escrow agent’s receipt of such monies, they shall be credited to the escrow account. Pursuant to an escrow agreement among us, the Representative and UMB Bank, as escrow agent, the funds received in payment for the shares of common stock purchased in this offering will be wired to a non-interest bearing escrow account at UMB Bank and held until the escrow agent determines that the amount in the escrow account is equal to at least the minimum amount required to close this offering. Upon confirmation of receipt of the requested minimum subscription amount, the escrow agent will release the funds in accordance with the written instructions provided by us and the Representative, indicating the date on which the shares of common stock purchased in this offering are to be delivered to the investors and the date the net proceeds are to be delivered to us. Unless investors instruct us otherwise, we will deliver the shares of common stock being issued to the investors electronically.

We anticipate the shares of our common stock will be listed for trading on the Nasdaq Capital Market under the symbol “FOTV.” In order to list, the Nasdaq Capital Market requires that, among other criteria, at least 1,000,000 publicly-held shares of our common stock be outstanding, the shares be held in the aggregate by at least

300 round lot holders, the market value of the publicly-held shares of our common stock be at least $15.0 million, our stockholders’ equity after giving effect to the sale of our shares in this offering be at least $4.0 million, the bid price per share of our common stock be $4.00 or more, and there be at least three registered and active market makers for our common stock. If the application is approved, trading of our shares on the Nasdaq Capital Market is expected to begin upon the closing of this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer of any shares may be made to the public in that Relevant Member State other than under the following exemptions to the Prospectus Directive:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters has authorized, nor does it authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means

Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”).

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as the basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the People’s Republic of China (PRC)

This Offering Circular may not be circulated or distributed in the PRC and the Offer Shares may not be offered or sold directly or indirectly to any resident of the PRC, or offered or sold to any person for re-offering or re-sale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. Note that, the PRC, as referred to in this paragraph, does not include Taiwan or the special administrative regions of Hong Kong and Macau.

The address of Monarch Bay Securities, LLC is 898 N. Sepulveda Blvd., Suite 475, El Segundo, California 90245.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate of incorporation contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the issuance of the shares of our common stock being offered by this prospectus as our counsel. Ellenoff Grossman & Schole LLP, New York, New York, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of FOTV Media Networks Inc. (formerly FilmOn.TV Networks Inc.) as of December 31, 2015 and 2014 and for each of the two years in the period ended December 31, 2015 included in this prospectus and in this registration statement have been so included in reliance on the report of BDO LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding FOTV Media Networks Inc.’s ability to continue as a going concern), appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting. BDO LLP, London, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

The consolidated financial statements of each of Reliance Majestic Holdings, LLC and OVGuide.com, Inc. as of December 31, 2015 and December 31, 2014, have been included herein and in the registration statement in reliance upon the report of Lichter, Yu and Associates, Inc., independent accounting firm (the report on each of the financial statements contains an explanatory paragraph regarding Reliance Majestic Holdings, LLC and OVGuide.com, Inc.’s ability to continue as a going concern), appearing elsewhere herein and in the registration statement, upon the authority of said firm as experts in auditing and accounting. As indicated in its reports with respect thereto, these consolidated financial statements are included in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the authority of Lichter, Yu and Associates, Inc. as experts in auditing and accounting, with respect to each such respective report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments to the registration statement) under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other documents to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement.

Following this offering, we will be subject to the reporting and information requirements of the Exchange Act and, as a result, we will file annual, quarterly and current reports, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an internet site that contains periodic and current reports, information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We will provide a copy of our annual report to stockholders, including our audited consolidated financial statements, at no charge upon written request sent to FOTV Media Networks Inc., 338 N. Canon Drive, 3rd Floor, Beverly Hills, California 90210. Our corporate website is located at http://corp.filmon.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

FOTV Media Networks Inc.,

Beverly Hills, California

United States of America

We have audited the accompanying consolidated balance sheets of FOTV Media Networks Inc. as of December 31, 2015 and 2014 and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FOTV Media Networks Inc. at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ BDO LLP

London, United Kingdom

Date: July 1, 2016

FOTV Media Networks Inc.

Consolidated Balance Sheets

(in thousands, except for share amounts and par value amounts)

	As of December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$659	$377
Accounts receivable, net	3,190	7,842
Advances to related entities	—	1,105
Inventory	12	—
Current prepaid content library, net	230	153
Other current assets	919	280

Total current assets	5,010	9,757
Non-current prepaid content library, net	234	241
Property and equipment, net	1,386	2,013
Film library, net	1,723	1,274
Intangibles	15,900	—
Other non-current assets	27	114

Total assets	$24,280	$13,399

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and other current liabilities, including related parties	$9,293	$6,054
Deferred Revenue	230	82
Notes payable – related parties	—	3,794
Deferred tax liability – current portion	176	—
Due to Director	—	12,134

Total current liabilities	9,699	22,064
Deferred tax liability, less current portion	2,640	—

Total liabilities	12,339	22,064

Commitments and contingencies – Note 10
Stockholders’ equity (deficit):
Common Stock, $0.001 par value; 37,312,500 shares issued and outstanding	37	37
Additional paid-in capital	68,979	39,877
Accumulated deficit	(57,402)	(48,733)
Accumulated other comprehensive income	327	154

Total stockholders’ equity (deficit)	11,941	(8,665)

Total liabilities and stockholders’ equity (deficit)	$24,280	$13,399

The accompanying notes are an integral part of these consolidated financial statements

FOTV Media Networks Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except for share and per share amounts)

	Year ended December 31,
	2015	2014
Revenues	$13,132	$13,539
Cost of revenues	(11,670)	(8,678)
Platform Technology and development expenses	(1,514)	(1,406)
Depreciation expenses	(1,509)	(1,240)
General and administrative expenses	(11,166)	(7,294)

Loss from operations	(12,727)	(5,079)
Other income (expense)
Interest expense – related parties	(28)	(187)
Excess value over purchase price	4,086	—

Loss before income taxes	(8,669)	(5,266)
Provision for income taxes	—	—

Net loss	(8,669)	(5,266)
Other comprehensive income
Foreign currency translation gain	173	353

Comprehensive loss	$(8,496)	$(4,913)

Net loss per share – basic and diluted	$(0.23)	$(0.13)

Weighted-average common shares outstanding Basic and diluted	37,312,500	37,288,903

The accompanying notes are an integral part of these consolidated financial statements

FOTV Media Networks Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the Year ended December 31,
	2015	2014
Cash Flows From Operating Activities:
Net Loss	$(8,669)	$(5,266)
Adjustments to reconcile net loss to net cash used in operating activities:
Additions to prepaid content library	(529)	(284)
Depreciation and amortization expense	1,751	1,315
Excess fair value of net assets over purchase price	(4,086)	—
Fair value of equity issued for services	—	3
Changes in operating assets and liabilities:
Account receivable	5,041	(6,316)
Other current assets	(650)	(130)
Other assets	77	—
Accounts payable and other current liabilities	(974)	3,620
Deferred Revenue	152	—

Net Cash Used in Operating Activities	(7,887)	(7,058)

Cash Flows From Investing Activities:
Purchase of property and equipment	(486)	(1,346)
Additions to intangible – film library	(555)	(1,341)
Advances to related parties	5,290	(228)
Cash paid for acquisition net of cash received	(4,880)	—

Net Cash Used in Investing Activities	(631)	(2,915)

Cash Flows From Financing Activities:
Capital contribution from stockholder	15,936	12,003
Capital distributions to stockholder	(8,018)	(5,782)
Deferred Offering Costs	—	—
Proceeds from issuance of notes payable	—	—
Advances from director, net	846	3,616

Net Cash Provided by Financing Activities	8,764	9,837

Net (decrease) increase in cash and cash equivalents	246	(136)
Effect of exchange rate differences on cash and cash equivalents	36	(23)
Cash and cash equivalents, Beginning of Period	377	536

Cash and cash equivalents, End of Period	$659	$377

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

Noncash investing and financing activities:
Director assumption of note payable – related party	$—	$2,035

Conversion of shareholder notes and advances to additional paid-in capital	$21,184	$—

The accompanying notes are an integral part of these consolidated financial statements

FOTV Media Networks Inc.

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

Years Ended December 31, 2015 and 2014

(in thousands, except for share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
January 1, 2014, restated for reverse stock split	37,222,656	$37	$33,653	$(43,467)	$(199)	$(9,976)
Capital contributions	—	—	12,003	—	—	12,003
Capital distributions	—	—	(5,782)	—	—	(5,782)
Shares issued for compensation	89,844	—	3	—	—	3
Foreign currency translation adjustment	—	—	—	—	353	353
Net loss	—	—	—	(5,266)	—	(5,266)

December 31, 2014	37,312,500	37	39,877	(48,733)	154	(8,665)
Capital contributions	—	—	15,936	—	—	15,936
Capital distributions	—	—	(8,018)	—	—	(8,018)
Conversion of Shareholder loan and advances	—	—	21,184	—	—	21,184
Foreign currency translation adjustment	—	—	—	—	173	173
Net loss	—	—	—	(8,669)	—	(8,669)

December 31, 2015	37,312,500	$37	$68,979	$(57,402)	$327	$11,941

The accompanying notes are an integral part of these consolidated financial statements

FOTV Media Networks Inc.

Notes to the Consolidated Financial Statements for the Years

Ended December 31, 2015 and 2014

Note 1 – Basis of Presentation

Nature of operations

FOTV Media Networks Inc. (the “Company”, “we”, “our”, “us”, or the “Group”) was founded in the United Kingdom (“UK”) in 2007 and began operations in the United States (“US”) in 2010. The Company operates an internet-based IPTV platform serving video streams monthly to a global audience who watch the Company’s live programming, 700 linear channels, 90,000 on demand movies, documentaries, podcasts, music videos and social TV services. The Company’s programming reaches satellite audiences via DISH Network in the US, Sky in the UK and FreeSat in Europe. In April 2016 the Company changed its name from FilmOn.TV Networks Inc. to FOTV Media Networks Inc.

Basis of Presentation

The Company was formed in September 2011 by Anakando Limited (ultimate parent company of the Group). Through a series of transactions that occurred in August 2012, all UK operations of Anakando Limited, namely its investments in FilmOn.TV UK Limited, and its wholly-owned subsidiary FilmOn TV Limited, were contributed to the Company through a 1:1 stock for stock exchange. All entities were under common control of the ultimate owner of each entity, Alkiviades (Alki) David. In addition, Mr. David is the Chairman and Chief Executive Officer of the Company (the “Director”).

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has incurred recurring losses, negative cash flows from operations, negative working capital, and losses are expected to continue in the future. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In August 2015 through a series of transactions, all US operations of Anakando Limited, namely its investments in FilmOn.TV, Inc., FilmOn Media Licensing, Inc. and FilmOn Media Holdings, Inc. were contributed to the Company. All entities were under common control of the ultimate owner of each entity, Alkiviades (Alki) David, and had similar business operations.

The accompanying consolidated financial statements have presented assets and liabilities on a combined basis in a manner similar to a pooling-of-interests and include the results of each business since the date of common control, which for each entity is since incorporation. As the reorganization of entities under common control has been consummated in August 2015 regarding the US businesses of Anakando Limited prior to the date of issuance of these consolidated financial statements, these transactions have been accounted for on the carryover value basis and are included in the consolidated financial statements of the Company as if these entities had always been owned by the Company.

These consolidated financial statements include the accounts of the Company and its wholly-owned UK subsidiaries, FilmOn.TV UK Limited, FilmOn TV Limited and FilmOn Line Marketing Limited, and the Company’s wholly-owned US subsidiaries FilmOn.TV, Inc., FilmOn Media Licensing, FilmOn Media Holdings, Inc., Reliance Majestic Holdings, LLC and CinemaNow LLC.

Reverse Stock Split

On November 10, 2015, our Board of Directors and the holder of a majority of the outstanding shares of our common stock approved an amendment to our certificate of incorporation to effect a 0.375-for-1 reverse stock split of our outstanding common stock and authorized our executive officers to implement such reverse stock split at such time as they deem advisable. In February 2016, the executive officers, implemented the reverse stock split decreasing the Company’s common stock outstanding from 99,500,000 shares to 37,312,500 shares. As such all share and per share numbers have been adjusted to reflect the reverse stock split.

Change of Company’s Name

In April 2016, the Company changed its name from FilmOn.TV Networks Inc. to FOTV Media Networks Inc.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced recurring losses since its inception. The Company incurred a net loss of $8,669,000 and used $7,887,000 in cash from operations during 2015, and had an accumulated deficit of $57,402,000 as of December 31, 2015. Since inception, the Company has financed its activities principally from regular financing injections from its majority shareholder. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operating activities.

The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company is subject to a number of risks similar to those of other similar stage companies, including dependence on key individuals, successful development, marketing and branding of products; uncertainty of product development and generation of revenues; dependence on outside sources of financing; risks associated with research, development; dependence on third-party content providers, suppliers and collaborators; protection of intellectual property; and competition with larger, better-capitalized companies. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfil its development activities and generating a level of revenues adequate to support the Company’s cost structure. To support the Company’s financial performance, management has undertaken several initiatives, including the raising of additional financing subsequent to year end:

In December 2015 and February 2016, we made strategic acquisitions of businesses in order to increase our ability to generate future cash flow and enhance product offerings.

In quarter 1, 2016, the majority shareholder purchased 636,125 shares of common stock for a purchase price of $5.1 million (see Note 14).

In April 2016 and May 2016, the Company raised $2.5 million through a private placement via the accelerated book-building procedure. The private placement has allowed the Company to place 381 thousand new Series A Convertible Preferred Stock (see Note 14).

In quarter 2, 2016, the majority shareholder purchased 193,750 shares of common stock for a purchase price of $1.6 million (see Note 14).

There can be no assurance however that such financing will be available in sufficient amounts, when and if needed, on acceptable terms or at all. If results of operations for 2016 do not meet management’s expectations, or additional capital is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products and services, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern through its major shareholder, or through other avenues.

Note 2 – Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Actual results could differ materially from these estimates.

On an ongoing basis, estimates, including the following:

•	the useful lives of property and equipment and intangible assets;

•	fair value for the allocation of purchase price to the assets and liabilities acquired;

•	fair value of the Company’s common stock used to determine compensation expense for the issuance of for services Service-based Restricted Stock Awards and shares issued to acquire business;

•	assumptions used in determining the need for, and amount of, a valuation allowance on net deferred tax assets; and

•	Film cost amortization.

Estimates are based on historical experience, available market information, appropriate valuation methodologies, and on various other assumptions that we believe to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Fair Value of Financial Instruments

The carrying amount of our cash and cash equivalents, receivables from customers, accounts payable, accrued expenses, due to director and notes payable – related parties and notes payable – third parties approximates fair value because of the short maturity and liquidity of those instruments.

Fair Value Measurement

Financial assets and liabilities recorded in the accompanying consolidated balance sheets are categorized based on the inputs in the valuation techniques as follows:

Level 1 – Financial assets and liabilities whose values are based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level 2 – Financial assets and liabilities whose values are based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Financial assets and liabilities whose values are based on unobservable inputs for the asset or liability.

Cash and Cash Equivalents

We maintain cash with several investment grade financial institutions. Highly liquid investments, which are readily convertible into cash, with original maturities of three months or less, are recorded as cash equivalents.

Certain Risks and Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, and accounts receivable. Accounts receivable are typically unsecured and are derived from advertising revenue earned from advertising customers for delivering ad impressions on our platform and from billings to ad networks that represent adverting customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. Although typical payment terms for online adverting industry are slow, historically, write-off losses have been minimal and within management’s expectations. As of December 31, 2015 and 2014, the allowances for doubtful accounts was $244,000 and $15,000, respectively.

During the year ended December 31, 2015, the Company had one customer whose revenue was approximately 27% of total revenue, respectively. During the year ended December 31, 2014, the Company had two customers whose revenues were approximately 20% and 10% of total revenue.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Under the acquisition method the acquiring entity in a business combination recognizes 100 percent of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceeds the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the consolidated statement of income (loss) from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred.

Contingent Consideration

The Company determines the acquisition date fair value of contingent consideration using a discounted cash flow method, with significant inputs that are not observable in the market and thus represents a Level 3 fair value measurement as defined in ASC Topic 820, Fair Value Measurement. The significant inputs in the Level 3 measurement not supported by market activity included the Company’s probability assessments of expected future cash flows related to the Company’s acquisitions during the contingent consideration period, appropriately discounted considering the uncertainties associated with the obligation, and calculated in accordance with the terms of the agreement. The liabilities for the contingent consideration are established at the time of the acquisition and will be evaluated on a quarterly basis based on additional information as it becomes available. Any change in the fair value adjustment is recorded in the earnings of that period.

Property and Equipment

Property and equipment includes acquired assets consisting of network equipment and computer hardware, furniture, software, and leasehold improvements. Network equipment and computer hardware and furniture are stated at cost with depreciation provided using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over their estimated useful life of the related assets or the life of the lease, whichever is shorter. The cost of renewals and substantial improvements is capitalized while the cost of maintenance and repairs is charged to operating expenses as incurred. Company-owned customer premises equipment is depreciated on a straight-line basis over three years.

Our network equipment and computer hardware, which consists of routers, gateways, and servers that enable our streaming content, is subject to technological risks and rapid market changes due to new products and services. These changes may result in future adjustments to the estimated useful lives or the carrying value of these assets, or both.

Patents and Patent Licenses

Patent rights acquired are accounted for based upon the cost of acquiring the rights and included in other assets. These rights are amortized on the straight line method over the estimated useful lives of 10 years.

Intangible Assets and Impairment

Film library

Film library costs include capitalizable production costs, production overhead and cost of acquired film libraries and are stated at the lower of cost less accumulated amortization. Marketing, distribution and general and administrative costs are expensed as incurred. For acquired film libraries, remaining revenues include amounts to be earned for up to ten years from the date of acquisition. Costs of film library are subject to regular recoverability assessments, which compare the estimated fair values with the unamortized costs. The Company bases these fair value measurements on the Company’s assumptions about how market participants would price the asset at the balance sheet date, which may be different than the amounts ultimately realized in future periods. The amount by which the unamortized costs of film library exceed their estimated fair values is written off. Film library costs for projects that have been abandoned or have not been set for production within three years are generally written off. Management has determined that film library cost will be expensed using the straight-line basis over an estimated period of 15 years.

Intangibles

The developed technology intangible assets relate to Reliance Majestic Holdings, LLC’s (“CinemaNow”) products across all of their product lines that have reached technological feasibility, primarily the technology to operate the storefronts. Customer relationships represent existing contracted relationships with consumer electronic manufacturers, retailers, distributors and others. Studio relationships and content library primarily relate to CinemaNow’s relationships with the studios and digitized content library.

Platform Technology and Development Expenses

Costs for technology, including predevelopment efforts prior to establishing technological feasibility of our internet-based IPTV platform are expensed as incurred.

Development costs are capitalized when technological feasibility has been established and anticipated future revenues support the recoverability of the capitalized amounts. Capitalization stops when the product is available for general release to customers. Due to the short time period between achieving technological feasibility and product release and the insignificant amount of costs incurred during such periods, we have not capitalized any software development, and have expensed these costs as incurred.

Impairment of Long-Lived Assets

We evaluate impairment losses on long-lived assets used in operations when events and changes in circumstances indicate that the assets might be impaired. If our review indicates that the carrying value of an asset will not be recoverable, based on a comparison of the carrying value of the asset to the undiscounted future cash flows, the impairment will be measured by comparing the carrying value of the asset to its fair value. Fair value will be determined based on quoted market values, discounted cash flows or appraisals. Impairments of property and equipment are recorded in the consolidated statements of operations and comprehensive loss as part of depreciation expense. As of December 31, 2015 and 2014, there were no impairment losses of long-lived assets.

Foreign Currency

The reporting currency of the Company is the US Dollar. The functional currency of the Company and its subsidiaries is the local currency of such entity. The functional currency of FilmOn.TV UK Ltd. and subsidiaries are the British Pounds Sterling as it is the currency of the primary economic environment in which each of their operations are conducted. Transactions in currencies other than the functional currency of the Company are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the operation’s functional currency are translated at rates of exchange prevailing at the balance sheet date to the operation’s functional currency. Foreign currency transaction gains and losses are included in general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Loss. The balance sheets of foreign subsidiaries are translated into US Dollars at the rate ruling at the year end. The results of the foreign subsidiaries are translated into US Dollars at the average rate of exchange during the financial year.

Revenue Recognition

The Company has three revenue streams: Advertising-supported video streaming, subscriber-based video streaming and licensing. Revenues are derived from video advertising impressions served and monthly premium subscription packages.

The Company recognizes revenues when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Advertising supported video streaming revenues, net of agency commissions, are recognized in the period during which underlying advertisements are broadcast or published.

Subscription revenues are recognized ratably over the membership period. Revenues are presented net of the taxes that are collected from members and remitted to governmental authorities. Deferred revenue consists of membership fees billed to members that have not been recognized.

The Company enters into License agreements for its content. License revenue is recognized ratably over the license period.

Prepaid Content library

The Company licenses and acquires rights to stream TV shows, movies and original content. These rights are either for (i) a fixed fee and specify windows of availability, or (ii) an adverting revenue share with the content provider.

For the fixed fee arrangements, the Company capitalizes the fee per title and records a corresponding liability at the gross amount of the outstanding liabilities when the license period begins, the cost of the title is known and the title is accepted and available for streaming. The portion available for streaming within one year is recognized as “Current prepaid content library, net” and the remaining portion as “Non-current prepaid content library, net” on the Consolidated Balance Sheets. As of December 31, 2015 and 2014, the Company had no outstanding content liabilities. The acquisition of streaming content rights and the changes in related liabilities, are classified within cash used in operating activities on the Consolidated Statements of Cash Flows. The Company amortizes the prepaid content library in “Cost of revenues” on a straight-line basis over the life of the contract, which can be up to three years.

The prepaid content library is stated at the lower of unamortized cost or net realizable value. Streaming content is reviewed for impairment when an event or change in circumstances indicates a change in the expected usefulness of the content. No material write-down from unamortized cost to a lower net realizable value was recorded in any of the periods presented.

Sales, Value Added Taxes and Other Indirect Taxes

We remit sales, value added taxes and other indirect taxes to various taxing jurisdictions as a result of revenue earned from the sale of products and services to our customers. Specific sales tax rates applicable to the Company’s products and services vary by taxing jurisdiction. The Company records sales, value added and other indirect taxes as liabilities are incurred.

Leases

Where substantially all of the risks and rewards incidental to ownership of a leased asset have been transferred to the Group (a “capital lease”), the asset is treated as if it had been purchased outright. The amount initially recognized as an asset is the lower of the fair value of the leased property and the present value of the minimum lease payments payable over the term of the lease. The corresponding lease commitment is shown as a liability. Lease payments are analyzed between capital and interest. The interest element is charged to the consolidated statement of operations and comprehensive income over the period of the lease and is calculated so that it represents a constant proportion of the lease liability. The capital element reduces the balance owed to the lessor.

Where substantially all of the risks and rewards incidental to ownership are not transferred to the Group (an “operating lease”), the total rentals payable under the lease are charged to the consolidated statement of operations and comprehensive income on a straight-line basis over the lease term. The aggregate benefit of lease incentives is recognized as a reduction of the rental expense over the lease term on a straight-line basis. Several lease agreements contain rent escalation clauses. For purposes of recognizing minimum rental expenses on a straight-line basis over the terms of the leases, the Company uses the date of initial possession to begin amortization, which is generally when the Company enters the space and begins to make improvements in preparation for intended use. For scheduled rent escalation clauses during the lease terms or for rental payments commencing at a date other than the date of initial occupancy, the Company records minimum rental expenses on a straight-line basis over the terms of the leases in the Consolidated Statements of Operations and Comprehensive Loss. The Company has the option to extend or renew most of its leases, which may increase the future minimum lease commitments, if extended.

Income Taxes

We are subject to income taxes in both the US and foreign jurisdictions, specifically the UK. Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rate could be adversely affected by differences between our anticipated and the actual mix of earnings generated across different tax jurisdictions which have higher or lower statutory tax rates, by changes in the valuation of our deferred tax assets and liabilities, by changes in foreign currency exchange rates or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations.

We record income taxes under the liability method. Deferred tax assets and liabilities reflect our estimation of the future tax consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. We determine deferred income taxes based on the differences in accounting methods and timing between consolidated financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when we realize the underlying items of income and expense. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as other relevant factors. We may establish a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could materially vary from these estimates.

We recognize in the consolidated financial statements the impact of a tax position, if that position is more likely than not to be sustained upon an examination, based on the technical merits of the position. The Company records a liability for the difference between the benefit recognized and measured and the tax position taken or expected to be taken on the Company’s tax return. To the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. To the extent interest and penalties are not assessed with respect to uncertain tax positions, amounts accrued will be reduced and reflected as a reduction of the overall income tax provision. The Company incurred or needed to record no liability, interest and penalties during the years ended December 31, 2015 and 2014.

We are subject to audit in various jurisdictions, and such jurisdictions may assess additional income taxes against us. Although we believe our tax estimates are reasonable, the final determination of any tax audits and any related litigation could be materially different from historical income tax provisions and accruals. The results of an audit or litigation could have a material effect on our operating results or cash flows in the period or periods for which that determination is made.

Net Loss per Share

Basic net loss per share is calculated based on the net loss attributable to common stockholders divided by the weighted average number of shares outstanding for the period excluding any dilutive effects of options, warrants, unvested share awards and convertible securities. Diluted net loss per common share assumes the conversion of all dilutive instruments, such as stock options. For the years ended December 31, 2015 and 2014, the Company had no dilutive instruments.

Platform Technology and Development Expenses

Costs for technology, including predevelopment efforts prior to establishing technological feasibility of our internet-based IPTV platform are expensed as incurred.

Development costs are capitalized when technological feasibility has been established and anticipated future revenues support the recoverability of the capitalized amounts. Capitalization stops when the product is available for general release to customers. Due to the short time period between achieving technological feasibility and product release and the insignificant amount of costs incurred during such periods, we have not capitalized any software development, and have expensed these costs as incurred.

Restricted Stock Awards

We account for restricted stock awards in accordance with FASB ASC 718, “Compensation-Stock Compensation”. Under the fair value recognition provisions of this pronouncement, share-based compensation cost related to restricted stock awards is measured at the grant date based on the fair value of the award, reduced as appropriate based on estimated forfeitures, and is recognized as expense over the applicable vesting period. The excess tax benefit associated with stock compensation deductions have not been recorded in additional paid- in capital. When evaluating whether an excess tax benefit has been realized, share based compensation deductions are not considered realized until NOLs are no longer sufficient to offset taxable income. Such excess tax benefits will be recorded when realized.

Marketing

Marketing expenses consist primarily of advertising expenses. Advertising expenses include promotional activities such as television and online advertising. Advertising costs are expensed as incurred. Advertising expenses were approximately $9,930,000 and $6,187,000 for the years ended December 31, 2015 and 2014, respectively, and are included in cost of revenues.

Geographic Information

ASC 280 “Segment Reporting” establishes reporting standards for an enterprise’s business segments and related disclosures about its products, services, geographic areas and major customers. Under ASC 280, the method for determining what information to report is based upon the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance. Our chief operating decision-makers review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues, marketing expenses and operating income (loss) for purposes of allocating resources and evaluating financial performance. Based upon the information reviewed by our chief operating decision makers, we have determined that we have two operating segment.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. In August 2015, FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU 2014-09 to reporting periods beginning after December 15, 2017. Early adoption is permitted for reporting periods beginning after December 15, 2016. The Company will adopt this ASU on January 1, 2018. Companies may use either a full retrospective or a modified retrospective approach to adopt this ASU. Management is currently evaluating this standard, including which transition approach to use, and does not expect this ASU to materially impact the Company’s consolidated operations, financial position or cash flows.

On June 19, 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide a Performance Target Could Be Achieved after the Requisite Service Period. The update is intended to resolve the diverse accounting treatment of these types of awards in practice. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. A reporting entity should apply existing guidance in “Compensation – Stock Compensation (Topic 718)” as it relates to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved, and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The ASU is effective for interim and annual reporting periods that begin after December 15, 2015. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operations, financial position or cashflows.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern. The guidance in this update applies to all entities and require their management to assess the entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in United States auditing standards. Specifically, the update (1) provides a definition of the term substantial doubt, (2) requires an evaluation every reporting period including interim periods, (3) provides principles for considering the mitigating effect of management’s plans, (4) requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) requires an express statement and other disclosures when substantial doubt is not alleviated, and (6) requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The update will be effective for the annual period ending after December 15, 2016 and for annual periods and interim periods thereafter. Early application is permitted. The amendments of ASU 2014-15, when adopted, are not expected to have a material impact on our consolidated financial statements.

On February 18, 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which amends the consolidation requirements in Accounting Standards Codification (“ASC”) 810 and significantly changes the consolidation analysis required under U.S. GAAP. Generally, the changes were made to introduce the concepts of principal versus agency relationships and to integrate them into the existing rules. The amendments rescind the indefinite deferral of ASU 2009-17 for investment funds and will impact the determination of whether an entity is a variable interest entity; the evaluation of a service provider’s fees when identifying variable interests; and the extent to which related party interests are considered in the consolidation conclusion. For public business entities, the ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is allowed for all entities (including during an interim period), but the guidance must be applied as of the beginning of the annual period containing the adoption date. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operations, financial position or cashflows.

In April 2015, FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Cost. FASB issued ASU 2015-03 to simplify the presentation of debt issuance costs related to a recognized debt liability to present the debt issuance costs as a direct deduction from the carrying value of the debt liability rather than showing the debt issuance costs as a deferred charge on the balance sheet. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015, with early adoption permitted. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operations, financial position or cashflows.

On May 1, 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820) – Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). The update is intended to simplify reporting requirements and modify those investments required to be classified within the fair value hierarchy. Certain investments measured at fair value using the Net Asset Value (“NAV”) practical expedient are no longer required to be categorized within a level within the fair value hierarchy table. Entities will be required to include in the disclosure the fair value of the investments using NAV practical expedient so that financial statement users can reconcile amounts reporting in the fair value hierarchy table to amounts reported on the balance sheet. The ASU is effective for interim and annual reporting periods beginning after December 15, 2015 and early adoption is permitted. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operations, financial position or cashflows.

On June 12, 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements, which amends a number of topics in the FASB Accounting Standards Codification. The update is a part of an ongoing project on the FASB’s agenda to facilitate Codification updates for non-substantive technical corrections, clarifications, and improvements that are not expected to have a significant effect on accounting practice or create a significant administrative cost to most entities. The ASU will apply to all reporting entities within the scope of the affected accounting guidance. Certain amendments in the update require transition guidance and are effective for all entities for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operations, financial position or cashflows.

In July 2015, the FASB issued ASU 2015-11, An entity should measure inventory within the scope of this Update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments in this Update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS). The Board has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. However, the Board does not intend for those clarifications to result in any changes in practice. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of this Update, there are no other substantive changes to the guidance on measurement of inventory. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company does not expect these amendments to have a material effect on its financial statements.

In September 2015, the FASB issued ASU 2015-16 (ASC Topic 805), Business Combinations Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this update require that an acquirer recognize measurement period adjustments in the period in which the adjustments are determined. The income effects of such measurement period adjustments are to be recorded in the same period’s financial statements but calculated as if the accounting had been completed as of the acquisition date. The impact of measurement period adjustments to earnings that relate to prior period financial statements are to be presented separately on the income statement or disclosed by line item. The amendments in this update are for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted for public business entities for reporting periods for which financial statements have not yet been issued. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operations, financial position or cashflows.

In November 2015, FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This ASU requires the presentation of all deferred tax assets and liabilities as non-current in the consolidated balance sheet. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2016, with early adoption permitted. Management is currently evaluating this standard.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted. Management is currently evaluating this standard.

In March 2016, FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The amendments are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The effective date for this ASU is the same as the effective date for ASU 2014-09. Management is currently evaluating this standard.

In March 2016, the FASB issued ASU No. 2016-04, Liabilities-Extinguishments of Liabilities (Subtopic 405-20): Recognition of Breakage for Certain Prepaid Stored-Value Products (a consensus of the Emerging Issues Task Force) to specify how prepaid stored-value product liabilities should be derecognized. We are required to adopt this standard in the first quarter of fiscal 2018, but have early adopted this standard during the fourth quarter of fiscal 2016 as permitted. This standard does not have an impact on our consolidated financial statements since we sell prepaid cards for vendors and the liability for the prepaid cards is not reflected on our consolidated balance sheets.

In March 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting to provide guidance that changes the accounting for certain aspects of share-based payments to employees. The guidance requires the recognition of the income tax effects of awards in the income statement when the awards vest or are settled, thus eliminating additional paid-in capital pools. The guidance also allows for the employer to repurchase more of an employee’s shares for tax withholding purposes without triggering liability accounting. In addition, the guidance allows for a policy election to account for forfeitures as they occur rather than on an estimated basis. We are required to adopt this standard in the first quarter of fiscal 2018, but have early adopted this standard during the fourth quarter of fiscal 2016 as permitted. There was no impact upon adoption of this guidance since the recognition of income tax effects of awards was not materially different than amounts that had previously been recorded in our financial statements and we currently use an estimated average forfeiture rate to compute stock-based compensation expense.

Note 3 – Acquisition

On December 28, 2015 (“Closing Date”), the Company completed the acquisition of Reliance Majestic Holdings LLC, (“CinemaNow”) a privately held company. The Company purchased 100% of the membership interest of CinemaNow. The initial cash payment was funded by Alkiviades (Alki) David, our Chairman and Chief Executive Officer, on our behalf, and the payment by Mr. David has been recorded as a capital contribution to our company. The Company purchased CinemaNow in order to enhance the Company’s on-line stream product. CinemaNow is an over-the-top provider that enables transactional digital storefronts across multiple territories by managing the entire content supply chain from licensing to encoding, storage, delivery and commerce reporting. CinemaNow performs this service for third parties and maintains its own storefront. Upon acquisition, CinemaNow became our wholly owned subsidiary. As the Closing Date was December 28, 2015, for accounting purposes the Company has consolidated CinemaNow as of December 31, 2015. The business activity between the Closing date and consolidation date are immaterial to the Company’s consolidated financial statements. The Company is accounting for the transaction under the acquisition method of accounting in accordance with the provisions of ASC Topic 805 Business Combinations (ASC 805).

The Company has estimated the fair value at the consideration due; subject to the contingent payments, (see below), as follows (in thousands):

Cash paid at closing	$5,000
Cash Received	(120)
Deferred consideration	2,000

Contractual purchase price	6,880
Purchase price adjustment	(2,000)

Adjusted purchase price	$4,880

Deferred consideration

The purchase consideration includes an additional (“Additional Consideration”) cash payment of $2,000,000 due on the six-month anniversary of the closing date (“Contingent Date”). However, if the Company has an effective registration statement on or before the Contingent Date, the Additional Consideration shall be paid in the Company’s common stock with an equivalent market value, on the Contingent Date, of $3,000,000. Since the Company cannot determine that a registration statement will become effective, management has estimated the additional consideration to be the cash payment of $2,000,000. As the settlement date has passed, we and CinemaNow are in discussions to settle the purchase price adjustment amount and the second cash payment owed to RMH on a net basis.

Purchase price adjustment

The acquisition agreement stipulates that the purchase price be adjusted based on the actual net working capital (current assets less current liabilities) that existed as of December 28, 2015. For the calculation, the net working capital set at negative working capital deficit of $(1,500,000) (the “Base Net Liabilities”). If the actual net liabilities is an amount in excess of the Base Net Liabilities, the purchase price is reduced for the amount in excess of the Base Net Liabilities. If the actual net liabilities is an amount below the Base Net Liabilities, the purchase price is increased for the amount below the Base Net Liabilities. Based on the terms of the acquisition agreement, the net working capital will be agreed upon 150 days after the Closing Date. The purchase price adjustment was $2,427,000 (actual net working capital, as defined in the agreement, of $3,927,000 less $1,500,000). The Company has estimated the adjusted purchase price to be $4,880,000. The Company has recorded a receivable of approximately $427,000 for the difference between the cash paid at closing and the estimated adjusted purchase price. The Company has recorded the contractual amounts due from the seller. The Company will use all means available to collect this claim. However, since the Company has not been able to confirm the financial creditworthiness and liquidity of the sellers, the Company has reserved for the full amount of the claim.

Purchase Price Allocation

The Company negotiated the purchase price based on the expected cash flows to be derived from their operations after integration into the Company’s existing distribution, production and service networks. The acquisition purchase price is allocated based on the fair values of the assets acquired and liabilities assumed, which are based on management estimates and third-party appraisals. The following table summarizes (in thousands) the preliminary fair values of the assets acquired and liabilities assumed related to the acquisition:

Current assets		$610
Furniture and equipment		103
Intangible assets:
Tradenames	1,800
Customer relationships	1,700
Studio relationships	7,600
Developed technology	4,800	15,900

Current liabilities		(4,831)
Deferred tax liability		(2,816)
Bargain purchase gain		(4,086)

Consideration		$4,880

Current assets and current liabilities

Current assets of $610,000 consisted of trade receivables acquired with an expected future cash in flow of approximately $594,000 and other current assets of approximately $16,000. Current liabilities consisted of trade payables and other accruals of approximately $1,804,000 and royalties’ payable of approximately $3,027,000. The current liabilities of CinemaNow, as presented above, have been reduced by approximately $3,100,000 for which the sellers are contracted to settle from their proceeds from the purchase price.

Intangible Assets

The developed technology intangible assets relate to CinemaNow’s products across all of their product lines that have reached technological feasibility, primarily the technology to operate the storefronts. Customer relationships represent existing contracted relationships with consumer electronic manufacturers, retailers, distributors and others. Studio relationships primarily relate to CinemaNow’s relationships with the studios and digitized content library. The estimated lives of each component is as follows:

Intangible Asset	Life in Years
Developed technology	8
Studio relationships	4
Trade name	10
Customer relationships	6

The estimated fair values of the identifiable intangible assets, which include developed technology, trade names, studio relationships and customer relationships were primarily determined using either the relief-from-royalty or excess earnings methods. The rates utilized to discount net cash flows to their present values ranged from 23.5%-43.5% and were determined after consideration of the overall enterprise rate of return and the relative risk and importance of the assets to the generation of future cash flows. The estimated fair values of the studio relationships and content library were determined under the cost method.

The Company did not record any in process research and development assets as CinemaNow’s major technology projects are either substantially complete or primarily represent improvements and additional functionality to existing products for which a substantial risk of completion does not exist.

Developed technology, tradename and studio relationships and customer relationships will be amortized on a straight-line basis over their estimated useful lives.

Deferred tax liability

The company has recorded a deferred tax liability for the difference between the book and tax basis of the intangible assets.

Unaudited Pro forma operating results

The following unaudited pro forma information presents the combined results of operations as if the acquisition had been completed on January 1, 2014, the beginning of the comparative annual reporting period. The unaudited pro forma results include amortization associated with preliminary estimates for the acquired intangible assets on these unaudited pro forma adjustments.

The unaudited pro forma results do not reflect any cost saving synergies from operating efficiencies or the effect of the incremental costs incurred in integrating the two companies. Accordingly, these unaudited pro forma results are presented for informational purpose only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the acquisition had occurred at the beginning of the period presented, nor are they indicative of future results of operations (in thousands):

	Year ended December 31,
	2015	2014
Revenues	$23,287	$31,866

Net Loss	$(15,527)	$(16,763)

Basic and diluted loss per share	$(0.42)	$(0.45)

Note 4 – Prepaid Content Library, net

Content Library consists of the following as of December 31 (in thousands):

	2015	2014
Licensed content	$2,123	$1,606
Accumulated amortization	(1,659)	(1,212)

Total content library	464	394
Less: Current	230	153

Non-current	$234	$241

Note 5 – Property and Equipment, net

Property and equipment are recorded at cost and presented net of depreciation.

The components of property and equipment consist of the following as of December 31 (in thousands):

	2015	2014
Furniture and Fixtures	$187	$74
Computer and co-location equipment	4,138	3,786
Leasehold Improvements	47	—

	4,372	3,860
Accumulated depreciation	(2,986)	(1,847)

Net book value	$1,386	$2,013

Note 6 – Film library, net

Film library consists of the following as of December 31 (in thousands):

	2015	2014
Film Cost:
Purchased	$1,602	$1,262
Released	293	79

	1,895	1,341
Less: accumulated amortization	(172)	(67)

	$1,723	$1,274

At December 31, 2015 and 2014, acquired and produced film costs have remaining unamortized cost of approximately $1,723,000 and $1,274,000, respectively, which are amortized straight-line over a weighted-average remaining period of approximately 14 years. Assuming no changes in film library, the estimated amortization expense for each of the five succeeding years will be approximately $146,000 per year.

Note 7 – Intangibles Assets

The components of intangible asset consist of the following as of December 31, (in thousands):

2015
Developed technology	$4,800
Studio relationships	7,600
Tradename	1,800
Customer relationships	1,700
Less: accumulated amortization	—

$15,900

Assuming no changes in our other intangible assets, the estimated amortization expense for each of the five succeeding years will be approximately $2,963,000 per year.

Note 8 – Accounts Payable and Other Current Liabilities

Accounts payable and other current liabilities consisted of the following as of December 31 (in thousands):

	2015	2014
Accounts payable	$3,577	$4,585
Accrued Interest – related parties	—	540
Accrued Expenses	2,689	929
Accrued Royalty Payments	3,027	—

	$9,293	$6,054

Note 9 – Related Parties

During the normal course of business, the Group enters into various transactions with both Anakando Limited and other related parties. Details of these transactions are set out below:

Accounts payable and other current liabilities

Accounts payable and other current liabilities as of December 31, 2015 and 2014 include accrued interest of $0 and $540,000, respectively for notes payables – related parties.

Notes Payable – related parties

From time to time, the entities related to the Company’s director advanced funds to the Company, as notes payable, to fund the operations of the Company. Notes payable – related parties consisted of the following, as of December 31 (in thousands):

	2015	2014
Note payable	$—	$3,794

Notes payable consisted of two notes each with a different entity related to the Company’s director. The Company issued a note payable to Talo Holdings Ltd that is unsecured, interest free with no fixed terms of repayment. The Company issued a note payable to Utopia Business Company Ltd that is unsecured bearing interest at 5% per annum with no fixed terms of repayment. In November 2015, the notes were transferred to the Company’s director, who contributed the note balances and accrued interest to additional paid-in capital totaling approximately $4,258,000.

Due to Director

From time to time, Alkiviades (Alki) David advanced funds to the Company to fund the operations. These advances are unsecured, interest free with no fixed terms of repayment. The amounts due to the director as of December 31, 2015 and 2014 were $0 and $12,134,000, respectively. In November 2015, the aggregate balance of approximately $17,577,000 was contributed to additional paid-in capital; no shares were issued.

Advances to Related Entities

The Company has advanced cash or paid expenses on behalf of its majority stockholder for companies owned and operated by the majority stockholder. The operations of the related entities are separate and unrelated to the operations of the Group. The cash advances and payments were performed as a matter of convenience, in the ability, for the stockholder to fund his global operations. The advances are unsecured, interest free with no fixed terms of repayment. In August of 2015, the related entities novated their debts due to/from the Company to the director. Since the director has legal title to the receivables and payables, the Group has established with the director the right to off-set the related parties receivable with the amounts due to director. The amounts due from (to) the related entities are as follows as of December 31 (in thousands):

	2015	2014
Full On Entertainment, Ltd	$—	$90
111 Pictures, Ltd	—	(3)
9021GO.com, Inc.	—	19
My Combat Channel, Inc.	—	270
Have Faith Swimwear, LLC	—	5
Battlecam.com, Inc.	—	353
Anakando, Ltd	—	371

	$—	$1,105

In November 2015, the net amount due from related entities of approximately $651,000 was contributed to additional paid-in capital.

Additional paid-in capital

For the years ended December 31, 2015 and 2014, the Director contributed $15,936,000 and $12,003,000, respectively, as additional paid-in capital to fund the Company’s operating deficits in the US operating entities. Also, the Group has advanced cash or paid expenses on behalf of its director for companies owned and operated, in the US, by the director. For the year ended December 31, 2015 and 2014, the amounts totaled $8,018,000 and $5,782,000, respectively.

Services provided by related party

During the year ended December 31, 2015 and 2014, Alki David Productions, an entity owned by the Company’s Chairman and Chief Executive Officer, Alkiviades (Alki) David, performed production services for the Company. The production cost total approximately $300,000 and $78,000, respectively, which has been recorded as additions to intangible – film library.

The Company has contracted with 111 PIX UA to provide services for the development and maintenance of the Company’s technology platform. 111 PIX UA is owned and operated by the Company’s Chief Technology Officer, who is a stockholder of the Company. For the years ended December 31, 2015 and 2014, the Company has paid for these services approximately $1,413,000 and $1,265,000, respectively, which has been charged in platform technology and development expenses. There was no liability due to 111 PIX UA as of December 31, 2015 and 2014.

We have entered into oral, non-exclusive, royalty-free license agreements with each of BattleCam Inc. and HUSA Development Inc., which are owned by Anakando Limited, to stream and digitally distribute their content on our site. To date, no payments have been made to or by us pursuant our license agreements with BattleCam Inc. and HUSA Development Inc. There was no liability due to BattleCam Inc. and HUSA Development Inc. as of December 31, 2015 and 2014.

Note 10 – Commitments and Contingencies

The Company leases its office space and data centers. The lease agreements, which expire at various dates through 2017, are subject to renewal options and provide for payments of taxes, insurance and maintenance. The lease agreements do not contain escalating payment clauses.

Future minimum lease payments under non-cancelable operating leases as of December 31, 2015 are as follows (in thousands):

For years ending December 31	Amount
2016	$445
2017	296

Total minimum future lease payments	$741

Rent expense for the years ended December 31, 2015 and 2014, was approximately $380,000 and $225,000, respectively.

Litigation

From time to time, in the normal course of its operations, the Company is subject to litigation matters and claims, including claims relating to employee relations, business practices and patent infringement. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict and the Company’s view of these matters may change in the future as the litigation and events related thereto unfold. The Company expenses legal fees as incurred. The Company records a liability for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. An unfavorable outcome to any legal matter, if material, could have an adverse effect on the Company’s operations or its financial position, liquidity or results of operations.

The Company has been involved in a lawsuit that was initiated against one of the Company’s subsidiaries for copyright infringement. No loss accrual has been recorded in respect of this lawsuit as the amount of the loss cannot be reasonably estimated. However, for the years ended December 31, 2015 and 2014, the Company has recognized a loss accrual in the amount of $325,000 and $210,000, respectively, related to the contempt for violation of an injunction for two lawsuits filed in 2010.

Note 11 – Stockholders’ Equity (Deficit)

Common Stock

The Company has 100,000,000 shares of $0.001 par value common stock authorized and 37,312,500 shares issued and outstanding as of December 31, 2015 and 2014.

In September 2015, the Majority Stockholder advanced $4,650,000 to the Company. Subsequently, in November 2015, this balance was extinguished in consideration for the issue of 2,831,441 deferred shares priced at £1 per share, in FilmOn.TV UK Ltd, a subsidiary undertaking. These deferred shares do not carry voting rights nor do they provide participatory rights over the decision making of the Company.

In November 2015, the balance of amounts due to director were extinguished in consideration for the issue of 10,222,375 deferred shares priced at £1 per share, in FilmOn.TV UK Ltd, a subsidiary undertaking. These deferred shares do not carry voting rights, they do not provide participatory rights over the decision making of the Company, including receiving notice of or attend or vote at any general meeting of the Company nor are they transferable. Furthermore, a return of capital on liquidation, reduction of capital, dissolution, or winding up of the Company, realisation or otherwise is only received after the first GBP 5 billion is distributed to ordinary shareholders. The Company has not recognised a non-controlling interest due to the non-substantive nature of the rights attached to these deferred shares.

Restricted Stock Awards

A summary of service-based restricted stock awards (“RSAs”) stock compensation activity is as follows:

	Number of Non-Vested RSAs	Weighted Average Grant Date Fair Value per RSA
Non-vested at January 1, 2014	89,844	$0.03
Granted	—	—
Vested	89,844	0.03
Forfeited	—	—

Non-vested at December 31, 2014	—	—
Granted	—	—
Vested	—	—
Forfeited	—	—

Non-vested at December 31, 2015	—	$—

The fair value of the awards was determined by an independent valuation company. The total fair value of shares vested during the year ended December 31, 2015 and 2014 was $0, and $3,000, respectively. Restricted stock awards expense is included in general and administrative expenses.

The RSA’s vested with a certain percentage on the date of grant and the remaining over a service period. The date of grant vesting percentage ranged from 10% to 50%. The remaining amount vested over a service period ranging from 12 to 24 months.

Note 12 – Income Taxes

We file a non-consolidated U.S. federal income tax return. State tax returns are filed on a consolidated, combined or separate basis depending on the applicable laws relating to us and our domestic subsidiaries. Additionally, we file tax returns in the UK. Information on Federal and where applicable state statutory tax rates and also by country are as follows:

United States

FilmOn.TV Networks, Inc. is incorporated in the State of Delaware and is subject to the U.S. federal tax and state statutory tax rates up to 34% and 8.84%, respectively.

United Kingdom

We have three operating subsidiaries in the UK, FilmOn.TV Ltd., FilmOn.TV UK Ltd. and FilmOn Line Marketing Ltd., and are subject to tax rates of 20.25% and 21.5% for the years ended December 31, 2015 and 2014, respectively.

	Net Loss for Year Ended December 31,
	2015	2014
	(in thousands)
United States	$5,614	$4,975
Foreign	3,055	291

Loss before income taxes	$8,669	$5,226

The components of provision for income taxes for all periods presented were as follows:

Year Ended December 31,
	2015	2014
Current tax provision:
Federal	$—	$—
State	—	—
Foreign	—	—

Total current	—	—

Deferred tax provision:
Federal	—	—
State	—	—
Foreign	—	—

Total deferred	—	—

Provision for income taxes	$—	$—

We had no U.S. income taxes related to foreign withholding taxes associated with the repatriation of earnings of foreign subsidiaries due to us incurring losses in our foreign subsidiaries as of December 31, 2015 and 2014. If we have earnings in our foreign subsidiaries, we intend to reinvest these earnings indefinitely in our foreign subsidiaries.

Effective Tax Rate Reconciliation

A reconciliation of the provision for income taxes, with the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows (in thousands):

	Year Ended December 31,
	2015	2014
Expected tax expense at US federal statutory rate of 34%	$(3,045)	$(1,980)
State tax (5.8344% net of federal benefit)	$(308)	$(63)
UK tax rate differential	$419	$355
Effect of change in UK statutory rates	$173	$218
Bargain purchase gain	$(1,508)	$—
Other	$(59)	$22
Change in valuation allowance	$4,328	$1,448

Provision for income taxes	$—	$—

The components of deferred tax assets and liabilities were as follows (in thousands):

	As of December 31,
	2015	2014
Deferred tax assets (liabilities):
Net Operating Losses	$19,575	$15,242
Amortization	248	81
Accruals	129	140
Other	$7	6

Total deferred tax assets	19,959	15,469
Valuation allowance	(19,804)	(15,469)

Deferred tax asset net of valuation allowance	155	—
Depreciation	(155)	—
Bargain purchase gain	(2,816)	—

Total tax liabilities	(2,971)	—

Net deferred tax liabilities	(2,816)	—

We have income tax net operating loss (“NOL’s”) carry-forwards related to our international operations of approximately of $20,679,000, which do not expire. We have income tax net operating loss carry-forwards for US federal and state of California of $37,853,000 and $43,283,000, respectively. Such NOL’s expire between 2031 and 2035. The utilization of these NOLs is dependent upon the Company’s ability to generate sufficient future taxable income in the US and UK where the net operating loss exist. In evaluating our ability to realize the net deferred tax assets, the Company considered all available positive and negative evidence, including its past operating results and the forecast of future market growth, forecasted earnings, future taxable income, and prudent and feasible tax planning strategies. As of December 31, 2015 and 2014, it was considered more likely than not that substantially all deferred tax assets would not be realized, and accordingly an appropriate valuation allowance was recorded.

As of December 31, 2015, Management considered that the Company had no uncertain tax positions affecting its consolidated balance sheet and statement of operations or cash flows, and will continue to evaluate for any uncertain position in future. There are no estimated interest costs and penalties provided in the Company’s consolidated financial statements for the years ended December 31, 2015 and 2014. The Company’s tax positions related to open tax years are subject to examination by the relevant tax authorities.

The Company files income tax returns in the U.S. Federal and various state and local jurisdictions. For Federal income tax purposes, the 2012 and thereafter remain open for examination by the tax authorities under the normal three-year statute of limitations. For state tax purposes, the 2011 through 2014 tax years remain open for examination by the tax authorities under a four-year statute of limitations.

In the UK, the 2014 tax year remains open for examination by the tax authority under the normal one-year statute of limitation from date of submission.

Note 13 – Business Segments and Geographic Information

As of December 31, 2014, the Company operated and internally managed a single operating segment. Accordingly, the Company does not accumulate discrete information with respect to separate product lines and does not have separate reportable segments.

Following the acquisition of CinemaNow as of December 28, 2015, the Company now operates and internally manages two distinct operating segments. The reportable segments are each managed separately because they operate and manage distinct products with different revenue models.

FOTV

FOTV operates an internet-based IPTV platform serving video streams monthly to a global audience who watch the Company’s live programming, linear channels, and on demand movies, documentaries, podcasts, music videos and social TV services. The Company’s programming reaches satellite audiences via DISH Network in the US, Sky in the UK and FreeSat in Europe.

CinemaNow

CinemaNow is an over-the-top provider that enables transactional digital storefronts across multiple territories by managing the entire content supply chain from licensing to encoding, storage, delivery and commerce reporting.

Since the acquisition of CinemaNow was recorded as of December 31, 2015, all operating activity for the years ended December 31, 2015 and 2014 are a result of the FOTV segment. The reportable assets by segment are as follows as of December 31, 2015:

2015
FOTV	$7,547
CinemaNow	16,733

Total assets	$24,280

Geographical information

Total revenues are attributed to a particular geographic area based on the bill-to-location of the customer. The Company operates primarily in four geographic regions: United States of America, United Kingdom, Central Europe and Rest of the world. The following table presents total revenues by geographic regions for the year ended December 31 (in thousands):

	2015	2014
United States	$7,237	$6,500
Central Europe	4,320	4,613
United Kingdom	1,081	1,560
Rest of world	494	866

	$13,132	$13,539

Note 14 – Subsequent Events

OV Guide Inc. Acquisition

On March 8, 2016, we completed the acquisition of OVGuide Inc. (“OVG”). For accounting purposes, we had effective control of OVG on February 29, 2016. Founded in 2006, OVG is a privately held company where users can search and discover video content on the internet. Also headquartered in Los Angeles, California, we believe this deal enables the Company to broaden its content offering by leveraging the innovative video search technology employed by OVG.

The acquisition took place using a statutory merger instrument which involved the Company issuing 1,007,814 shares of the Company’s common stock in exchange for 100% of the outstanding share capital and eligible share options in OVG, which subsequently became a wholly owned subsidiary of the Company. The Company is in the process of determining the fair value of the assets and liabilities acquired in accordance with ASC 805. The following information is based on management’s estimate.

The Company has estimated the fair value at the consideration due; subject to the contingent payments, (see below), as follows (in thousands):

Estimated fair value of shares issued	$8,063
Estimated fair value of stock options purchased	903
Estimated cash acquired	(51)

Purchase price	$8,915

Fair value of shares issued

The Company has estimated the fair value of the shares to be $8 per share for a total estimated value of $8,063,000. Of the total shares issuable, 100,782 shares are being held in an escrow (“Hold-Back Participants”). The Hold-Back Participants are being retained for indemnity obligations. Of the total Hold-Back Participants 50,391 will be released on the six-month anniversary of the acquisition and the remaining 50,391 will be released on the one-year anniversary of the acquisition.

Fair value of stock options purchased

In accordance with the merger agreement, the Company was required to replace, with the Company’s stock options, the outstanding stock options, which were in the money, of OVG as of the date of the merger. As of the acquisition date, OVG had a total of 5,620,500 stock options, in the money, outstanding. Of the total stock options outstanding 5,135,823 options were vested. The value of the vested option was estimated to be $903,000. The Company has attributed the $903,000 as a component of the purchase price. The remaining value of the outstanding stock options will be treated as post-merger compensation. The Company estimated the value of the stock options using the Black-Scholes option pricing formula.

Bonus Shares

The Company is obligated to issue shares of the Company’s common stock for an aggregate fair value of $800,000 as a bonus to key management (“Bonus Shares”). The Bonus Shares Plan will provide that (i) Bonus Shares will vest one year following closing, provided that the key employee remains employed by the Company or one the Company’s affiliates, except that the Bonus Shares will fully vest in the event of a termination of a key employee’s employment without cause; (ii) the Bonus Share, to the extent vested, shall be settled in shares of the Company’s common stock on the one year anniversary of the closing; and (iii) any Bonus Shares forfeited as a result of not vesting may be reallocated among the key employees within one year following the closing by mutual agreement between the chief executive officer of the Company and the chief executive officer of the OVG. The Company has determined that the bonus shares are post-merger compensation, as such, the bonus shares will be accounted for in accordance with ASC 718 Compensation – Stock Compensation and charged to income over the period earned.

Purchase price adjustment

The acquisition agreement sets out a formula for issuing additional shares to the OVG shareholders if the Company does not succeed in having successful initial public offering (“IPO”) of its shares, with the US

Securities and Exchange Commission, within twelve-months of the closing date. Also, if the share price, in the IPO, is less than $8, there is a formula for additional shares to the OVG shareholders, as follows:

(a)	Upon the effectiveness of an IPO of Company that is consummated on or before the one-year anniversary of the closing, if the initial price to public of the Company’s common stock in the IPO is less than the Company’s common stock (Cash) value per share, then Company shall issue additional shares of Company’s common stock to the Holdback Participants, Option holders and Bonus Recipients (with each Holdback Participant, Option holder and Bonus Recipient having the right to receive such person’s Pro Rata Portion of such aggregate number of shares of the Company’s common stock), for no additional consideration), equal to (i) the quotient of (1) $10,000,000 divided by (2) the IPO True-Up Price (as defined below), minus (ii) the quotient of (1) $10,000,000 divided by (2) the Company’s common stock (cash) value per share. For purposes hereof, “IPO True-Up Price” means a price per share calculated by dividing the pre-money valuation of the Company for purposes of the IPO by the Company’s fully diluted capitalization immediately prior to the IPO; provided, that the IPO True-Up Price shall not exceed the Company’s common stock (cash) value per share and shall not be less than the price per share obtained by dividing $200,000,000 by the Company’s fully diluted capitalization immediately prior to the IPO.

(b)	If the Company does not consummate an IPO on or before the one-year anniversary of the closing, then the Company shall issue additional shares of the Company’s common stock to the Holdback Participants, Option Holders and Bonus Recipients (with each Holdback Participant, Option holder and Bonus Recipient having the right to receive such person’s Pro Rata Portion of such aggregate number of shares of the Company’s common stock), for no additional consideration, equal to (i) the quotient of (1) $10,000,000 divided by (2) the Alternative True-Up Price (as defined below), minus (ii) the quotient of (1) $10,000,000 divided by (2) the Company’s common stock (cash) value per share. For purposes hereof, “Alternative True-Up Price” means a price per share calculated by dividing $250,000,000 by the Company’s fully diluted capitalization on the first day following the one-year anniversary of the closing.

Purchase Price Allocation

The Company negotiated the purchase price based on the expected cash flows to be derived from their operations after integration into the Company’s existing distribution, production and service networks. The acquisition purchase price is allocated on a preliminary basis based on the fair values of the assets acquired and liabilities assumed, which are based on management estimates and third-party appraisals. The following table summarizes (in thousands) the preliminary fair values of the assets acquired and liabilities assumed related to the acquisition:

Current assets		$468
Property and equipment		12
Other assets		8
Intangible assets:
Trade name	500
Customer relationships	4,200
Developed technology	1,300	6,000

Current liabilities		(498)
Notes payable		(100)
Deferred tax liability		(2,390)
Goodwill		5,415

Purchase price		$8,915

Intangible Assets

The developed technology intangible assets relate to OVG’s products across all of their product lines that have reached technological feasibility, primarily the technology to operate the Company’s website. Customer relationships represent existing contracted relationships with affiliate marketing partners. The estimated lives of each component is as follows:

Intangible Asset	Life in Years
Trade name	10
Customer relationships	6
Developed technology	8

The estimated fair values of the identifiable intangible assets, which include developed technology, trade name and customer relationships were primarily determined using either the relief-from-royalty or excess earnings methods. The rates utilized to discount net cash flows to their present values ranged from 24.5%-25.9% and were determined after consideration of the overall enterprise rate of return and the relative risk and importance of the assets to the generation of future cash flows. The estimated fair values of the studio relationships and content library were determined under the cost method.

The Company did not record any in process research and development assets as OVG’s major technology projects are either substantially complete or primarily represent improvements and additional functionality to existing products for which a substantial risk of completion does not exist.

Developed technology, trade names and customer relationships will be amortized on a straight-line basis over their estimated useful lives.

Deferred Tax Liability

The Company has recorded a deferred tax liability for the difference between the book and tax basis of the intangible assets.

Hologram Acquisition

In April 2016, the Company formed a wholly owned subsidiary Hologram USA FOTV Production Inc. (“Hologram”) as a vehicle to enter into a transaction with HUSA Development Inc. (“HUSA”), a company owned by the majority shareholder of the Company. Hologram acquired the net assets and liabilities of HUSA’S Holographic Projection System installation business (the “Business”), which constitute a business, as defined by ASC 805. The Business relates to the use of certain technology for projecting hologram images. The Business installs the projection equipment, on a permanent basis, in facilities that desire the ability to project hologram content. The purchase price is equal to the net book value of the Business, as defined by GAAP. The net book value has been estimated to be approximately $1,150,000, subject to final audited financial statements of the Business. The purchase price is due and payable within thirty-six months from May 11, 2016. Since the transaction is between entities under common control, the Company will account for the transaction on a carryover basis, and as such, financial statements will be revised to represent the new business, during the quarter ended June 30, 2016, when the transaction becomes effective, on a pooling of interest basis to include the Business from its date of inception in November 2015.

In conjunction with the acquisition of the Business, Hologram and HUSA have entered into an exclusive distribution agreement for Hologram to control the sales, licensing, distribution and other commercial exploitation of holograms owned by HUSA. The term of the distribution agreement is five years, with successive one-year extensions unless written notice of termination by either party. The parties will share, in equal proportion, the net revenues from all exploitation of the holograms. Net revenues is defined as the gross revenue less all direct costs and expenses incurred by Hologram in the distribution and commercial exploitation of the holograms.

Issuance of preferred stock

On May 2, 2016, we received gross proceeds of $2,214,394 from a private placement of our series A preferred stock (the “2016 Private Placement”), convertible into 345,997 shares of our common stock, and warrants to purchase 51,894 shares of common stock, pursuant to the terms of a Securities Purchase Agreement with a small number of accredited investors. We subsequently received on June 24, 2016, an additional $225,600 in gross proceeds from the sale of our series A preferred stock, convertible into 35,250 shares of our common stock, and warrants to purchase 5,287 shares of common stock, in a second closing of the 2016 Private Placement. The series A preferred stock is convertible into shares of common stock automatically upon the initial closing of this offering. The conversion price of the series A preferred stock is $6.40 per share, representing a 20% discount to the initial public offering price per share in this offering. The conversion price is subject to adjustment if at any time during the period commencing on the closing date of this offering and ending on the first anniversary of that date, we issue in a financing additional shares of common stock or other equity or equity linked securities that exceed an aggregate of 10,000 shares at a purchase, conversion or exercise price less than $6.40 per share. In any such case, we have agreed to issue additional shares of common stock to the investors so that the effective purchase price per share in the 2016 Private Placement is the same per share purchase, conversion or exercise price of such additional shares.

Issuance of warrants

As of June 30, 2016, there were warrants to purchase 76,108 shares of our common stock outstanding (inclusive of warrants issued to the placement agent), which were sold in connection with the 2016 Private Placement. Each investor was issued, for no additional consideration, a three-year warrant to purchase a number of shares of our common stock as was equal to 15% of the number of shares into which the series A preferred stock purchased is convertible. The warrants are exercisable commencing upon the closing date of the Company’s initial public offering. The warrants have an exercise price equal to $8.00 per share, the initial public offering price per share in this offering.

We have agreed to sell to the underwriters, for nominal consideration, warrants to purchase 175,000 shares (if the minimum number of shares is sold) to 262,500 shares (if the maximum number of shares is sold) of our common stock as additional consideration to the underwriters in this offering. In addition, we have granted the underwriters “piggyback” registration rights with respect to the underlying shares.

Issuance of common stock

During the three-month period ended March 31, 2016, the Majority Shareholder purchased from the Company 636,125 shares of the Company’s common stock. The purchase price was $8.00 per share for an aggregate purchase price of approximately $5,089,000. The shares were issued in April 2016.

For the period from April 1, 2016 through June 30, 2016, the Majority Shareholder purchased from the Company 193,750 shares of the Company’s common stock. The purchase price was $8.00 per share for an aggregate purchase price of approximately $1,550,000.

FOTV Media Networks Inc.

Condensed Consolidated Balance Sheets

(in thousands, except for share amounts and par value amounts)

	March 31, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,488	$659
Accounts receivable, net	2,054	3,190
Advances to related entities	588	—
Inventory	71	12
Current prepaid content library, net	17	230
Other current assets	1,368	919

Total current assets	5,586	5,010
Non-current prepaid content library, net	312	234
Property and equipment, net	1,321	1,386
Film library, net	1,744	1,723
Intangibles	21,127	15,900
Goodwill	5,415	—
Other non-current assets	23	27

Total assets	$35,528	$24,280

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other current liabilities, including related parties	$10,068	$9,293
Deferred Revenue	227	230
Notes payable – related parties	100	—
Deferred tax liability – current portion	325	176

Total current liabilities	10,720	9,699
Deferred tax liability, less current portion	4,825	2,640

Total liabilities	15,545	12,339

Commitments and contingencies
Stockholders’ equity:
Common Stock, $0.001 par value; 38,956,412 and 37,312,500 shares issued and outstanding	39	37
Additional paid-in capital	83,131	68,979
Accumulated deficit	(63,432)	(57,402)
Accumulated other comprehensive income	245	327

Total stockholders’ equity	19,983	11,941

Total liabilities and stockholders’ equity	$35,528	$24,280

The accompanying notes are an integral part of these condensed consolidated interim financial statements

FOTV Media Networks Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except for share and per share amounts)

	For the three months ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)
Revenues	$3,489	$2,236
Cost of revenues	(3,864)	(2,628)
Platform technology and development expenses	(535)	(396)
Depreciation expenses	(1,167)	(353)
General and administrative expenses	(4,009)	(2,462)

Loss before income taxes	(6,086)	(3,603)
Provision for income taxes	56	—

Net loss	(6,030)	(3,603)
Other comprehensive income
Foreign currency translation (loss) gain	(82)	579

Comprehensive loss	$(6,112)	$(3,024)

Net loss per share – basic and diluted	$(0.16)	$(0.08)

Weighted-average common shares outstanding Basic and diluted	37,784,441	37,312,500

The accompanying notes are an integral part of these condensed consolidated interim financial statements

FOTV Media Networks Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the three months ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net Loss	$(6,030)	$(3,603)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Additions to prepaid content library	(40)	(197)
Depreciation and amortization expense	1,275	393
Stock option expense	99	—
Deferred tax liability	(56)	—
Changes in operating assets and liabilities:
Account receivable	1,503	4,777
Inventory	(59)	—
Other current assets	(446)	(19)
Other assets	10	—
Accounts payable and other current liabilities	305	(277)
Deferred Revenue	(2)	21

Net Cash (Used in) Provided by Operating Activities	(3,441)	1,095

Cash Flows From Investing Activities:
Purchase of property and equipment	(234)	(116)
Additions to intangible – film library	(53)	(101)
Advances to related parties	(588)	(55)
Cash paid for acquisition, net of cash received	51	—

Net Cash Used in Investing Activities	(824)	(272)

Cash Flows From Financing Activities:
Issuance of common stock for cash	5,089	—
Capital contribution from stockholder	—	1,723
Capital distributions to stockholder	—	(1,520)
Proceeds from issuance of notes payable	—	516
Advances from director, net	—	303

Net Cash Provided by Financing Activities	5,089	1,022

Net Increase in cash and cash equivalents	824	1,845
Effect of exchange rate differences on cash and cash equivalents	5	74
Cash and cash equivalents, Beginning of Period	659	360

Cash and cash equivalents, End of Period	$1,488	$2,279

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

Noncash investing and financing activities:
Shares of common stock for acquisition of OVG	$8,063	$—

The accompanying notes are an integral part of these condensed consolidated interim financial statements

FOTV Media Networks Inc.

Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Three Months Ended March 31, 2016

(Unaudited)

(in thousands, except for share amounts)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Stockholders’ Equity (Deficit)
	Shares	Amount
January 1, 2016	37,312,500	$37	$68,979	$(57,402)	$327	$11,941
Issuance of common stock	636,096	1	5,088	—	—	5,089
Issuance of common stock for acquisition	1,007,816	1	8,062	—	—	8,063
Fair value of stock options issued for acquisition	—	—	903	—	—	903
Equity securities, compensation expense	—	—	99	—	—	99
Foreign currency translation adjustment	—	—	—	—	(82)	(82)
Net loss	—	—	—	(6,030)	—	(6,030)

March 31, 2016	38,956,412	$39	$83,131	$(63,432)	$245	$19,983

The accompanying notes are an integral part of these condensed consolidated interim financial statements

FOTV Media Networks Inc.

Notes to the Unaudited Condensed Consolidated Financial Statements

For the Three Months March 31, 2016 and 2015

Note 1 – Basis of Presentation

Nature of operations

FOTV Media Networks Inc. (the “Company”, “we”, “our”, “us”, or the “Group”) was founded in the United Kingdom (“UK”) in 2007 and began operations in the United States (“US”) in 2010. The Company operates an internet-based IPTV platform serving video streams monthly to a global audience who watch the Company’s live programming, 700 linear channels, 90,000 on demand movies, documentaries, podcasts, music videos and social TV services. The Company’s programming reaches satellite audiences via DISH Network in the US, Sky in the UK and FreeSat in Europe. In April 2016 the Company changed its name from FilmOn.TV Networks Inc. to FOTV Media Networks Inc.

Basis of Presentation

The accompanying interim condensed consolidated financial statements as of March 31, 2016 and for the three months ended March 31, 2016 and 2015 are unaudited. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the Company’s financial position as of March 31, 2016, results of operations for the three months ended March 31, 2016 and 2015, and cash flows for the three months ended March 31, 2016 and 2015. The Company’s results for an interim period are not necessarily indicative of the results that may be expected for the year.

Although the Company believes that all adjustments necessary for a fair presentation of the interim periods presented are included and that the disclosures are adequate, these condensed consolidated financial statements and notes thereto are unaudited and should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2015 included in this prospectus. The accompanying balance sheet at December 31, 2015 has been derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles in the United States of America.

The interim condensed consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets, and the satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern (see Note 1—Going Concern).

Reverse Stock Split

On November 10, 2015, our Board of Directors and the holder of a majority of the outstanding shares of our common stock approved an amendment to our certificate of incorporation to effect a 0.375-for-1 reverse stock split of our outstanding common stock and authorized our executive officers to implement such reverse stock split at such time as they deem advisable. In February 2016, the executive officers, implemented the reverse stock split decreasing the Company’s common stock outstanding from 99,500,000 shares to 37,312,500 shares. As such all share and per share numbers have been adjusted to reflect the reverse stock split.

Going Concern

The accompanying condensed consolidated interim financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced recurring losses since its inception. The Company incurred a net loss of $6,030,000 and used $3,441,000 in cash from operations during Q1 2016, and had an accumulated deficit of $63,432,000 as of March 31, 2016. Since inception, the Company has financed its activities principally from regular financing injections from its shareholder. Management expects to incur additional losses and cash outflows in the foreseeable future in connection with development of its operating activities.

The Company’s consolidated financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a consolidated net loss of approximately $6.0 million for the three months ended March 31, 2016.

The Company is subject to a number of risks similar to those of other similar stage companies, including dependence on key individuals, successful development, marketing and branding of products; uncertainty of product development and generation of revenues; dependence on outside sources of financing; risks associated with research, development; dependence on third-party content providers, suppliers and collaborators; protection of intellectual property; and competition with larger, better-capitalized companies. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfil its development activities and generating a level of revenues adequate to support the Company’s cost structure. To support the Company’s financial performance, management has undertaken several initiatives, including the raising of additional financing subsequent to the period end:

In December 2015 and February 2016, we made strategic acquisitions of businesses in order to increase our ability to generate future cash flows and enhance product offerings.

In May 2016 and June 2016, the Company raised $2.5 million through a private placement via the accelerated book-building procedure. The private placement has allowed the Company to place 381,000 new Series A Convertible Preferred Stock (see Note 6).

In quarter 2, 2016, the majority shareholder purchased 193,750 shares of common stock for a purchase price of $1.6 million (see Note 6).

There can be no assurance however that such financing will be available in sufficient amounts, when and if needed, on acceptable terms or at all. If results of operations for 2016 do not meet management’s expectations, or additional capital is not available, management believes it has the ability to reduce certain expenditures. The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s products, the quality of product development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern through its major shareholder, or through other avenues.

Goodwill

Goodwill is not subject to amortization and is tested for impairment annually and whenever events or changes in circumstances indicate that impairment may have occurred. Management has established the last day of its year end as the date of our annual goodwill and indefinite-lived intangible asset impairment assessment. Impairment testing is performed for each of our reporting units. We compare the carrying value of a reporting unit, including goodwill, to the fair value of the unit. Carrying value is based on the assets and liabilities associated with the operations of that reporting unit, which often requires allocation of shared or corporate items among reporting units. If the carrying amount of a reporting unit exceeds its fair value, we revalue all assets and liabilities of the reporting unit, excluding goodwill, to determine if the fair value of the net assets is greater than the net assets including goodwill. If the fair value of the net assets is less than the carrying amount of net assets including goodwill, impairment has occurred. Our estimates of fair value are determined based on a discounted cash flow model. Growth rates for sales and profits are determined using inputs from our long-range planning process. We also make estimates of discount rates, perpetuity growth assumptions, market comparables, and other factors.

Note 2 – Acquisition

OV Guide Inc. Acquisition

On March 8, 2016, we completed the acquisition of OVGuide Inc. (“OVG”). For accounting consideration, we had effective control of OVG on February 29, 2016. Founded in 2006, OVG is a privately held company where users can search and discover video content on the internet. Also headquartered in Los Angeles, California, we believe this deal enables the Company to broaden its content offering by leveraging the innovative video search technology employed by OVG.

The acquisition took place using a statutory merger instrument which involved the Company issuing 1,007,816 shares of the Company’s common stock in exchange for 100% of the outstanding share capital and eligible share options in OVG, which subsequently became a wholly owned subsidiary of the Company. The Company is in the process of determining the fair value of the assets and liabilities acquired in accordance with ASC 805. The following information is based on management’s estimate.

The Company has estimated the fair value at the consideration due; subject to the contingent payments, (see below), as follows (in thousands):

Estimated fair value of shares issued	$8,063
Estimated fair value of stock options purchased	903
Estimated cash acquired	(51)

Purchase price	$8,915

Fair value of shares issued

The Company has estimated the fair value of the shares to be $8 per share for a total estimated value of $8,063,000. Of the total shares issuable, 100,782 shares are being held in an escrow (“Hold-Back Participants”). The Hold-Back Participants are being retained for indemnity obligations. Of the total Hold-Back Participants 50,391 will be released on the six-month anniversary of the acquisition and the remaining 50,391 will be released on the one-year anniversary of the acquisition.

Fair value of stock options purchased

In accordance with the merger agreement, the Company was required to replace, with the Company’s stock options, the outstanding stock options, which were in the money, of OVG as of the date of the merger. As of the acquisition date, OVG had a total of 5,620,500 stock options, in the money, outstanding. Of the total stock options outstanding 5,135,823 options were vested. The value of the vested option was estimated to be $903,000. The Company has attributed the $903,000 as a component of the purchase price. The remaining value of the outstanding stock options will be treated as post-merger compensation and be charged to income over the vesting period of one year. The Company estimated the value of the stock options to be approximately $259,000 using the Black-Scholes option pricing formula.

Bonus Shares

The Company is obligated to issue shares of the Company’s common stock for an aggregate fair value of $800,000 as a bonus to key employees (“Bonus Shares”). The Bonus Shares Plan will provide that (i) Bonus Shares will vest one year following closing, provided that the key employee remains employed by the Company or one the Company’s affiliates, except that the Bonus Shares will fully vest in the event of a termination of a key employee’s employment without cause; (ii) the Bonus Share, to the extent vested, shall be settled in shares of the Company’s common stock on the one year anniversary of the closing; and (iii) any Bonus Shares forfeited as a result of not vesting may be reallocated among the key employees within one year following the closing by mutual agreement between the chief executive officer of the Company and the chief executive officer of the OVG. The Company has determined that the bonus shares are post-merger compensation, as such, the bonus shares will be accounted for in accordance with ASC 718 Compensation – Stock Compensation and charged to income over the period earned.

Purchase price adjustment

The acquisition agreement sets out a formula for issuing additional shares to the OVG shareholders if the Company does not succeed in having a successful initial public offering (“IPO”) of its shares, with the US Securities and Exchange Commission, within twelve-months of the closing date. Also, if the share price, in the IPO, is less than $8, there is a formula for additional shares to the OVG shareholders, as follows:

(a)	Upon the effectiveness of an IPO of Company that is consummated on or before the one-year anniversary of the closing, if the initial price to public of the Company’s common stock in the IPO is less than the Company’s common stock (Cash) value per share, then Company shall issue additional shares of Company’s common stock to the Holdback Participants, Option holders and Bonus Recipients (with each Holdback Participant, Option holder and Bonus Recipient having the right to receive such person’s Pro Rata Portion of such aggregate number of shares of the Company’s common stock), for no additional consideration), equal to (i) the quotient of (1) $10,000,000 divided by (2) the IPO True-Up Price (as defined below), minus (ii) the quotient of (1) $10,000,000 divided by (2) the Company’s common stock (cash) value per share. For purposes hereof, “IPO True-Up Price” means a price per share calculated by dividing the pre-money valuation of the Company for purposes of the IPO by the Company’s fully diluted capitalization immediately prior to the IPO; provided, that the IPO True-Up Price shall not exceed the Company’s common stock (cash) value per share and shall not be less than the price per share obtained by dividing $200,000,000 by the Company’s fully diluted capitalization immediately prior to the IPO.

(b)	If the Company does not consummate an IPO on or before the one-year anniversary of the closing, then the Company shall issue additional shares of the Company’s common stock to the Holdback Participants, Option Holders and Bonus Recipients (with each Holdback Participant, Option holder and Bonus Recipient having the right to receive such person’s Pro Rata Portion of such aggregate number of shares of the Company’s common stock), for no additional consideration, equal to (i) the quotient of (1) $10,000,000 divided by (2) the Alternative True-Up Price (as defined below), minus (ii) the quotient of (1) $10,000,000 divided by (2) the Company’s common stock (cash) value per share. For purposes hereof, “Alternative True-Up Price” means a price per share calculated by dividing $250,000,000 by the Company’s fully diluted capitalization on the first day following the one-year anniversary of the closing.

The Company’s management has evaluated the above provision and determined the provision to be a free-standing derivate instrument in accordance with ASC 815 - Derivatives and Hedging. As such, the Company will fair value the instrument, each reporting period, with the fair value adjustment to the statement of operations. At issuance date the fair value of the derivative was $nil, and at March 31, 2016, the fair value of the derivative was also estimated by management to be $nil.

Purchase Price Allocation

The Company negotiated the purchase price based on the expected cash flows to be derived from their operations after integration into the Company’s existing distribution, production and service networks. The acquisition purchase price is allocated on a preliminary basis based on the fair values of the assets acquired and liabilities assumed, which are based on management estimates and third-party appraisals. The following table summarizes (in thousands) the preliminary fair values of the assets acquired and liabilities assumed related to the acquisition:

Current assets		$468
Property and equipment		12
Other assets		8
Intangible assets:
Trade name	500
Customer relationships	4,200
Developed technology	1,300	6,000

Current liabilities		(498)
Notes payable		(100)
Deferred tax liability		(2,390)
Goodwill		5,415

Purchase price		$8,915

Intangible Assets

The developed technology intangible assets relate to OVG’s products across all of their product lines that have reached technological feasibility, primarily the technology to operate the Company’s website. Customer relationships represent existing contracted relationships with affiliate marketing partners. The estimated lives of each component is as follows:

Intangible Asset	Life in Years
Trade name	10
Customer relationships	6
Developed technology	8

The estimated fair values of the identifiable intangible assets, which include developed technology, trade name and customer relationships were primarily determined using either the relief-from-royalty or excess earnings methods. The rates utilized to discount net cash flows to their present values ranged from 24.5%-25.9% and were determined after consideration of the overall enterprise rate of return and the relative risk and importance of the assets to the generation of future cash flows. The estimated fair values of the studio relationships and content library were determined under the cost method.

The Company did not record any in process research and development assets as OVG’s major technology projects are either substantially complete or primarily represent improvements and additional functionality to existing products for which a substantial risk of completion does not exist.

Developed technology, trade names and customer relationships will be amortized on a straight-line basis over their estimated useful lives.

Deferred tax liability

The Company has recorded a deferred tax liability for the difference between the book and tax basis of the intangible assets.

Unaudited Pro forma operating results

The following unaudited pro forma information presents the combined results of operations as if the acquisition had been completed on January 1, 2015, the beginning of the comparative interim reporting period. The unaudited pro forma results include amortization associated with preliminary estimates for the acquired intangible assets on these unaudited pro forma adjustments.

The unaudited pro forma results do not reflect any cost saving synergies from operating efficiencies or the effect of the incremental costs incurred in integrating the two companies. Accordingly, these unaudited pro forma results are presented for informational purpose only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the acquisition had occurred at the beginning of the period presented, nor are they indicative of future results of operations (in thousands):

	Three Months Ended March 31,
	2016	2015
Revenues	$3,847	$6,624

Net Loss	$(6,541)	$(4,187)

Basic and diluted loss per share	(0.17)	(0.11)

Note 3 – Related Parties

During the normal course of business, the Group enters into various transactions with both Anakando Limited and other related parties whereby the Company or the related parties pay expense on behalf of the other company. As of March 31, 2016, the net balance due from the related parties (ETV, Inc., Hologram USA Production Inc., Alki David Productions, Inc. and Hologram USA, Inc.) was approximately $588,000.

Notes Payable – related parties

Notes payable to related parties consisted of the following as of March 31, 2016

$50,000 note payable to a shareholder of the Company, dated December 31, 2011 and due within 24 months of shareholder’s conversion of their preferred shares into common shares, interest at 2.38% per annum	$50,000
$25,000 note payable to a shareholder of the Company, various dates, due on demand, interest at 2.38% per annum	25,000
$25,000 note payable to a shareholder of the Company, various dates, due on demand, interest at 2.38% per annum	25,000

Total notes payable	$100,000

Services provided by related party

During the three months ended March 31, 2016 and 2015, Alki David Productions, an entity owned by the Company’s Chairman and Chief Executive Officer, Alkiviades (Alki) David, performed production services for the Company. The production cost totaled approximately $38,000 and $102,000, respectively, which has been recorded as additions to intangible – film library.

The Company has contracted with 111 PIX UA to provide services for the development and maintenance of the Company’s technology platform. 111 PIX UA is owned and operated by the Company’s Chief Technology Officer, who is a stockholder of the Company. For the three months ended March 31, 2016 and 2015, the

Company has paid for these services approximately $426,000 and $360,000, respectively, which has been charged in platform technology and development expenses. There was no liability due to 111 PIX UA as of March 31, 2016 and 2015, respectively.

Note 4 – Stockholders’ Equity

For the three months ended March 31, 2016, the Director contributed $5,089,000 to fund the Company’s operating deficits. The Company issued to the Director 636,096 shares of the Company’s common stock at a value of $8.00 per share as settlement for the contribution.

Stock Options

In conjunction with the acquisition of OVG, the Company was required to issue stock options to purchase 5,620,500 shares of the Company’s common stock (“Options”). The Options were issued to the OVG employees who held OVG stock option that were vested and in-the-money at the date of the acquisition. The Options have a strike price of $2.0503, expire three months from the date the employee terminates employment with the Company. The Options shall vest 50% on the six-month anniversary of the Closing, and the remaining 50% shall vest in equal monthly installments over the six months thereafter. As of March 31, 2016, none of the options were vested, the weighted average fair value was approximately $0.21 per option for a total aggregate fair value of approximately $1,162,000.

During the three months ended March 31, 2016, the Company expensed approximately $32,000.

Note 5 – Business Segments and Geographic Information

As of December 31, 2014, the Company operated and internally managed a single operating segment. Accordingly, as of such time the Company did not accumulate discrete information with respect to separate product lines and does not have separate reportable segments.

Following the acquisition of CinemaNow on December 28, 2015 and OVG on February 29, 2016, the Company now operates and internally manages three distinct operating segments. The reportable segments are each managed separately because they operate and manage distinct products with different revenue models.

FOTV

FOTV operates an internet-based IPTV platform serving video streams monthly to a global audience who watch the Company’s live programming, linear channels, and on demand movies, documentaries, podcasts, music videos and social TV services. The Company’s programming reaches satellite audiences via DISH Network in the US, Sky in the UK and FreeSat in Europe.

CinemaNow

CinemaNow is an over-the-top provider that enables transactional digital storefronts across multiple territories by managing the entire content supply chain from licensing to encoding, storage, delivery and commerce reporting.

OVG

OVG is the comprehensive guide that facilitates the discovery, and consumption, of online video. OVG cross platform service has millions of monthly users globally across desktop, mobile web, iOS, Android and Roku. The OVG portal provides millions of ad supported videos across over 20 categories, but is focused on Movies and TV shows. OVG provides this service with a robust, automated, cloud based infrastructure that includes a comprehensive OTT data set, a streaming video platform that supports OVG and third party applications, and proprietary tagging technology.

Since the acquisition of CinemaNow was recorded as of December 31, 2015 and OVG was recorded as of February 29, 2016, all operating activity for the three months March 31, 2015 are a result of the FOTV segment. The reportable operations by segment are as follows for the three months ended March 31, 2016:

	FOTV	CinemaNow	OVG	Consolidated
Revenues	$1,550	$1,712	$227	$3,489
Loss before income taxes	$(4,295)	$(1,464)	$(327)	$(6,086)

Total segment assets as of March 31, 2016:

FOTV	$8,504
OVGuide	11,909
CinemaNow	15,115

Total assets	$35,528

Geographical information

Total revenues are attributed to a particular geographic area based on the bill-to-location of the customer. The Company operates primarily in four geographic regions: North America, United Kingdom, Central Europe and Rest of the world. The following table presents total revenues by geographic regions for the three months ended March 31 (in thousands):

	2016	2015
North America	$2,639	$588
Central Europe	434	851
United Kingdom	292	761
Rest of world	124	36

	$3,489	$2,236

For each of the three months ended March 31, 2016 and 2015, the Company had one customer whose revenue was approximately 12% of total revenue.

Note 6 – Subsequent Events

Hologram Acquisition

In April 2016, the Company formed a wholly owned subsidiary Hologram FOTV Production Inc. (“Hologram”) as a vehicle to enter into a transaction with HUSA Development Inc. (“HUSA”), a company owned by the majority shareholder of the Company. Hologram acquired the net assets and liabilities of HUSA’S Holographic Projection System installation business (the “Business”), which constitute a business, as defined by ASC 805. The Business relates to the use of certain technology for projecting hologram images. The Business installs the projection equipment, on a permanent basis, in facilities that desire the ability to project hologram content. The purchase price is equal to the net book value of the Business, as defined by GAAP. The net book value has been estimated to be approximately $1,150,000, subject to final audited financial statements of the Business. The purchase price is due and payable within thirty-six months from May 11, 2016. Since the transaction is between entities under common control, the Company will account for the transaction on a carryover basis, and as such, financial statements will be revised to represent the new business, during the quarter ended June 30, 2016, when the transaction becomes effective, on a pooling of interest basis to include the Business from its date of inception in November 2015.

In conjunction with the acquisition of the Business, Hologram and HUSA have entered into an exclusive distribution agreement for Hologram to control the sales, licensing, distribution and other commercial exploitation of holograms owned by HUSA. The term of the distribution agreement is five years, with successive one-year extensions unless written notice of termination by either party. The parties will share, in equal proportion, the net revenues from all exploitation of the holograms. Net revenues is defined as the gross revenue less all direct costs and expenses incurred by Hologram in the distribution and commercial exploitation of the holograms.

Issuance of Series A Preferred Stock

On May 2, 2016, we received gross proceeds of $2,214,394 from a private placement of our series A preferred stock (the “2016 Private Placement”), convertible into 345,997 shares of our common stock, and warrants to purchase 51,894 shares of common stock, pursuant to the terms of a Securities Purchase Agreement with a small number of accredited investors. We subsequently received on June 24, 2016, an additional $225,600 in gross proceeds from the sale of our series A preferred stock, convertible into 35,250 shares of our common stock, and warrants to purchase 5,287 shares of common stock, in a second closing of the 2016 Private Placement. The series A preferred stock is convertible into shares of common stock automatically upon the initial closing of this offering. The conversion price of the series A preferred stock is $6.40 per share, representing a 20% discount to the initial public offering price per share in this offering. The conversion price is subject to adjustment if at any time during the period commencing on the closing date of this offering and ending on the first anniversary of that date, we issue in a financing additional shares of common stock or other equity or equity linked securities that exceed an aggregate of 10,000 shares at a purchase, conversion or exercise price less than $6.40 per share. In any such case, we have agreed to issue additional shares of common stock to the investors so that the effective purchase price per share in the 2016 Private Placement is the same per share purchase, conversion or exercise price of such additional shares.

Issuance of common stock

For the period from April 1, 2016 through June 16, 2016, the Majority Shareholder purchased from the Company 193,750 shares of the Company’s common stock. The purchase price was $8.00 per share for an aggregate purchase price of approximately $1,550,000.

LICHTER, YU AND ASSOCIATES, INC.

CERTIFIED PUBLIC ACCOUNTANTS

16133 VENTURA BLVD., SUITE 450

ENCINO, CALIFORNIA 91436

TEL (818)789-0265 FAX (818) 789-3949

INDEPENDENT AUDITOR’S REPORT

Management and Members of

Reliance Majestic Holdings, LLC

Beverly Hill, California

Report on the Financial Statements

We have audited the accompanying consolidated balance sheets of Reliance Majestic Holdings, LLC as of December 31, 2015 and 2014 and the related statements of operations, changes in members’ interest and cash flows for each of the two years in the period ended December 31, 2015.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Reliance Majestic Holdings, LLC at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has negative working capital that raises a substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Lichter, Yu and Associates, Inc.

Encino, California

June 23, 2016

Reliance Majestic Holdings, LLC

Consolidated Balance Sheet

(in thousands)

	As of December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$120	$3,331
Accounts receivable, net	594	2,318
Other receivables	575	401
Other current assets	16	34

Total current assets	1,305	6,084

Property and equipment, net	110	185
Intangible assets	11,567	16,780
Note receivable – related party	—	300

Total assets	$12,982	$23,349

Liabilities and Members’ Interests
Current liabilities
Accounts payable and accrued expenses	$5,931	$7,855
Note payable	2,000	—

Total current liabilities	7,931	7,855

Note payable	—	2,000

Total liabilities	7,931	9,855

Commitments and contingencies	—	—

Members’ Interest	5,051	13,494

Total liabilities and members’ interest	$12,982	$23,349

The accompanying notes are an integral part of these consolidated financial statements

Reliance Majestic Holdings, LLC

Consolidated Statements of Operations

(in thousands)

	For the Year Ended December 31,
	2015	2014
Revenues	$10,155	$18,327
Cost of revenues	(6,888)	(14,284)
Technology and development expense	(1,793)	(3,500)
Depreciation and amortization expense	(3,915)	(3,922)
Impairment of intangible assets	(1,373)	(7,373)
General and administrative expenses	(2,944)	(8,842)

Loss from operations	(6,758)	(19,594)

Other income (expense)
Interest income	—	18
Interest expense	(100)	(101)

Net loss	$(6,858)	$(19,677)

The accompanying notes are an integral part of these consolidated financial statements

Reliance Majestic Holdings, LLC

Consolidated Statements of Cash Flows

(in thousands)

	For the Year Ended December 31,
	2015	2014
Cash Flows From Operating Activities
Net loss	$(6,858)	$(19,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of intangible assets	1,373	7,373
Depreciation and amortization expense	3,915	3,922
Changes in operating assets and liabilities
Accounts receivable, net	1,724	4,872
Other receivables	(174)	2,468
Other current assets	18	1,374
Other non-current assets	300	—
Accounts payable and accrued expenses	(1,924)	(1,471)

Net Cash Used in Operating Activities	(1,626)	(1,139)

Cash Flows From Investing Activities
Purchase of property and equipment	—	(118)

Net Cash Used in Investing Activities		(118)

Cash Flows From Financing Activities
Capital distributions, net	(1,585)	(1,966)

Net Cash Used in Financing Activities	(1,585)	(1,966)

Net decrease in Cash	(3,211)	(3,223)
Cash, Beginning of Period	3,331	6,554

Cash, End of Period	$120	$3,331

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—

Cash paid for income taxes	$—	$—

Noncash investing and financing activities:	$—	$—

The accompanying notes are an integral part of these consolidated financial statements

Reliance Majestic Holdings, LLC

Consolidated Statements of Members’ Interest

(in thousands)

	2015	2014
Balance beginning of year	$13,494	$35,137
Distributions	(1,585)	(1,966)
Net loss	(6,858)	(19,677)

Balance end of year	$5,051	$13,494

The accompanying notes are an integral part of these consolidated financial statements

Reliance Majestic Holdings, LLC

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

Note 1 – Basis of Presentation

Nature of operations

Reliance Majestic Holdings, LLC (the “Company”, “we”, “our”, or “us”) is an over-the-top provider that enables transactional digital storefronts across multiple territories by managing the entire content supply chain from licensing to encoding, storage, delivery and commerce reporting. The Company performs this service for third parties and maintains its own storefront.

Basis of Presentation

The Company was formed in July 2013. On September 1, 2013, the Company completed an asset acquisition for the operations of the Rovi Entertainment Store (“RES”) from Rovi Corporation (“Rovi”). The asset acquisition was determined to be a business, since the Company purchased the tangible and intangible asset, workforce and contractual arrangements used by Rovi to conduct the operations of RES. The acquisition purchase price was allocated based on the fair values of the assets acquired and liabilities assumed, which are based on management estimates and third-party appraisals.

Effective December 28, 2015, FOTV Media Networks Inc. (“FOTV”) purchased 100% of the membership interests of the Company.

Going Concern

The accompanying consolidated financial statements are prepared in conformity with accounting principles general accepted in the United States (“U.S. GAAP”). The consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets, and the satisfaction of liabilities in the ordinary course of business. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced recurring losses in past years. The Company incurred a net loss of approximately $6,858,000 and used approximately $1,626,000 in cash to fund operations during 2015. The Company expects to incur additional losses in the future in connection with development of its operating initiative. Since inception, the Company has financed its activities principally from a capital injection in the year ended December 31, 2013 from Rovi at the time of the Company’s acquisition of RES.

The Company is subject to a number of risks similar to those of other similar stage companies, including uncertainty of product development and generation of revenues; dependence on outside sources of capital; risks associated with research, development; dependence on third-party content providers, suppliers and collaborators; protection of intellectual property; and competition with larger, better-capitalized companies. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfil its development activities and generating a level of revenues adequate to support the company’s cost structure.

The Company does not have sufficient capital to fund its plan of operations over the next twelve months. To meet its future strategic objectives, the company continues to significantly invest in marketing and research and development, which requires it to continue to explore alternative sources of capital to meet their ongoing cash needs. The future viability of the company is dependent on its ability to generate cash from operating activities, to raise additional capital to finance its operations or to make sufficient sales of the its products. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies.

There can be no assurance that such capital will be available in sufficient amounts, when and if needed, on acceptable terms or at all. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

Note 2 – Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary CinemaNow, LLC, which is a dormant company with no activities. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Actual results could differ materially from these estimates.

On an ongoing basis, estimates included the following:

•	The useful lives of property and equipment and intangible assets; and

•	Assumptions used in determining the need for, and amount of, a valuation allowance on net deferred tax assets.

Estimates are based on historical experience, available market information, appropriate valuation methodologies, and on various other assumptions that we believe to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Fair Value of Financial Instruments

The carrying amount of our cash and cash equivalents, receivables from customers, accounts payable, accrued expenses and notes payable approximates fair value because of the short maturity and liquidity of those instruments.

Fair Value Measurement

Financial assets and liabilities recorded in the accompanying consolidated balance sheets are categorized based on the inputs in the valuation techniques as follows:

Level 1 – Financial assets and liabilities whose values are based on quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity can access at the measurement date.

Level 2 – Financial assets and liabilities whose values are based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – Financial assets and liabilities whose values are based on unobservable inputs for the asset or liability.

Cash and Cash Equivalents

We maintain cash with several investment grade financial institutions. Highly liquid investments, which are readily convertible into cash, with original maturities of three months or less, are recorded as cash equivalents.

Certain Risks and Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, and accounts receivable. Accounts receivable are typically unsecured and are derived from monthly maintenance services provided to maintain the Company’s customers’ storefronts. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. As of December 31, 2015 and 2014, the allowances for doubtful accounts were $0 and $845,000, respectively.

During the year ended December 31, 2015, the Company had one customer whose revenue was 16.6% of total revenue. During the year ended December 31, 2014, the Company had one customer whose revenue was 14.0% of total revenue.

Property and Equipment

Property and equipment includes acquired assets consisting of network equipment and computer hardware, furniture, software, and leasehold improvements. Network equipment and computer hardware and furniture are stated at cost with depreciation provided using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. Leasehold improvements are amortized over their estimated useful life of the related assets or the life of the lease, whichever is shorter. The cost of renewals and substantial improvements is capitalized while the cost of maintenance and repairs is charged to operating expenses as incurred.

Our network equipment and computer hardware, which consists of routers, gateways, and servers that enable our streaming content, is subject to technological risks and rapid market changes due to new products and services. These changes may result in future adjustments to the estimated useful lives or the carrying value of these assets, or both.

Long-Lived Assets, Including Goodwill and Other Acquired Intangible Assets

We evaluate the recoverability of property and equipment and finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. We have not recorded any significant impairment charges during the years presented.

Acquired finite-lived intangible, the trade name “CinemaNow”, customer relationships, studio relationships and developed technology, assets are amortized on a straight-line basis over the estimated useful lives of such assets. We routinely review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we reduce the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life.

Impairment of Long-Lived Assets

We evaluate impairment losses on long-lived assets used in operations when events and changes in circumstances indicate that the assets might be impaired. If our review indicates that the carrying value of an asset will not be recoverable, based on a comparison of the carrying value of the asset to the undiscounted future cash flows, the impairment will be measured by comparing the carrying value of the asset to its fair value. Fair value will be determined based on quoted market values, discounted cash flows or appraisals. Impairments of property and equipment are recorded in the statement of operations as part of depreciation expense. See Note 6 – Intangible Assets for details of the impairment of intangible assets for the years ended December 31, 2015 and 2014.

Revenue Recognition

The Company recognizes service fees it receives from customers and others for operating their storefronts on a straight-line basis over the period it is providing services. The Company recognizes transaction revenue from the sale or rental of individual content titles in the period when the content is purchased and delivered. Transaction revenue is recorded on a gross basis when the Company is the principal in the transaction and is recorded net of payments to content owners and others when the Company is acting as an agent. The Company is generally the principal in the transaction when it is the merchant of record and is licensing the content distribution rights. For the years ended December 31, 2015 and 2014, the Company was the merchant of record for all transactional revenue.

The Company recognizes revenues when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Leases

Where substantially all of the risks and rewards incidental to ownership of a leased asset have been transferred to the Company (a “capital lease”), the asset is treated as if it had been purchased outright. The amount initially recognized as an asset is the lower of the fair value of the leased property and the present value of the minimum lease payments payable over the term of the lease. The corresponding lease commitment is shown as a liability. Lease payments are analyzed between capital and interest. The interest element is charged to the consolidated statement of operations and comprehensive income over the period of the lease and is calculated so that it represents a constant proportion of the lease liability. The capital element reduces the balance owed to the lessor.

Where substantially all of the risks and rewards incidental to ownership are not transferred to the Company (an “operating lease”), the total rentals payable under the lease are charged to the consolidated statement of operations and comprehensive income on a straight-line basis over the lease term. The aggregate benefit of lease incentives is recognized as a reduction of the rental expense over the lease term on a straight-line basis. Several lease agreements contain rent escalation clauses. For purposes of recognizing minimum rental expenses on a straight-line basis over the terms of the leases, the Company uses the date of initial possession to begin amortization, which is generally when the Company enters the space and begins to make improvements in preparation for intended use. For scheduled rent escalation clauses during the lease terms or for rental payments commencing at a date other than the date of initial occupancy, the Company records minimum rental expenses on a straight-line basis over the terms of the leases in the Consolidated Statements of Operations and Comprehensive Loss. The Company has the option to extend or renew most of its leases, which may increase the future minimum lease commitments.

Income Taxes

The Company is a limited liability company and has elected to be taxed as a partnership since inception for federal and state income tax purposes. Therefore, it has no federal or state income tax liability, and does not record a provision for income taxes because each member reports that member’s share of the Company’s income or loss on that individual member’s income tax return, if the member is required to file one. However, the State of California imposes an annual franchise tax of $800 and an annual fee based on the Company’s amount of revenues, which fees were approximately $5,000 and $12,000 for the years ended December 31, 2015 and 2014, respectively, and which have been reflected in these financial statements within general and administrative expenses. There was no deferred tax provision for 2015 and 2014, because there were no deferred tax assets or liabilities at either year-end.

Pursuant to ASC 740, “Accounting for Uncertainty in Income Taxes” the accounting for uncertainties in income taxes recognized in an enterprise’s financial statements and prescribes a threshold of more-likely-than-not for recognition and de-recognition of tax positions taken or expected to be taken in a tax return. ASC 740 also provides related guidance on measurement, classification, interest and penalties, and disclosure. The Company is not aware of any uncertain tax positions taken in its US federal, or State tax returns. If the Company incurs any penalties or interest related to its income tax filings, it will elect to include them as a component of operating expenses.

Platform Technology and Development Expenses

Costs for technology, including predevelopment efforts prior to establishing technological feasibility of our internet-based IPTV platform are expensed as incurred.

Development costs are capitalized when technological feasibility has been established and anticipated future revenues support the recoverability of the capitalized amounts. Capitalization stops when the product is available for general release to customers. Due to the short time period between achieving technological feasibility and product release and the insignificant amount of costs incurred during such periods, we have not capitalized any software development, and have expensed these costs as incurred.

Marketing

Marketing expenses consist primarily of advertising expenses. Advertising expenses include promotional activities such as television and online advertising. Advertising costs are expensed as incurred. Advertising expenses were approximately $11,000 and $41,000 for the years ended December 31, 2015 and 2014, respectively, and are included in general and administrative expenses.

Geographic Information

ASC 280 “Segment Reporting” establishes reporting standards for an enterprise’s business segments and related disclosures about its products, services, geographic areas and major customers. Under ASC 280, the method for determining what information to report is based upon the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance. Our chief operating decision-makers review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues, marketing expenses and operating income (loss) for purposes of allocating resources and evaluating financial performance. Based upon the information reviewed by our chief operating decision makers, we have determined that we have one operating segment.

Recent Accounting Pronouncements Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. In August 2015, FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effective date of ASU 2014-09 to reporting periods beginning after December 15, 2017. Early adoption is permitted for reporting periods beginning after December 15, 2016. The Company will adopt this ASU on January 1, 2018. Companies may use either a full retrospective or a modified retrospective approach to adopt this ASU. Management is currently evaluating this standard, including which transition approach to use, and does not expect this ASU to materially impact the Company’s consolidated operation, financial position or cash flows.

On June 19, 2014, the FASB issued ASU 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide a Performance Target Could Be Achieved after the Requisite Service Period. The update is intended to resolve the diverse accounting treatment of these types of awards in practice. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. A reporting entity should apply existing guidance in “Compensation—Stock Compensation (Topic 718)” as it relates to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved, and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The ASU is effective for interim and annual reporting periods that begin after December 15, 2015. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operation, financial position or cashflows.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements – Going Concern. The guidance in this update applies to all entities and require their management to assess the entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in United States auditing standards. Specifically, the update (1) provides a definition of the term substantial doubt, (2) requires an evaluation every reporting period including interim periods, (3) provides principles for considering the mitigating effect of management’s plans, (4) requires certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) requires an express statement and other disclosures when substantial doubt is not alleviated, and (6) requires an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The update will be effective for the annual period ending after December 15, 2016 and for annual periods and interim periods thereafter. Early application is permitted. The amendments of ASU 2014-15, when adopted, are not expected to have a material impact on our consolidated financial statements.

On February 18, 2015, the FASB issued ASU 2015-02 , Consolidation (Topic 810): Amendments to the Consolidation Analysis, which amends the consolidation requirements in Accounting Standards Codification (“ASC”) 810 and significantly changes the consolidation analysis required under U.S. GAAP. Generally, the changes were made to introduce the concepts of principal versus agency relationships and to integrate them into the existing rules. The amendments rescind the indefinite deferral of ASU 2009-17 for investment funds and will impact the determination of whether an entity is a variable interest entity; the evaluation of a service provider’s fees when identifying variable interests; and the extent to which related party interests are considered in the consolidation conclusion. For public business entities, the ASU is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2015. Early adoption is allowed for all entities (including during an interim period), but the guidance must be applied as of the beginning of the annual period containing the adoption date. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operation, financial position or cashflows.

In April 2015, FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Cost. FASB issued ASU 2015-03 to simplify the presentation of debt issuance costs related to a recognized debt liability to present the debt issuance costs as a direct deduction from the carrying value of the debt liability rather than showing the debt issuance costs as a deferred charge on the balance sheet. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015, with early adoption permitted. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operation, financial position or cashflows.

On May 1, 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820) – Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). The update is intended to simplify reporting requirements and modify those investments required to be classified within the fair value hierarchy. Certain investments measured at fair value using the Net Asset Value (“NAV”) practical expedient are no longer required to be categorized within a level within the fair value hierarchy table. Entities will be required to include in the disclosure the fair value of the investments using NAV practical expedient so that financial statement users can reconcile amounts reporting in the fair value hierarchy table to amounts reported on the balance sheet. The ASU is effective for interim and annual reporting periods beginning after December 15, 2015 and early adoption is permitted. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operation, financial position or cashflows.

On June 12, 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements, which amends a number of topics in the FASB Accounting Standards Codification. The update is a part of an ongoing project on the FASB’s agenda to facilitate Codification updates for non-substantive technical corrections, clarifications, and improvements that are not expected to have a significant effect on accounting practice or create a significant administrative cost to most entities. The ASU will apply to all reporting entities within the scope of the affected accounting guidance. Certain amendments in the update require transition guidance and are effective for all entities for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operation, financial position or cashflows.

In July 2015, the FASB issued ASU 2015-11, An entity should measure inventory within the scope of this Update at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. The amendments in this Update more closely align the measurement of inventory in GAAP with the measurement of inventory in International Financial Reporting Standards (IFRS). The Board has amended some of the other guidance in Topic 330 to more clearly articulate the requirements for the measurement and disclosure of inventory. However, the Board does not intend for those clarifications to result in any changes in practice. Other than the change in the subsequent measurement guidance from the lower of cost or market to the lower of cost and net realizable value for inventory within the scope of this Update, there are no other substantive changes to the guidance on measurement of inventory. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Company does not expect these amendments to have a material effect on its financial statements.

In September 2015, the FASB issued ASU 2015-16 (ASC Topic 805), Business Combinations Simplifying the Accounting for Measurement-Period Adjustments. The amendments in this update require that an acquirer recognize measurement period adjustments in the period in which the adjustments are determined. The income effects of such measurement period adjustments are to be recorded in the same period’s financial statements but calculated as if the accounting had been completed as of the acquisition date. The impact of measurement period adjustments to earnings that relate to prior period financial statements are to be presented separately on the income statement or disclosed by line item. The amendments in this update are for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted for public business entities for reporting periods for which financial statements have not yet been issued. Management has determined that the implementation of this pronouncement does not have a material impact to the Company’s consolidated operations, financial position or cashflows.

In November 2015, FASB issued ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This ASU requires the presentation of all deferred tax assets and liabilities as non-current in the consolidated balance sheet. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2016, with early adoption permitted. Management elected to early adopt this new guidance effective for the fourth quarter of fiscal year 2016 in order to simplify the global close processes. Management is currently evaluating this standard.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842). FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2018, with early adoption permitted. Management is currently evaluating this standard.

In March 2016, FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The amendments are intended to improve the operability and understandability of the implementation guidance on principal versus agent considerations. The effective date for this ASU is the same as the effective date for ASU 2014-09. Management is currently evaluating this standard.

In March 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting to provide guidance that changes the accounting for certain aspects of share-based payments to employees. The guidance requires the recognition of the income tax effects of awards in the income statement when the awards vest or are settled, thus eliminating additional paid-in capital pools. The guidance also allows for the employer to repurchase more of an employee’s shares for tax withholding purposes without triggering liability accounting. In addition, the guidance allows for a policy election to account for forfeitures as they occur rather than on an estimated basis. We are required to adopt this standard in the first quarter of fiscal 2018, but have early adopted this standard during the fourth quarter of fiscal 2016 as permitted. There was no impact upon adoption of this guidance since the recognition of income tax effects of awards was not materially different than amounts that had previously been recorded in our financial statements and we currently use an estimated average forfeiture rate to compute stock-based compensation expense.

In March 2016, the FASB issued ASU No. 2016-04, Liabilities-Extinguishments of Liabilities (Subtopic 405-20): Recognition of Breakage for Certain Prepaid Stored-Value Products (a consensus of the Emerging Issues Task Force) to specify how prepaid stored-value product liabilities should be derecognized. We are required to adopt this standard in the first quarter of fiscal 2018, but have early adopted this standard during the fourth quarter of fiscal 2016 as permitted. This standard does not have an impact on our consolidated financial statements since we sell prepaid cards for vendors and the liability for the prepaid cards is not reflected on our consolidated balance sheets.

In March 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting to provide guidance that changes the accounting for certain aspects of share-based payments to employees. The guidance requires the recognition of the income tax effects of awards in the income statement when the awards vest or are settled, thus eliminating additional paid-in capital pools. The guidance also allows for the employer to repurchase more of an employee’s shares for tax withholding purposes without triggering liability accounting. In addition, the guidance allows for a policy election to account for forfeitures as they occur rather than on an estimated basis. We are required to adopt this standard in the first quarter of fiscal 2018, but have early adopted this standard during the fourth quarter of fiscal 2016 as permitted. There was no impact upon adoption of this guidance since the recognition of income tax effects of awards was not materially different than amounts that had previously been recorded in our financial statements and we currently use an estimated average forfeiture rate to compute stock-based compensation expense.

In March 2016, the FASB issued ASU No. 2016-04, Liabilities-Extinguishments of Liabilities (Subtopic 405-20): Recognition of Breakage for Certain Prepaid Stored-Value Products (a consensus of the Emerging Issues Task Force) to specify how prepaid stored-value product liabilities should be derecognized. We are required to adopt this standard in the first quarter of fiscal 2018, but have early adopted this standard during the fourth quarter of fiscal 2016 as permitted. This standard does not have an impact on our consolidated financial statements since we sell prepaid cards for vendors and the liability for the prepaid cards is not reflected on our consolidated balance sheets.

Note – 3 Accounts Receivable

Accounts receivable consist of amounts due from our white label customers for the monthly service fees. Accounts receivable consisted of the following as of December 31, (in thousands):

	2015	2014
Accounts receivable	$594	$3,163
Less: allowance for doubtful accounts	—	845

Net receivable	$594	$2,318

All accounts receivables deemed uncollectible were written off against the Company’s reserve as of December 31, 2015. The Company maintains reserves for potential losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. As of December 31, 2015, no allowance for reserve was deemed necessary.

Note – 4 Note Receivable – Related Party

The Company has a promissory note from an entity owned by certain of the Company’s members. The note matures on October 22, 2017 and bears simple interest at the rate of 5.0% per year. In December 2015, the Company received a payment of $130,000 and the remaining unpaid balance and accrued interest totaling approximately $202,000 was transferred to the members and recorded as members distribution.

Note 5 – Property and Equipment, Net

Property and equipment are recorded at cost and presented net of depreciation. Property and equipment are depreciated straight-line over three years.

The components of property and equipment consist of the following as of December 31 (in thousands):

	2015	2014
Computer hardware	$1,112	$1,112
Computer software	30	30
Office equipment	68	68
Less: accumulated depreciation	(1,100)	(1,025)

	$110	$185

Depreciation expenses for the years ended December 31, 2015 and 2014 were $74,942 and $81,601, respectively

Note 6 – Intangibles Assets

The components of intangible asset consist of the following as of December 31 (in thousands):

	2015	2014
Developed technology	$4,800	$7,200
Studio contracts	9,500	9,500
White label contracts	1,700	5,200
Less: accumulated amortization	(4,433)	(5,120)

	$11,567	$16,780

Amortization expenses for the years ended December 31, 2015 and 2014 were $3,840,008 each year.

As of December 31, 2015, the Company assessed the fair market value of the intangible assets as a result of the sale of the members’ interests to FOTV. The December 31, 2015 fair market value was used by the new member for the purchase price allocation. The Company adjusted December 31, 2015, cost basis for developed technology and white label contracts to $4,800,000 and $1,700,000, respectively. The aggregate write down was approximately $1,373,000.

During the year ended December 31, 2014, the Company took an impairment loss of approximately $7,373,000 ($7,900,000 cost basis less $527,000 of accumulated amortization) of net book value for the white label contracts. The impairments were due to the termination of the contracts with the customers.

The estimated amortization expense for each of the years ending December 31, 2016, 2017 and 2018 is approximately $3,102,000 and for each of the years ending December 31, 2019 and 2020, the estimated amortization expense is approximately is approximately $847,000.

Note – 7 Other Receivables

Other receivables consisted of the following as of December 31, (in thousands):

	2015	2014
Due from Rovi Entertainment	$401	$401
Due from Prior members	174	—

	$575	$401

In March 2016, the amount due from Rovi Entertainment was settled in a netting of the receivable with a payable of approximately $717,000 due to Rovi Guides, Inc. (included in accounts payable and accrued expenses). The remaining payable to Rovi Guides, Inc. of approximately $316,000 was paid by certain members of the Company.

The amounts due from prior members consisted of unauthorized payments made by certain members. The new member of the Company plans to offset this amount from amounts due to the prior members from the sale of the Company’s member interest (see Note – 13 Subsequent events).

Note 8 – Accounts Payable and Accrued Expenses

The components of accounts payable and accrued expenses consist of the following as of December 31 (in thousands):

	2015	2014
Accounts payable	$638	$2,621
Accrued interest	233	133
Other accrued expenses	2,033	1,182
Accrued royalty payments	3,027	3,919

	$5,931	$7,855

Note 9 – Note Payable

As of December 31, 2015 and 2014, the Company had outstanding a note payable in the amount of $2,000,000. The note payable is due and payable on September 1, 2017 and bears interest at the rate of 5% per annum. As of December 31, 2015 and 2014, the Company has accrued interest of approximately $233,000 and $133,000, included in accounts payable and accrued expenses. For the years ended December 31, 2015 and 2014, the Company has not paid any of the interest.

Note 10 – Commitments and Contingencies

The Company leases its office space. The lease agreement expires on September 29, 2016.

Litigation

From time to time, in the normal course of its operations, the Company is subject to litigation matters and claims, including claims relating to employee relations, business practices and patent infringement. Litigation can be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict and the Company’s view of these matters may change in the future as the litigation and events related thereto unfold. The Company expenses legal fees as incurred. The Company records a liability for contingent losses when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. An unfavorable outcome to any legal matter, if material, could have an adverse effect on the Company’s operations or its financial position, liquidity or results of operations.

Note 11 – Revenue

The components of revenue consist of the following as of December 31 (in thousands):

	2015	2014
Transactional revenue	$6,435	$8,601
White label contracts	2,920	8,539
Other	800	1,187

	$10,155	$18,327

Note 12 – Business Segments and Geographic Information

Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. As of December 31, 2015, the Company operated and internally managed a single operating segment. Accordingly, the Company does not accumulate discrete information with respect to separate product lines and does not have separate reportable segments.

Total revenues are attributed to a particular geographic area based on the bill-to-location of the customer. The Company operates primarily in three geographic regions: the United States of America, Canada and the United Kingdom. The following table presents revenues for our white label customers, as no concentration exist for our other revenue categories, total revenues by geographic regions for the year ended December 31 (in thousands):

	2015	2014
North America	$2,394	$8,133
United Kingdom	526	406

	$2,920	$8,539

Note 13 – Subsequent Events

Management has evaluated events subsequent to December 31, 2015 and through June 30, 2016 for transactions or other events that may require adjustment of and/or disclosure in such financial statement.

LICHTER, YU AND ASSOCIATES, INC.

CERTIFIED PUBLIC ACCOUNTANTS

16133 VENTURA BLVD., SUITE 450

ENCINO, CALIFORNIA 91436

TEL (818)789-0265 FAX (818) 789-3949

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Stockholders of

OVGuide Inc. and Subsidiary

Encino, California

Report on the Financial Statements

We have audited the accompanying consolidated balance sheets of OVGuide Inc. and Subsidiary (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended December 31, 2015 and 2014.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OVGuide Inc. and Subsidiary as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operation and has an accumulated deficit that raise substantial doubt about its ability to continues as a going concern. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Lichter, Yu and Associates, Inc.

Encino, California

April 13, 2016

OVGUIDE INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share and per share amounts)

	As of December 31,
	2015	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$302	$862
Accounts receivable, net	339	444
Other current assets	15	13

TOTAL CURRENT ASSETS	656	1,319
NON-CURRENT ASSETS
Intangible assets, net	3	3
Property and equipment, net	117	90
Other non-current assets	8	8

TOTAL ASSETS	$784	$1,420

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$440	$334
Notes payable to related parties	112	109

TOTAL LIABILITIES	552	443

STOCKHOLDERS’ EQUITY
Series A Preferred Stock, $0.001 par value, 5,000,000 shares authorized, issued and outstanding	5	5
Series A1 Preferred Stock, $0.001 par value, 2,670,583 shares authorized, issued and outstanding	3	3
Common Stock, $0.001 par value, 27,000,000 shares authorized, 10,834,620 issued and outstanding at December 31, 2015 and 2014, respectively	11	11
Additional paid-in capital	10,120	10,104
Accumulated deficit	(9,907)	(9,146)

TOTAL STOCKHOLDERS’ EQUITY	232	977

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$784	$1,420

The accompanying notes are an integral part of the audited consolidated financial statements

OVGUIDE INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31

(in thousands, except for share and per share amounts)

	Year ended December 31,
	2015	2014
Net Revenues	$2,099	$2,623
Cost of revenues	(1,056)	(857)
Platform technology and development expenses	(674)	(733)
Depreciation and amortization expense	(57)	(43)
General and administration expenses	(1,064)	(1,125)

Loss from operations	(752)	(135)

Other Income (Expenses):
Interest expense	(3)	(3)
Other income	—	2

Loss before income taxes	(755)	(136)
Provision for income taxes	6	2

Net loss	$(761)	$(138)

Net loss per share – basic and diluted	$(0.070)	$(0.013)

Weighted-average common shares outstanding Basic and diluted	10,834,620	10,834,620

The accompanying notes are an integral part of the audited consolidated financial statements

OVGUIDE INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31

(in thousands, except for share and per share amounts)

	Year ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(761)	$(138)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	57	43
Stock options issued for compensation	16	37
Changes in operating assets and liabilities
Accounts receivable	105	43
Other current assets	(2)	5
Accounts payable and accrued expenses	110	49

Net cash (used in) provided by operating activities	(475)	39

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(85)	(42)

Net cash used in investing activities	(85)	(42)

Net decrease in cash and cash equivalents	(560)	(3)
Cash and cash equivalents, at the beginning of the period	862	865

Cash and cash equivalents, at the end of the period	$302	$862

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$6	$2

The accompanying notes are an integral part of the audited consolidated financial statements

OVGUIDE INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2015 AND 2014

(in thousands, except for share and per share amounts)

	Preferred Shares A		Preferred Shares A1		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders Equity
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2014	5,000	$5	2,671	$3	10,835	$11	$10,067	$(9,008)	$1,078
Stock based compensation options	—	—	—	—	—	—	37	—	37
Net loss	—	—	—	—	—	—	—	(138)	(138)

Balance as of December 31, 2014	5,000	5	2,671	3	10,835	11	10,104	(9,146)	977
Stock based compensation options	—	—	—	—	—	—	16	—	16
Net loss	—	—	—	—	—	—	—	(761)	(761)

Balance as of December 31, 2015	5,000	$5	2,671	$3	10,835	$11	$10,120	$(9,907)	$232

The accompanying notes are an integral part of the audited consolidated financial statements

OVGUIDE INC. AND SUBSIDIARY

DECEMBER 31, 2015 AND 2014

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION

OVGuide Inc. (“OVGuide” or the “Company”) was incorporated under the laws of the State of Delaware on June 28, 2007. OVGuide is the comprehensive guide that facilitates the discovery, and consumption, of online video. OVGuide’s cross platform service has millions of monthly users globally across desktop, mobile web, iOS, Android and Roku. The OVGuide.com portal provides millions of ad supported videos across over 20 categories, but is focused on Movies and TV shows. OVGuide provides this service with a robust, automated, cloud based infrastructure that includes a comprehensive OTT data set, a streaming video platform that supports OVGuide and third party applications, and proprietary tagging technology. With the expansion of subscription video services, the increasing global penetration of streaming devices and smartphones, and the thousands of ad supported movies and TV shows available across OVGuide, this is a dynamic and exciting company at the forefront of the rapidly evolving video landscape.

On December 31, 2011, OVGuide acquired Live Matrix pursuant to an acquisition agreement. Under the terms of the agreement, OVGuide acquired Live Matrix for 4,293,266 shares of common stock valued at $301,539. The acquisition was accounted for under the purchase method of accounting. The Company has included the results of Live Matrix operations since the acquisition date.

When used in these notes, the terms “Company,” “we,” “our,” or “us” mean OVGuide Inc. and its subsidiary.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in below, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described below. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Live Matrix, Inc. All intercompany accounts and transactions have been eliminated in consolidation.

Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has experienced recurring losses in past years. The Company incurred a net loss of approximately $761,000 and used approximately $475,000 in cash to fund operations during 2015. The Company expects to incur additional losses in the future in connection with development of its operating initiative.

The Company is subject to a number of risks similar to those of other similar stage companies, including uncertainty of product development and generation of revenues; dependence on outside sources of capital; risks associated with research, development; dependence on third-party content providers, suppliers and collaborators; protection of intellectual property; and competition with larger, better-capitalized companies. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfil its development activities and generating a level of revenues adequate to support the company’s cost structure.

The Company does not have sufficient capital to fund its plan of operations over the next twelve months. To meet its future strategic objectives, the company continues to significantly invest in marketing and research and development, which requires it to continue to explore alternative sources of capital to meet their ongoing cash needs. The future viability of the company is dependent on its ability to generate cash from operating activities, to raise additional capital to finance its operations or to make sufficient sales of the its products. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and ability to pursue its business strategies.

There can be no assurance that such capital will be available in sufficient amounts, when and if needed, on acceptable terms or at all. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should the Company be unable to continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ significantly from those estimates. The estimates underlying the Company’s consolidated financial statements relate to, among other things, the accrual for commissions and vacation, stock-based compensation, the allowance for doubtful accounts, the valuation of investment, long-lived assets and intangibles, and income taxes.

Cash and Cash Equivalents

Cash and equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. Deposits at these banks are insured by the Federal Deposit Insurance Corporation up to $250,000. We have not experienced any losses in such accounts and believe we are not exposed to any significant risk on cash and cash equivalents.

Reportable Segment

The Company has one reportable segment. The Company’s activities are interrelated and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single business unit.

Revenues and Revenue Recognition

Display Revenue

Display revenue are earnings where a display banner ad is used to generate revenue. The Company retains 100% of display advertising that is paid to it by external ad providers, of which the primary two ad providers for display advertising are Google AdX and Amazon Prime.

Video Revenue

Video revenue are earnings where a video ad displays during the playback of short form or long form video content. The majority of the time, this is in the OVGuide JW Player, but that is not a requirement. Because the Company also categorizes revenue share earnings from AOL, Hulu and Dailymotion as video advertising, all video advertising is subject to a revenue share. When the content is displayed in the OVGuide JW Player, the Company calculates the revenue share and distributes it to partners on a periodic basis. If the video ad is displayed in a third party player, then the Company is typically downstream and receives a report with earnings post revenue share.

Affiliate Revenue

Affiliate revenues are earnings where the user has to complete an action in order for OVGuide to be paid. In most cases these placements are in the content area of OVGuide, on movie and TV show landing pages with the Company’s ‘affiliate bar’ where the Company links away to a third party service for the user to sign up for a subscription service or purchase a piece of content. For the Company’s best performing affiliate partners (mostly Amazon), the Company will sometimes use display advertising placements to promote the service. Technically, the revenue associated with the display ad medium should have its revenue attributed to that unit and the Company is always backing those promotions into an eCPM to compete against AdX for the spot.

The Company recognizes revenues and costs for all services when it confirms the customer’s insertion order. In very limited circumstances, the Company makes certain customer concessions to satisfy disputes and complaints. The Company accrues for such estimated losses and classifies the resulting expense as adjustments to revenue and cost of revenues.

Cost of Revenue

Cost of revenue includes; programs licensed, operating costs including costs of funds and related product support service centers to drive traffic to our websites, costs incurred to support and maintain products and services including hosting services, costs associated with the delivery of advertising services and the amortization of capitalized intangible software costs. Capitalized intangible software costs are amortized over the estimated lives of the products.

General and Administration Expenses

Marketing and Advertising Expense

Marketing and Advertising expenses include costs of promoting the OVGuide service with the purpose of generating fresh unique users to the website, typically in the form of social media or SEM ad spends and are expensed as incurred.

Personnel

Personnel expense consist of compensation to the Company’s personnel, including salaries, bonuses, stock-based compensation, payroll taxes and employee health benefits. Included in “accrued expenses and other current liabilities” in the consolidated balance sheets are accrued vacation liabilities of $27,575 and $21,787 at December 31, 2015 and 2014, respectively.

Income Taxes

The Company accounts for income taxes under the asset and liability method. The Company records the estimated future tax effects of temporary differences between the tax bases of assets and liabilities and amounts reported in the consolidated balance sheets, as well as operating loss and tax credit carryforwards. Deferred taxes are classified as current or noncurrent based on the balance sheet classification of the related assets and liabilities.

The Company recognizes liabilities when it believes that uncertain positions may not be fully sustained upon review by the tax authorities. Liabilities recognized for uncertain tax positions are based on a two-step approach for recognition and measurement. First, the Company evaluates the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit based on its technical merits. Secondly, the Company measures the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Interest and penalties attributable to uncertain tax positions, if any, are recognized as a component of income tax expense.

Stock-Based Compensation

The cost of stock-based compensatory transactions is recognized in the financial statements based upon fair value. The fair value of employee stock options was determined using the Black Scholes model and the market value of the Company’s common stock at the respective acquisition dates. Fair value is recognized as expense on a straight line basis, net of estimated forfeitures, over the employee requisite service period.

The benefits of tax deductions in excess of recognized compensation costs are reported as a credit to additional paid-in capital and as financing cash flows, but only when such excess tax benefits are realized by a reduction to current taxes payable. See Note 10 for further information on stock-based awards.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is computed on a straight-line basis over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter.

Website and Software Capitalization

Certain direct development costs associated with website and internal-use software are capitalized and include external direct costs of services and payroll costs for employees devoting time to the software projects principally related to website and mobile app development, including support systems, software coding, designing system interfaces and installation and testing of the software. These costs are recorded as property and equipment and are generally amortized over a period of two to five years beginning when the asset is substantially ready for use. Costs incurred for enhancements that are expected to result in additional features or functionality are capitalized and amortized over the estimated useful life of the enhancements. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed as incurred

Fair Value of Financial Instruments

The Company applies the provisions of ASC 820-10, “Fair Value Measurements and Disclosures.” ASC 820-10 defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. For certain financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and short-term debt, the carrying amounts approximate fair value due to their relatively short maturities. The carrying amounts of the long-term debt approximate their fair values based on current interest rates for instruments with similar characteristics.

The three levels of valuation hierarchy are defined as follows:

Level 1:	Valuations consist of unadjusted quoted prices in active markets for identical assets and liabilities and has the highest priority;

Level 2:	Valuations rely on quoted prices in markets that are not active or observable inputs over the full term of the asset or liability;

Level 3:	Valuations are based on prices or third party or internal valuation models that require inputs that are significant to the fair value measurement and are less observable and thus have the lowest priority.

December 31, 2015	Total	Level 1	Level 2	Level 3
Asset:
Investment:	$8,270	$—	$—	$8,270

Total	$8,270	$—	$—	$8,270

December 31, 2014	Total	Level 1	Level 2	Level 3
Asset:
Investment:	$8,270	$—	$—	$8,270

Total	$8,270	$—	$—	$8,270

Impairment of Long-Lived Assets and Intangible Assets

The Company reviews long-lived assets and amortizable intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The assessment of possible impairment is based upon the Company’s ability to recover the carrying value of the assets from the estimated undiscounted future net cash flows, before interest and taxes, of the related operations. The amount of impairment loss, if any, is measured as the excess of the carrying value of the asset over the present value of estimated future cash flows, using a discount rate commensurate with the risks involved and based on assumptions representative of market participants.

Recent Accounting Pronouncements

February 2016, the Financial Accounting Standards Board (“FASB”) issued a comprehensive standard related to lease accounting to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Most significantly, the new guidance requires lessees to recognize operating leases with a term of more than 12 months as lease assets and lease liabilities. The adoption will require a modified retrospective approach at the beginning of the earliest period presented. The new standard is effective for the fiscal year beginning after December 15, 2018, with early adoption permitted. We are evaluating the impact of this standard on our consolidated financial statements.

In January 2016, the FASB issued a new standard related primarily to accounting for equity investments, financial liabilities where the fair value option has been elected, and the presentation and disclosure requirements for financial instruments. There will no longer be an available-for-sale classification and therefore, no changes in fair value will be reported in other comprehensive income for equity securities with readily determinable fair values. The new standard will be effective for the fiscal year beginning after December 15, 2017 and early adoption is permitted. We are currently evaluating the impact of this standard on our consolidated financial statements.

In November 2015, the FASB issued guidance simplifying the presentation of deferred tax liabilities and assets requiring that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The new standard is effective for the fiscal year beginning after December 15, 2016, with early adoption permitted. We are currently evaluating the impact of this standard on our consolidated financial statements.

In May 2015, the FASB issued guidance about a customer’s accounting for fees paid in a cloud computing arrangement. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The guidance is effective for the fiscal year beginning after December 15, 2015 and may be applied on either a prospective or retrospective basis. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

In August 2014, the FASB issued new guidance which provides details on when and how to disclose going concern uncertainties. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year and to provide certain footnote disclosures if conditions or events raise substantial doubt about an entity’s ability to continue as a going concern. The new standard is effective for the fiscal year beginning after December 15, 2016, with early adoption permitted. We do not expect the adoption of this standard to have a material impact on our consolidated financial statements.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future consolidated financial statements.

NOTE 3 – ACCOUNTS RECEIVABLE

The Company records a provision for uncollectible agency commissions, principally receivables from accommodations related to advertising. The Company also accrues for costs associated with merchant transactions made on its websites by individuals using fraudulent credit cards and for other amounts “charged back” as a result of payment disputes. Accounts receivable and reserves consisted of the following:

	December 31,
	2015	2014
Trade receivables	$403,768	$508,767
Allowance for bad debt	(65,000)	(65,000)

Total trade receivables, net	$338,768	$443,767

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2015 and December 31, 2014 consisted of the following:

	December 31,
	2015	2014
Office equipment	$19,394	$19,394
Furniture and fixtures	26,416	26,416
Computers and software	294,803	209,997

	340,613	255,807
Accumulated depreciation	(223,163)	(165,769)

	$117,450	$90,038

Depreciation expense for the periods ended December 31, 2015 and December 31, 2014 was $57,394 and $42,804 respectively.

NOTE 5 – INTANGIBLE ASSET

The Company’s intangible assets at December 31, 2015 and 2014 of $2,700 consisted of Live Matrix un-amortizable assets.

NOTE 6 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

The Company’s accounts payable and accrued expenses consisted of the following as of December 31, 2015 and December 31, 2014:

	December 31,
	2015	2014
Trade payables	$146,606	$120,366
Payables acquired from Live Matrix	153,117	153,117
Accrued commissions and license	84,989	37,266
Accrued vacation	27,575	21,786
Accrued taxes, accounting and other	27,988	594

Total accounts payable and accrued expenses	$440,275	$333,129

NOTE 7 – NOTES PAYABLE – RELATED PARTIES

Notes payable to related parties consisted of the following as of December 31, 2015 and December 31, 2014:

	December 31,
	2015	2014
$50,000 note payable to a shareholder of the Company, dated December 31, 2011 and due within 24 months of shareholder’s conversion of their preferred shares into common shares, interest at 2.38% per annum	$57,170	$53,656
$25,000 note payable to a shareholder of the Company, various dates, due on demand, interest at 2.38% per annum	27,466	27,920
$25,000 note payable to a shareholder of the Company, various dates, due on demand, interest at 2.38% per annum	27,467	27,920

Total notes payable and accrued interest	$112,103	$109,496

NOTE 8 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has 7,670,583 shares of preferred stock authorized, each having a par value of $0.001. On December 30, 2011 the Company filed the Third Amended and Restated Certificate of Incorporation designating 5,000,000 shares of preferred stock as “Series A” (the “Series A Preferred Shares”) and 2,670,583 shares as “Series A1” (the “Series A1 Preferred Shares”). Except as otherwise expressly provided in the Third Amended and Restated Certificate of Incorporation or as required by law, the holders of preferred stock and the holders of common stock shall vote together and not as separate classes with votes equal to the number of common stock into which such holder’s shares of preferred stock could then be converted (rounded down to the nearest whole number).

Series A1

As of December 31, 2015 and 2014 there were 2,670,583 shares of Series A1 Preferred Stock outstanding. The holders of Series A1 shall be entitled to receive dividends at a rate of $0.108 per share per annum prior and in preference to any declaration or payment of any cash dividend on the Series A preferred stock or common stock of the corporation. Subject to the prior rights of holders of all classes of stock, the holders of the common stock shall be entitled to receive, when as and if declared by the Board, out of any assets of the corporation legally available there for, such dividends as may be declared from time to time by the Board.

In the event of a liquidation, the holders of the Series A1 shall be entitled to receive $1.587 per share in preference to the holders of the Series A or common stockholders.

Series A

As of December 31, 2015 and 2014 there were 5,000,000 shares of Series A Preferred Stock outstanding. Under the terms of the Series A preferred stock certificate of designation, the holders of the Series A have the right to elect two of the three Directors of the Company. The holders of Series A shall be entitled to receive dividends at a rate of $0.024 per share per annum prior and in preference to any declaration or payment of any cash dividend on the common stock of the corporation.

Upon the completion of the liquidity preference distribution being made to Series A1 holders, the holders of the Series A shares shall be entitled to receive $0.353 per share in preference to any distribution to common stock holders.

Contingent conversion rights

Series A1 and Series A preference shares shall be convertible to common stock at the option of the preference shareholders at any time after the issuance date of the shares. The number of shares of common Stock to which a holder of a Series A1 and Series A shall be entitled upon conversion shall be determined by dividing the issue price by the conversion price. The conversion price for the Series A shall be $0.30 and will be $1.35 for the Series A1.

Series A1 and Series A are automatically converted to common stock at the prevailing conversion price upon the consummation of an initial public offering of the company’s stock which results in proceeds of at least $30,000,000. In addition Series A1 and Series A shall automatically be converted into shares of common stock at the prevailing conversion price if consent is obtained from the holders of the majority of shares.

Adjustment to the conversion price

The company shall adjust the conversion price of Series A1 and Series A if the company issues additional stock at a discount to the conversion price.

Common Stock

The Company has 27,000,000 shares of common stock authorized, each having a par value of $0.001, as of December 31, 2015 and December 31, 2014. There were 10,834,620 shares issued and outstanding as of December 31, 2015 and December 31, 2014:

On June 29, 2007 the Company issued 5,000,000 shares to an individual in exchange for certain assets contributed to the Company valued at $1,500,000.

On April 1, 2010 the Company issued 1,517,980 shares to acquire the assets of IBeatYou,Inc. The transaction was valued at $2,975,241.

On December 31, 2011 the Company issued 4,293,266 shares to acquire the assets of Live Matrix, Inc. The transaction was valued at $301,539.

On various dates since inception the company has issued 23,374 shares for options exercised by employees.

NOTE 9 – INCOME TAXES

The pre-tax loss for the Company was $761,766 and $138,312 for the years ended December 31, 2015 and 2014, respectively.

At December 31, 2015 and 2014, the Company had approximately $9.9 million and $9,1 million available NOL’s for U.S. federal income tax purposes. The NOLs mainly expire from December 31, 2023 to December 31, 2029. The utilization of these NOLs is dependent upon the Company’s ability to generate sufficient future taxable income in the United States. The Company periodically evaluates the likelihood of the realization of deferred tax assets, and reduces the carrying amount of these deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of the deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future income, the carryforward periods available for tax reporting purposes, and other relevant factors. As of December 31, 2015 and 2014 the Company has not recorded any deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2015 and 2014 mainly consist of depreciation methods.

INCOME TAX EXPENSE

	2015	2014
Income tax expense – current	$6,269	$1,600
Income tax expense – deferred	—	—

Total	$6,269	$1,600

COMPONENTS OF LOSS BEFORE INCOME TAX

	2015	2014
Loss from operations	$(761,766)	$(138,312)

Loss before income tax	$(761,766)	$(138,312)

Income tax	$6,269	$1,600

Effective tax rate	(0.008)%	(0.012)%

INCOME TAX RATE RECONCILIATION

	2015	2014
US statutory rates	34%	34%
Loss from operations	(34)%	(34)%
State minimum tax	(0.008)%	(0.012)%
Other expenses (benefits)	—%	—%

Tax expenses at actual rate	(0.008)%	(0.012)%

NOTE 10 – STOCK-BASED COMPENSATION

The Company’s 2007 stock option plan, as amended and restated effective December 12, 2013, (the “2007 Plan”) is the primary stock compensation plan from which broad-based employee equity awards may be made. As of December 31, 2015 there were 7,074,778 shares of common stock available for future grant under the 2007 Plan.

Stock-based compensation issued under the plans generally consists of stock options. The cost of share-based transactions is recognized in the financial statements based upon fair value. Fair value is recognized as expense on a straight line basis, net of estimated forfeitures, over the employee’s requisite service period. Stock options granted to employees have a term of 10 years. The Company issues new shares of common stock upon the exercise of stock options.

From August 2007 to February 2010, the Company granted 864,475 Stock Options to each of the several employees and non-employees pursuant to the 2007 Plan. These stock options are exercisable at an exercise price of $0.30 per share with a 10 year expiration date. The options vested over 48 months. The options become exercisable immediately upon vesting and continue in force through there expiration date, unless sooner terminated as provided herein and in the Plan. The Company used volatility rates based upon a peer group of publicly traded companies. The Fair Value of the options was calculated using the following assumptions: estimated life of ten years, volatility of 17% to 62%, risk free interest rate of 5.4% to 3.74%, dividend yield of 0% and forfeiture rate of 20%.

From July 2010 to September 2011, the Company granted 408,320 stock options to each of the several employees and non-employees pursuant to the 2007 Plan. These stock options are exercisable at an exercise price of $0.45 per share with a 10 year expiration date. Some options vested immediately upon vesting commencement date and some vested 50% on date of grant and some options vested over 48 months. The options become exercisable immediately upon vesting and continue in force through there expiration date, unless sooner terminated as provided herein and in the Plan. The Company used volatility rates based upon a peer group of publicly traded companies. The fair value of the options was calculated using the following assumptions: estimated life of ten years, volatility of 42% to 49%, risk free interest rate of 3.01% to 2.56%, dividend yield of 0% and forfeiture rate of 20%.

From December 2011 to December 2012, the Company granted 6,455,000 stock options to each of the several employees and non-employees pursuant to the 2007 Plan. These stock options are exercisable at an exercise price of $0.07 per share with a 10 year expiration date. Some options vested (11.1111%) four months from the vesting commencement date with balance to be vested over 32 months and some options vested over 48 months. The options become exercisable immediately upon vesting and continue in force through there expiration date, unless sooner terminated as provided herein and in the Plan. The Company used volatility rates based upon a peer group of publicly traded companies. The fair value of the options was calculated using the following assumptions: estimated life of ten years, volatility of 17% to 42%, risk free interest rate of 2.04% to 1.84%, dividend yield of 0% and forfeiture rate of 20%.

From August 2013 to December 2013, the Company granted 235,500 stock options to each of the several employees and non-employees pursuant to the 2007 Plan. These stock options are exercisable at an exercise price of $0.09 per share with a 10 year expiration date. Some options vested over 48 months and some vested immediately and issued shares and repurchase rights not applicable. The options become exercisable immediately upon vesting and continue in force through there expiration date, unless sooner terminated as provided herein and in the Plan. The Company used volatility rates based upon a peer group of publicly traded companies. The fair value of the options was calculated using the following assumptions: estimated life of ten years, volatility of 44%, risk free interest rate of 2.82% to 2.95%, dividend yield of 0% and forfeiture rate of 20%.

Stock-based compensation included in personnel expenses in the consolidated statements of operations was $16,008 and $36,682 for the years ended December 31, 2015 and 2014 respectively.

The following is a summary of the activity and position as of the years ended December 31, 2015 and December 31, 2014.

	Number of Stock Options Years ended December 31,
	2015	2014
Outstanding at January 1	7,074,778	7,074,778
Granted	—	—
Exercised	—	—
Expired	(740,000)	—

Outstanding at End of Period	6,334,778	7,074,778

Exercisable at End of Period	5,850,101	5,518,320

Options outstanding at December 31, 2015 and December 31, 2014 are as follows:

As of	Exercise Price	Options (Outstanding)	Weighted Average Remaining Life (Years) (Outstanding)	Weighted Average Exercise Price (Outstanding)	Options (Exercisable)	Weighted Average Exercise Price (Exercisable)
December 31, 2015	$0.07 to $0.45	6,334,778	5.94	$0.10	5,850,101	$0.11
December 31, 2014	$0.07 to $0.45	7,074,778	6.87	$0.10	5,518,320	$0.11

NOTE 11 – INVESTMENTS

The Company has classified its investments as privately held securities. These securities are carried at estimated fair value on the consolidated balance sheets.

There were no significant realized gains or losses related to investments for the years ended December 31, 2015 and 2014.

NOTE 12 – NET LOSS PER SHARE

The Company computes basic net income per share by dividing net income by the weighted average number of common shares outstanding during the period. Diluted net income per share is based upon the weighted average number of common and common equivalent shares outstanding during the period.

Common equivalent shares related to stock options, restricted stock, and restricted stock units.

A reconciliation of the weighted average number of shares outstanding used in calculating diluted earnings per share is as follows:

	Years ended December 31,
	2015	2014
Net loss from operations	$(761,766)	$(138,312)

Weighted average number of shares used in computing basic and diluted net loss per share:

Basic	10,834,620	10,834,620
Dilutive effect of stock options	—	—

Diluted	10,834,620	10,834,620

	Year ended December 31,
	2015	2014
Net loss per share
Basic and diluted:	$(0.070)	$(0.013)

Options to purchase 5,850,101 and 5,518,320 shares as of December 31, 2015 and 2014 were anti-dilutive.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Employment Contracts

The Company has an employment agreement with Sanjay Reddy, CEO, which was entered into on December 30, 2011 following the closing of its acquisition of Live Matrix. The agreement had a three year term that has been completed and the agreement is now in the annual one year rollover period. The agreement calls for a base level of compensation and a performance bonus that is triggered upon a “Change of Control Transaction,” as defined in the agreement that values the Company in excess of $20 million. The agreement provides for accelerated vesting of equity instruments, including without limitation, stock options and performance bonuses upon, among other things, in the case of a Change of Control Transaction or for dismissal without “cause” or “good reason,” as those terms are defined in the agreement.

Operating Leases

On September 15, 2015 the Company moved its offices to Sherman Oaks, California under a 3 month lease that converts to a month to month lease for approximately 3,000 square feet of open office space and the use of communal conference rooms and kitchen area. The monthly lease fee is $7,500 excluding charges for parking.

Rental expense for leased office space was $86,700 and $65,282 for the years ended December 31, 2015 and 2014, respectively.

Benefit Plans

The Company maintains a defined contribution 401(k) savings plan (the “Plan”), with no matching contributions, covering certain U.S. employees.

NOTE 14 – SUBSEQUENT EVENTS

Management has evaluated events subsequent to December 31, 2015 and through April 13, 2016 for transactions and other events that may require adjustment of and/or disclosure in such financial statements.

On March 8, 2016 the Company completed the merger agreement to sell the Company for approximately $10 million. The terms of the agreement call for the Company to be acquired via a reverse triangular merger involving a stock for stock transaction. The Merger will be subject to the completion of a financial audit for the year ended December 31, 2014 and 2013, agreement on the usual material terms of a purchase agreement and board and shareholder approvals of the deal. Also the Company changed its name to OV Guide Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is intended to illustrate the pro forma effect of the Reliance Majestic Holdings, LLC (“RMH”) Acquisition and the OVGuide.Com, Inc. (“OVG”) Acquisition, together the Transactions, on the historical consolidated financial information of FOTV Media Networks Inc. (“FOTV”) by reference and included elsewhere, assuming all RMH and OVG business units have been acquired as part of each Acquisition.

The unaudited pro forma combined statement of operations of FOTV for the year ended December 31, 2015 and the three months ended March 31, 2016 give effect to the Transactions as if they had occurred on January 1, 2015. As the RMH Acquisition occurred on December 28, 2015 and the OVG Acquisition occurred on February 29, 2016, the historical FOTV consolidated balance sheet as of March 31, 2016 includes the Transactions, and no pro forma balance sheet has been presented herein.

The pro forma adjustments give effect to events that are directly attributable to the Transactions, are factually supportable and, with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on FOTV. The unaudited pro forma combined financial information is presented for information purposes only and reflects estimates made by FOTV management that it considers to be reasonable. It does not purport to represent what FOTV actual results of operations or financial condition would have been had the acquisitions occurred on the dates indicated, nor is it necessarily indicative of future results of operations or financial condition. In addition to the matters noted above, the unaudited pro forma combined financial information does not reflect the effect of anticipated cost and revenue synergies associated with combining RMH and OVG with FOTV.

FOTV has accounted for each Acquisition as an acquisition under ASC 805 Business Combinations. In connection with the Transactions, an independent third-party appraiser has performed a valuation of assets and liabilities as of the closing date of each Transaction, and the purchase price allocation has been adjusted based on the final valuation. The pro forma adjustments with the OVG Acquisition are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma combined financial information that FOTV management believes are reasonable under the circumstances. Such adjustments, including increases to depreciation and amortization resulting from the allocation of purchase price to amortizable tangible and intangible assets, may be material.

Certain numerical figures set forth in this pro forma combined financial information have been subject to rounding adjustments and, as a result, the totals of the data in this pro forma combined financial information may vary slightly from the actual arithmetic totals of such information.

The unaudited pro forma condensed combined financial information has been prepared from and should be read in conjunction with our historical consolidated financial statements, and those of RMH and OVG. Our consolidated financial statements for the year ended December 31, 2015 and the three months ended March 31, 2016 are included in this prospectus. RMH’s financials statements and OVG’s financials statements, each for the year ended December 31, 2015 are also included in this prospectus. The unaudited pro forma results for the three months ended March 31, 2016 also include the results of operations of OVG for the period January 1, 2016 to February 29, 2016 which are not included in this prospectus.

FOTV Media Networks Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations for the

Three Months Ended March 31, 2016

(In thousands, except for share amounts and par value amounts)

	FOTV Media Networks	OVGuide	Acquisition adjustments	Adjustment notes	Pro forma combined
Revenues	$3,489	$358	—		$3,847
Cost of revenues	(3,864)	(241)	—		(4,105)
Platform technology and development expenses	(535)	(154)	—		(689)
Depreciation and amortization expenses	(1,167)	(12)	(123)	(2.4)	(1,302)
General and administrative expenses	(4,009)	(145)	100	(2.6)	(4,054)

Loss before income taxes	(6,086)	(194)	(23)		(6,303)
Provision for income taxes	56	0	53	(2.8)	109

Net loss	$(6,030)	$(194)	$30		$(6,194)

Net loss per share – basic and diluted	$(0.16)				$(0.16)

Weighted-average common shares outstanding – basic and diluted	37,784,441		750,262	(2.9)	38,534,703

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

FOTV Media Networks Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations for the

Year Ended December 31, 2015

(In thousands, except for share amounts and par value amounts)

	FOTV Media Networks	Reliance Majestic Holdings	OVGuide	Acquisition adjustments	Adjustment notes	Pro forma combined
Revenues	$13,132	$10,155	$2,099	—		$25,386
Cost of revenues	(11,670)	(6,888)	(1,056)	—		(19,614)
Platform technology and development expenses	(1,514)	(1,793)	(674)	—		(3,981)
Depreciation and amortization expenses	(1,509)	(3,915)	(57)	176	(2.4)	(5,305)
Intangible assets impairment expenses	—	(1,373)	—	1,373	(2.5)	—
General and administrative expenses	(11,166)	(2,944)	(1,064)	(1,059)	(2.6)	(16,233)

Loss from operations	(12,727)	(6,758)	(752)	490		(19,747)
Other income and expense
Interest expense	(28)	(100)	(3)	—		(131)
Excess value over purchase price	4,086	—	—	(4,086)	(2.7)	—

Loss before income taxes	(8,669)	(6,858)	(755)	(3,596)		(19,878)
Provision for income taxes	—	—	(6)	1,060	(2.8)	1,054

Net loss	$(8,669)	$(6,858)	$(761)	$(2,536)		$(18,824)

Net loss per share – basic and diluted	$(0.23)					$(0.49)

Weighted-average common shares outstanding – basic and diluted	37,312,500			1,007,814	(2.9)	38,320,314

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

FOTV Media Networks Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 – Basis of presentation

The unaudited pro forma condensed combined financial information are based on FOTV, RMH and OVG’s historical consolidated financial statements as adjusted to give effect to the Acquisitions of RMH and OVG and the shares of the Company’s common stock used for the acquisitions. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 and for the three months ended March 31, 2016, give effect to the Transactions as if they had occurred on January 1, 2015.

Note 2 – Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information.

Adjustments to the pro forma condensed combined balance sheet

(1) In April and June 2016 the Company finalized a private placement sale the Company’s Series A preferred stock. The gross proceeds of the issuances was approximately $2,235,000 with issuance cost of approximately $200,000 for net proceeds of approximately $2,035,000.

(2) The issuance of 611,004 shares of the Company’s common stock, to the majority stockholder, for approximately $4,889,000 was used for net working capital requirements incurred subsequent to year end.

(3) The Company has not included a pro forma condensed consolidated March 31, 2016 balance sheet, as the only pro forma adjustments relate to the above receipts of offering proceeds. If the statement was included the total assets would be approximately $42,452,000 and total stockholders’ equity would be approximately $26,907,000.

Adjustments to the pro forma condensed statement of operations

(4) Reflects (i) a $931,000 reduction to RMH’s amortization and depreciation expense and (ii) a $755,000 increase in OVG’s amortization and depreciation expense for a net decrease in amortization and depreciation expense of approximately $176,000, for the year ended December 31, 2015. For the three months ended March 31, 2016, the $123,000 net increase is (i) a $12,000 reduction for historic OVG’s amortization and depreciation expense and (ii) a $135,000 increase in OVG’s amortization and depreciation expense.

(5) Reflects the adjustment to remove the impairment expense for the write down of RMH’s intangible assets prior to the acquisition date.

(6) Reflects (i) the $259,000 of expense for the fair value of the stock options issued by FOTV for the OVG stock options outstanding on the date of the acquisition and (ii) the $800,000 of expense for bonus shares deemed as compensation expense to employees arising from the retention of employees post acquisition. The new stock options vest over a one-year period. On the six-month anniversary 50% cliff vest with remaining 50% vesting pro rata over the remaining six months. For the three months ended March 31, 2016, the adjustment reflects the elimination of the historical expense for the stock option and bonus shares, as these stock option expenses are reflected in their entirety in the pro forma statement of operations for the year ended December 31, 2015 as they all vested within one year.

(7) Reflects the removal of the gain from excess value over purchase price for the RMH acquisition. The gain is not considered to be a recurring gain in the future.

(8) Reflects the estimated tax effect of the pro forma amortization of intangibles of $3,775,000 and $943,950, for the year ended December 31, 2015 and three months ended March 31, 2016, respectively, using the Company’s statutory tax rate of 42.8%, adjusted for the existing tax amortization in certain intangibles acquired. All other pro forma adjustments have not been tax effected due to existing loss carryforwards.

(9) Reflects the increase in the weighted-average number of common shares outstanding for the shares of FOTV’s common stock issued for the purchase price of OVG as of January 1, 2105. For the three months ended March 31, 2015, the adjustment is to increase the weighted average share outstanding as if the 636,096 shares issued per note 4.11 were outstanding as of January 1, 2016.

(10) Net Loss per Share - Basic net loss per share is calculated based on the net loss attributable to common stockholders divided by the weighted average number of shares outstanding for the period excluding any dilutive effects of options, warrants, unvested share awards and convertible securities. Diluted net loss per common share assumes the conversion of all dilutive instruments, such as stock options. For the pro forma periods the Company had no dilutive instruments.

(11) Net proceeds of $2,100,000 from the issuance of the new Series A preferred stock, in addition to the 636,096 shares issued to the majority stockholder, which will be converted to common stock on IPO will be used for general corporate purposes, and therefore such new stock has not been used in computing loss per share.

3,750,000 Shares

FOTV MEDIA NETWORKS INC.

Common Stock

PROSPECTUS

August 12, 2016

Underwriters and Co-Managers

Monarch Bay Securities, LLC	Network 1 Financial Securities, Inc.

Until October 11, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.